                                                                    EXHIBIT 99.1



                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

In re:                                  )      Chapter 11
                                        )
LASON, INC., et al.,                    )      Case Nos. 01-11488,01-11489,
                                        )      01-11491, 01-11492, 01-11494,
                                        )      01-11496, 01-11497, 01-11499,
       Debtors.                         )      01-11501 and 01-11503 (MFW)
                                        )
                                        )      Jointly Administered

                      DISCLOSURE STATEMENT WITH RESPECT TO
                  FIRST AMENDED JOINT PLAN OF REORGANIZATION OF
                     LASON, INC. AND ITS SUBSIDIARY DEBTORS

Lawrence K. Snider, Esq.
Aaron L. Hammer, Esq.
MAYER, BROWN, ROWE & MAW
190 South LaSalle Street
Chicago, Illinois  60603-3441
(312) 782-0600

Robert S. Brady (No. 2847)
Michael R. Nestor (No. 3526)
YOUNG CONAWAY STARGATT & TAYLOR
1000 West Street, 17th Floor
Wilmington, Delaware  19899-0391
(302) 571-6600

ATTORNEYS FOR DEBTORS
Dated: February 20, 2002

                                TABLE OF CONTENTS

                                                                                                       PAGE

I.       INTRODUCTION.....................................................................................1
II.      HOLDERS OF CLAIMS ENTITLED TO VOTE...............................................................3
         A.  Voting Procedures............................................................................3
         B.  Confirmation Hearing.........................................................................4
III.     OVERVIEW OF THE PLAN.............................................................................5
         A.  General Information Concerning Treatment of Claims and Interests.............................5
         B.  Summary of Distributions.....................................................................6
         C.  Treatment of Unsecured Claims...............................................................11
         D.  Treatment of Securities Claims and Interests: Classes 6, 7, 8 and 9.........................11
         E.  Terms of New Common Stock to Be Issued Pursuant to the Plan.................................12
         F.  New Senior Notes for Secured Lender Claims; Amended and Restated
             Credit Agreement............................................................................12
         G.  Junior Notes for Key Manager Claims.........................................................12
         H.  Board of Directors of Reorganized Lason.....................................................12
         I.  Executive Management Incentive Plan.........................................................13
         J.  Disbursing Agent Escrow Instructions........................................................13
         K.  Registration Exemption......................................................................14
         L.  Value of Reorganized Debtors................................................................14
IV.      GENERAL INFORMATION.............................................................................16
         A.  Description and History of Debtors' Business................................................16
             1.     The Debtors..........................................................................16
             2.     Business and History.................................................................16
             3.     Industry.............................................................................17
         B.  Financial Results...........................................................................18
         C.  The Secured Prepetition Indebtedness........................................................19
         D.  Events Leading to Chapter 11 Filings........................................................19
         E.  Negotiation of the Plan.....................................................................20
         F.  Management..................................................................................21
V.       THE CHAPTER 11 CASES............................................................................23
         A.  First Day Motions Filed.....................................................................24
         B.  Key Employee Retention Program..............................................................24

                                TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                       PAGE
         C.  Other Significant Events Since Commencement of Chapter 11 Cases.............................25
VI.      THE PLAN OF REORGANIZATION......................................................................25
         A.  Overview of Chapter 11......................................................................26
         B.  Overall Structure of the Plan...............................................................26
         C.  Classification and Treatment of Claims and Interests........................................26
         D.  Unclassified Claims.........................................................................27
             1.     Fee Claims...........................................................................27
             2.     Other Administrative Claims..........................................................27
             3.     Priority Tax Claims..................................................................28
         E.  No Waiver of Defense Regarding Unimpaired Claims............................................28
         F.  Method of Distribution Under the Plan.......................................................28
             1.     Sources of Cash for Plan Distribution................................................28
             2.     Distributions for Claims Allowed as of the Effective Date............................29
             3.     Interest on Claims...................................................................29
             4.     Distributions by the Reorganized Debtors.............................................29
             5.     Delivery of Distributions and Undeliverable or Unclaimed
                    Distributions........................................................................29
             6.     Record Date for Distributions........................................................30
             7.     Method of Cash Payment...............................................................30
             8.     Withholding and Reporting Requirements...............................................31
             9.     Setoffs..............................................................................31
             10.    Fractional Shares....................................................................31
             11.    Surrender of Cancelled Securities....................................................31
         G.  Resolution of Disputed, Contingent and Unliquidated Claims..................................32
         H.  Disputed Claim Reserve......................................................................32
         I.  Means for Implementation of the Plan........................................................33
             1.     Continued Corporate Existence and Vesting of Assets in
                    Reorganized Debtors..................................................................33
             2.     Corporate Governance, Directors and Officers and Corporate
                    Action...............................................................................33
             3.     Limited Substantive Consolidation....................................................35
             4.     Issuance of New Securities and Related Documents.....................................35

                                TABLE OF CONTENTS
                                  (CONTINUED)



                                                                                                       PAGE
             5.     Asset Sales..........................................................................35
         J.  Treatment of Executory Contracts and Unexpired Leases.......................................36
             1.     Assumption of Executory Contracts and Unexpired Leases...............................36
             2.     Claims Based on Rejection of Executory Contracts or Unexpired Leases.................36
             3.     Cure of Defaults of Assumed Executory Contracts and Unexpired Leases.................36
             4.     Indemnification of Directors, Officers and Employees.................................37
             5.     Compensation and Benefit Programs; Employment Contracts; Pension Plans...............37
         K.  Confirmation and Effectiveness of the Plan..................................................38
         L.  Effect of Plan Confirmation.................................................................38
             1.     Preservation of Rights of Action; Settlement of Litigation Claims....................38
             2.     Releases.............................................................................38
             (a)    Released Claims......................................................................38
             (b)    Injunction Related to Releases.......................................................38
             3.     Discharge of Claims and Termination of Interests.....................................39
             4.     Exculpation and Limitation of Liability..............................................39
             5.     Injunction...........................................................................39
             6.     Official Committee After Effective Date of the Plan..................................40
         M.  Summary of Other Provisions of the Plan.....................................................40
             1.     Exemption from Certain Transfer Taxes................................................40
             2.     Cancellation of Notes, Instruments and Stock.........................................41
             3.     Effectuating Documents and Further Transactions; Corporate Action....................41
             4.     Severability of Plan Provisions......................................................41
             5.     Revocation, Withdrawal or Non-Consummation...........................................42
             6.     Section 1145 Exemption...............................................................42
             7.     Amendment or Modification of the Plan................................................43
VII.     CONFIRMATION AND CONSUMMATION PROCEDURE.........................................................44
         A.  Solicitation of Votes.......................................................................44
         B.  The Confirmation Hearing....................................................................45

                                TABLE OF CONTENTS
                                  (CONTINUED)


                                                                                                       PAGE
         C.  Confirmation................................................................................45
             1.     Unfair Discrimination and Fair and Equitable Tests...................................46
             2.     Best Interests Test..................................................................46
             3.     Feasibility..........................................................................47
VIII.    RISK FACTORS TO BE CONSIDERED...................................................................49
         A.  Certain Bankruptcy Considerations...........................................................49
             1.     Failure to Satisfy Vote Requirement..................................................49
             2.     Non-Consensual Confirmation..........................................................49
             3.     Risk of Non-Occurrence of the Effective Date.........................................49
             4.     General Effect.......................................................................50
             5.     Effect of Debtors' Chapter 11 Cases on Relations with Trade
                    Vendors..............................................................................50
             6.     Classification and Treatment of Claims and Equity Interests..........................50
         B.  Factors Affecting the Value of the Securities to Be Issued Under the Plan...................51
             1.     Speculative Nature...................................................................51
             2.     Competitive Conditions...............................................................51
             3.     Variances from Projections...........................................................51
             4.     Disruption of Operations.............................................................52
             5.     Lack of Trading Market; Issuance to Disbursing Agent.................................52
             6.     Dividend Policies....................................................................52
         C.  Risks Relating to the Reorganized Debtors...................................................52
             1.     Leverage and Debt Service............................................................52
             2.     Risks of Key Management and Employee Retention.......................................53
             3.     Volatility of Available Temporary Labor and Paper Prices.............................53
             4.     Effect of Potential Fluctuations in Quarterly Operating Results;
                    Seasonality..........................................................................53
             5.     Importance of Continued Development of New Services..................................54
             6.     Potential Liability for Unauthorized Disclosure of Confidential
                    Information..........................................................................54
             7.     Risk of Business Interruptions and Dependence on Single Facilities
                    for Certain Services.................................................................54
             8.     Risk of Continued Growth in the Information Management
                    Outsourcing Industry.................................................................54

                                TABLE OF CONTENTS
                                  (CONTINUED)



                                                                                                       PAGE
             9.     Risk of Execution on Sale or Closure of Non-Core Operations..........................55
             10.    History of Recent Significant Operating Losses.......................................55
         D.  Special Note Regarding Forward-Looking Statement............................................55
         E.  Section 1145 of the Bankruptcy Code.........................................................56
         F.  Rule 144....................................................................................57
IX.      CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.............................................57
         A.  General.....................................................................................57
         B.  Federal Income Tax Consequences to Holders of Class 2A Secured Lender Claims................58
             1.     Old Secured Notes and New Senior Secured Notes Both Treated as Securities............59
             2.     Old Secured Notes (but not the New Senior Secured Notes) Treated as Securities.......59
             3.     Old Secured Notes Not Treated as Securities..........................................60
             4.     Accrued But Untaxed Interest.........................................................61
         C.  Federal Income Tax Consequences to Holders of Class 5 General Unsecured Claims and
             Class 3 Convenience Claims..................................................................61
         D.  Federal Income Tax Consequences to Holders of Class 2B Secured Claims and Class 4 Key
             Manager Claims..............................................................................62
         E.  Federal Income Tax Consequences to the Debtors..............................................62
             1.     Cancellation of Indebtedness Income..................................................62
             2.     Net Operating Losses.................................................................63
             3.     Federal Alternative Minimum Tax......................................................64
         F.  Importance of Obtaining Professional Tax Assistance.........................................64
X.       ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN.......................................64
         A.  Alternative Plan(s) of Reorganization.......................................................65
         B.  Liquidation of the Debtors..................................................................65
XI.      CONCLUSION AND RECOMMENDATION...................................................................67

EXHIBITS

EXHIBIT A         FIRST AMENDED JOINT PLAN OF REORGANIZATION OF LASON,
                  INC. AND ITS SUBSIDIARY DEBTORS

EXHIBIT B         UNAUDITED FINANCIAL INFORMATION (YEARS 2000 & 2001)

EXHIBIT C-1       HISTORICAL 10-K (1999) (WITHOUT EXHIBITS)

EXHIBIT C-2       HISTORICAL 10-K (1998) (WITHOUT EXHIBITS)

EXHIBIT C-3       HISTORICAL 10-K (1997) (WITHOUT EXHIBITS)

EXHIBIT D         REORGANIZATION VALUATION ANALYSIS

EXHIBIT E         LIQUIDATION ANALYSIS

EXHIBIT F         PROJECTIONS

                                I. INTRODUCTION

                  Lason, Inc. ("LSON" or the "Company") and its direct and indirect subsidiaries (collectively with LSON, the "Debtors") submit this disclosure statement (the "Disclosure Statement") to holders of claims against the Debtors in connection with the solicitation of acceptances of the First Amended Joint Plan of Reorganization of Lason, Inc. and Its Subsidiary Debtors, dated February 20, 2002, as the same may be amended (the "Plan"). Unless otherwise defined herein, all capitalized terms contained herein have the respective meanings assigned to them in the Plan.

                  On March __, 2002, this Disclosure Statement was approved by the Bankruptcy Court as containing adequate information, as required by Section 1125 of the Bankruptcy Code, to permit holders of impaired claims and interests to make an informed judgment in exercising their right to vote to accept or to reject the Plan. The Bankruptcy Court, however, has not conducted an independent review or investigation of the factual and financial matters described herein, nor has the Bankruptcy Court approved or ruled on the merits of the Plan.

                  This Disclosure Statement describes certain aspects of the Plan, the Debtors' operations, the Debtors' projections with respect to their intended operations following implementation of the Plan and other related matters. For a complete understanding of the Plan, you should read the Disclosure Statement, the Plan and the exhibits and schedules thereto in their entireties.

                  The Debtors believe that confirmation of the Plan and consummation of the restructuring provided for therein is in the best interests of the Debtors and their respective creditors. Accordingly, the Debtors urge each creditor that is impaired under, and entitled to vote with respect to, the Plan, to vote to accept the Plan. Detailed voting instructions are set forth in
Section VII.A of this Disclosure Statement. To be counted, a ballot containing your vote to accept or to reject the Plan must be received by the Debtors' balloting agent, First Union National Bank ("First Union"), no later than 4:00 P.M. (EST) ON ______, 2002.

                  THE DEBTORS STRONGLY URGE ACCEPTANCE OF THE PLAN. THE DEBTORS HAVE NEGOTIATED THE TERMS OF A PORTION OF THE PLAN WITH ITS PREPETITION LENDERS, HOLDERS OF APPROXIMATELY $260 MILLION IN SENIOR SECURED BANK DEBT. THE PREPETITION LENDERS ARE SECURED BY A FIRST PRIORITY SECURITY INTEREST IN SUBSTANTIALLY ALL THE ASSETS AND PROPERTIES OF LASON AND THE SUBSIDIARY DEBTORS, AS WELL AS A PLEDGE OF 100% OF THE CAPITAL STOCK OF THE SUBSIDIARY DEBTORS AND CERTAIN OTHER LASON SUBSIDIARIES VIA THE PREPETITION CREDIT AGREEMENT. THE DEBTORS BELIEVE THAT AT LEAST 67% IN AGGREGATE PRINCIPAL AMOUNT OF THE PREPETITION LENDERS HAVE AGREED TO VOTE IN FAVOR OF THE PLAN WITH RESPECT TO THEIR SECURED LENDER CLAIMS AND THEIR CLASS 5 GENERAL UNSECURED CLAIMS.

                  The Plan provides for the restructuring of the Debtors' liabilities in a manner designed to maximize recoveries to all creditors and to enhance the financial viability of the

Debtors, as they are reorganized under the Plan. The Plan contemplates the restructuring of the Debtors' secured debt obligations and the conversion of a significant portion of the Debtors' unsecured obligations and certain other liabilities into new equity in the reorganized Company. The Debtors' general unsecured creditors and secured creditors, to the extent that their debt is in excess of the value of their collateral, will receive equity in the Reorganized Debtors. The Debtors' existing equity interests will be cancelled under the Plan, and the Company's existing shareholders and holders of warrants and options will receive no distributions on account of their interests.

                  NO PERSON IS AUTHORIZED BY ANY OF THE DEBTORS IN CONNECTION WITH THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION REGARDING THIS DISCLOSURE STATEMENT OR THE PLAN OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS ATTACHED HERETO.

                  THE ACCURACY OF THE ACCOUNTING, FINANCIAL, ECONOMIC AND OTHER INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS THE EXCLUSIVE RESPONSIBILITY OF THE DEBTORS AND IS EXPRESSLY SUBJECT TO THE QUALIFICATIONS AND DISCLOSURES SET FORTH HEREIN.

                  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED HEREIN, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT AT ANY TIME AFTER THE DATE HEREOF SHALL NOT CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION STATED HEREIN SINCE THE DATE HEREOF.

                  THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING THE INFORMATION REGARDING THE HISTORY, BUSINESS AND OPERATIONS OF THE DEBTORS AND THE HISTORICAL FINANCIAL INFORMATION REGARDING THE DEBTORS IS INCLUDED FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN BUT, AS TO CONTESTED MATTERS AND ADVERSARY PROCEEDINGS, IS NOT TO BE CONSTRUED AS AN ADMISSION OR STIPULATION BUT RATHER AS STATEMENTS MADE IN SETTLEMENT NEGOTIATIONS.

                  FOR THE CONVENIENCE OF HOLDERS OF CLAIMS AND INTERESTS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN, BUT THE PLAN ITSELF QUALIFIES ALL SUMMARIES. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THE DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING. SUMMARIES OF CERTAIN PROVISIONS OF AGREEMENTS REFERRED TO IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE COMPLETE, ARE SUBJECT TO AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE FULL TEXT OF THE APPLICABLE AGREEMENTS.

                     II. HOLDERS OF CLAIMS ENTITLED TO VOTE

                  Under the Bankruptcy Code, classes of claims that are unimpaired under a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan. Classes of claims and interests that are not entitled to receive any distribution on account of their claims or interests are deemed to have rejected the plan and are not entitled to vote to accept or reject the plan.

                  Under the terms of the Plan, the holders of claims and interests in the following classes are impaired and the holders of such claims and interests as of the date of approval of this Disclosure Statement (the "Voting Record Date") are entitled to vote to accept or reject the Plan:

                              Class                 Description
                              -----                 -----------

                        -     Class 2A          Secured Lender Claims
                        -     Class 2B          Other Secured Claims
                        -     Class 3           Convenience Claims
                        -     Class 4           Key Manager Claims
                        -     Class 5           General Unsecured Claims
                        -     Class 10          Subsidiary Interests

                  Votes on the Plan are not being solicited from Holders of Non-Tax Priority Claims (Class 1) which are unimpaired and deemed to have accepted the Plan. Votes on the Plan are also not being solicited from Holders of Preferred Stock Interests (Class 6), Old Common Stock Interests (Class 7), Securities Claims (Class 8) and Old Rights and Warrants (Class 9). The Debtors believe such classes are conclusively presumed to have rejected the Plan as set forth herein and in the Plan. The Holders of Classes 6, 7, 8, and 9 will receive nothing under the Plan and, therefore, are deemed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.

A.       VOTING PROCEDURES

                  If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. Please carefully follow the instructions set forth in the Ballot and vote and return your ballot(s) to:

         BY MAIL:                  FIRST UNION NATIONAL BANK
                                   IN RE LASON INC., ET AL.
                                   P.O. BOX 600490
                                   JACKSONVILLE, FL  32260-0490

         BY OVERNIGHT
         OR HAND DELIVERY:         FIRST UNION NATIONAL BANK
                                   IN RE LASON INC., ET AL.
                                   210 N. RIDGECREST LANE, SUITE 100
                                   JACKSONVILLE, FL 32260-0490

                  TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED BY FIRST UNION NO LATER THAN 4:00 P.M. (EST) ON ________, 2002 (THE "VOTING DEADLINE").

                  ANY BALLOT WHICH IS EXECUTED BUT DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN WILL BE DEEMED TO BE AN ACCEPTANCE OF THE PLAN, AND ANY BALLOT THAT IS NOT EXECUTED OR IN WHICH BOTH THE ACCEPTANCE AND REJECTION BOX IS CHECKED WILL BE CONSIDERED NULL AND VOID AND WILL NOT BE COUNTED.

                  If you are a holder of a claim entitled to vote on the Plan and did not receive a Ballot, received a damaged ballot or lost your Ballot, or if you have any questions concerning the Disclosure Statement, the Plan or the procedures for voting on the Plan, please call the First Union National Bank,
Attention: Nathan Weil (904-367-4198). For additional information on voting, see
Section VII.A of this Disclosure Statement.

         B.       CONFIRMATION HEARING

                  Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing to determine whether the Plan meets the requirements for confirmation established by Section 1129 of the Bankruptcy Code. Any party in interest may object to confirmation of the Plan. The Bankruptcy Court has scheduled a hearing with respect to confirmation of the Plan for April __, 2002 (the "Confirmation Hearing"). Notice of the Confirmation Hearing has been, or will be, provided to holders of claims or their representatives which are entitled to vote on the Plan (the "Confirmation Notice"). Objections to confirmation must be filed with the Bankruptcy Court by April __, 2002 and served in accordance with the Notice of Confirmation. Such objections are governed by Bankruptcy Rules 3020(b) and 9014 and local rules of the Bankruptcy Court. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

                           III. OVERVIEW OF THE PLAN

                  The following is an overview of certain material provisions of the Plan, which is attached hereto as Exhibit A. The following summaries of the material provisions of the Plan do not purport to be complete and are qualified in their entirety by reference to all the provisions of the Plan, including all exhibits thereto. Any terms referenced herein are defined in Article I of the Plan.

         A.       GENERAL INFORMATION CONCERNING TREATMENT OF CLAIMS AND
                  INTERESTS

                  The Plan provides for payment in full of Administrative Claims, Priority Tax Claims and Non-Tax Priority Claims (Class 1). The Plan also provides that Holders of: (i) Senior Lender Claims (Class 2A) will receive New Senior Notes in the amount of $90,000,000,(1) which shall be reduced by the Net Sale Proceeds received by the Prepetition Lenders from asset sales occurring from November 1, 2001 to the Effective Date; (ii) Convenience Claims (Class 3) will receive Cash in the amount of 25% of their allowed claims, (iii) Key Manager Claims (Class 4) shall participate in the New Junior Note to be issued to the Trustee under the Plan; and (iv) General Unsecured Claims (Class 5) will receive their pro rata share of 26,250,000 shares of New Common Stock, representing 87.5% ownership of reorganized Lason, which shall be issued to the Disbursing Agent and distributed on a pro rata basis to Holders of General Unsecured Claims as soon as reasonably practicable after the Effective Date pursuant to the Disbursing Agent Escrow Instructions. General Unsecured Claims will also receive their pro rata share of the net proceeds of Litigation Claims when and if received or as soon as reasonably practicable. Holders of Preferred Stock Interests (Class 6), Old Common Stock Interests (Class 7), Securities Claims (Class 8) and Old Rights and Warrants (Class 9) will receive no distributions on account of their interest or claims.

                  The Debtors believe that the Plan provides distributions to all classes of claims and interests that reflect an appropriate resolution of the claims and interests, taking into account the differing nature and priority of such claims and interests under the Bankruptcy Code and applicable law.




--------
(1) Prior to the Confirmation Date, the Debtors and the Prepetition Lenders agreed to meet and discuss in good faith any appropriate modification to the amount of the Secured Lender Claims pursuant to Section 506 of the Bankruptcy Code. Any modification of such amount will be reflected in a plan amendment filed with the Bankruptcy Court.

         B.       SUMMARY OF DISTRIBUTIONS

                  The following table describes the classification and treatment of claims and interests under the Plan.(2)


----------------------------------------------------------- --------------------------------------------------------
                  Description and Amount                                     Summary of Treatment
                  of Claims or Interests
----------------------------------------------------------- --------------------------------------------------------
Class 1 (Non-Tax Priority Claims)                           Class 1 is unimpaired by the Plan.  Each Holder of an
                                                            Allowed Non-Tax Priority Claim is conclusively
A claim (other than an Administrative Claim or a Priority   presumed to have accepted the Plan and is not entitled
Tax Claim) that is entitled to priority in payment          to vote to accept or reject the Plan.
pursuant to section 507(a) of the Bankruptcy Code.
                                                            The legal and equitable rights of the holders of
                                                            Non-Tax Priority Claims are unaltered by the Plan.  As
                                                            soon as reasonably practicable after the later of (i)
                                                            the Distribution Date, (ii) the date on which such
                                                            Non-Tax Priority Claim becomes an Allowed Non-Tax
                                                            Priority Claim, or (iii) the date such Non-Tax
                                                            Priority Claim becomes due and owing in the ordinary
                                                            course of the Debtor's business, each holder of an
                                                            Allowed Non-Tax Priority Claim will receive in full
                                                            satisfaction, settlement and release of and in
                                                            exchange for such Allowed Non-Tax Priority Claim at
                                                            the election of the Debtors (a) Cash equal to the
                                                            amount of such Allowed Non-Tax Priority Claim; (b)
                                                            such other treatment as to which the Debtors or the
                                                            reorganized Debtors and the holder of such Allowed
                                                            Non-Tax Priority Claim have agreed upon in writing; or
                                                            (c) such claim will be otherwise treated in any other
                                                            manner such that it will not be impaired pursuant to
                                                            section 1124 of the Bankruptcy Code.

Estimated Amount of Allowed Claims: $_____                  Estimated Percentage Recovery:  100%
----------------------------------------------------------- --------------------------------------------------------



--------
(2) Claim amounts are estimated as of the date hereof. This table does not discuss the treatment of Administrative Claims or Priority Tax Claims, which are not required by the Bankruptcy Code to be classified and the holders of which are not entitled to vote to accept the Plan. All such claims will be paid in full as required by the Bankruptcy Code and described in Section V.D. of this Disclosure Statement.

----------------------------------------------------------- --------------------------------------------------------
Class 2A (Secured Lender Claims)                            Class 2A is impaired by the Plan.  Each Holder of a
                                                            Secured Lender Claim impaired shall receive its pro
A claim of a Prepetition Lender arising under the           rata share of the New Senior Secured Notes on account
Prepetition Lender, including claims for principal,         of its Allowed Secured Lender Claim.
accrued but  unpaid interest through the Petition Date,
and any fees and expenses due and owing under the           All distributions on account of Secured Lender Claims
Prepetition Credit Agreement, and secured by                shall be made to the Prepetition Agent for
substantially all of the Debtors' assets.                   distribution to the holders of Allowed Secured Lender
                                                            Claims.  The Prepetition Lenders shall be entitled to
                                                            a deficiency claim arising under Section 506(a) of the
                                                            Bankruptcy Code which shall be classified and treated
                                                            as an Allowed Class 5 General Unsecured Claim.
Estimated Amount of Allowed Secured Lender Claims:
$_______ million as of the Petition Date.                   Estimated Percentage Recovery: ___%
----------------------------------------------------------- --------------------------------------------------------

Class 2B (Other Secured Claims)                             Class 2B is impaired by the Plan.  Each Holder of an
                                                            Allowed Other Secured Claim has been placed in a
A claim (other than an Administrative Claim or a Secured    separate subclass as identified on Schedule III of the
Lender Claim) that is secured by a lien on property in      Plan.  Each subclass is treated as a distinct Class
which a Debtor's Estate has an interest or that is          for voting and distribution purposes and, thus, each
subject to setoff under section 553 of the Bankruptcy       Holder of an Other Secured Claim is entitled to vote
Code, to the extent of the value of the claim holder's      to accept or reject the Plan with respect to its
interest in the applicable Estate's interest in such        subclass.
property or to the extent of the amount subject to
setoff, as applicable, as determined pursuant to section    As soon as practicable after the later of (i) the
506(a) of the Bankruptcy Code or, in the case of the        Distribution Date or (ii) the date on which such Other
setoff, pursuant to section 553 of the Bankruptcy Code.     Secured Claim becomes an Allowed Other Secured Claim,
                                                            each Holder of an Allowed Other Secured Claim shall
                                                            receive at the election of the Debtors in full
                                                            satisfaction, settlement of, and in exchange for, its
                                                            Allowed Claim, (A) Cash equal to the amount of such
                                                            Allowed Other Secured Claim, payable in equal annual
                                                            installments commencing one (1) year from the
                                                            Effective Date over the latter of (y) three (3) years
                                                            from the Effective Date, or (z) the term of the
                                                            original obligation evidencing such Allowed Other
                                                            Secured Claim; (B) the collateral securing such
                                                            Allowed Other Secured Claim, or (C) such other
                                                            treatment as to which the Debtors or Reorganized
                                                            Debtors and the Holder of such Allowed Other Secured
                                                            Claim shall have agreed upon in writing.  To the
                                                            extent that the Holder of an Other Secured Claim
                                                            asserts a deficiency claim arising under Section
                                                            506(a) of the Bankruptcy Code, such deficiency claim
                                                            shall be classified and treated as a Class 5 General
                                                            Unsecured Claim.

Estimated Amount of Allowed Claims: $__ million             Estimated Percentage Recovery: Varies by subclass
----------------------------------------------------------- --------------------------------------------------------

----------------------------------------------------------- --------------------------------------------------------
Class 3 (Convenience Claims)                                Class 3 is impaired and, therefore, Holders of Class 3
                                                            Convenience Claims are entitled to vote on the Plan.
An unsecured, nonpriority Claim as of the Petition Date
in the amount of $100.00 or less; provided, however, that   As soon as practicable after the later of (i) the
if the Holder of an unsecured, nonpriority Claim in an      Distribution Date or (ii) the date on which a
amount greater than $100.00, but not exceeding $1000.00     Convenience Claim becomes an Allowed Convenience
shall make an election to reduce such Claim to $100.00,     Claim, the Holder of such Claim shall receive payment
such Claim shall be treated as a Convenience Claim for      in the amount of 25% of its Allowed Convenience Claim
all purposes.                                               in Cash.

Estimated Amount of Allowed Claims: $___                    Estimated Percentage Recovery: 25%
----------------------------------------------------------- --------------------------------------------------------
----------------------------------------------------------- --------------------------------------------------------
Class 4 (Key Manager Claims)                                Class 4 is impaired and, therefore, Holders of Class 4
                                                            Key Manager Claims are entitled to vote on the Plan.
An unsecured, nonpriority Claim of any Key Manager
identified on Schedule II of the Plan, arising under or     As soon as practicable after the later of (i) the
related to such person's prepetition employment and/or      Distribution Date or (ii) the date on which such Key
earnout agreement with the Company or otherwise.            Manager Claim becomes an Allowed Key Manager Claim,
                                                            each Holder of an Allowed Key Manager Claim shall be
                                                            entitled to participate in the New Junior Note issued
                                                            to the Trustee pursuant to the Plan in an amount
                                                            determined by the Debtors, and receive any cash
                                                            retention bonuses as expressly authorized by the
                                                            Bankruptcy Court in accordance with the Critical
                                                            Employee Retention Plan Order (as may be supplemented)
                                                            or otherwise, in full satisfaction, settlement of, and
                                                            in exchange for its Key Manager Claim.

Estimated Amount of Allowed Claims: $___ million            Estimated Percentage Recovery: $__%
----------------------------------------------------------- --------------------------------------------------------

----------------------------------------------------------- --------------------------------------------------------
Class 5 (General Unsecured Claims)                          Class 5 is impaired and, therefore, Holders of Class 5
                                                            General Unsecured Claims entitled to vote on the Plan.

Class 5 consists of all General Unsecured Claims.           As soon as reasonably practicable after the later of
                                                            (i) the Distribution Date or (ii) the date on which
                                                            such General Unsecured Claim becomes an Allowed
                                                            General Unsecured Claim, each holder of an Allowed
                                                            General Unsecured Claim will receive its pro rata
                                                            share of 26,250,000 shares of New Common Stock, which
                                                            shall be issued to the Disbursing Agent and
                                                            distributed to Holders of General Unsecured Claims on
                                                            a pro rata basis as soon as reasonably practicable
                                                            after the Effective Date pursuant to the Disbursing
                                                            Agent Escrow Instructions.  Holders of Allowed General
                                                            Unsecured Claims will also receive their pro rata
                                                            share of the net proceeds of Litigation Claims not
                                                            released pursuant to Section 10.2 of the Plan.

                                                            Estimated Percentage Recovery: Uncertain.  The amount
                                                            recovered will depend on the value of the New Common
                                                            Stock distributed to the Disbursing Agent on the
                                                            Effective Date of the Plan, whether, and in what
                                                            amount, contingent claims against the Debtors become
                                                            non-contingent and fixed whether, to what extent,
                                                            Disputed Claims are resolved in favor of the Debtors
                                                            rather than the claimants, and to what extent the
Estimated Amount of Allowed Claims: $__ million             Official Committee will be successful in its pursuit
                                                            of Litigation Claims.  Subject to the foregoing, and
                                                            based on current information available to the Debtors,
                                                            the recovery is unknown but based on valuations of
                                                            stock contained herein ___%.
----------------------------------------------------------- --------------------------------------------------------

Class 6 and 7 (Preferred Stock and Old Common Stock         Class 6 and 7 are impaired.  The Holders of Class 6
Interests)                                                  and 7 Interests will receive no distributions on
                                                            account of their Interests under the Plan and are
Old Common Stock or Preferred Stock consists of common or   therefore deemed to have rejected the Plan and are not
preferred stock of Lason outstanding immediately prior to   entitled to vote on the Plan.
the Petition Date, including treasury stock.
                                                            The Holders of Class 6 and 7 Preferred Stock Interests
Number of shares of Old Common Stock outstanding as of      and Old Common Stock Interests will receive no
the Petition Date 19.995 million.  No Preferred Stock was   distributions on account of their Interests under the
outstanding as of the Petition Date.                        Plan.  Such Preferred Stock and Old Common Stock
                                                            Interests are cancelled pursuant to the Plan.

                                                            Estimated Percentage Recovery:  Zero
----------------------------------------------------------- --------------------------------------------------------

Class 8 (Securities Claims)                                 Class 8 is impaired.  The holders of Class 8 Claims
                                                            will receive no distributions on account of their
Class 8 consists of all claims arising from rescission of   Claims under the Plan and, therefore, are deemed to
a purchase or sale of a security of the Debtors, for        have rejected the Plan and are not entitled to vote on
damages arising from the purchase or sale of such           the Plan.
security, or for reimbursement or contribution allowed
under section 502 of the Bankruptcy Code on account of
such Claim.

Estimated Amount of Allowed Claims: $0.00                   Estimated Percentage Recovery:  Zero
----------------------------------------------------------- --------------------------------------------------------



----------------------------------------------------------- --------------------------------------------------------
Class 9 (Old Rights and Warrants)                           Class 9 is impaired.  Holders of Old Rights and
                                                            Warrants will receive no distributions on account of
Old Rights and Warrants consists of all options,            their Interests under the Plan and, therefore, are
warrants, call rights, puts, awards or other agreements     deemed to have rejected the Plan and are not entitled to
to acquire the Old Common Stock outstanding                 vote on the Plan.
immediately prior to the Petition Date.
                                                            Estimated Percentage Recovery:  Zero
----------------------------------------------------------- --------------------------------------------------------
Class 10 (Subsidiary Interests)                             Class 10 is impaired and, thus, Holders of Class 10
                                                            Subsidiary Interests are entitled to vote on the Plan.
Class 10 consists of the issued and outstanding shares
of stock and other equity securities of the Subsidiary      On the Effective Date, the reorganized LSON shall
Debtors as of the Petition Date.                            retain its Subsidiary Interests (direct and
                                                            indirect) in each of the reorganized Subsidiary
                                                            Debtors and each reorganized Subsidiary Debtor will
                                                            retain its Subsidiary Interest (if any) in any
                                                            other reorganized Subsidiary Debtor.

                                                            Estimated Percentage Recovery: Zero
----------------------------------------------------------- --------------------------------------------------------

         C.      TREATMENT OF UNSECURED CLAIMS

                 As set forth in the foregoing table, the Debtors have classified their unsecured claims into 4 classes: (i) Class 3 contains the claims of the holders of general unsecured, non-priority claim in an amount of $100.00 or less, or who elect to reduce their claim not exceeding $1,000.00 to $100.00; (ii) Class 4 contains claims of Key Managers who shall participate in the New Junior Note issued to the Trustee under the Plan in the amounts as determined by the Debtors and receive any cash retention bonuses expressly authorized by the Bankruptcy Court in accordance with the Critical Employee Retention Order (as may be supplemented) or otherwise; and (iii) Class 5 contains the claims of General Unsecured Creditors (such as vendors, non-core earnout creditors and rejection damage claims), which will shall receive a pro rata share of (a) 26,250,000 shares of New Common Stock and (b) proceeds of Litigation Claims.

         D.      TREATMENT OF SECURITIES CLAIMS AND INTERESTS: CLASSES 6, 7, 8
                 AND 9

                 Under principles established by the Bankruptcy Code, holders of Class 5 claims are entitled to receive payment in full on their claims before the holders of equity interests classified in Classes 6, 7, and 9, and Securities Claims classified in Class 8 receive any payment. Class 5 claims will not be paid in full under the Plan and, as a result, there will be no distribution to holders of Class 6,7, 8 and 9 claims or interests.

         E.      TERMS OF NEW COMMON STOCK TO BE ISSUED PURSUANT TO THE PLAN

                 On the Effective Date, Reorganized LSON will issue 30,000,000 shares of New Common Stock pursuant the Plan, representing 100% of the equity value of Reorganized LSON on the Effective Date. The New Common Stock will be distributed to the Disbursing Agent pursuant to the terms of the Disbursing Agent Escrow Instructions and distributed to Holders of Allowed Class 5 claims as soon as reasonably practicable after the Effective Date, except for

12.5% of the New Common Stock which shall be distributed to the Executive Management Incentive Plan Participants pursuant to the Executive Management Incentive Plan.

         F. NEW SENIOR NOTES FOR SECURED LENDER CLAIMS; AMENDED AND RESTATED CREDIT AGREEMENT

                 On the Effective Date, Reorganized Lason will issue the New Senior Notes to the Holders of Allowed Secured Lender Claims in an amount equal to $90,000,000, maturing five years after the Effective Date and bearing interest at the Prepetition Agent's prime rate on the Effective Date plus 2.5% (floating). The New Senior Notes shall be governed by the terms of an Amended and Restated Credit Agreement which will be filed in accordance with the Plan but modified to be consistent with the Plan. The amount of the New Senior Secured Notes shall be reduced by the proceeds of asset sales received by the Prepetition Lenders from November 1, 2001 to the Effective Date and thereafter as set forth in the Amended and Restated Credit Agreement. The New Senior Secured Note shall be non-amortizing for one year following the Confirmation Date; thereafter, principal installments of $1 million each shall be paid quarterly, on the last day of each calendar quarter, with a final balloon payment due upon maturity.

         G.      JUNIOR NOTES FOR KEY MANAGER CLAIMS

                 On the Effective Date, Reorganized LSON will issue the New Junior Note in the principal amount of $5.5 million to the Trustee for the benefit of Holders of the Allowed Key Manager Claims who will hold undivided interests in such note. The New Junior Note shall be a non-interest bearing, unsecured note, maturing five (5) years following the Effective Date and governed by the terms of the Junior Note Indenture. Principal payments shall be made semi-annually on a straight-line basis.

         H.      BOARD OF DIRECTORS OF REORGANIZED LASON

                 On the Effective Date, the board of directors of Reorganized LSON shall have five (5) members, consisting of Ronald D. Risher, one (1) director designated by the board of LSON and three (3) directors which may be designated by the Prepetition Agent. Unless otherwise directed by the board of directors of Reorganized LSON, the board of directors of each of the Reorganized Subsidiary Debtors shall be the same as the board of Reorganized Lason. The Prepetition Agent will disclose, not later than five (5) days prior to the Confirmation Date, the identity and affiliations of the persons proposed by it to serve on the initial board of directors of Reorganized LSON, or will notify the Debtors that it does not intend to make any such appointment and, in which case, the board of LSON shall make such appointment. The Prepetition Agent shall also designate the length of term of each of its designated directors. The classification and composition of the board of directors of each of the Reorganized Debtors shall be consistent with the Amended Certificates of Incorporation and By-laws. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the Amended Certificates of Incorporation and By-laws, the other constituent documents of the Reorganized Debtors, and applicable law. The board of directors of LSON serving immediately prior to the Effective Date (i) shall appoint the nominee directors for the board of directors of Reorganized LSON, as herein provided, and (ii) will be deemed to have resigned on the Effective Date.

         I.      EXECUTIVE MANAGEMENT INCENTIVE PLAN

                 On the Effective Date, the Reorganized Debtors will adopt the Executive Management Incentive Plan. Pursuant to the Executive Management Incentive Plan, Reorganized LSON will issue 3,750,000 of New Common Stock to the Executive Management Incentive Plan Participants on the Effective Date who shall be prohibited from trading and voting such New Common Stock for one (1) year following the Effective Date. The equity component of the Executive Management Incentive shall be distributed among 50-100 employees of the Reorganized Company, consisting primarily of senior executives, regional managers and key sales personnel selected by and participating in amounts as recommended by the Debtor's management and as approved, either in whole or in part, by the Board of Directors of Reorganized LSON.

                 The Executive Management Incentive Plan will also provide for the distribution of cash to the Executive Management Plan Participants from asset sales during these bankruptcy cases calculated on a percentage basis as agreed prior to the Petition Date between the Debtors and the Prepetition Lenders in accordance with the following schedule: (i) 1.5% of the first $50 million in aggregate net asset sale proceeds, (ii) 3.0% of the next $25 million in aggregate net asset sale proceeds; and (iii) 6.0% of all net asset sale proceeds in excess of $75 million, or as to be reduced by prior agreement of the parties in the event the Debtors fail to meet proscribed deadlines and minimum net asset sale proceed requirements. The Executive Management Incentive Plan Participants will be indemnified under the Executive Management Incentive Plan by the Reorganized Debtors for any personal liability related to sales, payroll and single business taxes or similar types of potential exposure.

         J.      DISBURSING AGENT ESCROW INSTRUCTIONS

                 On the Effective Date, the Reorganized Debtors and the Disbursing Agent will enter into an agreement pursuant to which the Disbursing Agent shall agree to distribute on a pro rata basis (a) the New Common Stock to Holders of Allowed General Unsecured Claims in accordance with the terms of this Plan and (b) the net proceeds of any Litigation Claims not released pursuant to
Section 10.2 of the Plan, after satisfaction of the reasonable costs and expenses of the Official Committee incurred in pursuit of such Claims, each as soon as reasonably practicable after the Effective Date.

         K.      REGISTRATION EXEMPTION

                 The New Common Stock shall be issued pursuant to the registration exemption provided under Section 1145(a) of the Bankruptcy Code. As a result, such New Common Stock shall be freely tradeable, without restriction, except to the extent a holder of such shares is an "underwriter" as defined in section 1145(b) of the Bankruptcy Code. See Section VI.M.6 of this Disclosure Statement for an additional discussion of the registration exemption.

         L.      VALUE OF REORGANIZED DEBTORS

                 The Debtors have been advised by Brown, Gibbons & Lang Securities L.L.C. ("BGL") with respect to the reorganization equity value of the Reorganized Debtors. The reorganization equity value, which includes the Debtors' operating business, the assumed sale or discontinuance of certain operating units, and the estimated debt balances at and beyond the Effective Date, was estimated by BGL to be in the range of approximately $30.5 million to $52.0 million as of an assumed Effective Date of June 30, 2002. The foregoing reorganization equity value (ascribed as of the date of the Disclosure Statement) reflects, among other things, factors discussed below, current financial market conditions and the inherent uncertainty today as to the achievement of the Projections (which are attached as Exhibit F to the Disclosure Statement).

                 Based on the assumed reorganization equity value set forth above, the value of the 30,000,000 shares of New Common Stock to be issued to the holders of allowed claims in Class 5 under the Plan and to the Executive Management Plan Participants, is estimated to be in the range of approximately $0.00 to $0.66 per share. The foregoing valuation also reflects a number of assumptions, including a successful reorganization of the Debtors' business and finances in a timely manner, the amount of available cash, market conditions and the Plan becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein.

                 Based upon the five-year projected financial performance of the Company, as provided to BGL by Lason's management, and assuming a valuation multiple consistent with BGL's valuation analysis, BGL was also requested by the Debtors to calculate a projected value of the New Common Stock. In making such calculation, BGL made no assumptions with respect to accuracy, reasonableness or achievability of the Projections, and BGL assumed that the valuation and market parameters existing today would be equally applicable at the end of the five-year Projection period. Based upon these limiting assumptions, BGL calculated the future reorganization equity value to range from approximately $68.4 million to $122.9 million, or approximately $2.28 to $4.10 per share.

                 In preparing the estimated reorganization equity value, BGL:
(a) reviewed certain historical financial information of the Debtors for recent years and interim periods; (b) reviewed certain internal financial and operating data of the Debtors and the financial projections relating to their businesses and prospects; (c) met with certain members of senior management of the Debtors to discuss the Debtors' operations and future prospects; (d) reviewed publicly available financial data and considered the market values of public companies that BGL deemed generally comparable to the operating businesses of the Debtors;
(e) reviewed the financial terms, to the extent publicly available, of certain acquisitions of companies that BGL believes were comparable to the operating businesses of the Debtors; (f) considered certain economic and industry information relevant to the Debtors' operating business; (g) visited certain of the Debtors' facilities; and (h) conducted such other analyses as BGL deemed appropriate under the circumstances. Although BGL conducted a review and analysis of the Debtors' business, operating assets and liabilities and business plans, BGL assumed and relied solely on the accuracy and completeness of all financial and other information furnished to it by the Debtors without any independent verification by BGL. No independent evaluations or appraisals of the Debtors' assets were sought or were obtained in connection therewith. It must also be noted that BGL's analysis was based solely on internally generated, unaudited financial statements for the historical periods provided to it by Lason's management, estimated results for fiscal 2001 provided to it by Lason's management and five-year projected income statements, balance sheets, and statement of cash flows provided to it by Lason's management. BGL did not perform an independent analysis as to the accuracy or completeness of the historical results. With respect to the fiscal 2001 estimated results and the five-year projections, while BGL reviewed with Lason's management, these estimates and projections, BGL was not involved in the development of the estimates and projections and expresses no opinion as to their reasonableness or achievability.

                 Estimates of reorganization equity value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were sold. The estimates of reorganization equity value prepared by BGL assume that the reorganized Debtors continue as the owner and operator of their businesses and assets. Such estimates were developed solely for purposes of formulation and negotiation of a plan of reorganization and analysis of implied relative recoveries to creditors thereunder. Such estimates reflect computations of the estimated reorganization equity value of the reorganized Debtors through the application of various valuation techniques and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market values that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different from the amounts set forth herein. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of reorganization equity value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Depending on the results of the Debtors' operations or changes in the financial markets, BGL's valuation analysis as of the Effective Date may differ materially from that disclosed herein.

                 In addition, the valuation of newly-issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates; conditions in the financial markets; the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis; and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the Debtors' history in Chapter 11 or by other factors not possible to predict. Accordingly, the reorganization equity value estimated by BGL does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. The equity value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the reorganization equity value ranges associated with BGL's valuation analysis. Indeed, there can be no assurance that a trading market will develop for the New Common Stock.

                            IV. GENERAL INFORMATION

         A.      DESCRIPTION AND HISTORY OF DEBTORS' BUSINESS

         1.      THE DEBTORS

                 Lason, Inc. ("LSON") operates its business through a group of directly or indirectly owned subsidiaries. The Debtors, in addition to LSON, are:

                                Lason Services, Inc.
                                Lason Systems, Inc.
                                Lason Systems PMC, Inc.
                                Lason International, Inc.
                                MR Data Management, Inc.
                                MR Technologies, Inc.
                                Electronics Graphic Image Systems, Inc.
                                Fort Knox Escrow Services, Inc.
                                Fort Knox Secured Data, Inc.

                 LSON is either the direct or indirect parent corporation of each of the Subsidiary Debtors and has made other equity investments in other non-debtor, non-U.S. corporations and entities.

         2.      BUSINESS AND HISTORY

                 Lason (or the "Company") is a publicly-traded company and leading provider of integrated information management outsourcing services. Lason provides these services through approximately 94 operating locations in 26 states, Mexico, Canada, the Caribbean, India and China (service relationship) to over 10,000 customers. These services are delivered through three primary lines of business: (1) Data Capture and Repository Services, (2) Imaging Services and Products and (3) Output Processing Services. The Company primarily serves customers in the healthcare, financial services, manufacturing or industrial, government and professional services industries. The Company's core competencies in data and image capture, data management and output processing enable it to provide a broad range of services across a wide range of media types and allow customers to fulfill their information management outsourcing needs with a single vendor, regardless of geography. The Company's strategy has been to offer a wide range of services across a broad geographic area to its customers and to use technologically advanced solutions to expand its services offerings.

                 The Company's Data Capture and Repository Services and Imaging Services and Products businesses include the reception, processing, manipulation and storage of various types of data transmissions, scanning and conversion of documents from a variety of input media into digital format, as well as traditional microfilm and microfiche services and on-site facility management services. The Company has a unique service advantage in providing and delivering its Data Capture and Repository Services via its off-shore data capture capabilities. This advantage comes through its operating experience and highly trained off-shore keying and data entry operations in Mexico, India, the Caribbean and China (service relationship). Also, should the Company's customers desire to maintain their information management capabilities in-house, Lason can and does offer, install and maintain complete end-to-end solutions, including hardware, software and supplies. Further, Lason has a comprehensive hardware and software maintenance group to support both its customers and internal needs. The Company's Output Processing Services provide customers with document print, distribution and mail solutions, including print on demand, business communications and statement processing services.

                 Lason was formed in 1985 as a result of a management buyout of the direct mail division of McKesson Corporation's 3PM subsidiary. In January 1995, the founders and principal shareholders recapitalized the Company and left active management shortly thereafter. In October 1996, the Company became publicly-traded through an initial public offering of 3,450,000 shares of common stock which generated net proceeds of approximately $53 million. During the period of 1996 through 1999, the Company completed approximately 76 acquisitions (approximately 55 of which were completed during the two year period of 1998 - 1999), growing in revenue from approximately $47 million per annum to in excess of $570 per annum by 2000 (unaudited). These acquisitions were financed primarily through the issuance of secured debt. As a result, Lason's total debt increased from approximately $21 million to approximately $320 million during this period.

                 Lason's common stock was listed on the Nasdaq National Market; however, it is no longer listed on either the Nasdaq National Market or the Nasdaq SmallCap Market. The stock now trades on the pink sheets of the "over the counter" market.

         3.      INDUSTRY

                 The information management outsourcing services industry is anticipated to experience continued significant growth over the coming years. The information management, application service provider ("ASP") and electronic document management systems and integrated document management ("EDMS/IDM") marketplace is an estimated $42 billion industry in the United States in 2001 (Source: AIIM / Gartner) with annual growth depending upon the segment between 24% and 110% per annum. Industry forecasts call for the EDMS/IDM US market, including software, hardware and supporting services to grow from $15 billion in 2001 to over $23 billion by 2003 (a 26% compounded annual growth rate).

                 The Company believes, based upon independent industry research, that the market for such services is growing and will continue to grow due to a variety of factors including: (i) continuing advancements in computer, networking, facsimile, printing and other technologies, which have greatly facilitated the production and distribution of documents, (ii) government regulations that require lengthy document retention periods and rapid accessibility for many types of records, (iii) increased customer expectations of low cost access to records on short notice at different locations, (iv) increased customer concerns regarding the need for appropriate data storage back-up and disaster recovery plans and (v) an increasingly litigious society, necessitating access to relevant documents and records for extended periods. To manage large volumes of documents efficiently, a customer would be required to make significant investments in equipment and processes and technology which may only be fully utilized occasionally. Through outsourcing, companies can avoid these investments, as well as the risks of obsolescence that arise from rapid changes in information management technology. As companies continue to focus their core competencies and maximize asset utilization, they are increasingly turning to outside parties who have the technological expertise, service focus, rapid turnaround capacity and full range of capabilities necessary to manage large volumes of documents efficiently. The Company also believes that customers will increasingly seek a single vendor capable of furnishing all or many of their information management needs rather than relying on multiple vendors with varying areas of expertise.

                 The information management industry is highly fragmented, consisting of a large number of small companies providing limited service offerings. Lason believes that it is well positioned to capitalize on the tremendous industry growth because of its: (i) technologically advanced product and service offerings that can be expanded or added to without complex or costly conversions, (ii) broad geographic market coverage that allows it to service customers locally or nationally, (iii) ability to handle high volume, complex projects and a wide variety of input and output formats, (iv) off-shore data capabilities, (v) widely dispersed customer base, (vi) movement to integrate and assimilate acquired companies, which will facilitate the cross-selling of additional services to customers and allow it to develop national brand recognition for the quality and scope of Lason's services and (vii) established product and service offerings for financial, healthcare and government vertical markets.

         B.      FINANCIAL RESULTS

                 The unaudited financial results achieved by the Debtors in respect of the operation of their businesses, and management's discussion and analysis of such results and matters related thereto for the fiscal years ended December 31, 2000 and 2001, are described in detail in Exhibit B to this Disclosure Statement.

                 The financial results of the Debtors for the fiscal years ended December 31, 1999, 1998, and 1997 are included in the Forms 10-K filed by the Company and attached as Exhibit C-1, Exhibit C-2, and Exhibit C-3, respectively, to this Disclosure Statement. These financial results are being presented as unaudited, but are identical to the financial statements previously filed with the SEC on Form 10-K for those years.

                 On March 26, 2001, the Company informed the United States Securities and Exchange Commission and the United States Attorney for the Eastern District of Michigan on that day of accounting irregularities and system deficiencies that affected certain portions of the Company's financial statements. Simultaneously, Lason's then President and Chief Executive Officer and Director resigned. Some of the then disclosed accounting irregularities were material to the Company's financial statements for at least the third quarter of 1999 and may also have been material to statements for other periods between 1997 through 1999. THE EXTENT OF ANY RESTATEMENTS HAS NOT BEEN QUANTIFIED OR FINALIZED AND IS STILL BEING EVALUATED AND INVESTIGATED BY THE COMPANY. DUE TO THE NATURE OF THE ISSUES BEING PRESENTED, SUCH EVALUATION HAS PROVEN DIFFICULT. THEREFORE, THE COMPANY'S FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2000 AND 2001, WHICH ARE ATTACHED TO THIS DISCLOSURE STATEMENT AS EXHIBIT B, ARE UNAUDITED AND DO NOT REFLECT THE IMPACT, IF ANY, OF THE ACCOUNTING IRREGULARITIES OR SYSTEM DEFICIENCIES, WHICH ARE UNDER INVESTIGATION. FURTHER, THE COMPANY'S FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 HAVE NOT BEEN RESTATED, NOR HAS THE EFFECT OF RESTATEMENT, IF ANY, BEEN DETERMINED.

         C.      THE SECURED PREPETITION INDEBTEDNESS

                 Pursuant to the Prepetition Credit Facility, as amended, which provided for revolving credit and term loan facilities, each in the amount of $150 million but subject to borrowing base availabilities, Lason is currently indebted to the Prepetition Lenders in an amount equal to $260,665,312.31 (including principal and accrued but unpaid interest) (the "Indebtedness"). LSON and two of its non-debtor affiliates are the primary obligors under the Prepetition Credit Agreement. Neither of the non-debtor affiliate obligors are currently operating entities with any significant assets. The Indebtedness is secured by a first priority lien on substantially all of the assets of Lason, including, without limitation, inventory accounts, general intangibles, equipment and real estate, and a pledge of 100% of the capital stock of all Subsidiary Debtors and those Lason affiliates with significant assets. The Indebtedness is guaranteed by the operating Subsidiary Debtors, and these guaranties are secured by each guarantor's assets.

         D.      EVENTS LEADING TO CHAPTER 11 FILINGS

                 As previously noted, during the period of 1996 through 1999, the Company completed approximately 76 acquisitions, growing in revenue from approximately $47 million per annum to in excess of $570 million per annum by 2000 (unaudited). These acquisitions were financed primarily through the issuance of secured debt. As a result, Lason's total debt increased from approximately $21 million to approximately $320 million during this period.

                 During late 1999 and into 2000, significant additional purchase price liabilities ("earnout liabilities") associated with the Company's numerous acquisitions began to mature, putting additional strain on Lason's significantly leveraged capital structure. These earnout liabilities were owed to the former owners of the acquired companies and, in many cases, such persons continued to run the acquired business and received earnout incentives based upon the post-acquisition performance of the business (as defined in the relevant asset or stock purchase agreement). In general, each asset or stock purchase agreement entered into during the 1998 - 1999 period contained a two year additional purchase price or earnout provision, to be measured and payable at the end of each successive twelve month period subsequent to the acquisition date.

                 Around December 1999, the Company also began experiencing operational and financial difficulties in integrating its numerous acquisition and Lason defaulted on certain covenants under its Prepetition Credit Facility. The Prepetition Lenders waived such defaults through March 30, 2000. At various times between March 30, 2000 and September 7, 2000, the Company again defaulted on certain loan covenants which were either waived or deferred by the Prepetition Lenders.

                 Around September, 2000, the Company and its advisors prepared and submitted a restructuring proposal to the Prepetition Lenders. In connection with such proposal, the Company and its advisors requested, among other things, that the Prepetition Lenders (i) waive the then-existing defaults, (ii) allow continued borrowing by the Company under the Prepetition Credit Agreement, (iii) permit the Company to divest certain of its non-core business units and attempt a restructuring around certain other core business units. This proposal was accepted by the Prepetition Lenders who again waived certain defaults by amending the Prepetition Credit Agreement.

                 On March 26, 2001, the Company informed the United Stated Securities and Exchange Commission and United States Attorney for the Eastern District of Michigan of certain accounting irregularities and systems deficiencies that affected certain portions of the Company's historical financial statements. Simultaneously, Lason's then President and Chief Executive Officer and Director resigned. A Special Committee of the Lason Board of Directors determined that these accounting irregularities and deficiencies may have occurred during some periods between late 1997 and 1999. The Special Committee did not believe that such irregularities extend beyond the first half of 2000.

                 By May 2001, the Company completed the sale of certain of the assets or shares of several non-core business units, which included Ft. Knox Escrow Services, Marketing Associates and Lason U.K., Ltd. The approximately $69 million in proceeds received from these sales were used to repay indebtedness due to the Prepetition Lenders and by the Company for working capital purposes. The 2000 annual revenue of these non-core businesses totaled approximately $91 million (unaudited).

                 Around that time, Lason became increasingly concerned that it would not be able to generate positive cash flow (including debt service) without improving its capital structure and reducing its substantial interest burden. This concern was intensified by deepening litigation from earnout creditors over the treatment of their claims. While an informal committee of earnout creditors was formed in November 2000, this committee failed to reach consensual agreement with Lason concerning the treatment of their claims. As a result, litigation against Lason by numerous earnout creditors was initiated or intensified. The defense of these lawsuits, plus of a securities class action lawsuit initiated around December 1999, generated considerable legal defense expenses and further burdened Lason's business.

                 On November 19, 2001, the Company became subject to certain judgments totaling approximately $9.6 million related to claims brought by former owners of businesses acquired by Lason on account of their earnout claims. The Company was not able to satisfy all of the judgments against it.

         E.      NEGOTIATION OF THE PLAN

                 After consultation with its professional advisors, evaluation of its core business and careful analysis of alternative restructuring plans between May 2001 and September 2001, the Company deemed that its interests and those of its creditors, employees and other constituencies, would be best served by a financial restructuring to de-leverage its balance sheet, which is to be achieved by converting over $175 million of senior debt and other unsecured claims into equity. The Company believes that this alone will eliminate $13 million in annual interest expense with substantial savings in excess of $20 million in other non-operational obligations. Due to the critical nature of its services and significant amount of litigation outstanding against the Company, Lason determined that this financial restructuring could be best achieved as part of a prearranged chapter 11 reorganization.

                 Accordingly, in September 2001, the Company initiated discussions with Bank One, Michigan, as agent for the Prepetition Lenders concerning the terms of a possible prearranged chapter 11 plan. Those negotiations lead to an agreement on the terms of the Plan, and certain Prepetition Lenders holding more than 67% of the outstanding principal amount under the Credit Facility entered into agreements to vote in favor of the Plan, subject to certain terms and conditions.

                 With such agreements in place, on December 5, 2000 (the "Petition Date"), LSON and the Subsidiary Debtors each filed voluntary petitions under Chapter 11 of the Bankruptcy Code.

         F.      MANAGEMENT

EXECUTIVE OFFICERS

        The following table sets forth certain information concerning the Company's Executive Officers as of December 31, 2001:



                                                                                                            EXECUTIVE
         NAME                          AGE                       POSITION                                 OFFICER SINCE
         ----                          ---                       --------                                 -------------

William C. Brooks...................   67         Chairman of the Board, Secretary and Director               2000


Ronald D. Risher....................   45         President, Chief Executive Officer, and                     2000
                                                  Director

Douglas S. Kearney .................   33         Interim Chief Financial Officer                             2001
(Conway MacKenzie & Dunleavy)



         WILLIAM C. BROOKS has served as Chairman of the Board of the Company since February 2001, and joined Lason's Board of Directors in May 2000. He has extensive experience with public companies and has recently completed a restructuring in his capacity as Chairman of United American Healthcare Corporation, a provider of management and consulting services to managed care operations. Mr. Brooks is founder and Chairman of The Brooks Group International, Ltd., a private holding company. He serves as a board member of Louisiana-Pacific Corporation, DTE Energy Company and Detroit Edison and Covansys. He also serves in leadership positions for a number of non-profit and community organizations. Mr. Brooks served as a member of the Social Security Advisory Board, having been appointed by President Bill Clinton as one of three presidential appointees to the Board. In addition, he served as Assistant Secretary of Labor for the Employment Standards Administration, the largest agency in the Department of Labor. President George Bush appointed Mr. Brooks to the position. Mr. Brooks is a retired U.S. Air Force officer and a retired Vice President of General Motors Corporation. He is a graduate of Long Island University and holds an MBA from the University of Oklahoma. He also has completed the Harvard Business School's Advanced Management Program.

         RONALD D. RISHER In May 2001, Mr. Risher was appointed President and Chief Executive Officer. Mr. Risher joined the Company in November 2000 as its CFO. Mr. Risher is a Certified Public Accountant and a Cum Laude graduate of Western Michigan University. Prior to joining Lason, Mr. Risher founded Franklin Advisors, LLC, a professional corporation providing a wide array of executive management and consulting services. He joined Thorn Apply Valley, Inc. in 1983 and most recently served as Vice President Corporate Controller,

Treasurer and Secretary of the Company in 1999 prior to founding Franklin Advisers, LLC. Prior to joining Thorn Apple Valley, Mr. Risher was with Price Waterhouse since 1978.

         DOUGLAS S. KEARNEY has served as Interim Chief Financial Officer since May 2001. Mr. Kearney has over 10 years of experience as a financial consultant and is an employee of Conway MacKenzie & Dunleavy ("CMD"). CMD is a leading Michigan corporation specializing in providing companies in distressed or under-performing situations with turnaround consulting, crisis management, bankruptcy planning, among other services. In August of 2000, the Board of Directors of Lason, Inc. engaged CMD. Mr. Kearney is a graduate of the University of Michigan, is a Certified Public Accountant, and received his MBA from Yale University.


EXECUTIVE MANAGEMENT COMMITTEE

         The following table sets forth certain information concerning the Company's Executive Management Committee as of December 31, 2001:


NAME                                      AGE                          POSITION
----                                      ---                          --------

Michael Riley.......................      54         Executive Vice President of Imaging Services and Products

Jerry Hon...........................      58         Executive Vice President of Data Capture and Repository
Services



Ken Eller...........................      48         Executive Vice President of Output Processing Services



Kenneth  Shaw.......................      54         Executive Vice President of Human Resources

Robert Gregory......................      49         Executive Vice President of Service Operations and CTO

Thomas Denomme......................      41         Executive Vice President and CIO



         MICHAEL RILEY was recently appointed as Lason's Executive Vice President of Imaging Services and Products Division. Mr. Riley was previously responsible for all of Lason's Strategic Marketing efforts, and joined Lason in 1997 as part of the Image Conversion Systems acquisition where he served as Executive Vice President. Prior to joining Image Conversion Systems, Mr. Riley was instrumental in the growth of Anacomp, Inc., during that company's rise in the late 1980s and early 1990s. There, he served in positions including president of the Strategic Partners Group and Senior Vice President of Marketing and Product Development. Mr. Riley recently served a three-year term on the board of directors of AIIM, the prominent industry trade group. Mr. Riley holds a liberal arts degree from the University of Massachusetts.

         JERRY HON was recently appointed as Lason's Executive Vice President of Data Capture, and joined Lason in January 2001. Prior to joining Lason, Mr. Hon was Executive Vice President of Field Operations at Dataplex, Inc. There, he also served in positions including Regional VP and Division SVP. Prior to joining Dataplex, Inc., he served as Western Division VP of First Image, Inc. Mr. Hon is a graduate of Wichita University.

         KEN ELLER was recently appointed as Lason's Executive Vice President of Output Processing. Mr. Eller was previously responsible for all of Lason's East Divisions, and joined

Lason in 1998 as part of the Business Communication Group where he served as Vice President of Strategic Planning an Business Development. Prior to joining Lason, Mr. Eller was will Bell & Howell Mail Processing Division. There, he served in positions including Director of Central Region Operations and Director of Global Strategic Accounts. Mr. Eller holds a BBA from Southern Methodist University and an MBA from Michigan State University.

         KENNETH SHAW has served as Executive Vice President of Human Resources since he joined the Company in 2001. Prior to joining Lason, Ken was most recently employed at Foodbrand America in Holly Ridge, North Carolina. He holds a bachelors degree in Social Science from Elon College in North Carolina. He is also a member of the Society of Human Resources Management (SHRM).

         ROBERT GREGORY was recently appointed as Lason's Executive Vice President of Service Operations and CTO. Over the past 20 years, Mr. Gregory has been the senior production executive for leading national computer output services bureaus, including pioneering COM service and Print & Mail organizations. As an officer of the Zytron and First Image Corporations, Mr. Gregory was responsible for operations infrastructure, production systems technology, acquisition integration, and critical supplier partnerships. He has taught practical leadership and a broad range of executive skills for hundreds of working managers, and is an experienced business facilitator. He holds a bachelors degree from Northwestern.

         THOMAS DENOMME was recently appointed as Lason's Executive Vice President and CIO. Mr. Denomme previously held positions of EVP Product Management, Vice President, CFO and VP Planning, and joined Lason in December of 2000. Mr. Denomme holds an MBA from Michigan State University.


                             V. THE CHAPTER 11 CASES

                 As a consequence of the Debtors' commencement of the chapter
11 cases, all actions and proceedings against the Debtors and all acts to obtain property from the Debtors have been stayed under section 362 of the Bankruptcy Code. The Debtors are continuing to operate their businesses and manage their properties as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

         A.      FIRST DAY MOTIONS FILED

                 In an effort to minimize the impact of the commencement of the chapter 11 cases on the Debtors' operations and to facilitate the administration of the chapter 11 cases, the Debtors filed various motions and applications on the first day of these cases. These so-called "first-day motions" requested relief that is typical for large, complex chapter 11 cases including, among other things: (i) joint administration of the chapter 11 cases, (ii) authority to continue to use the Debtors' existing cash management system, (iii) authorization to pay certain prepetition compensation and benefits owed to the Debtors' employees, (iv) entry of a bridge order restraining utilities from terminating services to the Debtors, (v) authorization to pay prepetition sales and use taxes, (vi) authorization to maintain certain essential customer practices and programs and pay prepetition claims of certain customer service providers, and (vii) entry of an interim order authorizing the use of cash collateral, providing adequate protection and granting other relief. The first-day motions were heard and approved by the Bankruptcy Court on

December 6, 2001. The Bankruptcy Court entered a final order (a) restraining utilities from terminating services to the Debtors on January 11, 2002, and (b) authorizing use of cash collateral, providing adequate protection and granting other relief on January 23, 2002.

                 On December 7, 2001, the Debtors filed applications requesting approval by the Bankruptcy Court of the Debtors' retention of various professional firms they will be utilizing throughout these bankruptcy proceedings, including the retention of (i) Mayer, Brown & Platt(3) as co-bankruptcy counsel, (ii) Young Conaway Stargatt & Taylor as co-bankruptcy counsel, (iii) Triton Capital Partners as financial advisor, (iv) Bodman Longley & Dahling as special counsel, (v) Brown Gibbons Lang & Company as investment banker and (vi) First Union National Bank as the claims, notice and balloting agent for the Debtors. The Bankruptcy Court entered orders approving the retention of these professionals on or around January 2, 2002.

         B.      KEY EMPLOYEE RETENTION PROGRAM

                 The Debtors believe that their business operations and, ultimately, their enterprise value is dependent on the continued retention and contribution of its most valued business unit managers and other critical employees. As such, with the support of the Prepetition Lenders, on December 7, 2001, the Debtors filed a motion for authority (a) to adopt an incentive program for its key business unit managers ("Key Managers"), and (b) to modify a prepetition retention plan for certain other critical employees. Key Managers covered under the key employee retention program are identified on Schedule II of the Plan. The Bankruptcy Court entered an order approving, in part, this key employee retention program on January 17, 2001. Since this date, the Debtors have offered Key Managers agreements for continued employment which contain three year post-employment non-competition provisions, and are continuing to solicit Key Manager acceptance of the program.

         C.      OTHER SIGNIFICANT EVENTS SINCE COMMENCEMENT OF CHAPTER 11 CASES

                 The Official Committee of Unsecured Creditors in these chapter 11 cases was appointed by the U.S. Trustee's office on December 18, 2001. Two additional members were added on January 30, 2002. The Official Committee is comprised of the following 7 members: Xerox Corporation, OCE'-USA, Inc., Wolf Detroit Envelope Corporation, Bonner & Moore Associates, Gary Donald DeGourse, New Wave Technologies, Inc. and Eastman Kodak Company. The Official Committee has retained Loewenstein & Sandler, as its lead counsel, Zuckerman Spaeder LLP, as its local counsel, and Parente Randolph, LLC, as its financial advisors.

                 On January 28, 2002, the Debtors filed their schedule of assets and liabilities and statements of financial affairs. A meeting of creditors under Section 341 of the Bankruptcy Code was convened at the U.S. Trustee's office on January 18, 2002.


--------------------------
(3) Mayer, Brown & Platt subsequently merged with the U.K. law firm of Rowe & Maw and is now known as Mayer, Brown, Rowe & Maw.

                         VI. THE PLAN OF REORGANIZATION

                 The primary objectives of the Plan are to (a) restructure the Debtors' debt and capital structures to permit the Debtors to emerge from chapter 11 with a capital structure that, among other things, contains significantly less leverage and provides the Debtors with greater financial flexibility in operating their business; (b) maximize value to all creditor groups on a fair and equitable basis given the value of the Debtors and the priorities established by the Bankruptcy Code and applicable law; and (c) settle, compromise or otherwise dispose of certain claims and interests on terms that the Debtors believe to be fair and reasonable and in the best interests of their respective estates and creditors.

                 The Debtors believe that the Plan provides holders of allowed claims with a substantially greater recovery than the recovery they would receive without approval of the Plan, and that the Plan will afford the Debtors the opportunity and ability to continue their business as a viable going concern and preserve ongoing employment for their employees.

                 The statements contained in this Disclosure Statement include summaries of the provisions contained in the Plan and in documents referred to therein. The statements contained in this Disclosure Statement do not purport to be precise or complete statements of all the terms and provisions of the Plan or documents referred to therein, and reference is made to the Plan and to such documents for the full and complete statements of such terms and provisions.

                 The Plan itself and the documents referred to therein control the actual treatment of claims against and interests in the Debtors under the Plan and will be binding upon all holders of claims against and interests in the Debtors and their estates, the reorganized Debtors and other parties in interest upon the Effective Date. In the event of any conflict between this Disclosure Statement, on the one hand, and the Plan or any other operative document, on the other hand, the terms of the Plan and such other operative document are controlling.

         A.      OVERVIEW OF CHAPTER 11

                 Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and interest holders. Another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated interest holders with respect to the distribution of a debtor's assets.

                 The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date. The Bankruptcy Code contemplates that the debtor, through its pre-bankruptcy management, will continue to operate its business in the ordinary course and remain in possession of its property during the case and while it seeks to negotiate and implement a reorganization plan. Any activities that are not within the ordinary course of the debtor's business must be approved by the bankruptcy court before they are undertaken.

                 The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

         B.      OVERALL STRUCTURE OF THE PLAN

                 The Debtors believe that the Plan provides the best and most prompt possible recovery to the Debtors' claimants. Under the Plan, claims against and interests in the Debtors are divided into different classes. If the Plan is confirmed by the Bankruptcy Court and consummated, on the distribution date provided for in the Plan, and at certain times thereafter as claims are resolved, liquidated or otherwise allowed, the Debtors will make the distributions in respect of certain classes of claims as provided for in the Plan. The classes of claims against and interests in the Debtors created under the Plan, the treatment of those classes under the Plan and distributions to be made under the Plan are described in the Summary Table set forth above in
Section I.B of this Disclosure Statement.

         C.      CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

                 The Plan classifies claims and interests separately and provides different treatment for different classes of claims and interests in accordance with the Bankruptcy Code. A claim or interest is placed in a particular class only to the extent that the claim or interest falls within the description of that class and is classified in other classes to the extent that any portion of the claim or interest falls within the description of such other classes. A claim or interest is also placed in a particular class for the purpose of receiving distributions pursuant to the Plan only to the extent that such claim or interest is an allowed claim or interest in that class and such claim or interest has not been paid, released or otherwise settled prior to the Effective Date. A description of each class of claims and interests established by the Plan and the treatment afforded each such class is contained in the Summary Table set forth above in Section I.B of this Disclosure Statement.

         D.      UNCLASSIFIED CLAIMS

                 In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims (including fee claims) and Priority Tax Claims have not been classified. Nonetheless, the treatment afforded these claims is specified in the Plan and is summarized below.

         1.      FEE CLAIMS

                 Fee claims are Administrative Claims under section 330(a), 331, 503, or 1103 of the Bankruptcy Code for compensation of professionals or other entities for professional services rendered or expenses incurred in the chapter 11 cases on or prior to the Effective Date of the Plan. All payments to professionals for fee claims will be made in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Rules, and any orders of the

Bankruptcy Court relating to the payment of interim and final compensation for services rendered and reimbursement of expenses. The Bankruptcy Court will review and determine all applications for compensation for services rendered and reimbursement of expenses.

                 All final applications for professional fees for services rendered in connection with the chapter 11 cases prior to the confirmation date of the Plan shall be filed no later than sixty (60) days after the Effective Date of the Plan.

         2.      OTHER ADMINISTRATIVE CLAIMS

                 Other Administrative Claims include claims for costs and expenses of administration of the cases allowed under section 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code. Such claims include (a) any actual and necessary costs and expenses incurred after the petition date for preserving the Debtors' estates and operating the Debtors' businesses (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises), and claims of governmental units for taxes; and (b) all fees and charges assessed against the Debtors' estates under section 1930, chapter 123 of title 28, United States Code.

                 Each Administrative Claim (other than fee claims) will be paid by the Debtors, at their election, (a) in full, in cash, in such amounts as are incurred in the ordinary course of business by the Debtors, or in such amounts as the Bankruptcy Court may allow upon the later of the Effective Date or the date upon which there is a final order allowing such Administrative Claim, (b) upon such other terms as may exist in the ordinary course of such Debtor's business or (c) upon such other terms as may be agreed upon between the Holder of such Administrative Claim and the Debtors.

                 The confirmation order will establish an Administrative Claims bar date for filing Administrative Claims, which date will be sixty (60) days after the confirmation date of the Plan. Holders of Administrative Claims not paid prior to the Confirmation Date, other than certain Administrative Claims identified in the confirmation order (such as those arising in the ordinary course of the Debtors' businesses), must make a request for payment on or before such Administrative Claims bar date or be forever barred from doing so. The notice of confirmation to be delivered pursuant to Fed. R. Bankr. P. 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Claims bar date. The Debtors or the Reorganized Debtors, as the case may be, will have sixty (60) days (or such longer period as the Bankruptcy Court may allow) following the Administrative Claims bar date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

         3.      PRIORITY TAX CLAIMS

                 Priority Tax Claims are claims for taxes entitled to priority in payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code.

                 The legal and equitable rights of the holders of Priority Tax Claims are unaltered by the Plan and will be paid in full on the later of the Distribution Date under the Plan or, if instructed by the Debtors, the date such claim is allowed by the Bankruptcy Court. The Debtors and the holder of such Priority Tax Claim may also agree to other treatment.

         E.      NO WAIVER OF DEFENSE REGARDING UNIMPAIRED CLAIMS

                 Except as otherwise provided in the Plan, the treatment of a claim as unimpaired under the Plan is not intended to, and does not, affect the Debtors' or the Reorganized Debtors' rights and defenses, both legal and equitable, with respect to such unimpaired claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against such unimpaired claim.

         F.      METHOD OF DISTRIBUTION UNDER THE PLAN

         1.      SOURCES OF CASH FOR PLAN DISTRIBUTION

                 Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for Reorganized Debtors to make payments pursuant to the Plan shall be obtained from existing cash balances, proceeds from asset sales which the Prepetition Lenders have agreed to turnover to the Company in amounts as set forth in the Plan, or generated from future operations of the Debtors and the Reorganized Debtors. The Debtors believe that through such sources, it will have adequate cash to make the distributions contemplated and required by the Plan and to operate their businesses from and after the Effective Date of the Plan.

         2.      DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE EFFECTIVE DATE

                 Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Distribution Date or as soon thereafter as is practicable. Any distribution to be made on the Effective Date pursuant to this Plan shall be deemed as having been made on the Effective Date if such distribution is made on the Effective Date or as soon thereafter as is practicable. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Distributions on account of Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Articles III, VI and VIII of the Plan. Notwithstanding the date on which any distribution of securities is made to a Holder of a Claim that is an Allowed Claim on the Effective Date, as of the date of the distribution, such Holder shall be deemed to have the rights of a Holder of such securities distributed as of the Effective Date.

         3.      INTEREST ON CLAIMS

                 Unless otherwise specifically provided for in the Plan or confirmation order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any claims, and no holder of a claim shall be entitled to interest accruing on or after the Petition Date.

         4.      DISTRIBUTIONS BY THE REORGANIZED DEBTORS

                 Except as otherwise provided below, the Reorganized Debtors or the Disbursing Agent shall make all distributions required to be distributed under the Plan in accordance with the terms hereof. Distributions on account of Secured Lender Claims shall be made to the Prepetition Agent. Distributions on account of the Key Manager Claims with respect to the New Junior Note shall be made to the Trustee. Distributions on account of General Unsecured Claims shall be made to the Disbursing Agent and distributed pursuant to the Disbursing Agent Escrow Instructions. The Reorganized Debtors may employ or contract with other entities to assist in or make the distributions required by the Plan.

         5.      DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED
                 DISTRIBUTIONS

                        a. Delivery of Distributions in General. Distributions to Holders of Allowed Claims shall be made at the addresses set forth in the Debtors' records unless such addresses are superseded by proofs of claim or transfers of claim filed pursuant to the Bankruptcy Rules.

                        b.   Undeliverable and Unclaimed Distributions.

                             i.   Holding and Investment of Undeliverable and
Unclaimed Distributions. If the distribution to any Holder of an Allowed Claim is returned to the Disbursing Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Disbursing Agent is notified in writing of such Holder's then current address.

                             ii.  After Distributions Become Deliverable. The
Reorganized Debtors shall make all distributions that have become deliverable or have been claimed since the Distribution Date as soon as practicable after such distribution has become deliverable.

                             iii. Failure to Claim Undeliverable Distributions.
Any Holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an undeliverable or unclaimed distribution within two (2) years after the Effective Date shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed distribution against the Debtors or their Estates, Reorganized Debtor or their property. In such cases, any Cash for distribution on account of such claims for undeliverable or unclaimed distributions shall become the property of the Reorganized Debtors free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary. Any New Common Stock held for distribution by the Reorganized Debtors or the Disbursing Agent on account of such Claim shall be canceled and of no further force or effect. Nothing contained in the Plan shall require the Disbursing Agent or the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim.

         6.      RECORD DATE FOR DISTRIBUTIONS

                 As of the close of business on the Distribution Record Date, the transfer register for the Old Common Stock, the Preferred Stock and the Old Rights and Warrants, as maintained by the Debtors, any applicable trustee or their respective agents, shall be closed. The Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute only to those Holders of Allowed Claims who are Holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date. The Disbursing Agent and the Reorganized Debtors shall instead be entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the official claims register as of the close of business on the Distribution Record Date.

         7.      METHOD OF CASH PAYMENT

                 Payments of Cash made pursuant to the Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of the Reorganized Debtors, by (a) checks drawn on or (b) wire transfer from a domestic bank selected by the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

         8.      WITHHOLDING AND REPORTING REQUIREMENTS

                 In connection with the Plan and all distributions hereunder, the Reorganized Debtors shall use its best efforts to comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan (i) each Holder of an Allowed Claim or any Executive Management Plan Participant that is to receive a distribution of New Common Stock pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and (ii) no distribution shall be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder or participant has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations.

         9.      SETOFFS

                 The Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy laws, but shall not be required to, set off against any Claim and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, Litigation Claims that the Debtors or the Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such Litigation Claim that the Debtors or the Reorganized Debtors may have against such Holder.

         10.     FRACTIONAL SHARES

                 No fractional shares of New Common Stock shall be distributed, and the actual issuance of New Common Shares shall reflect a rounding up (in the case of .50 or more than .50) of such fraction to the nearest whole New Common Stock share or a rounding down of such fraction (in the case of less than .50).

         11.     SURRENDER OF CANCELLED SECURITIES

                 Except as provided below, as a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the instruments, securities or other documentation canceled pursuant the Plan, the Holder of such Claim shall tender the applicable instruments, securities or other documentation evidencing such Claim to the Reorganized Debtors, unless waived in writing by the Debtors or the Reorganized Debtors. Any New Common Stock or Cash to be distributed by the Reorganized Debtors pursuant to the Plan on account of any such Claim shall, pending such surrender, be treated as an undeliverable distribution pursuant to the Plan.

                        a. Old Secured Notes. Each Holder of a Secured Lender Claim shall tender its Old Secured Notes to the Prepetition Agent as promptly as practicable following the Effective Date. All surrendered Old Secured Notes shall be marked by the Prepetition Agent as cancelled.

                        b. Failure to Surrender Cancelled Instruments. Any Holder of any note, instrument or security that fails to surrender or is deemed to have failed to surrender the applicable document or instrument required to be tendered hereunder within two years after the later of the Effective Date, or that date on which such Holder's Claim becomes Allowed, shall have its Claim and its distribution pursuant to the Plan on account of such Old Secured Notes or other instrument or note discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtors or their respective property, except as set forth in the Plan. In such cases, any Cash, New Common Stock or New Senior Secured Notes held for distribution on account of such Claim shall be disposed of pursuant to the Plan.

         G.      RESOLUTION OF DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS

                 The Debtors will be required to file any objections they may have to the allowance of a claim prior to a deadline to be established by the Bankruptcy Court. Any claim to which no objection is filed by the applicable deadline is deemed to be allowed.

                 No distributions will be made on account of any disputed claim unless and until the dispute is resolved either through agreement of the parties or by a final order of the Bankruptcy Court (or other court of appropriate jurisdiction). Pending the resolution of such dispute, the distribution which would be made with respect to a disputed claim or interest if such claim or interest were allowed in full shall be made into a disputed claim or interest reserve, as the case may be, to be established pursuant to the Plan. Such distribution shall be released to the holder of the disputed claim or interest as, when and to the extent such claim or interest becomes an allowed claim. The Plan does not provide for interest to accrue or to be paid with respect to disputed claims that are ultimately allowed in whole or in part. No payment or distribution will be made with respect to all or any portion of a disputed claim unless and until all objections to such claim or interest are withdrawn or have been allowed pursuant to a final order.

                 The provisions of the Plan in respect of the resolution and payment of disputed claims and interests are set forth in Article VIII of the Plan.

         H.      DISPUTED CLAIM RESERVE

                 As soon as practicable after the Effective Date, the Reorganized Debtors shall establish the Disputed Claims Reserve by withholding from the initial distribution with respect to the Disputed Claims Reserve, (i) Cash calculated as if all Administrative Claims, Priority Tax

Claims, and Classes 1, 3 and 2B Claims were Allowed Claims, and (ii) an amount of New Common Stock calculated as if all Class 5 Claims were Allowed Class 5 Claims, in an amount equal to one hundred percent (100%) of the distributions to which Holders of such Claims would be entitled if their Claims were allowed in their respective Disputed Claim Amount; provided, however, that the Debtors and the Reorganized Debtors shall have the right to file a motion seeking to estimate any Disputed Claim Amounts to facilitate implementation of the Plan.

                 The Reorganized Debtors shall make payments and distributions from the Disputed Claims Reserve, as appropriate, to the Holder of any Disputed Claim that has become an Allowed Claim in accordance with the provisions of the Plan, as soon as practicable after the date such Disputed Claim becomes an Allowed Claim. Such distributions shall be based upon the cumulative distributions that would have been made to the Holder of such Claim under the Plan if the Disputed Claim had been Allowed on the Effective Date. After a Final Order has been entered, or other final resolution has been reached, with respect to each Disputed Claim, any Cash or New Common Stock that remains in the Disputed Claims Reserve, as applicable, shall be distributed (i) with respect to New Common Stock, to the Disbursing Agent and held until all Disputed Claims have been resolved (or estimated for distribution purposes) and then distributed pro rata to Holders of Allowed Class 5 Claims in accordance with the Disbursing Agent Escrow Instructions; and (ii) with respect to the Cash, returned to the Reorganized Debtors for use as working capital or otherwise. All distribution made under this Section 8.4 shall be made as if such Allowed Claim had been Allowed on the Effective Date.

         I.      MEANS FOR IMPLEMENTATION OF THE PLAN

         1. CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN REORGANIZED DEBTORS

                 After the Effective Date, the Reorganized Debtors shall continue to exist as separate legal entities in accordance with applicable law in the respective jurisdictions in which they are incorporated or organized and pursuant to their respective Amended Certificates of Incorporation and By-Laws. Notwithstanding anything to the contrary in the Plan, the Unimpaired Claims of a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of the Plan, the Chapter 11 Cases or otherwise. Except as otherwise provided in the Plan, on and after the Effective Date, all property of the Estates of the Debtors, including all Litigation Claims and any property acquired by the Debtors or the Reorganized Debtors under or in connection with the Plan, shall vest in the Reorganized Debtors free and clear of all Claims, liens, charges, other encumbrances and interests subject, however, to all claims, liens, charges and other encumbrances arising under the Amended and Restated Credit Agreement to be filed as set forth in the Plan. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and, subject to Article VIII of the Plan, compromise or settle any Claims, without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professionals' fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

         2.      CORPORATE GOVERNANCE, DIRECTORS AND OFFICERS AND CORPORATE
                 ACTION

                        a. Certificates of Incorporation and By-laws. The Amended Certificates of Incorporation and By-Laws shall satisfy the provisions of the Plan and the Bankruptcy Code (as so amended, the "Amended Certificates of Incorporation and By-laws"), and shall include, among other things, (i) pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code; and (ii) authorize the issuance of New Common Stock in amounts not less than the amounts necessary to permit the distributions thereof required or contemplated by the Plan. After the Effective Date, the Reorganized Debtors may amend and restate the Amended Certificates of Incorporation and Bylaws as permitted by applicable law.

                        b. Directors and Officers of the Reorganized Debtors. On the Effective Date, the board of directors of Reorganized LSON shall have five (5) members, consisting of Ronald D. Risher, one (1) director designated by the board of LSON and three (3) directors which may be designated by the Prepetition Agent. Unless otherwise directed by the board of directors of Reorganized LSON, the board of directors of each of the Reorganized Subsidiary Debtors shall be the same as the board of Reorganized Debtors. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Prepetition Agent will disclose, not later than five (5) days prior to the Confirmation Date, the identity and affiliations of the persons proposed by it to serve on the initial board of directors of Reorganized LSON, or will notify the Debtors that it does not intend to make any such appointment and, in such case, such appointment will be made by the board of LSON. Subject to the Amended Certificates of Incorporation and By-Laws and applicable non-bankruptcy law, the Prepetition Agent shall designate the length of term of each of its designated directors. The classification and composition of the board of directors of each of the Reorganized Debtors shall be consistent with the Amended Certificates of Incorporation and By-laws. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the Amended Certificates of Incorporation and By-laws, the other constituent documents of the Reorganized Debtors, and applicable law. The board of directors of LSON serving immediately prior to the Effective Date (i) shall appoint the nominee directors for the board of directors of Reorganized LSON, as herein provided, and (ii) will be deemed to have resigned on the Effective Date.

                        c. Corporate Action. On the Effective Date, the adoption of the Amended Certificates of Incorporation or similar constituent documents, the selection of directors and officers for the Reorganized Debtors, the execution of and entry into the Amended and Restated Credit Agreement, Junior Note Indenture, Executive Management Incentive Plan and Disbursing Agent Escrow Instructions and all other actions contemplated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors and members of the boards of directors of the Debtors or the Reorganized

Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan.

         3.      LIMITED SUBSTANTIVE CONSOLIDATION

                 The Plan contemplates and is predicated upon entry of an order authorizing the treatment of Class 2A, 3, 4, and Class 5 claims and interests as if the estate of the Debtors had been substantively consolidated for voting, confirmation and distribution purposes. The Plan does not contemplate the substantive consolidation of the Estates with respect to the other Classes of Claims or Interests set forth in the Plan, or for any other purpose. On the Effective Date and except as otherwise provided in the Plan, (i) all guarantees of any Debtor of the payment, performance or collection of another Debtor with respect to Class 2A, 3, 4 and 5 Claims shall be deemed eliminated and cancelled,
(ii) any obligation of any Debtor and all guaranties with respect to Class 2A, 3, 4 and 5 Claims thereof executed by one (1) or more of the other Debtors shall be treated as a single obligation and any obligation of two or more Debtors, and all multiple Claims against such entities on account of such joint obligations shall be treated and Allowed only as a single Claim against the consolidated Debtors, and (iii) each Class 2A, 3, 4 and 5 Claim filed or to be filed against any Debtor shall be deemed filed against the consolidated Debtors and shall be deemed a single Class 2A, 3, 4 and 5 Claim against and a single obligation of the consolidated Debtors. On the Effective Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities of the Debtors, all Class 2A, 3, 4 and 5 Claims based upon guaranties of collection, payment or performance made by the Debtors as to the obligations of another Debtor shall be released and of no further force and effect. Except as set forth in this Section 4.1, such substantive consolidation shall not (other than for purposes related to the Plan) (w) affect the legal and corporate structures of the Reorganized Debtors, (x) cause any Debtor to be liable under the Plan for any Claim for which it otherwise is not liable, and the liability for any such Claim shall not be affected by such substantive consolidation, or (y) affect (z) affect Interests in Subsidiary Debtors. On the Effective Date, (a) the Intercompany Claims of Debtors against Debtors shall be extinguished and cancelled, and (b) the Interests in the Subsidiary Debtors shall remain outstanding.

         4.      ISSUANCE OF NEW SECURITIES AND RELATED DOCUMENTS

                 On the Effective Date, the Company shall issue the New Common Stock, New Senior Secured Notes and New Junior Note to be distributed pursuant to the Plan without further act or action under applicable law, regulation, order or rule. All documents, agreements and instruments entered into on or as of the Effective Date contemplated by or in furtherance of the Plan, including without limitation, the Amended and Restated Prepetition Credit Facility and Junior Note Indenture, shall become effective and binding in accordance with their respective terms and conditions. A description of these documents is contained in Section III.E, F and G of this Disclosure Statement.

         5.      ASSET SALES

                 On and after the Effective Date, the Debtors shall engage in one or more mandatory sales of individual business units/assets of reorganized Lason, each of which shall be subject to the consent of the Prepetition Agent pursuant to the provisions of the Amended and

Restated Prepetition Credit Facility. The proceeds of such sales shall be applied to reduce the amount of the New Senior Notes issued under the Plan in accordance with the Amended and Restated Prepetition Credit Facility. Reorganized Lason shall retain for working capital a percentage of proceeds from asset sales occurring from November 1, 2001 to the Effective Date in accordance with the following schedule: (i) 25% of the aggregate net cash proceeds from asset sales in an amount equal to or less than $55 million, and (ii) 20% of the aggregate net cash proceeds from asset sales in excess of $55 million.

         J.      TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         1.      ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                 The Plan provides that immediately prior to the Effective
Date, all executory contracts or unexpired leases of the Reorganized Debtors will be deemed assumed except those executory contracts and unexpired leases that (1) have been previously rejected by order of the Bankruptcy Court, (2) are the subject of a motion to reject pending on the Effective Date, or (3) are identified on a list to be filed with the Bankruptcy Court on or before the Confirmation Date, or otherwise are rejected pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court will constitute approval of such assumptions and rejections pursuant to the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to the Plan shall revest in and be fully enforceable by the respective Reorganized Debtor in accordance with its terms.

         2.      CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED
                 LEASES

                 The Plan provides that all proofs of claim with respect to claims arising from the rejection of executory contracts or unexpired leases, if any, must be filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection. Any claims arising from the rejection of an executory contract or unexpired lease not filed within such times will be forever barred from assertion against the Debtors or Reorganized Debtors, their estates and property unless otherwise ordered by the Bankruptcy Court or provided for in this Plan. All such claims which become Allowed Claims are treated as Class 5 General Unsecured Claims.

         3.      CURE OF DEFAULTS OF ASSUMED EXECUTORY CONTRACTS AND UNEXPIRED
                 LEASES

                 Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, by the Reorganized Debtors, by payment of the default amount in cash as reasonably practicable after the Effective Date or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any cure payments, (2) the ability of the Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by the Bankruptcy Code shall be made following the entry of a final order resolving the dispute and approving the assumption.

         4.      INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

                 The Plan provides that the obligations of the Debtors to indemnify any person or entity having served as one of their officers and directors, or currently serving as one of their directors, officers, or employees, by reason of such Person's or Entity's service in such capacity, to the extent provided in the Debtors' constituent documents or by a written agreement with the Debtors or the applicable states' general corporation law, each as applicable, shall be deemed and treated as executory contracts that are assumed by the Debtors pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. The Debtors' liability under such indemnification to those of its directors and officers not serving as of the Petition Date, however, shall be capped and not exceed the policy limits of any applicable directors and officers liability insurance or similar policy. If no such policy exists to cover such claim, or if such claim is expressly excluded from coverage under the applicable policy, the Debtors shall have no obligation or liability under such indemnification and the Debtors shall be expressly released from any such indemnification claim.

         5.      COMPENSATION AND BENEFIT PROGRAMS; EMPLOYMENT CONTRACTS;
                 PENSION PLANS

                 Except as otherwise expressly provided in the Plan, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, retirees and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, life, accidental death and dismemberment insurance plans are, to the extent allowed by law, treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the Bankruptcy Code, unless previously rejected by the Debtors pursuant to order of the Bankruptcy Court.

                 Except as otherwise expressly provided in the Plan, each of the employment contracts between a Debtor and an employee of such Debtor not previously assumed will be rejected pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code on the Effective Date. Any employment contracts so assumed will be deemed modified such that the transactions contemplated by the Plan shall be deemed not to constitute a "change of control" as defined in, and for the purposes of, the relevant employment contracts.

                 In accordance with Section 7.1 of the Plan, the Debtors reserve the right to reject any compensation and benefit program and any employment contract prior to the Effective Date of the Plan pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.

                 The Debtors have established and maintain a 401K plan for certain of its employees, which is covered by Title IV of the Employment Retirement Security Act of 1974, as amended ("ERISA") (29 U.S.C. ss. 1301, et seq.). The Debtors are not seeking to terminate its 401K plan in connection with confirmation of the Plan and, from and after the Effective Date, the Reorganized Debtors will continue its 401K plan in accordance with ERISA and other applicable law.

         K.      CONFIRMATION AND EFFECTIVENESS OF THE PLAN

                 Article IX of the Plan sets forth certain conditions to confirmation of the Plan and to the occurrence of the Effective Date thereunder. The Debtors believe that all such conditions will be satisfied and, provided that the Bankruptcy Court finds that the Plan meets the requirements of the Bankruptcy Code and confirms the Plan, the Plan will be implemented in accordance with its terms. The Plan further provides that each of the conditions to the Effective Date of the Plan may be waived by the Debtors with the consent of the Prepetition Agent without further notice or a hearing.

         L.      EFFECT OF PLAN CONFIRMATION

         1.      PRESERVATION OF RIGHTS OF ACTION; SETTLEMENT OF LITIGATION
                 CLAIMS

                 Except as otherwise provided in the Plan, the Confirmation Order or in any document, instrument, release or other agreement entered into in connection with the Plan, the Debtors will retain under the Plan their rights with respect to any and all claims or causes of action, whether known or unknown, that may exist in favor of the Debtors. The Reorganized Debtors, or the successors in interest to the Debtors, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of such claims or causes of action.

         2.      RELEASES

                 (a) Released Claims. As of the Effective Date, the Debtors and Reorganized Debtors in their individual capacities and as debtors in possession will be deemed to release forever, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of the Debtors or Reorganized Debtors to enforce the Plan, the Plan Documents and other agreements or documents delivered thereunder) whether known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their Estates or the Reorganized Debtors against the Prepetition Agent, Prepetition Lenders, and the current directors and current officers of the Debtors. Nothing herein shall be deemed to modify the release provided to the Prepetition Lenders under the Final Consent Order Authorizing Use of Cash Collateral and Granting Adequate Protection dated January 23, 2002.

                 (b) Injunction Related to Releases. The Confirmation Order will permanently enjoin the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan, including but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in this Section 10.2 of this Plan.

         3.      DISCHARGE OF CLAIMS AND TERMINATION OF INTERESTS

                 Except as otherwise provided in the Plan or in the Confirmation Order, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all claims (other than those claims that are Unimpaired under the Plan) of any nature whatsoever against the Debtors or any of their assets or properties, and regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims. Upon the Effective Date, the Debtors, and each of them, shall be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all claims (other than claims that are not Impaired), including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code and the Old Secured Notes, the Preferred Stock, Old Common Stock and Old Rights and Warrants, and all Interests relating to any of the foregoing shall be terminated extinguished and cancelled.

         4.      EXCULPATION AND LIMITATION OF LIABILITY

                 Neither the Debtors, the Official Committee, the Prepetition Lenders, the Prepetition Agent, the Trustee, nor any of their respective present members, officers, directors, shareholders, employees, advisors, attorneys or agents acting in such capacity, shall have or incur any liability to, or be subject to any right of action by, any holder of a claim or an interest, or any other party in interest, or any of their respective agents, shareholders, employees, representatives, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Debtors' chapter 11 cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan.

         5.      INJUNCTION

                 Except as otherwise provided in the Plan, the Confirmation Order shall provide, among other things, that from and after the confirmation date all persons who have held, hold or may hold claims against or interests in the Debtors are (i) permanently enjoined from taking any of the following actions against the estate(s), or any of their property on account of any such claims or interests and (ii) preliminarily enjoined from taking any of the following actions against any of the Debtors, the Reorganized Debtors or their property on account of such claims or interests: (A) commencing or continuing, in any manner or in any place, any action or other proceeding; (B) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (C) creating, perfecting or enforcing any lien or encumbrance; (D) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors; and (E) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of the Plan.

                 By accepting distributions pursuant to the Plan, each holder of an Allowed Claim will be deemed to have specifically consented to the injunctions set forth in Sections 10.2(b) and 10.6 of the Plan.

         6.      OFFICIAL COMMITTEE AFTER EFFECTIVE DATE OF THE PLAN

                 On the Effective Date, the Official Committee shall pursue those Litigation Claims transferred to it pursuant to Section 10.4 of the Plan for the benefit of the Estates. Net proceeds from such Litigation Claims shall be turned over to the Disbursing Agent for distribution in accordance with the terms of this Plan. Upon the completion of the Official Committee's pursuit of such Litigation Claims, it shall dissolve and shall have no further duties, except with respect to any appeal of the Confirmation Order.

         M.      SUMMARY OF OTHER PROVISIONS OF THE PLAN

                 The following paragraphs summarize certain other significant provisions of the Plan. The Plan should be referred to for the complete text of these and other provisions of the Plan.

         1.      EXEMPTION FROM CERTAIN TRANSFER TAXES

                 Pursuant to section 1146(c) of the Bankruptcy Code, (a) the issuance, transfer or exchange of notes or equity securities under the Plan; (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, any merger agreements; agreements of consolidation, restructuring, disposition, liquidation or dissolution; deeds; bills of sale; and transfers of tangible property, will not be subject to any stamp tax, recording tax, conveyance fee, personal property or intangible tax, real estate transfer tax, sales or use tax or other similar tax or governmental assessment, and the appropriate governmental entities are directed to accept for filing and recordation any of the foregoing instruments or documents without the payment of any such tax or governmental assessment. Unless the Bankruptcy Court orders otherwise, all sales, transfers and assignments of owned and leased property approved by the Bankruptcy Court on or prior to the Effective Date, shall be deemed to have been in furtherance of, or in connection with, the Plan.

         2.      CANCELLATION OF NOTES, INSTRUMENTS AND STOCK

                 On the Effective Date, except as otherwise provided for herein, (i) the Old Secured Notes, Preferred Stock, Old Common Stock, the Old Rights and Warrants, any other notes, indentures or other instruments or documents evidencing or creating any indebtedness or obligations of a Debtor, except such notes or other instruments evidencing indebtedness or obligations of a Debtor that are reinstated or amended and restated under the Plan, shall be cancelled, and (ii) the obligations of the Debtors under any agreements, indentures or certificates of designation governing such indebtedness and Interests and any other notes, indentures or other instruments or documents (including the obligations of the Debtors under the Old Secured Notes or related to Other Secured Claims) evidencing or creating any indebtedness or obligations of a Debtor shall be discharged, except for such notes or other instruments evidencing indebtedness or obligations of a Debtor that are reinstated or amended and restated under the Plan. As of the Effective Date, all Preferred Stock, Old Common Stock, Old Rights and Warrants and any Interests that have been authorized to be issued but that have not been issued shall be deemed cancelled and extinguished without any further action of any party.

         3.      EFFECTUATING DOCUMENTS AND FURTHER TRANSACTIONS; CORPORATE
                 ACTION

                 Each of the Debtors or the Reorganized Debtors is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

                  Prior to, on or after the Effective Date (as appropriate), all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of one (1) or more of the Debtors or the Reorganized Debtors are deemed to have occurred and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to the applicable general corporation law (or other entity/organizational laws) of the states in which the Debtors or the Reorganized Debtors are incorporated without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors.

         4.      SEVERABILITY OF PLAN PROVISIONS

                 If, prior to the Confirmation Date, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtor with the consent of the Prepetition Agent, will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

         5.      REVOCATION, WITHDRAWAL OR NON-CONSUMMATION

                 The Debtors reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if confirmation or consummation of the Plan as to any or all of the Debtors does not occur, then, with respect to such Debtors, (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void, and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person, or (iii) constitute an admission of any sort by the Debtors or any other Person.

         6.      SECTION 1145 EXEMPTION

                 The New Common Stock, New Senior Notes and New Junior Note to be distributed pursuant to the Plan are to be issued pursuant to an exemption from registration under federal, state or local securities laws provided by section 1145(a)(1) of the Bankruptcy Code. Section 1145(a)(1) of the Bankruptcy Code exempts from registration the "offer . . . under a plan of a security of the debtor . . ." so long as the security is distributed:

         - in exchange for a claim against, an interest in or a claim for an administrative expense in the case concerning the debtor; or
         -       principally in exchange for cash or property.

                 The Debtors believe that the New Common Stock, New Senior
Notes and New Junior Note to be distributed pursuant to the Plan constitute a "security of the debtor" and thus qualify for the exemption provided under section 1145(a)(1) of the Bankruptcy Code. The Debtors will seek an order of the Bankruptcy Court, in conjunction with confirmation of the Plan, to that effect.

                 To the extent that the New Common Stock, New Senior Notes and New Junior Note distributed pursuant to the Plan qualify for the exemption provided by section 1145(a)(1) of the Bankruptcy Code, such securities will be freely transferable, without restriction, by the holders of claims that receive such notes or stock under the Plan, except for any such claim or interest holders that are an "underwriter," which is defined in section 1145(b) of the Bankruptcy Code.

                 Under section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), an "issuer" includes any person directly or indirectly controlling or controlled by the Debtors, or any person under direct or indirect common control with the Debtors.

                 To the extent that a creditor holder that receives any New Common Stock, New Senior Notes or New Junior Note is deemed an "underwriter," resales by such creditor would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or applicable state securities laws. However, such creditor may be able to sell its New Common Stock, New Senior Notes or New Junior Note without registration subject to the provisions of Rule 144 under the Securities Act, which would permit the public sale of securities received pursuant to the Plan by "underwriters" subject to the availability to the public of current information regarding the Debtors and to compliance with specified volume limitations and certain other conditions.

                 Given the complex, subjective nature of the question of whether a particular creditor may be an underwriter, representations concerning the right of any person to trade the New Common Stock, New Senior Notes or New Junior Note to be received under the Plan. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF NEW COMMON STOCK, NEW SENIOR NOTES OR THE NEW JUNIOR NOTE UNDER

THE PLAN CONSULT THEIR OWN COUNSEL CONCERNING THE EFFECTS OF FEDERAL AND STATE SECURITIES LAWS ON THEIR ABILITY TO TRADE SUCH SECURITIES.

                 Sales by "stockbrokers" of the New Common Stock issued under the Plan will be exempt under section 1145(a)(4) of the Bankruptcy Code from the registration requirements of the Securities Act and state securities laws if they deliver a copy of the Disclosure Statement (and supplements hereto, if any, if ordered by the Bankruptcy Court) at or before the time of delivery of such securities to their customers for the first forty (40) days after the Effective Date of the Plan. Section 101 of the Bankruptcy Code defines "stockbroker" as a person having customers that are engaged in the business of effecting transactions in securities (i) for the accounts of others or (ii) with the general public from or for such person's own account.

         7.      AMENDMENT OR MODIFICATION OF THE PLAN

                 Subject to section 1127 of the Bankruptcy Code, the Debtors reserve the right, to alter, amend or modify the Plan with the consent of the Prepetition Agent at any time prior to or after the Confirmation Date but prior to the substantial consummation of the Plan. A Holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such Holder. Moreover, prior to the Confirmation Hearing, a Debtor may determine that the interests of its estate are best served by conversion of its chapter 11 case to chapter 7 of the Bankruptcy Code. The Debtors expressly reserve their rights to convert any of its chapter 11 cases to chapter 7 liquidation upon motion with the Bankruptcy Court served upon parties-in-interest as appropriate and consistent with the Bankruptcy Code and Bankruptcy Rules.

         VII.    CONFIRMATION AND CONSUMMATION PROCEDURE

                 The Bankruptcy Court may confirm the Plan only if it determines that the Plan complies with the requirements of chapter 11, including, among other things, that (a) the Plan has properly classified claims and interests, (b) the Plan complies with applicable provisions of the Bankruptcy Code, (c) the Debtors have complied with applicable provisions of the Bankruptcy Code, (d) the Debtors have proposed the Plan in good faith and not by any means forbidden by law, (e) the Plan has been accepted by the requisite votes of all classes of creditors (except to the extent that "cramdown" is available under section 1129(b) of the Bankruptcy Code), (f) the Plan is in the "best interests" of all holders of claims or interests in an impaired class, (g) the Plan is "feasible" in that confirmation of the Plan is not likely to be followed by the liquidation or need for further restructuring of the Debtors, and (h) all fees and expenses payable under 28 U.S.C. ss. 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of such fees on the Effective Date.

                 Under the Bankruptcy Code, the following steps must be taken to confirm the Plan:

         A.       SOLICITATION OF VOTES

                  Under the Bankruptcy Code, only classes of claims and interests that are "impaired" (as that term is defined in section 1124 of the Bankruptcy Code) under the Plan are entitled to vote to accept or reject the Plan. A class is impaired if the legal, equitable or contractual rights to which the holders of claims or interests are entitled are modified, other than by curing defaults and reinstating the debt. Pursuant to sections 1126(f) and (g) of the Bankruptcy Code, classes of claims and interests that are not impaired are conclusively presumed to have accepted the Plan and are not entitled to vote on the Plan, and classes of claims and interests whose holders will receive or retain no property under the Plan are deemed to have rejected the Plan and are not entitled to vote on the Plan. Creditors who hold disputed claims are not entitled to vote to accept or reject the Plan.

                  Under the Plan, the holders of claims in Classes 2A, 2B, 4, 5 and 10 are entitled to vote to accept or reject the Plan. All other classes of claims or interests are deemed under the Bankruptcy Code to have accepted or rejected (Classes 6, 7, 8 and 9) the Plan. This Disclosure Statement and an appropriate ballot are being distributed to all holders of claims who are entitled to vote on the Plan.

                  Under the Bankruptcy Code, a class of claims accepts a plan if holders of at least two-thirds in dollar amount and more than one-half in number of the claims properly voted in that class, voted to accept.

                  A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

                  Pursuant to an order of the Bankruptcy Court establishing voting procedures with respect to the Plan, any ballot that is properly completed, executed and timely returned to First Union National Bank but does not indicate an acceptance or rejection of the Plan, or indicates both an acceptance and a rejection of the Plan, will be considered null and void and not be counted. Whenever a creditor casts more than one ballot voting the same claim before the voting deadline, the last ballot received before the voting deadline is deemed to reflect the voter's intent and thus to supersede any prior ballots. Creditors must vote all of their claims within a particular class under the Plan either to accept or reject the Plan and may not split their vote, and thus a ballot that partially accepts and partially rejects the Plan will not be counted.

                  The following additional types of ballots will not be counted in determining whether the Plan has been accepted or rejected:

                           a.      any ballot received after the voting deadline
unless the Debtors have granted an extension of the voting deadline with respect to such ballot;

                           b.      any ballot that is illegible or contains
insufficient information to permit the identification of the creditor or interest holder;

                           c.      any ballot cast by a person or entity that
does not hold a claim in a class that is entitled to vote to accept or reject the Plan; and

                           d.      any unsigned ballot.

         B.       THE CONFIRMATION HEARING

                  The Confirmation Hearing is scheduled for April __, 2002 at ____ a.m. before the Bankruptcy Court in Wilmington, Delaware. At that hearing, the Bankruptcy Court will consider whether the Plan satisfies the various requirements of Section 1129 of the Bankruptcy Code. At that time, the Debtors will submit a report to the Bankruptcy Court reflecting the votes received with respect to the acceptance or rejection of the Plan by the parties entitled to vote thereon.

                  Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan. Any objection to confirmation of the Plan must be made in writing and filed with the Bankruptcy Court and served on all required parties on or before April , 2002, which is the confirmation objection deadline that has been set by the Bankruptcy Court. Unless an objection to confirmation is timely served and filed, it may not be considered by the Bankruptcy Court.

         C.       CONFIRMATION

                  At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the applicable requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan (a) has not been accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan "does not discriminate unfairly" and is "fair and equitable" as to such class, (b) is feasible and (c) is in the "best interests" of creditors and stockholders that are impaired under and that vote, or are deemed, to reject the plan.

         1.       UNFAIR DISCRIMINATION AND FAIR AND EQUITABLE TESTS

                  To obtain confirmation of a plan over the objection of a class of claims or interests that rejects such plan, it must be demonstrated that the plan "does not discriminate unfairly" and is "fair and equitable" with respect to each such non-accepting Class. In order for a plan to be found to be "fair and equitable" and thus subject to confirmation by "cramdown" under Section 1129(b) of the Bankruptcy Code the Debtor must demonstrate:

                          a.       For a Class of Secured Creditors: That either
(i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim, or (iii) the property securing the claim is sold free and clear of liens, with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clause (i) or (ii) of this subparagraph.

                          b.       For a Class of Unsecured Creditors: That
either (i) each impaired unsecured creditor receives or retains, under the plan, property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the Plan.

                          c.       For a Class of Equity Interests: That either
(i) each holder of an equity interest will receive or retain, under the plan, property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest, or (ii) the holder of an interest that is junior to the non-accepting class will not receive or retain any property under the Plan.

                  As described above, holders of interests in Classes 6, 7, 8 and 9 are presumed, under section 1126(g) of the Bankruptcy Code, to have rejected the Plan. The Debtors request confirmation of the Plan under section 1129(b) of the Bankruptcy Code notwithstanding the deemed rejection of the Plan by Classes 6, 7, 8 and 9. The Debtors believe that the Plan may be confirmed pursuant to the above-described "cramdown" provisions, over the dissent of the interests in Classes 6, 7, 8 and 9 in view of the terms of the Plan and the value of the Debtors and their assets. The Debtors believe that the treatment under the Plan of the holders of claims and interests in Classes 6, 7, 8 and 9 satisfies the "fair and equitable" test since there is no class junior to such non-accepting classes that will receive or retain any property under the Plan and since Class 5 creditors, whose claims have priority over the claims or interests classified in Classes 6, 7, 8 and 9, are not being paid in full under the terms of the Plan. In addition, the Debtors do not believe that the Plan unfairly discriminates against Classes 6, 7, 8 and 9.

         2.       BEST INTERESTS TEST

                  With respect to each impaired class of claims and interests, confirmation of a plan requires that each holder of a claim or interest either
(a) accept the plan or (b) receive or retain under the plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the debtor was liquidated under chapter 7 of the Bankruptcy Code. The Debtors believe that holders of impaired claims and interests in each impaired class under the Plan would receive significantly less under a chapter 7 liquidation than under the Plan. At the Debtors' request, Triton Capital Partners, Ltd. ("Triton") has prepared a liquidation analysis (the "Liquidation Analysis") that estimates the proceeds that may be generated as a result of a hypothetical chapter 7 liquidation. The analysis, as updated by the Debtors to reflect primarily fluctuations in working capital and fixed assets since its initial preparation by Triton, is based on a number of significant assumptions that may not be realized in an actual liquidation.

                  To calculate the probable distribution to holders of each impaired class of claims and interests if a Debtor was liquidated under chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from such debtor's assets in a chapter 7 cases under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the debtor's assets by a chapter 7 trustee.

                  The amount of liquidation value available to unsecured creditors would be reduced by, first, the claims of secured creditors to the extent of the value of their collateral and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of the bankruptcy case. Costs of liquidation under chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as that of counsel and other professionals retained by the trustee, asset disposition expenses and all unpaid expenses incurred until the liquidation is completed. The liquidation would also prompt the rejection of a large number of executory contracts and unexpired leases and thereby create a significantly larger amount of unsecured claims than would be asserted if the plan were confirmed.

                  The Debtors believe that the Plan meets the "best interests of creditors" test of section 1129(a)(7) of the Bankruptcy Code. The Debtors believe that the members of each impaired class will receive greater value under the Plan than they would in a liquidation. The Liquidation Analysis shows that in the event of a liquidation as described therein, holders of unsecured claims would not receive any distribution on their claims, and holders of the Debtors' equity interest would also receive no distribution. Based on the Liquidation Analysis, the Plan meets the "best interests" test.

                  The Liquidation Analysis, including a description of the underlying assumptions used by Triton, is set forth as Exhibit E to the Disclosure Statement.

         3.       FEASIBILITY

                  The Bankruptcy Code requires that the bankruptcy court determine that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization of the debtor. For purposes of showing that this Plan meets this feasibility standard, the Debtors have analyzed the ability of the Reorganized Debtors to meet their obligations under the Plan and retain sufficient liquidity and capital resources to conduct their business.

                  The Debtors believe that with a significantly de-leveraged capital structure their business will be able to return to viability. The decrease in the amount of debt on the Debtors' consolidated balance sheet will substantially improve the Debtors' cash flow and reduce their interest expense.

                  To assess and demonstrate the feasibility of the Plan, the Debtors have prepared certain projections, which are attached to the Disclosure Statement as Exhibit F (the "Projections").

                  The Projections indicate that the Reorganized Debtors should have sufficient cash flow to pay and service their debt obligations, including the New Senior Notes and the New Junior Note and to fund their operations. Accordingly, the Debtors believe that the Plan complies with the financial feasibility standard of section 1129(a)(11) of the Bankruptcy Code.

                  The Projections were not prepared with a view toward compliance with the published guidelines of the American Institute of Certified Public Accountants or any other regulatory or professional agency or body or generally accepted accounting principles. Furthermore, the Debtors' independent certified public accountants have neither complied nor examined the Projections and accordingly do not express any opinion or any other form of assurance with respect thereto and assume no responsibility for the Projections.

                  The Projections assume that (i) the Plan will be confirmed and consummated in accordance with its terms, (ii) there will be no material change in legislation or regulations, or the administration thereof, including environmental legislation or regulations, that will have an unexpected effect on the operations of the Reorganized Debtors, (iii) there will be no change in

United States generally accepted accounting principles that will have a material effect on the reported financial results of the Reorganized Debtors, and (iv) there will be no material contingent or unliquidated litigation or indemnity claims applicable to the Reorganized Debtors. To the extent that the assumptions inherent in the Projections are based upon future business decisions and objectives, they are subject to change. In addition, although they are presented with numerical specificity and considered reasonable by the Debtors when taken as a whole, the assumptions and estimates underlying the Projections are subject to significant business, economic and competitive uncertainties and contingencies, many of which will be beyond the control of the reorganized Debtors. Accordingly, the Projections are only an estimate that is necessarily speculative in nature. It can be expected that some or all of the assumptions in the Projections will not be realized and that actual results will vary from the Projections, which variation may be material and are likely to increase over time. The Projections should therefore not be regarded as a representation by the Debtors or any other person that the results set forth in the Projections will be achieved. In light of the foregoing, readers are cautioned not to place undue reliance on the Projections. The Projections should be read together with the information in Article VIII of this Disclosure Statement entitled "Risk Factors to be Considered," which sets forth important factors that could cause actual results to differ from those in the Projections.

                  The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports and other information with the SEC relating to its business, financial statements and other matters. Such filings will not include projected financial information. The Debtors do not intend to update or otherwise revise the Projections, including any revisions to reflect events or circumstances arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions do not come to fruition. Furthermore, the Debtors do not intend to update or revise the Projections to reflect changes in general economic or industry conditions.

                      VIII. RISK FACTORS TO BE CONSIDERED

                  Holders of claims against the Debtors should read and consider carefully the information set forth below, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference), prior to voting to accept or reject the Plan. This information, however, should not be regarded as necessarily setting forth the only potential risks involved in connection with the Plan and its implementation.

         A.       CERTAIN BANKRUPTCY CONSIDERATIONS

         1.       FAILURE TO SATISFY VOTE REQUIREMENT

                  In the event that sufficient votes accepting the Plan are not received and, as a result, the Debtors are unable to confirm the Plan as proposed, the Company will assess the alternatives available to it including (i) seeking to restructure its capitalization and its obligations to creditors and equity holders under an alternative plan of reorganization, (ii) a liquidation under chapter 11 of the Code or (iii) a conversion of these cases to a chapter 7 liquidation proceeding. The inability to promptly confirm the Plan will delay the Debtors' emergence from bankruptcy and could have a material adverse affect on the value of the Debtors' business and assets. There is substantial risk that any alternative restructuring or a liquidation will result in less favorable treatment of claims and interests than that provided by the Plan.

         2.       NON-CONSENSUAL CONFIRMATION

                  In the event any impaired Class of claims does not accept the Plan, a bankruptcy court may nevertheless confirm such plan at the proponent's request if at least one impaired class of claims has accepted the plan (with such acceptances being determined without including the vote of any "insider" in such class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan of reorganization "does not discriminate unfairly" and is "fair and equitable" with respect to the dissenting impaired classes. Because the Plan deems Classes 6, 7, 8 and 9 to have rejected the Plan, these requirements must be satisfied with respect to such Classes. The Debtors believe that the Plan satisfies these requirements, although there can be no assurances that the Bankruptcy Court will make the findings necessary to reach this result.

         3.       RISK OF NON-OCCURRENCE OF THE EFFECTIVE DATE

                  Although the Debtors believe that if the Plan is confirmed, the Effective Date will occur soon after the confirmation date of the Plan, there can be no assurance that all conditions to the occurrence of the Effective Date will occur. In the event the Effective Date does not occur, the Debtors will assess the alternatives available to them at that time as to such timing.

         4.       GENERAL EFFECT

                  The filing of a bankruptcy petition by the Debtors, and the publicity attendant thereto, may adversely affect the Debtors' business. The Debtors believe that any such adverse effects may worsen during the pendency of a protracted bankruptcy case if the Plan is not confirmed as expected.

         5.       EFFECT OF DEBTORS' CHAPTER 11 CASES ON RELATIONS WITH TRADE
                  VENDORS

                  The commencement of chapter 11 cases by the Debtors may adversely affect their business and cause certain outside service providers and trade vendors to cease providing services or shipping goods to them. Although the Debtors believe that they have good relationships with their outside service providers and trade vendors and have sought and obtained authority from the Bankruptcy Court to pay the prepetition certain claims of various outside service providers, there can be no assurance that such outside service providers and trade vendors will continue to provide such services and goods to the Debtors in the event there is significant delay in the Debtors' efforts to confirm and implement the Plan.

         6.       CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

                  Section 1122 of the Bankruptcy Code requires that the Plan classify claims against, and interests in, the Company. The Bankruptcy Code also provides that, except for certain claims classified for administrative convenience, the Plan may place a claim or interest in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class. The Debtors believe that all claims and interests have been appropriately classified in the Plan.

                  The Bankruptcy Code also requires that the Plan provide the same treatment for each claim or interest of a particular class unless the holder of a particular claim or interest agrees to a less favorable treatment of its claim or interest. The Debtors believe that they have complied with the requirement of equal treatment.

                  To the extent that the Bankruptcy Court finds that the Plan does not satisfy these requirements, the Bankruptcy Court could deny confirmation of the Plan. Issues or disputes relating to classification and/or treatment could result in a delay in the confirmation and consummation of the Plan and could increase the risk that the Plan will not be consummated.

         B. FACTORS AFFECTING THE VALUE OF THE SECURITIES TO BE ISSUED UNDER THE PLAN

         1.       SPECULATIVE NATURE

                  The New Common Stock is a speculative security. There can be no assurance as to the value of the New Common Stock. There can also be no assurance that the New Common Stock will have access to a liquid trading market.

         2.       COMPETITIVE CONDITIONS

                  The Debtors are in a highly competitive industry and compete with many other suppliers of Information Management Services. A significant source of competition is the in-house document handling capability of the Company's target customer base. There can be no assurance that these businesses will continue to outsource or outsource more of their data and image management or output processing needs. In addition, with respect to those services that are outsourced, the Company competes with a variety of competitors, including large national and multinational companies, which have greater financial resources than the Company and smaller regional or local companies. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on the Company's business, financial condition or results of operations.

         3.       VARIANCES FROM PROJECTIONS

                  The fundamental premise of the Plan is the de-leveraging of LSON and the implementation and realization of the Debtors' business plan, as reflected in the Projections attached to this Disclosure Statement. The Projections reflect numerous assumptions concerning the anticipated future performance of the Reorganized Debtors, some of which may not materialize. Such assumptions include, among other items, assumptions concerning the general economy, the information management outsourcing industry and the ability to stabilize and grow the Reorganized Debtors' business and control future operating expenses, and the ability to retain and key management and employees, all of which are extremely difficult to predict with any degree of certainty. The Debtors believe that the assumptions underlying the Projections are reasonable. However, unanticipated events and circumstances occurring subsequent to the preparation of the Projections may affect the actual financial results of the Reorganized Debtors.

Therefore, the actual results achieved throughout the periods covered by the Projections necessarily will vary from the projected results, and such variations may be material and adverse.

                  Moreover, the recovery by creditors is based upon LSON's estimate of the values of the New Common Stock. Because the market and economic conditions upon which such values are based are beyond the control of the Debtors, the actual results achieved are uncertain.

         4.       DISRUPTION OF OPERATIONS

                  The commencement and pendency of these Chapter 11 Cases could adversely affect the Debtors' relationship with their customers and suppliers, as well as their ability to retain or attract high-quality employees. In such event, weakened operating results could give rise to variances from the Projections and, as a consequence, the Debtors may not have the necessary liquidity to continue operating the business and may be unable to obtain additional financing necessary to maintain operations.

         5.       LACK OF TRADING MARKET; ISSUANCE TO DISBURSING AGENT

                  The New Common Stock are new issues of securities with no trading market. The New Common Stock also will be distributed to the Disbursing Agent and held until distribution is reasonably practicable to holders of Class 5 General Unsecured Claims. There can be no assurance regarding the future development of a market for or as to the liquidity of the New Common Stock when it is distributed by the Disbursing Agent pursuant to the Disbursing Agent Escrow Instructions.

         6.       DIVIDEND POLICIES

                  The Company does not anticipate that any dividends will be paid on its New Common Stock in the foreseeable future.

         C.       RISKS RELATING TO THE REORGANIZED DEBTORS

         1.       LEVERAGE AND DEBT SERVICE

                  After giving effect to the reorganization contemplated under the Plan, the Reorganized Debtors will be a competitively capitalized company relative to its Reorganized stockholders' equity and other leverage ratios. As of the Effective Date, on a pro forma basis after giving effect to the reorganization to be effected by the Plan, the Reorganized Debtors are estimated to have an aggregate net indebtedness of approximately $__ million, including senior secured debt, key manager notes, and capital leases

                  The Reorganized Debtors' capitalization could have important consequences to the holders of the New Common Stock, including the following:
(i) the Reorganized Debtors' ability to obtain additional financing for working capital, capital expenditures or general corporate purposes and (ii) a substantial portion of the Reorganized Debtors' cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Reorganized Debtors for other purposes.

         2.       RISKS OF KEY MANAGEMENT AND EMPLOYEE RETENTION

                  As previously noted, the Company is a conglomeration of approximately 76 businesses acquired over the period 1996 - 1999. These businesses were generally smaller family owned business where the former owners/operators and their employees remained in place post-acquisition. Over the years, management and operation of these businesses have changed. However, there are still several business units where the former owners/operators remain in place and are critical to the future performance of the business and the Company. For the most part, the operators of these businesses are also earnout creditors of the Company. While the Debtors have implemented its Key Manager and employee retention programs their can be no assurance that the Company will be successful in retaining the Key Managers and its other employees, and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

         3.       VOLATILITY OF AVAILABLE TEMPORARY LABOR AND PAPER PRICES

                  The Company is dependent primarily upon two basic supplies: temporary labor and paper. The Company uses and relies on temporary labor to manage fluctuations in its business. The supply and price of available and trained temporary labor is dependent upon general economic conditions that are beyond the Company's control. There can be no assurance that the Company will continue to have access to the trained temporary labor necessary to manage its business as it would expect, nor assurance that it will be available at the prices the Company would like. Further, the price of paper can be highly volatile. There can be no assurance that the price of paper will not change in the future. Any significant price increase in either temporary labor or paper that cannot be passed on to customers or a shortage in the supply of available temporary labor could have a material adverse effect on the Company's business, financial condition or results of operations.

         4. EFFECT OF POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY

                  The Company has experienced, and in the future may experience, significant quarter to quarter fluctuations in its operating results. Quarterly operating results may fluctuate as a result of a variety of factors, including but not limited to, the size and timing of customer contracts, changes in customer budgets, variations in the cost of temporary labor and paper, the integration of acquired businesses into the Company's operations, the demand for the Company's services, the timing and introduction of new services, the market acceptance of new services, the introduction and timing of new services by the Company's competitors, competitive conditions in the industry and general economic conditions. The Company's businesses are also typically seasonal as sales and profitability are typically lower during the third and fourth quarters of the year. Negative trends or variations in these items could have a material adverse effect on the Company's business, financial condition or results of operations.

         5.       IMPORTANCE OF CONTINUED DEVELOPMENT OF NEW SERVICES

                  The introduction of competing services incorporating new technologies and the emergence of new technical standards could render some or all of the Company's services unmarketable. The Company believes that its future success depends upon its ability to enhance its current services and develop new services that address the increasingly sophisticated needs of its customers. The failure of the Company to continue to service its customers, develop and enhance its existing services and introduce new services in a timely and cost effective manner in response to changing technologies, competition and customer requirements could have a material adverse effect on the Company's business, financial condition or results of operations.

         6. POTENTIAL LIABILITY FOR UNAUTHORIZED DISCLOSURE OF CONFIDENTIAL INFORMATION

                  A substantial portion of the Company's business involves the handling of documents containing confidential information. Although the Company has established procedures intended to eliminate any unauthorized disclosure of confidential information and, in some cases, has contractually limited its potential liability for unauthorized disclosure of such information, there can be no assurance that unauthorized disclosures will not result in liability to the Company. It is possible that such liabilities could have a material adverse effect on the Company's business, financial condition or results of operations.

         7. RISK OF BUSINESS INTERRUPTIONS AND DEPENDENCE ON SINGLE FACILITIES FOR CERTAIN SERVICES

                  The Company believes that its ability and its future ability to retain customers has been due to and will be dependent upon the continued delivery of prompt, efficient, high value services to those customers. Certain of the Company's operations are performed at a single location and are dependent on continuous computer, electrical, telephone and data communication service. As a result, any disruption of the Company's day-to-day operations could have a material adverse effect upon the Company. There can be no assurance that a fire, flood, earthquake, power loss, phone or data service loss or other disaster affecting one or more of the Company's facilities would not disable these functions. Any significant damage to any such facility or other failure that causes significant interruptions in the Company's operations may not be covered by insurance and could have a material adverse effect on the Company's business, financial condition or results of operations.

         8. RISK OF CONTINUED GROWTH IN THE INFORMATION MANAGEMENT OUTSOURCING INDUSTRY

                  The Company believes, based upon independent market research that the information management outsourcing industry will continue to experience continued growth for the next several years. The industry growth assumptions are based upon, among other things, the continued advancement of technology, increased government regulations regarding document retention and increased customer expectations regarding low-cost and efficient electronic access to records. There can be no assurance that these factors will ultimately facilitate industry growth or that other foreseen or unforeseen changes in the market dynamics will not negatively impact projected market growth. Any negative impact upon general market trends for the information management outsourcing services industry will have a material adverse effect on the Company's business, financial condition and results of operations.

         9.       RISK OF EXECUTION ON SALE OR CLOSURE OF NON-CORE OPERATIONS

                  A significant element of the Company's business plan is the continued divestiture and/or closure of its non-core operations. The Company has been and is focused on divesting and/or closing its non-core business units. Since September 2000, the Company has been successfully able to sell and or close approximately 20 non-core operations. The Company has also been able to reduce it labor force by approximately 12% since January 2001. The Company continues to expect to be able to execute on the sale or closure of its currently identified non-core businesses. The sale or closure of these businesses will allow the Company to continue to reduce its outstanding secured indebtedness, provide it with additional working capital and free-up the corporate resources currently dedicated to the managing of such businesses and sale/closure activities. There can be no assurance that the Company will be able to continue to execute on the sale or closure of its non-core operations. Failure to do so could have a material adverse effect on the Company's business, financial condition or results of operations.

         10.      HISTORY OF RECENT SIGNIFICANT OPERATING LOSSES

                  The Company incurred pre-tax losses from continuing operations, excluding amortization of intangible assets, various asset impairment charges and interest of approximately $38.3 million and $13.9 million for the years ended December 31, 2000 and 2001, respectively. Although the Company does not expect losses to continue in the future, it cannot assure creditors or interest holders that it will not incur further losses.

         D.       SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENT

                  This Disclosure Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21C of the Exchange Act, including statements concerning possible or assumed future results of operations of the Debtors and those preceded by, followed by or that include the word may, will, should, could, expects, plans, anticipates, believes, estimates, predicts, potential, or continue or the negative of such terms and other comparable terminology. You should understand that the factors described below, in addition to those discussed elsewhere in this Disclosure Statement, could affect the reorganized Debtors' future results and could cause those results to differ materially from those expressed in such forward-looking statements. These factors include:

         - material adverse changes in economic conditions in the markets we serve;
         - future regulatory actions and conditions in our operating areas;
         -        competition from others in the industry;
         - increases in labor costs and relations with union bargaining units representing our employees;
         - the integration of our operations with those of businesses we have acquired or may acquire in the future and the realization of the expected benefits;
         -        failure to obtain new customers or retain existing customers;
                  and
         - other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings.

                  NO PROJECTIONS OR OTHER FORWARD-LOOKING ANALYSES CONTAINED HEREIN WERE PREPARED WITH A VIEW TO COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. LSON'S INDEPENDENT ACCOUNTANTS HAVE NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAVE NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO. FOR ADDITIONAL INFORMATION ABOUT LSON AND ITS OPERATING AND FINANCIAL CONDITIONS, PLEASE SEE LSON'S UNAUDITED FINANCIAL INFORMATION ATTACHED HERETO AS EXHIBIT B FOR THE YEARS ENDED DECEMBER 31, 2000 AND 2001, AS WELL AS ITS ANNUAL REPORT ON FORM 10-K FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997 AS FILED WITH THE SEC AND ATTACHED TO THIS DISCLOSURE STATEMENT AS EXHIBITS C-1, C-2, AND C-3, RESPECTIVELY.

         E.       SECTION 1145 OF THE BANKRUPTCY CODE

                  Lason intends to rely on section 1145(a) of the Bankruptcy Code to exempt from registration under the Securities Act, and any applicable state securities laws, the issuance of any New Common Stock, New Senior Notes and the New Junior Note pursuant to the Plan to holders of claims in exchange for their claims. Generally, section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities from the registration requirements of the Securities Act if the following conditions are satisfied: (i) the securities are issued by a debtor (or its affiliate or successor) under a plan of reorganization; (ii) the recipients of the securities hold a claim against, and interest in, or a claim for administrative expense or interest in the debtor; and (iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor, or principally in such an exchange for cash or property. Lason believes that, as the issuer of the security and a debtor under the Plan, it is entitled to the exemption from registration under section 1145(a) of the Bankruptcy Code.

                  The New Common Stock, New Senior Notes and New Junior Note subject to the exemption from registration under Bankruptcy Code section 1145(a), may be resold by the holders thereof without restriction, except for any such holder that is deemed to be an "underwriter" as defined in section 1145(b) of the Bankruptcy Code. An "underwriter" is defined as any person who
(i) purchases a claim against, or an interest in, a debtor with a view toward distribution of any security issued pursuant to a plan of reorganization for the holders of such securities, (ii) offers to sell securities issued pursuant to a plan of reorganization for the holders of such securities, (iii) offers to buy securities, if the offer to buy is made with a view toward distribution of such securities or (iv) is an issuer within the meaning of section 2(11) of the Securities Act. Section 2(11) of the Securities Act provides that the term "issuer" includes all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with an issuer of securities. Under Rule 405 of Regulation C under the Securities Act, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract or otherwise. Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns at least 10% of the voting securities of a reorganized debtor may be presumed to be a control person.

         F.       RULE 144

                  Holders of securities who are deemed to be "underwriters" within the meaning of section 1145(b)(1) of the Bankruptcy Code or who may otherwise be deemed to be "underwriters" of, or to exercise "control" over, the Debtors within the meaning of Rule 405 of Regulation C under the Securities Act may, under certain circumstances, be able to sell their securities pursuant to the more limited safe harbor resale provisions of Rule 144 under the Securities Act. Generally, Rule 144 provides that, if certain conditions are met (e.g., holding for a period of one year with respect to "restricted securities," volume limitations, manner of sale, availability of current information about the issuer, etc.), (a) any person who resells "restricted securities" and (b) any "affiliate" of the issuer of the securities sought to be resold will not be deemed to be an "underwriter" as defined in Section 2(11) of the Securities Act. Under paragraph (k) of Rule 144, the aforementioned conditions to resale will no longer apply to restricted securities sold for the account of a holder who is not an affiliate of the Company at the time of such resale and who has not been such during the three-month period next preceding such resale, so long as a period of at least two years has elapsed since the later of (i) the Effective Date of the Plan and (ii) the date on which such holder acquired his or its securities from an affiliate of the Debtors.

             IX. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

         A.       GENERAL

                  The following discussion summarizes certain anticipated U.S. federal income tax consequences of the transactions proposed in the Plan for the Debtors and for holders of Claims who are entitled to vote to accept or reject the Plan. The summary is provided for information purposes only and is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, judicial authority, and current administrative rulings and practice, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effects that could adversely affect the federal income tax consequences described below.

                  The summary does not address all aspects of federal income taxation that may be relevant to a particular holder of Claims in light of its particular facts and circumstances. Except as specifically provided below, the summary does not address aspects of federal income taxation that may be relevant to certain types of holders of Claims subject to special treatment under the Code (for example, non-U.S. Taxpayers, financial institutions, broker-dealers, life insurance companies, and tax-exempt organizations). The summary also does not discuss any aspects of state, local, or foreign tax consequences. The summary does not address the federal income tax consequences to holders of Claims who are not entitled to vote on the Plan.

                  In addition, a substantial amount of time may elapse between the confirmation date of the Plan and the receipt of a final distribution under the Plan. Events subsequent to the date of this Disclosure Statement, such as additional tax legislation, court decisions, or administrative changes, could affect the federal income tax consequences of the Plan and the transactions contemplated thereunder. No ruling will be sought from the Internal Revenue Service with respect to any of the tax aspects of the Plan and no opinion of counsel has heretofore been obtained by the Debtors with respect thereto. Accordingly, each holder of Claims or interest is strongly urged to consult with its own tax advisor regarding the federal, state, local, and foreign tax consequences of the Plan to such holder.

         B. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLASS 2A SECURED LENDER CLAIMS

                  The following discussion of federal income tax consequences to holders of Class 2A Secured Lender Claims assumes that each holder of such Claim qualifies as a financial institution under Section 582(c)(2) of the Code. Any holder of a Class 2A Secured Lender Claim who is not a financial institution (as defined under Section 582(c)(2) of the Code) should be aware that the character of any gain or loss recognized may differ from the description below (for example, gains or losses recognized may be treated as capital gains or losses as opposed to ordinary income or losses in some circumstances).

                  The federal income tax consequences to a holder of an Old Secured Note will depend upon whether the exchange of Old Secured Notes for New Senior Secured Notes, New Common Stock, and possibly cash (from Net Sale Proceeds) qualifies as a recapitalization, and thus a "reorganization" under
Section 368 of the Code. Whether the foregoing exchange will qualify as a recapitalization will depend in part on whether the Old Secured Notes and New Senior Secured Notes are treated as "securities" within the meaning of the Code provisions governing reorganization transactions. Whether an instrument constitutes a "security" is determined based upon all the facts and circumstances including the terms of the debt instrument, the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments are fixed, variable or contingent, and whether such payments are made on a current basis or accrued. Although no one factor is determinative, most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for federal income tax purposes. Such authorities have indicated that a term of less than five years is evidence that the instrument is not a security whereas a term of ten years or more is evidence that the instrument is a security.

                  The Old Secured Notes (issued in August 16, 1999 and maturing in August 16, 2004) have terms of five years. The New Senior Secured Notes will have terms of five years. Based upon the terms of the notes and other factors, it is uncertain whether the Old Secured Notes or the New Senior Secured Notes will be treated as securities for federal income tax purposes. Therefore, the following discussion will address the federal tax consequences under alternative assumptions that (i) the Old Secured Notes and New Senior Secured Notes will both be treated as securities, (ii) the Old Secured Notes (but not the New Senior Secured Notes) will be treated as securities, and (iii) the Old Secured Notes will not be treated as securities.

         1. OLD SECURED NOTES AND NEW SENIOR SECURED NOTES BOTH TREATED AS SECURITIES

                  If the Old Secured Notes and New Senior Secured Notes are both treated as securities, the exchange of Old Secured Notes for New Senior Secured Notes, New Common Stock, and possibly cash (from Net Sale Proceeds) should be treated as a recapitalization and a partially tax-free reorganization under
Section 368 of the Code. In such case, holders of the Old Secured Notes should not recognize any loss on the exchange, and should recognize gain only to the extent of the lesser of (i) the amount of any gain realized from the exchange, or (ii) the amount of any cash received in the exchange. For purposes of above, gain realized from the exchange equals the excess (if any) of (i) the sum of the principal amount of the New Senior Secured Notes, the fair market value of the New Common Stock as of the Effective Date, and the amount of any cash received for the Old Secured Notes (except to the extent that any such amount is allocable to accrued but untaxed interest as discussed below), over (ii) the holder's tax basis in the Old Secured Notes. Recognized gain would be treated as ordinary income.

                  To the extent that the principal amount of the New Senior Secured Notes, the fair market value of the New Common Stock, and the amount of any cash received therefor is treated as received in satisfaction of accrued but untaxed interest on the Old Secured Notes, the holders of Old Secured Notes should recognize ordinary interest income. See discussion "Accrued But Untaxed Interest" below.

                  The holders of Old Secured Notes should obtain a tax basis in the New Senior Secured Notes and New Common Stock equal to the tax basis of the Old Secured Notes surrendered (increased by any gain recognized and decreased by the amount of any cash received) and should have a holding period for the New Senior Secured Notes and New Common Stock that includes the holding period of the Old Secured Notes; provided that the tax basis of any New Senior Secured Note or share of New Common Stock treated as received in satisfaction of accrued interest (as described below) should equal the amount of such accrued interest, and the holding period for such New Senior Secured Notes or share of New Common Stock should not include the holding period of the Old Secured Notes.

         2. OLD SECURED NOTES (BUT NOT THE NEW SENIOR SECURED NOTES) TREATED AS SECURITIES

                  If the Old Secured Notes (but not the New Senior Secured Notes) are treated as securities, the exchange of Old Secured Notes for New Senior Secured Notes, New Common Stock, and possibly cash (from Net Sale Proceeds) should be treated as a recapitalization and a partially tax-free reorganization under Section 368 of the Code. In such case, holders of the Old Secured Notes should not recognize any loss on the exchange, and should recognize gain only to the extent of the lesser of (i) the amount of gain realized from the exchange (as described above), or (ii) the amount of any cash received in the exchange plus the principal amount of the New Senior Secured Notes received. Recognized gain would be treated as ordinary income.

                  To the extent that the principal amount of the New Senior Secured Notes, the fair market value of the New Common Stock, and the amount of any cash received therefor is treated as received in satisfaction of accrued but untaxed interest on the Old Secured Notes, the holders of Old Secured Notes should recognize ordinary interest income. See discussion "Accrued But Untaxed Interest" below.

                  The holders of Old Secured Notes should obtain a tax basis in the New Common Stock equal to the tax basis of the Old Secured Notes surrendered (increased by any gain recognized and decreased by the amount of any cash received and the principal amount of the New Senior Secured Notes received on the exchange) and should have a holding period for the New Common Stock that includes the holding period of the Old Secured Notes; provided that the tax basis of any share of New Common Stock treated as received in satisfaction of accrued interest (as described below) should equal the amount of such accrued interest, and the holding period for such share of New Common Stock should not include the holding period of the Old Secured Notes. A holder of Old Secured Notes should obtain a tax basis in New Senior Secured Notes equal to the principal amount of the New Senior Secured Notes as of the Effective Date and should begin a holding period for the New Senior Secured Notes on the day following the Effective Date.

         3.       OLD SECURED NOTES NOT TREATED AS SECURITIES

                  If the Old Secured Notes are not treated as securities, the exchange of Old Secured Notes for New Senior Secured Notes, New Common Stock, and possibly cash (from Net Sale Proceeds) should be treated as a taxable exchange under Section 1001 of the Code. In such case, holders of Old Secured Notes should ordinary gain or loss equal to the difference between (i) the sum of the principal amount of the New Senior Secured Notes, the fair market value of the New Common Stock, and the amount of cash received therefor as of the Effective Date (except to the extent that any such amount is allocable to accrued but untaxed interest as discussed below), and (ii) the holder's tax basis in the Old Secured Notes.

                  To the extent that a portion of the New Senior Secured Notes, New Common Stock, or any cash received is allocable to accrued but untaxed interest, the holder should recognize ordinary interest income. See discussion "Accrued But Untaxed Interest" below.

                  A holder's tax basis in a New Senior Secured Note should equal its principal amount and a holder's tax basis in New Common Stock received should equal the fair market value of the New Common Stock as of the Effective Date. The holding period for the New Senior Secured Notes and New Common Stock should begin on the day following the Effective Date.

         4.       ACCRUED BUT UNTAXED INTEREST

                  To the extent that a holder of an Old Secured Notes receives New Senior Secured Notes, New Common Stock, or cash in the exchange that is attributable to accrued but untaxed interest, such amount should be taxable to the holder of an Old Secured Note as ordinary interest income if such accrued interest has not been previously included in such holder's gross income for U.S. federal income tax purposes. Conversely, a holder of an Old Secured Note may be able to recognize a deductible loss (or, possibly, a write-off against a reserve for bad debts) to the extent that any accrued but untaxed interest was previously included in the gross income of a holder of an Old Secured Note, but is not paid in full by the Debtor.

                  The extent to which New Senior Secured Notes, New Common Stock, or any cash received by a holder of an Old Secured Note will be attributable to accrued but untaxed interest is unclear under existing authority. In general, Treasury Regulations treat payments under a debt instrument first as a payment of accrued and unpaid interest and then as a payment of principal. In its information filing to holders of Claims, the Debtor intends to report interest income consistent with the above allocation except as otherwise set forth in the Plan.

         C. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLASS 5 GENERAL UNSECURED CLAIMS AND CLASS 3 CONVENIENCE CLAIMS

                  The Debtors believe it is unlikely that either the Class 5 General Unsecured Claims (other than a Class 5 General Unsecured Claim that results from a deficiency claim of a Class 2A Secured Lender) or a Class 3 Convenience Claim would constitute "securities" for federal income tax purposes under the rules described above. As a result, the exchange of such Class 5 General Unsecured Claims for New Common Stock and the exchange of a Class 3 Convenience Claim for cash will likely be treated as a taxable exchange under
Section 1001 of the Code.

                  Accordingly, the holders of such Class 5 General Unsecured Claims should recognize gain or loss equal to the difference between (i) the fair market value of the New Common Stock received by the holder as of the Effective Date and (ii) the holder's tax basis in the Class 5 General Unsecured Claims. The holders of Class 3 Convenience Claims should recognize gain or loss equal to the difference between (i) the amount of cash received and (ii) the holder's tax basis in such Convenience Claim.

                  Unless the Class 5 General Unsecured Claim or the Class 3 Convenience Claim is held as a capital asset, such gain or loss will be ordinary in nature. If, however, the Class 5 General Unsecured Claim or the Class 3 Convenience Claim is held as a capital asset, such gain or loss should be capital in nature and should be long-term capital gain or loss if the Claim was held for a period of more than one year.

                  A holder's tax basis in the New Common Stock received should equal the fair market value of the New Common Stock as of the Effective Date. The holding period for the New Common Stock should begin on day following the Effective Date.

         D. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLASS 2B SECURED CLAIMS AND CLASS 4 KEY MANAGER CLAIMS

                  The federal income tax consequences to holders of Class 2B Secured Claims and Class 4 Key Manager Claims will vary depending upon the nature of each individual Claim. Therefore, each holder of a Class 2B Secured Claims and a Class 4 Key Manger Claims should consult with its own tax advisor regrading federal income tax consequences of the Plan to such holder.

         E.       FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS

         1.       CANCELLATION OF INDEBTEDNESS INCOME

                  Under the Code, a U.S. taxpayer generally must include in gross income the amount of any discharged indebtedness ("COD") realized during the taxable year. In general, COD generally equals the difference between the principal amount of the Claim discharged and the amount "paid" for it in the exchange. For this purpose, the outstanding amount of the old debt discharged generally equals the "adjusted issue price" of the old debt plus any accrued interest, while the amount "paid" generally equals the principal amount of the New Senior Secured Notes, the fair market value of New Common Stock, and/or any cash received in the exchange Upon implementation of the Plan, certain of the Debtors expect to realize a substantial amount of COD upon the exchange of the Old Secured Notes for the New Senior Secured Notes, New Common Stock, and possibly cash (from Net Sale Proceeds), the exchange of the General Unsecured Claims for the New Common Stock, the exchange of Convenience Claims to New Common Stock and/or upon the exchange of any instruments related to Key Manager Claims for the New Junior Note.

                  The Debtors, however, may exclude from gross income any COD arising from the discharge of its debt while under the jurisdiction of a court in a chapter 11 case. Instead, such COD will generally reduce certain tax attributes of the Debtors as prescribed by the Code, including net operating losses ("NOL"), NOL carryforwards, and tax basis in property held by the Debtors (collectively, "Tax Attributes"). Reduction of tax basis in a debtor's property is limited to the excess of the aggregate tax basis of the property held by the debtor immediately after discharge over the aggregate of the debtor's liabilities immediately after the discharge. Any COD remaining after the reduction of Tax Attributes will not have any further federal income tax consequences.

                  The Debtors may elect to avoid the prescribed order of Tax Attribute reduction and instead reduce, to the extent available, the basis of depreciable property prior to the reduction of other Tax Attributes. This election extends to the stock of a subsidiary if the subsidiary consents to reduce the basis of its depreciable property, but may be made only to the extent of the aggregate adjusted basis of the Debtor's depreciable property. The Debtors have not yet determined whether to make this election.

                  Although not free from doubt, based on existing authorities, the Debtors believe that any reduction in Tax Attributes will generally occur on a separate company basis even though the Debtors file a consolidated federal income tax return. The Internal Revenue Service has recently taken the position, however, that consolidated NOL must be reduced irrespective of the source of those losses. The current Internal Revenue Service position as to the impact of the attribute reduction rules on other Tax Attributes of consolidated group members is unclear.

         2.       NET OPERATING LOSSES

                  The Debtors have an NOL carryforward of approximately $100 million for the taxable year ending December 31, 2000 and an estimated $150 million NOL carryforward for the taxable year ending December 31, 2001. As explained above, current year NOL and the NOL carry forwards may be reduced or eliminated by COD realized upon the implementation of the Plan. If the current year NOLs and the existing NOL carryforwards are not so eliminated, however, Section 382 of the Code may substantially limit the Debtors' ability to use such NOL carryforwards in future years.

                  When a corporation undergoes an "ownership change," Section 382 of the Code generally limits the subsequent ability of the corporation to utilize historic NOL and/or NOL carryforwards and subsequently recognized "built-in" losses (i.e., losses economically accrued but unrecognized as of the date of the ownership change), with respect to any post-ownership change taxable periods. The amount of such pre-ownership NOL and built-in losses that can be utilized in the post-ownership change taxable periods generally equals the product of the value of the stock of the corporation (with certain adjustments) immediately before the ownership change multiplied by the applicable "long-term tax-exempt rate" (currently 5.01%) ("Annual Section 382 Limitation"). Any portion of the Annual Section 382 Limitation unused in a particular taxable post-ownership change period is generally available in subsequent years. A corporation must meet certain continuity of business enterprise requirements for at least two years following an ownership change in order to preserve the Annual
Section 382 Limitation. The Debtors believe that it is likely that they will undergo the "ownership change" within the meaning of Section 382 of the Code as a result of the implementation of the Plan.

                  Section 382 of the Code provides an exception to the application of the Annual Section 382 Limitation for certain corporations under the jurisdiction of a court in a chapter 11 case (the "Bankruptcy Exception"). The Bankruptcy Exception could apply to the Debtors if the Debtors' historic shareholders and creditors that held certain "qualified indebtedness" (as defined by regulation) prior to implementation of the Plan were to own more than 50% of the total voting power and total value of the stock of the Debtors after such implementation. Under the Bankruptcy Exception, the continuity of business enterprise requirement described above would not apply to the Debtors. However, a second ownership change occurring during the two-year period immediately following the first ownership change would restrict the corporation from using any NOL carryforwards that arose before the second ownership change and from using any subsequently recognized built-in basis (economically accrued but unrecognized as of the date of the second ownership change) against post change income with respect to the second ownership change. The Bankruptcy Exception, if applicable, would reduce the Debtors' pre-change losses and excess credits that may be carried over to a post-ownership change taxable year by any interest paid or accrued on any Old Secured Notes exchanged for the New Senior Secured Notes.

                  At this time, it is uncertain whether reorganized Lason's will qualify for the Bankruptcy Exception.

         3.       FEDERAL ALTERNATIVE MINIMUM TAX

                  To the extent NOL and NOL carryforwards are not eliminated or limited under the rules discussed above, the Debtors will be able to offset their taxable income following the implementation of the Plan with any NOL carryforwards. Because of differences in the way alternative minimum taxable income ("AMTI") is calculated as compared to regular taxable income, the Debtors may nonetheless be subject in such taxable years to the alternative minimum tax ("AMT"), which generally equals the amount by which 20% of a corporation's AMTI exceeds its regular tax liability.

                  The Code calculates AMTI pursuant to specific rules that eliminate or limit the availability of certain tax deductions and which include as income certain amounts not generally included in computing regular tax liability. Of particular importance is the AMT limitation permitting a corporation to offset only 90% of its AMTI by any available NOL carry forwards (as computed for AMT purposes). This AMT limitation generally applies on a group basis to consolidated groups. Thus, in any year in which 20% of the Debtors' AMTI exceeded their regular tax liability, the Debtors would be subject to AMT, regardless of the size of any NOL carryforwards they might have. Any AMT incurred by the Debtors in such a taxable year generally would be allowable as a non-refundable credit against the Debtors' regular federal income tax liability in future taxable years when they are no longer subject to AMT.

         F.       IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE

                  THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER'S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

                      X. ALTERNATIVES TO CONFIRMATION AND
                            CONSUMMATION OF THE PLAN

                  The Debtors believe that the Plan affords holders of claims the potential for the greatest recovery and, therefore, is in the best interests of such holders. The Plan as presented is the result of considerable negotiations among the Debtors and Prepetition Lenders.

                  If, however, the requisite acceptances are not received, or the Plan is not confirmed and consummated, the theoretical alternatives include:
(a) formulation of an alternative plan of reorganization or (b) liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

         A.       ALTERNATIVE PLAN(S) OF REORGANIZATION

                  If the Plan is not confirmed, the Debtors may attempt to formulate and propose a different plan or plans of reorganization. Such a plan or plan(s) might involve either a reorganization and continuation of the Debtor's businesses or an orderly liquidation of their assets.

                  The Debtors' business could suffer from increased costs, erosion of customer confidence and liquidity difficulties if they remained debtors in possession during a lengthy chapter 11 process, while trying to negotiate a consensual plan of reorganization. In addition, to formulate and secure approval of an alternative plan, the Debtors may be required to secure DIP financing, and the Debtors can offer no assurance that they would be successful in this regard.

                  The Debtors believe that the Plan, as described herein, which is the result of extensive negotiations between the Debtors and their principal creditor constituencies, enables creditors to realize the greatest possible value under the circumstances and, compared to any later alternative plan of reorganization, has the greatest chance of being confirmed and consummated.

         B.       LIQUIDATION OF THE DEBTORS

                  If no plan is confirmed, the Debtors may be forced to liquidate under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Debtors' assets for distribution to creditors in accordance with the priorities established by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of claims against or interests in the Debtors.

                  The Debtors believe that in a liquidation under chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Debtors' estates. The assets available for distribution to creditors would be reduced by such additional expenses and by claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors' assets. The Liquidation Analysis, discussed supra in VI.C.2. ("Best Interests Test"), and contained in Exhibit E hereto, shows that unsecured creditors would not receive any distribution on their claims in a liquidation.

                  The Debtors could also be liquidated pursuant to the provisions of a chapter 11 plan of reorganization. In a liquidation under chapter 11, the Debtors' assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7. Thus, a chapter 11 liquidation might result in larger recoveries than in a chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a trustee must be appointed. Any distribution to the holders of claims under a chapter 11 liquidation plan probably would be delayed substantially.

                  Although preferable to a chapter 7 liquidation, the Debtors believe that any liquidation under chapter 11 is a much less attractive alternative to creditors than the Plan because the Debtors believe confirmation of the Plan will enable creditors to realize a greater recovery than they otherwise may realize pursuant to a chapter 11 liquidating plan.

                       XI. CONCLUSION AND RECOMMENDATION

                  The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will result in the greatest recoveries to holders of claims and interests. Consequently, the Debtors urge all holders of claims and interests to vote to accept the Plan.

Dated:   February 20, 2002          Respectfully submitted,

                                    LASON, INC.
                                    (for itself and on behalf of the
                                    Subsidiary Debtors)

                                    By:_________________________________________

                                    Name:  Ronald D. Risher
                                    Title: President and Chief Executive Officer

                                    COUNSEL:

                                    Lawrence K. Snider, Esq.
                                    Aaron L. Hammer, Esq.
                                    MAYER, BROWN, ROWE & MAW
                                    190 South LaSalle Street
                                    Chicago, Illinois 60603-3441
                                    (312) 782-0600

                                             - and -

                                    Robert S. Brady (No. 2847)
                                    Michael R. Nestor (No. 3526)
                                    YOUNG CONAWAY STARGATT & TAYLOR
                                    1100 North Market Street
                                    Wilmington Trust Center
                                    P.O. Box 391
                                    Wilmington, Delaware 19899-0391
                                    (302) 571-6600

                                    Co-counsel for Debtors and Debtors in
                                    Possession

                                    EXHIBIT A
                  FIRST AMENDED JOINT PLAN OF REORGANIZATION OF
                     LASON, INC. AND ITS SUBSIDIARY DEBTORS










































                                  Exhibit A-1

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

In re:                                 )      Chapter 11
                                       )
LASON, INC., et al.,                   )      Case Nos. 01-11488,01-11489,
                                       )      01-11491, 01-11492, 01-11494,
                                       )      01-11496, 01-11497, 01-11499,
                Debtors.               )      01-11501 and 01-11503 (MFW)
                                       )
                                       )      Jointly Administered

                   FIRST AMENDED JOINT PLAN OF REORGANIZATION
                    OF LASON, INC. AND ITS SUBSIDIARY DEBTORS


Lawrence K. Snider, Esq.
Aaron L. Hammer, Esq.
MAYER, BROWN, ROWE & MAW
190 South LaSalle Street
Chicago, Illinois  60603-3441
(312) 782-0600

Robert S. Brady (No. 2847)
Michael R. Nestor (No. 3526)
Young Conaway Stargatt & Taylor
1000 West Street, 17th Floor
Wilmington, Delaware  19899-0391
(302) 571-6600

ATTORNEYS FOR DEBTORS

Dated:    February 20, 2002

                                TABLE OF CONTENTS


                                                                                                             PAGE
INTRODUCTION ....................................................................................................1

ARTICLE I             DEFINED TERMS AND RULES OF INTERPRETATION..................................................1

         1.1      Administrative Claim...........................................................................1

         1.2      Allowed........................................................................................1

         1.3      Allowed Claim..................................................................................1

         1.4      Amended Certificates of Incorporation and By-Laws..............................................2

         1.5      Amended and Restated Prepetition Credit Agreement..............................................2

         1.6      Bankruptcy Code................................................................................2

         1.7      Bankruptcy Court...............................................................................2

         1.8      Bankruptcy Rules...............................................................................2

         1.9      Business Day...................................................................................2

         1.10     Cash...........................................................................................2

         1.11     Chapter 11 Cases...............................................................................2

         1.12     Claim..........................................................................................2

         1.13     Claims Objection Deadline......................................................................2

         1.14     Class..........................................................................................2

         1.15     Company Sale Proceeds..........................................................................2

         1.16     Confirmation Date..............................................................................2

         1.17     Confirmation Hearing...........................................................................3

         1.18     Confirmation Order.............................................................................3

         1.19     Convenience Claim..............................................................................3

         1.20     Critical Employee Retention Plan Order.........................................................3

         1.21     Debtor(s)......................................................................................3

         1.22     Disbursing Agent...............................................................................3

         1.23     Disbursing Agent Escrow Instructions...........................................................3

         1.24     Disclosure Statement...........................................................................3

         1.25     Disputed Claim.................................................................................3

         1.26     Disputed Claim Amount..........................................................................3

         1.27     Disputed Claims Reserve........................................................................4

         1.28     Distribution Date..............................................................................4


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                                TABLE OF CONTENTS
                                  (continued)



                                                                                                             PAGE
         1.29     Distribution Record Date.......................................................................4

         1.30     Effective Date.................................................................................4

         1.31     Estate(s)......................................................................................4

         1.32     Exchange Act...................................................................................4

         1.33     Executive Management Incentive.................................................................4

         1.34     Executive Management Incentive Plan............................................................4

         1.35     Executive Management Incentive Plan Participants...............................................4

         1.36     Fee Claim......................................................................................4

         1.37     File, Filed or Filing..........................................................................4

         1.38     Final Order....................................................................................4

         1.39     General Unsecured Claims.......................................................................5

         1.40     Holder.........................................................................................5

         1.41     Impaired.......................................................................................5

         1.42     Intercompany Claim.............................................................................5

         1.43     Interest.......................................................................................5

         1.44     Junior Note Indenture..........................................................................5

         1.45     Key Manager....................................................................................5

         1.46     Key Manager Claim..............................................................................5

         1.47     Litigation Claims..............................................................................5

         1.48     Net Sale Proceeds..............................................................................5

         1.49     New Common Stock...............................................................................6

         1.50     New Senior Secured Notes.......................................................................6

         1.51     New Junior Note................................................................................6

         1.52     Non-Tax Priority Claim.........................................................................6

         1.53     Official Committee.............................................................................6

         1.54     Old Common Stock...............................................................................6

         1.55     Old Rights and Warrants........................................................................6

         1.56     Old Secured Notes..............................................................................6

         1.57     Other Secured Claim............................................................................6

         1.58     Pension Plan...................................................................................7


                                      -ii-
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                                TABLE OF CONTENTS
                                  (continued)



                                                                                                             PAGE
         1.59     Petition Date..................................................................................7

         1.60     Plan...........................................................................................7

         1.61     Plan Document..................................................................................7

         1.62     Preferred Stock................................................................................7

         1.63     Prepetition Agent..............................................................................7

         1.64     Prepetition Credit Agreement...................................................................7

         1.65     Prepetition Lenders............................................................................7

         1.66     Priority Tax Claim.............................................................................7

         1.67     Professional...................................................................................7

         1.68     Reorganized Debtors............................................................................7

         1.69     Reorganized LSON...............................................................................7

         1.70     Reorganized Subsidiary Debtors.................................................................7

         1.71     Sale Incentive Bonus...........................................................................7

         1.72     Secured Lender Claim...........................................................................8

         1.73     Securities Act.................................................................................8

         1.74     Securities Claims..............................................................................8

         1.75     Subsidiary Debtors.............................................................................8

         1.76     Subsidiary Interests...........................................................................8

         1.77     Substantive Consolidation Order................................................................8

         1.78     Trustee........................................................................................8

         1.79     Unimpaired Claim...............................................................................8

ARTICLE II            CLASSIFICATION OF CLAIMS AND INTERESTS.....................................................9

         2.1      Unclassified Claims............................................................................9

         2.2      Unimpaired Classes of Claims...................................................................9

         2.3      Impaired Classes of Claims.....................................................................9

         2.4      Impaired Classes of Interests.................................................................10

ARTICLE III           TREATMENT OF CLAIMS AND INTERESTS.........................................................10

         3.1      Unclassified Claims...........................................................................10

         3.2      Unimpaired Classes of Claims..................................................................11

         3.3      Impaired Classes of Claims....................................................................11


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

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
         3.4      Impaired Class of Interests...................................................................12

ARTICLE IV            MEANS FOR IMPLEMENTATION OF THE PLAN......................................................13

         4.1      Limited Substantive Consolidation for Purposes of Treating Impaired
                  Claims........................................................................................13

         4.2      Continued Corporate Existence and Vesting of Assets in the Reorganized
                  Debtors.......................................................................................14

         4.3      Corporate Governance, Directors and Corporate Action..........................................14

         4.4      Cancellation of Notes, Instruments and Stock..................................................15

         4.5      Issuance of New Securities and Related Documents..............................................15

         4.6      Executive Management Incentive Plan...........................................................16

         4.7      Sources of Cash for Plan Distributions........................................................16

         4.8      Risk Management Program.......................................................................16
         4.9      Asset Sales...................................................................................16

ARTICLE V             ACCEPTANCE OR REJECTION OF THE PLAN.......................................................16

         5.1      Classes Entitled to Vote......................................................................16

         5.2      Cramdown......................................................................................16

ARTICLE VI            PROVISIONS GOVERNING DISTRIBUTIONS........................................................17

         6.1      Distributions for Claims Allowed as of the Effective Date.....................................17

         6.2      Interest on Claims............................................................................17

         6.3      Distributions by Reorganized Debtors..........................................................17

         6.4      Delivery of Distributions and Undeliverable or Unclaimed Distributions........................17

         6.5      Record Date for Distributions.................................................................18

         6.6      Compliance with Tax Requirements..............................................................18

         6.7      Allocation of Plan Distributions Between Principal and Interest...............................18

         6.8      Means of Cash Payment.........................................................................18

         6.9      Withholding and Reporting Requirements........................................................19

         6.10     Setoffs.......................................................................................19

         6.11     Fractional Shares.............................................................................19

         6.12     Surrender of Cancelled Instruments............................................................19

         6.13     Lost, Stolen, Mutilated or Destroyed Debt Securities..........................................20


                                      -iv-
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                                  (continued)



                                                                                                             PAGE
ARTICLE VII           TREATMENT OF EXECUTORY CONTRACTS, UNEXPIRED
                      LEASES AND PENSION PLANS..................................................................20

         7.1      Assumption of Executory Contracts and Unexpired Leases........................................20

         7.2      Claims Based on Rejection of Executory Contracts or Unexpired Leases..........................20

         7.3      Cure of Defaults of Assumed Executory Contracts and Unexpired Leases..........................21

         7.4      Indemnification of Directors, Officers and Employees..........................................21

         7.5      Compensation and Benefit Programs; Employment Contracts; Pension Plan.........................21

ARTICLE VIII          PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT
                      AND UNLIQUIDATED CLAIMS...................................................................22

         8.1      Objection Deadline; Prosecution of Objections.................................................22

         8.2      No Distributions Pending Allowance............................................................22

         8.3      Disputed Claims Reserve.......................................................................22

         8.4      Distributions After Allowance.................................................................23

ARTICLE IX            CONFIRMATION AND CONSUMMATION OF THE PLAN.................................................23

         9.1      Conditions to Confirmation....................................................................23

         9.2      Conditions to Effective Date..................................................................23

         9.3      Waiver of Conditions..........................................................................24

ARTICLE X             EFFECT OF PLAN CONFIRMATION...............................................................24

         10.1     Binding Effect................................................................................24

         10.2     Releases by the Debtors.......................................................................25

         10.3     Discharge of Claims and Termination of Interests..............................................25

         10.4     Preservation of Rights of Action; Settlement of Litigation Claims.............................26

         10.5     Exculpation and Limitation of Liability.......................................................26

         10.6     Injunction....................................................................................26

         10.7     Term of Bankruptcy Injunction or Stays........................................................26

         10.8     Termination of Subordination Rights and Settlement of Related Claims..........................27

ARTICLE XI            RETENTION OF JURISDICTION.................................................................27

ARTICLE XII           MISCELLANEOUS PROVISIONS..................................................................29

         12.1     Effectuating Documents and Further Transactions...............................................29

         12.2     Corporate Action..............................................................................29



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

                                                                                                             PAGE
         12.3     Exemption from Transfer Taxes.................................................................29

         12.4     Bar Dates for Administrative Claims...........................................................30

         12.5     Payment of Statutory Fees.....................................................................30

         12.6     Amendment or Modification of the Plan.........................................................30

         12.7     Severability of Plan Provisions...............................................................30

         12.8     Successors and Assigns........................................................................30

         12.9     Plan Documents................................................................................30

         12.10    Revocation, Withdrawal or Non-Consummation....................................................31

         12.11    Notice........................................................................................31

         12.12    Governing Law.................................................................................31

         12.13    Tax Reporting and Compliance..................................................................31

         12.14    Schedules.....................................................................................32

         12.15    Official Committee after Effective Date.......................................................32

         12.16    Section 1145 Exemption........................................................................32

                                  INTRODUCTION

         Lason, Inc. ("LSON" or the "Company"), and each of its direct or indirect debtor subsidiaries listed on Schedule 1 hereto, propose the following joint plan of reorganization pursuant to the provisions of Chapter 11 of the Bankruptcy Code. Reference is made to the Disclosure Statement (as that term is defined herein), for a discussion of the debtors' history, business and operations, projections for those operations, risk factors, and certain related matters. The Disclosure Statement also provides a summary of this Plan.

                                   ARTICLE I

                    DEFINED TERMS AND RULES OF INTERPRETATION

         Defined Terms: As used herein, capitalized terms have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, will have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

         1.1 ADMINISTRATIVE CLAIM means a Claim for costs and expenses of administration of the Chapter 11 Cases Allowed under sections 503(b), 507(b) or, if applicable, 1114(e)(2) of the Bankruptcy Code, including: (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Debtors' Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises) and Claims of governmental units for taxes (including Claims related to taxes which accrued after the Petition Date, but excluding Claims related to taxes which accrued on or before the Petition Date); (b) compensation for legal, financial, advisory, accounting and other services and reimbursement of expenses Allowed by the Bankruptcy Court under section 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred prior to the Effective Date; and (c) all fees and charges assessed against the Debtors' Estates under section 1930, chapter 123 of title 28, United States Code.

         1.2 ALLOWED means an Allowed Claim in a particular Class or category specified. Any reference herein to a particular Allowed Claim includes both the secured and unsecured portions of such Claim.

         1.3 ALLOWED CLAIM means a Claim: (a) as to which no objection or request for estimation has been filed on or before the Claims Objection Deadline or the expiration of such other applicable period fixed by the Bankruptcy Court; or (b) as to which any objection has been settled, waived, withdrawn or denied by a Final Order; or (c) that is Allowed (i) by a Final Order; (ii) by an agreement between the Holder of such Claim and the Debtors or Reorganized Debtors; or (iii) pursuant to the terms of this Plan.

         For purposes of computing distributions under this Plan, the term "Allowed Claim" shall not include interest on such Claim from and after the Petition Date, except as provided in section 506(b) of the Bankruptcy Code or as otherwise expressly set forth in this Plan.

         1.4 AMENDED CERTIFICATES OF INCORPORATION AND BY-LAWS means the Reorganized Debtors' certificates of incorporation and by-laws or other similar organizational documents, as amended by the Plan, which shall be filed with the Bankruptcy Court as Plan Documents.

         1.5 AMENDED AND RESTATED PREPETITION CREDIT AGREEMENT means the Amended and Restated Prepetition Credit Agreement in form satisfactory to the Debtors and Prepetition Agent and filed as set forth in Section 12.9 hereof.

         1.6 BANKRUPTCY CODE means title 11, United States Code, as now in effect or hereafter amended.

         1.7 BANKRUPTCY COURT means the United States District Court having jurisdiction over the Chapter 11 Cases and, to the extent any reference is made pursuant to Section 157 of Title 28 of the United States Code or the General Order of the District Court pursuant to Section 151 of Title 28 of the United States Code, the bankruptcy unit of such District Court.

         1.8 BANKRUPTCY RULES means the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.

         1.9 BUSINESS DAY means any day, other than a Saturday, Sunday or "legal holiday" (as defined in Bankruptcy Rule 9006(a)).

         1.10 CASH means legal tender of the United States of America and equivalents thereof.

         1.11 CHAPTER 11 CASES means (a) when used with reference to a particular Debtor, the case under chapter 11 of the Bankruptcy Code commenced by the Debtor in the Bankruptcy Court and (b) when used with reference to all Debtors, the cases under chapter 11 of the Bankruptcy Code commenced by Debtors in the Bankruptcy Court.

         1.12 CLAIM means a "claim," as defined in section 101(5) of the Bankruptcy Code.

         1.13 CLAIMS OBJECTION DEADLINE means the last day for Filing objections to Claims to be established by order of the Bankruptcy Court.

         1.14 CLASS means a category of holders of Claims or Interests, as described in Article II hereof.

         1.15 COMPANY SALE PROCEEDS means the percentage of aggregate net cash proceeds from the sale of Company business units or other assets to be retained by the Company in an amount as agreed between the Debtors and the Prepetition Lenders in accordance with the following schedule: (i) 25% of the aggregate net cash proceeds from asset sales in an amount equal to or less than $55 million, and (ii) 20% of the aggregate net cash proceeds from asset sales in excess of $55 million.

         1.16 CONFIRMATION DATE means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

         1.17 CONFIRMATION HEARING means the hearing held by the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code to consider confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

         1.18 CONFIRMATION ORDER means the order of the Bankruptcy Court, in form and substance satisfactory to Debtors and the Prepetition Agent, confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

         1.19 CONVENIENCE CLAIM means an unsecured, nonpriority Claim as of the Petition Date in the amount of $100.00 or less; provided, however, that if the holder of an unsecured, nonpriority Claim in an amount greater than $100.00, but not exceeding $1000.00 shall make an election to reduce such Claim to $100.00, such Claim shall be treated as a Convenience Claim for all purposes. Such election shall be made on the ballot for accepting or rejecting the Plan, completed and returned within the time fixed by order of the Court.

         1.20 CRITICAL EMPLOYEE RETENTION PLAN ORDER means the Order Granting in Part Debtors' Amended Motion for an Order Authorizing Key Manager Incentive Program and Modification of Employee Retention Plan, and Granting Related Relief dated January 17, 2002, as entered by the Bankruptcy Court.

         1.21 DEBTOR(S) means, individually, the Company or any Subsidiary Debtor and, collectively, all of the Company and each of the Subsidiary Debtors listed on Schedule 1 hereto.

         1.22 DISBURSING AGENT means any person or entity designated by the Reorganized Debtors and acceptable to the Prepetition Agent to serve as disbursing agent under the Plan.

         1.23 DISBURSING AGENT ESCROW INSTRUCTIONS means the agreement between the Reorganized Debtors and the Disbursing Agent to be filed as set forth in
Section 12.9 hereof, pursuant to which the Disbursing Agent shall distribute (a) the New Common Stock to Holders of Allowed General Unsecured Claims, and (b) the net proceeds of any Litigation Claims not released pursuant to Section 10.4 of the Plan, after satisfaction of reasonable costs and expenses of the Official Committee incurred in pursuit of such claims, each on a pro rata basis as soon as reasonably practicable in accordance with the terms of this Plan.

         1.24 DISCLOSURE STATEMENT means that certain disclosure statement, including all exhibits and schedules thereto, as amended or supplemented from time to time, relating to this Plan as approved by order of the Bankruptcy Court.

         1.25 DISPUTED CLAIM means any Claim as to which the Debtors have interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules, or any claim otherwise disputed by the Debtors in accordance with applicable law, which objection has not been withdrawn or determined by a Final Order.

         1.26 DISPUTED CLAIM AMOUNT means (a) with respect to contingent or unliquidated Claims, the amount estimated by the Bankruptcy Court for purposes of distributions in respect of such Claim in accordance with section 502(c) of the Bankruptcy Code; or (b) the amount set forth in a timely Filed proof of claim.

         1.27 DISPUTED CLAIMS RESERVE means the reserve established pursuant to the Plan and maintained for and on account of Disputed Claims.

         1.28 DISTRIBUTION DATE means the date, within 30 days after the Effective Date, upon which the initial distributions will be made to Holders of Allowed Claims.

         1.29   DISTRIBUTION RECORD DATE means the Confirmation Date.

         1.30 EFFECTIVE DATE means the Business Day the Plan becomes effective as provided in Section 9.2 hereof.

         1.31 ESTATE(S) means, individually, the estate of LSON or any Subsidiary Debtor and, collectively, the estates of all of the Debtors created under section 541 of the Bankruptcy Code.

         1.32 EXCHANGE ACT means the Securities Exchange Act of 1934, as amended.

         1.33 EXECUTIVE MANAGEMENT INCENTIVE means (a) 3,750,000 shares of New Common Stock of Reorganized LSON to be issued by the Reorganized Debtors to the Executive Management Incentive Plan Participants pursuant to (and subject to the terms and conditions of) the Executive Management Incentive Plan; and (b) the Sale Incentive Bonus payable in cash to the Executive Management Incentive Plan Participants in accordance with the Executive Management Incentive Plan.

         1.34 EXECUTIVE MANAGEMENT INCENTIVE PLAN means the stock and cash incentive plan to be adopted by the board of directors of Reorganized LSON on the Effective Date and providing for the distribution of the Executive Management Incentive. The Executive Management Incentive Plan will be in form and substance satisfactory to the Debtors and the Prepetition Agent and filed as set forth in Section 12.9 hereof.

         1.35 EXECUTIVE MANAGEMENT INCENTIVE PLAN PARTICIPANTS means the employees of the Reorganized Debtors entitled to participate in the Executive Management Incentive Plan as identified therein.

         1.36 FEE CLAIM means an Administrative Claim arising or asserted under section 330(a), 331, 503 or 1103 of the Bankruptcy Code for compensation of a Professional or other entity for services rendered or expenses incurred in the Chapter 11 Cases on or prior to the Effective Date.

         1.37 FILE, FILED OR FILING means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

         1.38 FINAL ORDER means an order of the Bankruptcy Court as to which the time to appeal, petition for certiorari or move for re-argument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for re-argument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or the Reorganized Debtors or, in the event that an appeal, writ of certiorari or re-argument or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari, re-argument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not preclude such order from being a Final Order.

         1.39 GENERAL UNSECURED CLAIMS means an unsecured, nonpriority Claim other than a Key Manager Claim, Intercompany Claim, or Convenience Claim.

         1.40   HOLDER means an entity holding a Claim or Interest.

         1.41 IMPAIRED means, when used in reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

         1.42 INTERCOMPANY CLAIM means (a) any account reflecting intercompany book entries by one Debtor with respect to any other Debtor, or (b) any Claim that is not reflected in such book entries and is held by a Debtor against any other Debtor.

         1.43 INTEREST means the legal, equitable, contractual and other rights of the Holders of any (i) Preferred Stock, (ii) Old Common Stock, (iii) Old Rights and Warrants, including the rights of any entity to purchase or demand the issuance of any of the foregoing, including (a) conversion, exchange, voting, participation and dividend rights; (b) liquidation preferences; (c) stock options, warrants and put rights; and (d) share-appreciation rights, or
(iv) any other stock right, whether preferred or common, pertaining or relating in any way to the Company.

         1.44 JUNIOR NOTE INDENTURE means the Junior Note Indenture in form satisfactory to the Debtors and Prepetition Agent and filed as set forth in
Section 12.9 hereof.

         1.45 KEY MANAGER means those business unit managers of the Company identified on Schedule 2 hereto which have entered into post-petition employment and lock-up agreements with the Debtors pursuant to and in accordance with the Critical Employee Retention Plan Order.

         1.46 KEY MANAGER CLAIM means an unsecured, nonpriority Claim of a Key Manager arising under or related to such person's prepetition employment and/or earnout agreement with the Company or otherwise.

         1.47 LITIGATION CLAIMS means the Claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that any Debtor or its Estate may hold against any person or entity under the Bankruptcy Code or any non-bankruptcy law.

         1.48 NET SALE PROCEEDS means the net proceeds generated from the sale of Company business units or other assets which occurred or occur from November 1, 2001 to the Effective Date less any such proceeds actually distributed prior to the Effective Date to (a) the Company on account of Company Sale Proceeds, and (b) the Executive Management Incentive Plan Participants on account of the Sale Incentive Bonus.

         1.49 NEW COMMON STOCK means the 26,250,000 shares of common stock of Reorganized LSON to be authorized pursuant the Plan and issued to the Disbursing Agent pursuant to the terms of the Disbursing Agent Escrow Instructions.

         1.50 NEW SENIOR SECURED NOTES means the secured notes of the Reorganized Debtors in an amount equal to $90,000,000, maturing five years after the Effective Date and bearing interest at the Agent's prime rate on the Effective Date plus 2.5% (floating), to be issued and distributed pursuant to the Plan on the Effective Date to the Holders of Secured Lender Claims and governed by the terms of the Amended and Restated Prepetition Credit Agreement. The amount of the New Senior Secured Notes shall be reduced by the Net Sale Proceeds received by the Prepetition Lenders prior to the Effective Date, and thereafter as set forth in the Amended and Restated to the Prepetition Credit Agreement. The New Senior Secured Note shall be non-amortizing for one year following the Confirmation Date; thereafter, principal installments of $1 million each shall be paid quarterly, on the last day of each calendar quarter, with a final balloon payment due upon note maturity.

         1.51 NEW JUNIOR NOTE means the non-interest bearing, unsecured note in the principal amount of $5.5 million of the Reorganized Debtors to be distributed on the Effective Date to the Trustee for the benefit of Holders of the Key Manager Claims who will hold undivided interests in such note and governed by the terms of the Junior Note Indenture. Principal payments shall be made semi-annually on a straight-line basis.

         1.52 NON-TAX PRIORITY CLAIM means a Claim, other than an Administrative Claim or Priority Tax Claim, that is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code.

         1.53 OFFICIAL COMMITTEE means the Official Committee of Unsecured Creditors that was appointed in these Chapter 11 Cases on or about December 18, 2001, pursuant to section 1102 of the Bankruptcy Code by the United States Trustee.

         1.54 OLD COMMON STOCK means the common stock of the Company issued and outstanding immediately prior to the Petition Date, including treasury stock.

         1.55 OLD RIGHTS AND WARRANTS means all options, warrants, call, rights, puts, awards or other agreements to acquire the Old Common Stock outstanding immediately prior to the Petition Date.

         1.56 OLD SECURED NOTES means those notes issued under the Prepetition Credit Agreement and held by the Prepetition Lenders.

         1.57 OTHER SECURED CLAIM means a Claim (other than an Administrative Claim) that is secured by a lien on property in which a Debtor's Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder's interest in the applicable Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of a setoff, pursuant to section 553 of the Bankruptcy Code, other than the Secured Lender Claims.

         1.58 PENSION PLAN means that certain 401K plan for certain of the Debtors' employees which is covered by Title IV of the Employment Retirement Security Act of 1974, as amended ("ERISA") (29 U.S.C. ss. 1301, et seq.).

         1.59 PETITION DATE means the date on which the Debtors filed their petitions for relief commencing the Chapter 11 Cases.

         1.60 PLAN means this chapter 11 plan of reorganization and all supplements, appendices and schedules hereto, either in its present form or as the same may be altered, amended or modified from time to time.

         1.61 PLAN DOCUMENT means the documents and form of documents specified in the Plan to be filed as set forth in Section 12.9 hereof.

         1.62 PREFERRED STOCK means, collectively, the preferred stock of the Company and any other warrants or options in respect thereto, issued and outstanding as of the Petition Date.

         1.63 PREPETITION AGENT means the agent for the Prepetition Lenders under the Prepetition Credit Agreement.

         1.64 PREPETITION CREDIT AGREEMENT means the Third Amended and Restated Credit Agreement dated as of August 16, 1999 among LSON, Lason Canada Company and Lason U.K., Ltd., as borrowers, the Prepetition Lenders, as lenders, Bank One, Michigan, as administrative agent and Comerica Bank, as syndication agent, as amended.

         1.65 PREPETITION LENDERS means the entities identified as "Lenders" under the Prepetition Credit Agreement and their respective successors and assigns.

         1.66 PRIORITY TAX CLAIM means a Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

         1.67 PROFESSIONAL means (a) any professional employed in the Chapter 11 Cases pursuant to section 327 or 1103 of the Bankruptcy Code or otherwise and
(b) any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

         1.68 REORGANIZED DEBTORS means the Debtors or any successors thereto by merger, consolidation, or otherwise, on or after the Effective Date.

         1.69   REORGANIZED LSON means LSON, on or after the Effective Date.

         1.70 REORGANIZED SUBSIDIARY DEBTORS means the Subsidiary Debtors, on or after the Effective Date.

         1.71 SALE INCENTIVE BONUS means the cash portion of the Executive Management Incentive payable to the Executive Management Incentive Plan Participants and calculated percentage of net proceeds from the sale of Company business units or other assets in accordance with the following Schedule: (i) 1.5% of the first $50 million in aggregate net asset sale proceeds, (ii) 3.0% of the next $25 million in aggregate net asset sale proceeds; and (iii) 6.0% of all net asset sale proceeds in excess of $75 million, or as to be reduced by prior agreement of the parties in the event the Debtors fail to meet proscribed deadlines for asset sales and minimum sale proceed requirements.

         1.72 SECURED LENDER CLAIM means individually, a Claim of a Prepetition Lender under the Prepetition Credit Agreement and, collectively, the Claims of the Prepetition Lenders under the Prepetition Credit Agreement, including Claims for principal, accrued but unpaid interest through the Petition Date, and fees and expenses payable under the Prepetition Credit Agreement, which shall be allowed in the amount of $260,665,312.31.

         1.73 SECURITIES ACT means the Securities Act of 1933, 15 U.S.C.ss.ss. 77c-77aa, as now in effect or hereafter amended.

         1.74 SECURITIES CLAIMS means a claim arising from rescission of a purchase or sale of a security of the Debtors, for damages arising from the purchase or sale of such security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.

         1.75 SUBSIDIARY DEBTORS means, individually or collectively, a Debtor or Debtors (other than LSON), as listed in Schedule 1 hereto.

         1.76 SUBSIDIARY INTERESTS means, collectively, the issued and outstanding shares of stock or other equity interests of the Subsidiary Debtors, as of the Petition Date.

         1.77 SUBSTANTIVE CONSOLIDATION ORDER means the order, or provision of the Confirmation Order, substantively consolidating the Chapter 11 Cases for the limited purpose and to the extent provided in Section 4.1 of the Plan.

         1.78 TRUSTEE means that person serving as trustee for the holders of the New Junior Note subject to the terms of the Junior Note Indenture.

         1.79 UNIMPAIRED CLAIM means a Claim that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

         RULES OF INTERPRETATION AND COMPUTATION OF TIME. For purposes of this Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in this Plan to an existing document or schedule Filed or to be Filed means such document or schedule, as it may have been or may be amended, modified or supplemented pursuant to this Plan; (d) any reference to an entity as a Holder of a Claim or Interest includes that entity's successors and assigns; (e) all references in this Plan to Sections, Articles and Schedules are references to Sections, Articles and Schedules of or to this Plan; (f) the words "herein," "hereunder" and "hereto" refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (h) the rules of construction set forth in section 102 of the Bankruptcy Code will apply; and (i) in computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

                                   ARTICLE II

                     CLASSIFICATION OF CLAIMS AND INTERESTS

         All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described below, have not been classified.

         This Plan constitutes a single plan of reorganization for all Debtors. A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released or otherwise settled prior to the Effective Date.

         2.1      UNCLASSIFIED CLAIMS (not entitled to vote on the Plan).

         (a)      Administrative Claims.

         (b)      Priority Tax Claims.

         2.2 UNIMPAIRED CLASSES OF CLAIMS (deemed to have accepted the Plan and, therefore, not entitled to vote).

         Class 1: Non-Tax Priority Claims. Class 1 consists of all Non-Tax Priority Claims.

         2.3      IMPAIRED CLASSES OF CLAIMS (entitled to vote on the Plan).

         (a) Class 2A: Secured Lender Claims. Class 2A consists of all Secured Lender Claims.

         (b) Class 2B: Other Secured Claims. Class 2B consists of all Other Secured Claims. For convenience of identification, the Plan classifies all Other Secured Claims in Class 2B as a single class. This Class is actually a group of subclasses, and each Other Secured Claim has been placed in a separate subclass as identified on Schedule III hereto. Each subclass is treated hereunder as a distinct Class for voting and distribution purposes.

         (c) Class 3: Convenience Claims. Class 3 consists of all Convenience Claims.

         (d) Class 4: Key Manager Claims. Class 4 consists of all Key Manager Claims.

         (e) Class 5: General Unsecured Claims. Class 5 consists of all General Unsecured Claims.

         2.4 IMPAIRED CLASSES OF INTERESTS (Classes 6, 7, 8, and 9 are deemed to have rejected the Plan and, therefore, will not be entitled to vote to accept or reject the Plan; Class 10 is entitled to vote on the Plan).

         (a) Class 6: Preferred Stock Interests. Class 6 consists of all Interests directly arising from, under, or relating in any way to, Preferred Stock.

         (b) Class 7: Old Common Stock Interests. Class 7 consists of all Interests directly arising from, under, or relating in any way to, Old Common Stock.

         (c) Class 8: Securities Claims. Class 8 consists of all Securities Claims.

         (d) Class 9: Old Rights and Warrants. Class 9 consists of all Interests directly arising from, under, or relating in any way to the Old Rights and Warrants.

         (e) Class 10: Subsidiary Interests. As to each Debtor, Class 10 consists of all Subsidiary Interests of such Debtor.

                                  ARTICLE III

                        TREATMENT OF CLAIMS AND INTERESTS

         3.1      UNCLASSIFIED CLAIMS.

         (a) Administrative Claims. Subject to the provisions of sections 330(a), 331 and 503(b) of the Bankruptcy Code, each Administrative Claim shall be paid by the Debtors, at their election, (A) in full, in Cash, in such amounts as are owing in the ordinary course of business by the Debtors, or in such amounts as such Administrative Claim is Allowed by the Bankruptcy Court upon the later of (x) the Effective Date, (y) the date upon which there is a Final Order allowing such Administrative Claim, or (z) the date on which such Administrative Claim becomes due in the ordinary course of business, or (B) upon such other terms as may be agreed upon between the Holder of such Administrative Claim and the Debtors.

                        (i) Professional Fees. All final applications for Professional Fee Claims for services rendered in connection with the Chapter 11 Cases prior to the Confirmation Date shall be filed no later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court.

         (b) Priority Tax Claims. The legal and equitable rights of the Holders of Priority Tax Claims are unaltered by the Plan. On, or as soon as reasonably practicable after, the later of (i) the Distribution Date or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Priority Tax Claim at the election of the Debtors or the Reorganized Debtors (A) Cash equal to the amount of such Allowed Priority Tax Claim; (B) such other treatment as to which the Debtors or the

Reorganized Debtors and the Holder of such Allowed Priority Tax Claims shall have agreed upon in writing; or (C) such other treatment as may be permitted so as to render the Holder of such Priority Tax Claim unimpaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that any Allowed Priority Tax Claim not due and owing on the Distribution Date will be paid in accordance with this section when such Claim becomes due and owing.

         3.2      UNIMPAIRED CLASSES OF CLAIMS.

         Class 1. Non-Tax Priority Claims. The legal and equitable rights of the Holders of Allowed Non-Tax Priority Claims are unaltered by the Plan. As soon as reasonably practicable after the later of (i) the Distribution Date, (ii) the date on which such Non-Tax Priority Claim becomes an Allowed Non-Tax Priority Claim, or (iii) the date on which such Non-Tax Priority Claim becomes due and owing in the ordinary course of the Debtors' business, each Holder of an Allowed Non-Tax Priority Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Non-Tax Priority Claim at the election of the Debtors (A) Cash equal to the amount of such Allowed Non-Tax Priority Claim; (B) such other treatment as to which the Debtors or the Reorganized Debtors and the Holder of such Allowed Non-Tax Priority Claim have agreed upon in writing; or (C) such other treatment as may be permitted so as to render the Holder of such Non-Tax Priority Claim unimpaired pursuant to section 1124 of the Bankruptcy Code.

         Any default with respect to any Non-Tax Priority Claim that existed immediately prior to the Petition Date will be deemed cured on the Effective Date.

         3.3      IMPAIRED CLASSES OF CLAIMS.

         (a) Class 2A: Secured Lender Claims. As soon as reasonably practicable after the Distribution Date, each Holder of an Allowed Secured Lender Claim shall receive its pro rata share of the New Senior Secured Notes payable in accordance with their terms pursuant to the Amended and Restated Prepetition Credit Facility on account of its Allowed Secured Lender Claim. All distributions on account of Secured Lender Claims shall be made to the Prepetition Agent for distribution to the Holders of Allowed Secured Lender Claims.

         (b) Class 2B: Other Secured Claims. As soon as practicable after the later of (i) the Distribution Date or (ii) the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, each Holder of an Allowed Other Secured Claim shall receive at the election of the Debtors in full satisfaction, settlement of, and in exchange for, its Allowed Claim, (A) Cash equal to the amount of such Allowed Other Secured Claim, payable in equal annual installments commencing one (1) year from the Effective Date over the later of
(y) three years from the Effective Date, or (z) the term of the original obligation evidencing such Allowed Other Secured Claim; (B) the collateral securing such Allowed Other Secured Claim, or (C) such other treatment as to which the Debtors or Reorganized Debtors and the Holder of such Allowed Other Secured Claim shall have agreed upon in writing. To the extent that the Holder of an Other Secured Claim asserts a deficiency claim arising under Section 506(a) of the Bankruptcy Code, such deficiency claim shall be classified and treated as a Class 5 General Unsecured Claim.

         (c) Class 3: Convenience Claims. As soon as a practicable after the later of (i) the Distribution Date or (ii) the date on which a Convenience Claim becomes an Allowed Convenience Claim, the Holder of such Claim shall receive in full satisfaction, settlement of, and in exchange for its Allowed Convenience Claim, payment in the amount of 25% of its Allowed Convenience Claim in Cash.

         (d) Class 4: Key Manager Claims. As soon as practicable after the later of (i) the Distribution Date or (ii) the date on which such Key Manager Claim becomes an Allowed Key Manager Claim, each Holder of an Allowed Key Manager Claim shall participate in the New Junior Note issued to the Trustee under the Plan in an amount as determined by the Debtors, and receive any cash retention bonuses as expressly authorized by the Bankruptcy Court in accordance with the Critical Employee Retention Plan Order (as may be supplemented) or otherwise, in full satisfaction, settlement of, and in exchange for its Key Manager Claim.

         (e) Class 5: General Unsecured Claims. As soon as practicable after the later of (i) the Distribution Date or (ii) the date on which such General Unsecured Claim becomes an Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall receive in full satisfaction, settlement of, and in exchange for, its Allowed Claim, its pro rata share of 26,250,000 shares of New Common Stock, which shall be issued to the Disbursing Agent and distributed to Holders of General Unsecured Claims on a pro rata basis as soon as reasonably practicable after the Effective Date pursuant to the Disbursing Agent Escrow Instructions and in accordance with this Plan. Net proceeds of Litigation Claims not released pursuant to Section 10.4 of the Plan shall be distributed to Holders of Allowed General Unsecured Claims on a pro rata basis, after satisfaction of reasonable costs and expenses of the Official Committee incurred in pursuit of such claims, as soon as reasonably practical in accordance with the terms of this Plan.

         3.4      IMPAIRED CLASS OF INTERESTS.

         (a) Class 6: Preferred Stock Interests. On the Effective Date, the Preferred Stock Interests shall be extinguished and cancelled and no distributions shall be made to the Holders thereof on account of such Preferred Stock Interests under the Plan.

         (b) Class 7: Old Common Stock Interests. On the Effective Date, the Old Common Stock Interests shall be extinguished and cancelled and there shall be no distributions shall be made to the Holders of such Old Common Stock Interests under the Plan.

         (c) Class 8: Securities Claims: The Holders of Allowed Securities Claims will receive no distributions on account of their Claims, if any, under the Plan.

         (d) Class 9: Old Rights and Warrants. On the Effective Date, the Old Rights and Warrants will be extinguished and cancelled and the Holders of Old Rights and Warrants shall not receive any distribution or retain any rights on account of such Interests under the Plan.

         (e) Class 10: Subsidiary Interests. On the Effective Date, all Subsidiary Interests (direct and indirect) in each Reorganized Subsidiary Debtor shall vest in Reorganized LSON and each Reorganized Subsidiary Debtor shall be vested with Subsidiary Interests (if any) in any other Reorganized Subsidiary Debtor equivalent to the Subsidiary Interests (if any) that had been held by the corresponding Subsidiary Debtor.

3.5 RETENTION OF DEFENSES REGARDING CLAIMS. Except as otherwise provided in the Plan, nothing shall affect the Debtors' or the Reorganized Debtors' rights and defenses, both legal and equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Claims.

                                   ARTICLE IV

                      MEANS FOR IMPLEMENTATION OF THE PLAN

         4.1 LIMITED SUBSTANTIVE CONSOLIDATION FOR PURPOSES OF TREATING IMPAIRED CLAIMS.

         (a) Substantive Consolidation. The Substantive Consolidation Order shall contain one or more provisions substantively consolidating the Estates solely for the purposes of treating Class 2A, 3, 4 and 5 Claims under the Plan, including for voting, confirmation and distribution purposes. The Plan does not contemplate the substantive consolidation of the Estates with respect to the other Classes of Claims or Interests set forth in the Plan, or for any other purpose. On the Effective Date and except as otherwise provided in the Plan, (i) all guarantees of any Debtor of the payment, performance or collection of another Debtor with respect to Class 2A, 3, 4 and 5 Claims shall be deemed eliminated and cancelled, (ii) any obligation of any Debtor and all guaranties with respect to Class 2A, 3, 4 and 5 Claims thereof executed by one (1) or more of the other Debtors shall be treated as a single obligation and any obligation of two or more Debtors, and all multiple Claims against such entities on account of such joint obligations shall be treated and Allowed only as a single Claim against the consolidated Debtors, and (iii) each Class 2A, 3, 4 and 5 Claim filed or to be filed against any Debtor shall be deemed filed against the consolidated Debtors and shall be deemed a single Class 2A, 3, 4 and 5 Claim against and a single obligation of the consolidated Debtors. On the Effective Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities of the Debtors, all Class 2A, 3, 4 and 5 Claims based upon guaranties of collection, payment or performance made by the Debtors as to the obligations of another Debtor shall be released and of no further force and effect. Except as set forth in this Section 4.1, such substantive consolidation shall not (other than for purposes related to the Plan) (w) affect the legal and corporate structures of the Reorganized Debtors, (x) cause any Debtor to be liable under the Plan for any Claim for which it otherwise is not liable, and the liability for any such Claim shall not be affected by such substantive consolidation, or (y) affect Interests in Subsidiary Debtors. On the Effective Date, (a) the Intercompany Claims of Debtors against Debtors shall be extinguished and cancelled, and (b) the Interests in the Subsidiary Debtors shall remain outstanding.

         (b) Substantive Consolidation Order. Unless the Bankruptcy Court has approved the substantive consolidation of the Estates by a prior order, this Plan shall serve as, and shall be deemed to be, a motion for entry of an order substantively consolidating the Debtors as provided in Section 4.1(a) hereof. If no objection to substantive consolidation is timely filed and served by any Holder of an Impaired Claim affected by the Plan as provided herein on or before the deadline for objection to confirmation of the Plan, the Substantive Consolidation Order (which may be the Confirmation Order) may be entered by the Bankruptcy Court. If any such objections are timely filed and served, a hearing with respect to the substantive consolidation of the Estates and the objections thereto shall be scheduled by the Bankruptcy Court, which hearing may, but is not required to, coincide with the Confirmation Hearing.

         4.2 CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN THE REORGANIZED DEBTORS. After the Effective Date, the Reorganized Debtors shall continue to exist as separate legal entities in accordance with applicable law in the respective jurisdictions in which they are incorporated or organized and pursuant to their respective Amended Certificates of Incorporation and By-Laws. Notwithstanding anything to the contrary in this Plan, including Section 4.1 hereof as to substantive consolidation, the Unimpaired Claims of a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of the Plan, the Chapter 11 Cases or otherwise. Except as otherwise provided in the Plan, on and after the Effective Date, all property of the Estates of the Debtors, including all Litigation Claims and any property acquired by the Debtors or the Reorganized Debtors under or in connection with the Plan, shall vest in the Reorganized Debtors free and clear of all Claims, liens, charges, other encumbrances and interests subject, however, to all claims, liens, charges and other encumbrances arising under the Amended and Restated Prepetition Credit Agreement to be filed as set forth in
Section 12.9 hereof. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and, subject to Article VIII hereof, compromise or settle any Claims, without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professionals' fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

         4.3      CORPORATE GOVERNANCE, DIRECTORS AND CORPORATE ACTION.

         (a) Certificates of Incorporation and By-laws. The Amended Certificates of Incorporation and By-Laws shall satisfy the provisions of the Plan and the Bankruptcy Code (as so amended, the "Amended Certificates of Incorporation and By-laws"), and shall include, among other things, (i) pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code; and (ii) authorize the issuance of New Common Stock in amounts not less than the amounts necessary to permit the distributions thereof required or contemplated by the Plan. After the Effective Date, the Reorganized Debtors may amend and restate the Amended Certificates of Incorporation and Bylaws as permitted by applicable law.

         (b) Directors of the Reorganized Debtors. On the Effective Date, the board of directors of Reorganized LSON shall have five (5) members, consisting of Ronald D. Risher, one (1) director designated by the board of LSON and three (3) directors which may be designated by the Prepetition Agent. Unless otherwise directed by the board of directors of Reorganized LSON, the board of directors of each of the Reorganized Subsidiary Debtors shall be the same as the board of Reorganized LSON. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Prepetition Agent will disclose, not later than five (5) days prior to the Confirmation Date, the identity and affiliations of the persons proposed by it to serve on the initial board of directors of

Reorganized LSON, or will notify the Debtors that it does not intend to make any such appointment and, in which case, the board of LSON shall make such appointment. Subject to the Amended Certificates of Incorporation and By-Laws and applicable non-bankruptcy law, the Prepetition Agent shall designate the length of term of its designated directors. The classification and composition of the board of directors of each of the Reorganized Debtors shall be consistent with the Amended Certificates of Incorporation and By-laws. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the Amended Certificates of Incorporation and By-laws, the other constituent documents of the Reorganized Debtors, and applicable law. The board of directors of LSON serving immediately prior to the Effective Date (i) shall appoint the nominee directors for the board of directors of Reorganized LSON, as herein provided, and (ii) will be deemed to have resigned on the Effective Date.

         (c) Corporate Action. On the Effective Date, the adoption of the Amended Certificates of Incorporation or similar constituent documents, the selection of directors and officers for the Reorganized Debtors, the execution of and entry into the Amended and Restated Prepetition Credit Agreement, Junior
Note Indenture, Executive Management Incentive Plan and Disbursing Agent Escrow Instructions and all other actions contemplated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors and members of the boards of directors of the Debtors or the Reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan.

         4.4 CANCELLATION OF NOTES, INSTRUMENTS AND STOCK. On the Effective Date, except as otherwise provided for herein, (i) the Prepetition Credit Agreement, Old Secured Notes, Preferred Stock, Old Common Stock, the Old Rights and Warrants, any other notes, indentures or other instruments or documents evidencing or creating any indebtedness or obligations of a Debtor, except such notes or other instruments evidencing indebtedness or obligations of a Debtor that are reinstated or amended and restated under the Plan, shall be cancelled, and (ii) the obligations of the Debtors under any agreements, indentures or certificates of designation governing such indebtedness and Interests and any other notes, indentures or other instruments or documents (including the obligations of the Debtors under the Old Secured Notes or related to Other Secured Claims) evidencing or creating any indebtedness or obligations of a Debtor shall be discharged, except for such notes or other instruments evidencing indebtedness or obligations of a Debtor that are reinstated or amended and restated under the Plan. As of the Effective Date, all Preferred Stock, Old Common Stock, Old Rights and Warrants and any Interests that have been authorized to be issued but that have not been issued shall be deemed cancelled and extinguished without any further action of any party.

         4.5 ISSUANCE OF NEW SECURITIES AND RELATED DOCUMENTS. On the Effective Date, the Company shall issue the New Common Stock, New Senior Secured Notes and New Junior Note to be distributed pursuant to the Plan without further act or action under applicable law, regulation, order or rule. All documents, agreements and instruments entered into on or as of the Effective Date contemplated by or in furtherance of the Plan, including without limitation, the Amended and Restated Prepetition Credit Agreement and Junior Note Indenture, shall become effective and binding in accordance with their respective terms and conditions.

         4.6 EXECUTIVE MANAGEMENT INCENTIVE PLAN. On the Effective Date, Reorganized LSON shall be authorized and directed to adopt, execute and perform its obligations pursuant to the Executive Management Incentive Plan, including, without limitation, the distribution of New Common Stock and Sale Incentive Bonus to the Executive Management Incentive Plan Participants in accordance with the terms thereof.

         4.7 SOURCES OF CASH FOR PLAN DISTRIBUTIONS. Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for Reorganized Debtors to make payments pursuant to the Plan shall be obtained from existing Cash balances, Company Sale Proceeds or the operations of the Debtors and the Reorganized Debtors.

         4.8 RISK MANAGEMENT PROGRAM. On the Effective Date, the Reorganized Debtors shall secure directors and officers liability insurance and adopt a risk management program designed, among other things, to provide adequate protection to the directors and officers of Reorganized LSON from liabilities based on past, present or future activities of the Debtors or the Reorganized Debtors.

         4.9 ASSET SALES. On and after the Effective Date, the Debtors shall engage in one or more mandatory sales of individual business units/assets of reorganized Lason, each of which shall be subject to the consent of the Prepetition Agent pursuant to the provisions of the Amended and Restated Prepetition Credit Facility. The proceeds of such sales shall be applied to reduce the amount of the New Senior Notes issued under the Plan in accordance with the Amended and Restated Prepetition Credit Facility.

                                   ARTICLE V

                       ACCEPTANCE OR REJECTION OF THE PLAN

         5.1 CLASSES ENTITLED TO VOTE. Classes 2A, 2B, 3, 4, 5 and 10 are entitled to vote to accept or reject the Plan. Ballots shall be cast and tabulated on a consolidated basis, in accordance with the expected limited substantive consolidation of the Debtors' Estates and Chapter 11 Cases. Classes 6, 7, 8 and 9 are deemed by operation of law to reject the Plan and, therefore, are not entitled to vote to accept or reject the Plan. The Holders of Claims in Class 1 is unimpaired under the Plan and are deemed by operation of law to have accepted the Plan and, therefore, are not entitled to vote to accept or reject the Plan.

         5.2 CRAMDOWN. The Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code with respect to Classes 2A, 2B, 3, 4, 5 and 10 (if it is rejected by such Classes or any subclass therein) and with respect to Classes 6, 7, 8 and 9.

                                   ARTICLE VI

                       PROVISIONS GOVERNING DISTRIBUTIONS

         6.1 DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE EFFECTIVE DATE. Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Distribution Date or as soon thereafter as is practicable. Any distribution to be made on the Effective Date pursuant to this Plan shall be deemed as having been made on the Effective Date if such distribution is made on the Effective Date or as soon thereafter as is practicable. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Distributions on account of Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Articles III, VI and VIII of this Plan. Notwithstanding the date on which any distribution of securities is made to a Holder of a Claim that is an Allowed Claim on the Effective Date, as of the date of the distribution such Holder shall be deemed to have the rights of a Holder of such securities distributed as of the Effective Date.

         6.2 INTEREST ON CLAIMS. Unless otherwise specifically provided for in the Plan or Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no Holder of any other Claim shall be entitled to interest accruing on or after the Petition Date on any such Claim.

         6.3 DISTRIBUTIONS BY REORGANIZED DEBTORS. Except as otherwise provided below, the Reorganized Debtors or the Disbursing Agent shall make all distributions required to be distributed under the Plan in accordance with the terms hereof. Distributions on account of Secured Lender Claims shall be made to the Prepetition Agent. Distributions on account of the Key Manager Claims shall be made to the Trustee. Distributions on account of General Unsecured Claims shall be made to the Disbursing Agent and distributed pursuant to the Disbursing Agent Escrow Instructions. The Reorganized Debtors may employ or contract with other entities to assist in or make the distributions required by the Plan.

         6.4 DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS.

         (a) Delivery of Distributions in General. Distributions to Holders of Allowed Claims shall be made at the addresses set forth in the Debtors' records unless such addresses are superseded by proofs of claim or transfers of claim filed pursuant to the Bankruptcy Rules.

         (b)      Undeliverable and Unclaimed Distributions.

                  (i) Holding and Investment of Undeliverable and Unclaimed Distributions. If the distribution to any Holder of an Allowed Claim is returned to the Disbursing Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Disbursing Agent is notified in writing of such Holder's then current address.

                  (ii) After Distributions Become Deliverable. The Reorganized Debtors shall make all distributions that have become deliverable or have been claimed since the Distribution Date as soon as practicable after such distribution has become deliverable.

                  (iii) Failure to Claim Undeliverable Distributions. Any Holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an undeliverable or unclaimed distribution within two (2) years after the Effective Date shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed distribution against the Debtors or their Estates, Reorganized Debtor or their property. In such cases, any Cash for distribution on account of such claims for undeliverable or unclaimed distributions shall become the property of the Reorganized Debtors free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary. Any New Common Stock held for distribution by the Reorganized Debtors or the Disbursing Agent on account of such Claim shall be canceled and of no further force or effect. Nothing contained in the Plan shall require the Disbursing Agent or the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim.

         6.5 RECORD DATE FOR DISTRIBUTIONS. As of the close of business on the Distribution Record Date, the transfer register for the Old Common Stock, the Preferred Stock and the Old Rights and Warrants, as maintained by the Debtors, any applicable trustee or their respective agents, shall be closed. The Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute only to those Holders of Allowed Claims who are Holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date. The Disbursing Agent and the Reorganized Debtors shall instead be entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the official claims register as of the close of business on the Distribution Record Date.

         6.6 COMPLIANCE WITH TAX REQUIREMENTS. Any federal, state or local withholding taxes or amounts required to be withheld under applicable law shall be deducted from distributions hereunder. All entities holding Claims shall be required to provide any information necessary to effect the withholding of such taxes.

         6.7 ALLOCATION OF PLAN DISTRIBUTIONS BETWEEN PRINCIPAL AND INTEREST. To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for federal income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the claim, to the portion of such Claim representing accrued but unpaid interest. This subsection shall not be applicable to the Prepetition Lenders who may allocate distributions on account of their Allowed Secured Lender Claims at their own discretion.

         6.8 MEANS OF CASH PAYMENT. Payments of Cash made pursuant to the Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of the Reorganized Debtors, by (a) checks drawn on or (b) wire transfer from a domestic bank selected by the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of the

Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

         6.9 WITHHOLDING AND REPORTING REQUIREMENTS. In connection with the Plan and all distributions hereunder, the Reorganized Debtors shall use its best efforts to comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan (i) each Holder of an Allowed Claim or any Executive Management Plan Participant that is to receive a distribution of New Common Stock pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and (ii) no distribution shall be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder or participant has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations.

         6.10 SETOFFS. The Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy laws, but shall not be required to, set off against any Claim and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, Litigation Claims that the Debtors or the Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such Litigation Claim that the Debtors or the Reorganized Debtors may have against such Holder.

         6.11 FRACTIONAL SHARES. No fractional shares of New Common Stock shall be distributed, and the actual issuance of New Common Shares shall reflect a rounding up (in the case of .50 or more than .50) of such fraction to the nearest whole New Common Stock share or a rounding down of such fraction (in the case of less than .50).

         6.12 SURRENDER OF CANCELLED INSTRUMENTS. Except as provided below, as a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the instruments, securities or other documentation canceled pursuant to Section 4.4 hereof, the Holder of such Claim shall tender the applicable instruments, securities or other documentation evidencing such Claim to the Reorganized Debtors, unless waived in writing by the Debtors or the Reorganized Debtors. Any New Common Stock or Cash to be distributed by the Reorganized Debtors pursuant to the Plan on account of any such Claim shall, pending such surrender, be treated as an undeliverable distribution pursuant to Section 6.4(b) hereof.

         (a) Old Secured Notes. Each Holder of a Secured Lender Claim shall tender its Old Secured Notes to the Prepetition Agent as promptly as practicable following the Effective Date. All surrendered Old Secured Notes shall be marked by the Prepetition Agent as cancelled.

         (b) Failure to Surrender Cancelled Instruments. Any Holder of any note, instrument or security that fails to surrender or is deemed to have failed to surrender the applicable document or instrument required to be tendered hereunder within two years after the later of the

Effective Date or that date on which such Holder's Claim becomes Allowed shall, subject to Section 6.13 hereof, have its Claim and its distribution pursuant to the Plan on account of such Old Secured Notes or other instrument or note discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtors or their respective property. In such cases, any Cash, New Common Stock or New Senior Secured Notes held for distribution on account of such Claim shall be disposed of pursuant to Section 6.4 hereof.



         6.13 LOST, STOLEN, MUTILATED OR DESTROYED DEBT SECURITIES. In addition to any requirements under any other applicable agreement or any other instructions that may be provided by the Reorganized Debtor, any Holder of an Other Secured Claim evidenced by a note, instrument or security, that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such document or instrument, deliver to the Reorganized Debtors: (i) evidence reasonably satisfactory to the Reorganized Debtors of the loss, theft, mutilation or destruction; and (ii) such security or indemnity as may be required by the Reorganized Debtors to hold it harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Other Secured Claim. Upon compliance with this Article VI by a Holder of an Other Secured Claim, such Holder, for all purposes under the Plan, shall be deemed to have surrendered such note, instrument or security. Holders of Secured Lender Claims shall comply with the terms of the Prepetition Credit Facility in the case of lost, stolen, mutilated or destroyed Old Secured Notes.

                                  ARTICLE VII

                        TREATMENT OF EXECUTORY CONTRACTS,
                       UNEXPIRED LEASES AND PENSION PLANS

         7.1 ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Immediately prior to the Effective Date, all executory contracts or unexpired leases of the Reorganized Debtors will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except those executory contracts and unexpired leases that (a) have previously been rejected by order of the Bankruptcy Court, (b) are the subject of a motion to reject pending on the Effective Date, (c) are identified on a list to be filed with the Bankruptcy Court on or before the Confirmation Date as to be rejected, or (d) are rejected pursuant to the terms of the Plan, including without limitation, as provided in Section 7.5(b) hereof. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Article VII shall re-vest in and be fully enforceable by the respective Reorganized Debtor in accordance with its terms, except as otherwise provided in the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption.

         7.2 CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES. All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection. Any claims arising from the rejection of an executory contract or unexpired lease not filed within such time will be forever barred from assertion against the Debtors or Reorganized Debtors, their Estates and property unless otherwise ordered by the Bankruptcy Court. All such Allowed Claims for which proofs of claim are required to be filed will be, and will be treated as, Allowed General Unsecured Claims subject to the provisions of
Article III hereof, subject to any limitation on allowance of such Claims under section 502(b) of the Bankruptcy Code or otherwise.

         7.3 CURE OF DEFAULTS OF ASSUMED EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash as reasonably practical after the Effective Date or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any cure payments, (2) the ability of the Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

         7.4 INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES. The obligations of the Debtors to indemnify any person or entity having served as one of their officers and directors, or currently serving as one of their directors, officers, or employees, by reason of such Person's or Entity's service in such capacity, to the extent provided in the Debtors' constituent documents or by a written agreement with the Debtors or the applicable states' general corporation law, each as applicable, shall be deemed and treated as executory contracts that are assumed by the Debtors pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. The Debtors' liability under such indemnification to those of its directors and officers not serving as of the Petition Date, however, shall be capped and not exceed the policy limits of any applicable directors and officers liability insurance or similar policy. If no such policy exists to cover such claim, or if such claim is expressly excluded from coverage under the applicable insurance policy, the Debtors shall have no obligation or liability under such indemnification and the Debtors shall be expressly released from any such indemnification claim hereunder.

         7.5 COMPENSATION AND BENEFIT PROGRAMS; EMPLOYMENT CONTRACTS; PENSION PLAN.

         (a) Assumption of Programs and Policies. Except as otherwise expressly provided hereunder, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, retirees and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, life and accidental death and dismemberment insurance plans, are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, unless such contract, policy or program was previously rejected by the Debtors pursuant to Bankruptcy Court Order. The Debtors will continue the Pension Plan in accordance with ERISA and other applicable law. Notwithstanding section 1141(d)(1)(A) of the Bankruptcy Code and Section 10.3 of this Plan, confirmation of the Plan will not discharge the Debtors' liability under ERISA with respect to the Pension Plan.

         (b) Employment Contracts. Except as otherwise expressly provided in this Plan, each of the employment contracts between a Debtor and an employee of such Debtor will be rejected pursuant to the provisions of section 365 and 1123 of the Bankruptcy Code on the Effective Date, except for those employment contracts so identified by the Debtors on a list to be filed with the Bankruptcy Court on or before the Confirmation Date as executory contracts to be assumed or as previously assumed by order of the Bankruptcy Court. Any employment contracts assumed by the Debtors shall be deemed modified such that the transactions contemplated by the Plan shall be deemed not to constitute a "change of control" as defined in, and for the purposes of, the relevant employment contracts.

         (c) Reservation to Reject. In accordance with Section 7.1 hereof, the Debtors reserve the right to reject any compensation and benefit program, any employment contract or any other executory contract or unexpired lease prior to the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.

                                  ARTICLE VIII

                       PROCEDURES FOR RESOLVING DISPUTED,
                       CONTINGENT AND UNLIQUIDATED CLAIMS

         8.1 OBJECTION DEADLINE; PROSECUTION OF OBJECTIONS. No later than the Claims Objection Deadline (unless extended by an order of the Bankruptcy Court), the Debtors or the Reorganized Debtors, as the case may be, shall file objections to Claims with the Bankruptcy Court and serve such objections upon the Holders of the Claims to which objections are made; provided, however, the Debtors and Reorganized Debtors shall not object to Claims expressly deemed Allowed pursuant to the Plan. Nothing contained herein shall limit the Reorganized Debtors' right to object to Claims, if any, filed or amended after the Claims Objection Deadline. The Debtors and the Reorganized Debtors shall be authorized to, and shall, resolve all Disputed Claims by withdrawing or settling such objections thereto, or by litigating to judgment (in the Bankruptcy Court or such other court having jurisdiction) the validity, nature and/or amount thereof.

         8.2 NO DISTRIBUTIONS PENDING ALLOWANCE. Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

         8.3 DISPUTED CLAIMS RESERVE. As soon as practicable after the Effective Date, the Reorganized Debtors shall establish the Disputed Claims Reserve by withholding from the initial distribution with respect to the Disputed Claims Reserve, (i) Cash calculated as if all Administrative Claims, Priority Tax Claims, and Classes 1, 3 and 2B Claims were Allowed Claims, and
(ii) an amount of New Common Stock calculated as if all Class 5 Claims were Allowed Class 5 Claims, in an amount equal to one hundred percent (100%) of the distributions to which Holders of such Claims would be entitled if their Claims were allowed in their respective Disputed Claim Amount; provided, however, that the Debtors and the Reorganized

Debtors shall have the right to file a motion seeking to estimate any Disputed Claim Amounts to facilitate implementation of the Plan.

         8.4 DISTRIBUTIONS AFTER ALLOWANCE. The Reorganized Debtors shall make payments and distributions from the Disputed Claims Reserve, as appropriate, to the Holder of any Disputed Claim that has become an Allowed Claim in accordance with the provisions of the Plan, as soon as practicable after the date such Disputed Claim becomes an Allowed Claim. Such distributions shall be based upon the cumulative distributions that would have been made to the Holder of such Claim under the Plan if the Disputed Claim had been Allowed on the Effective Date. After a Final Order has been entered, or other final resolution has been reached, with respect to each Disputed Claim, any Cash or New Common Stock that remains in the Disputed Claims Reserve, as applicable, shall be distributed (i) with respect to New Common Stock, to the Disbursing Agent and held for the benefit of Holders of Allowed Class 5 Claims until all Disputed Claims have been resolved (or estimated for distribution purposes) and then distributed pro rata to Holders of Allowed Class 5 Claims in accordance with the Disbursing Agent Escrow Instructions; and (ii) with respect to the Cash, returned to the Reorganized Debtors for use as working capital or otherwise in their business. All distribution made under this Section 8.4 shall be made as if such Allowed Claim had been Allowed on the Effective Date.

                                   ARTICLE IX

                    CONFIRMATION AND CONSUMMATION OF THE PLAN

         9.1 CONDITIONS TO CONFIRMATION. The Bankruptcy Court shall not enter the Confirmation Order unless and until the Confirmation Order shall be reasonably acceptable in form and substance to the Debtors and the Prepetition Agent. The Confirmation Order shall provide that:

                  (i) the Debtors and Reorganized Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan;

                  (ii) the Reorganized Debtors are authorized to issue the New Common Stock, and enter into the Amended and Restated Prepetition Credit Agreement, Junior Note Indenture, Disbursing Agent Escrow Instructions and Executive Management Incentive Plan; and

                  (iii) the New Senior Secured Notes, New Junior Notes, and New Common Stock issued under the Plan in exchange for Claims against the Debtors or otherwise are exempt from registration under the Securities Act of 1933 pursuant to section 1145 of the Bankruptcy Code, except to the extent that Holders thereof are "underwriters" as that term is defined in section 1145 of the Bankruptcy Code.

         9.2 CONDITIONS TO EFFECTIVE DATE. The following are conditions precedent to the occurrence of the Effective Date:

         (a)      The Effective Date shall occur on or before June 30, 2002;

         (b) The Confirmation Order confirming the Plan, as such Plan may have been modified, shall be in full force and effect and shall not have been vacated, amended, modified or stayed, and if it is the subject of any appeal, reconsideration or other review, no stay of the Confirmation Order shall be in effect.

         (c) The following agreements, in form and substance satisfactory to the Reorganized Debtors, shall have been executed and delivered, and all conditions precedent to the effectiveness thereof shall have been satisfied:

                  (i) Amended Certificates of Incorporation and By-Laws of the Reorganized Debtors;

                  (ii) Amended and Restated Prepetition Credit Agreement, Junior Note Indenture, and all documents provided for therein or contemplated thereby;

                  (iii)    Management Equity Incentive Plan; and

                  (iv)     Disbursing Agent Escrow Instructions.

         (d) The Amended Certificates of Incorporation and By-Laws of the Reorganized Debtors, as necessary, shall have been filed with the applicable authority of each entity's jurisdiction of incorporation in accordance with such jurisdiction's corporation laws.

         (e) All actions, documents and agreements necessary to implement the Plan shall have been effected or executed.

         (f) The new board of directors of Reorganized LSON shall have been appointed.

         9.3      WAIVER OF CONDITIONS. Each of the conditions set forth in
Section 9.2 above may be waived in whole or in part by the Debtors with the consent of the Prepetition Agent without further notice to parties in interest or the Bankruptcy Court and without a hearing. The failure of a Debtor or Reorganized Debtor to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

                                   ARTICLE X

                           EFFECT OF PLAN CONFIRMATION

         10.1 BINDING EFFECT. The Plan shall be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims and Interests, and their respective successors and assigns, including, but not limited to, the Reorganized Debtors.

         10.2     RELEASES BY THE DEBTORS.

         (a) Released Claims. As of the Effective Date, the Debtors and Reorganized Debtors in their individual capacities and as debtors in possession will be deemed to release forever, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of the Debtors or Reorganized Debtors to enforce the Plan, the Plan Documents and other agreements or documents delivered thereunder) whether known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their Estates or the Reorganized Debtors against the Prepetition Agent, Prepetition Lenders, and the current officers and current directors of the Debtors. Nothing herein shall be deemed to modify the release provided to the Prepetition Lenders under the Final Consent Order Authorizing Use of Cash Collateral and Granting Adequate Protection dated January 23, 2002.

         (b) Injunction Related to Releases. The Confirmation Order will permanently enjoin the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan, including but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in this Section 10.2 of this Plan.

         10.3 DISCHARGE OF CLAIMS AND TERMINATION OF INTERESTS. Except as otherwise provided herein or in the Confirmation Order, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims (other than those Claims that are Unimpaired under the Plan) of any nature whatsoever against the Debtors or any of their assets or properties, and regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims. Upon the Effective Date, the Debtors, and each of them, shall be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims (other than Claims that are not Impaired), including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, and the Old Secured Notes, the Preferred Stock, the Old Common Stock and Old Rights and Warrants, and all Interests relating to any of the foregoing, shall be terminated, extinguished and cancelled.

         10.4 PRESERVATION OF RIGHTS OF ACTION; SETTLEMENT OF LITIGATION CLAIMS. Except as otherwise provided in the Plan, the Confirmation Order or in any document, instrument, release or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors and their Estates shall transfer and assign their interests in those Litigation Claims not released pursuant to section 10.2(a) of the Plan to the Official Committee. The Official Committee, as the successors in interest to the Litigation Claims of the Debtors and the Estates, may enforce, sue on, settle or compromise any or all of the Litigation Claims or, in the exercise of their discretion, may determine not to pursue any or all Litigation

Claims. The Reorganized Debtors and the Official Committee shall each retain and may enforce all defenses, counterclaims and rights asserted against the Debtors or their Estates.

         10.5 EXCULPATION AND LIMITATION OF LIABILITY. Neither the Debtors, the Official Committee, the Prepetition Lenders, the Prepetition Agent, the Trustee nor any of their respective present members, officers, directors, shareholders, employees, advisors, attorneys or agents acting in such capacity, shall have or incur any liability to, or be subject to any right of action by, any person or entity, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for their fraud, willful misconduct or gross negligence, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan.

         10.6 INJUNCTION. Except as otherwise provided in the Plan, the Confirmation Order shall provide, among other things, that from and after the Confirmation Date all Persons who have held, hold or may hold Claims against or Interests in the Debtors are (i) permanently enjoined from taking any of the following actions against the Estate(s), or any of their property, on account of any such Claims or Interests and (ii) permanently enjoined from taking any of the following actions against any of the Debtors, the Reorganized Debtors or their property on account of such Claims or Interests: (1) commencing or continuing, in any manner or in any place, any action or other proceeding; (2) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (3) creating, perfecting or enforcing any lien or encumbrance; (4) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors; and (5) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of this Plan and the Plan Documents. By accepting distributions pursuant to the Plan, each Holder of an Allowed Claim will be deemed to have specifications consented to the injunctions set forth in Sections 10.6 and 10.2(b) of the Plan.

         10.7 TERM OF BANKRUPTCY INJUNCTION OR STAYS. All injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

         10.8 TERMINATION OF SUBORDINATION RIGHTS AND SETTLEMENT OF RELATED CLAIMS.

         (a) Consideration of Subordinated Claims. The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, sections 510(b) or 510(c) of the Bankruptcy Code, or otherwise. All subordination rights that a Holder of a Claim may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to Holders of Allowed Claims will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

         (b) Settlement and Compromise of Subordination Claims. Pursuant to Bankruptcy Rule 9019 and in consideration of the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a Holder of a Claim, may have or any distribution to be made pursuant to the Plan on account of such Claim. Entry of the Confirmation Order will constitute the Bankruptcy Court's approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtors, the Reorganized Debtors, and their respective properties and Holders of Claims, and is fair, equitable and reasonable.

                                   ARTICLE XI

                            RETENTION OF JURISDICTION

         Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

         (a) Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

         (b) Resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any Debtor or any Reorganized Debtor may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

         (c) Resolve any matters related to the Critical Employee Retention Plan Order, including, without limitation, any dispute regarding a critical employee's performance in respect of the agreement that such person or entity must enter into with the applicable Debtor under the terms of the Critical Employee Retention Plan Order;

         (d) Ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

         (e) Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

         (f) Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

         (g) Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is executed or created pursuant to the Plan, or any entity's rights arising from or obligations incurred in connection with the Plan or such documents;

         (h)      Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

         (i) Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date, including all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 330, 331 503(b), 1103 and 1129(c)(9) of the Bankruptcy Code; provided, however, that from and after the Effective Date the payment of fees and expenses of the Reorganized Debtors, including counsel fees, shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

         (j) Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

         (k)      Hear and determine Litigation Claims;

         (l) Hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

         (m) Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed;

         (n) Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

         (o) Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

         (p) Hear and determine all matters related to the property of the Estates from and after the Confirmation Date;

         (q) Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code; and

         (r)      Enter an order closing the Chapter 11 Cases.

                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

         12.1 EFFECTUATING DOCUMENTS AND FURTHER TRANSACTIONS. Each of the Debtors or the Reorganized Debtors is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

         12.2 CORPORATE ACTION. Prior to, on or after the Effective Date (as appropriate), all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of one or more of the Debtors or the Reorganized Debtors shall be deemed to have occurred and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to the applicable general corporation law of the states in which the Debtors or the Reorganized Debtors are incorporated without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors.

         12.3 EXEMPTION FROM TRANSFER TAXES. Pursuant to section 1146(c) of the Bankruptcy Code, (a) the issuance, transfer or exchange of notes or equity securities under the Plan; (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, any merger agreements; agreements of consolidation, restructuring, disposition, liquidation or dissolution; deeds; bills of sale; and transfers of tangible property, will not be subject to any stamp tax, recording tax, conveyance fee, personal property or intangible tax, real estate transfer tax, sales or use tax or other similar tax or governmental assessment, and the appropriate governmental entities are directed to accept for filing and recordation any of the foregoing instruments or documents without the payment of any such tax or governmental assessment. Unless the Bankruptcy Court orders otherwise, all sales, transfers and assignments of owned and leased property approved by the Bankruptcy Court on or prior to the Effective Date, shall be deemed to have been in furtherance of, or in connection with, the Plan.

         12.4 BAR DATES FOR ADMINISTRATIVE CLAIMS. The Confirmation Order will establish an Administrative Claims Bar Date for filing certain Administrative Claims, which date will be sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Holders of asserted Administrative Claims that are subject to the Administrative Claims Bar Date shall submit requests for payment on or before such Administrative Claims Bar Date or forever be barred from doing so.

         12.5     PAYMENT OF STATUTORY FEES. All fees payable pursuant to
section 1930 of title 28, United States Code shall be paid by the Debtors or the Reorganized Debtors as and when they become due.

         12.6 AMENDMENT OR MODIFICATION OF THE PLAN. Subject to section 1127 of the Bankruptcy Code, the Debtors reserve the right, to alter, amend or modify the Plan with the consent of the Prepetition Agent at any time prior to or after the Confirmation Date but prior to the substantial consummation of the Plan. A Holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such Holder.

         12.7 SEVERABILITY OF PLAN PROVISIONS. If, prior to the Confirmation Date, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtor with the consent of the Prepetition Agent, will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

         12.8 SUCCESSORS AND ASSIGNS. The Plan shall be binding upon and inure to the benefit of the Debtors, and their respective successors and assigns, including, without limitation, the Reorganized Debtors. The rights, benefits and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such entity.

         12.9 PLAN DOCUMENTS. The Plan Documents shall be filed with the Bankruptcy Court and delivered to counsel for the Prepetition Agent not later than five (5) days prior to the Confirmation date of the Hearing. Upon their filing, the Plan Documents may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours. Holders of Claims and Interests may obtain a copy of the Plan Documents upon written request to the Company. The Plan Documents shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

         12.10 REVOCATION, WITHDRAWAL OR NON-CONSUMMATION. The Debtors reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if confirmation or consummation of the Plan as to any or all of the Debtors does not occur, then, with respect to such Debtors, (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void, and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person, or (iii) constitute an admission of any sort by the Debtors or any other Person.

         12.11 NOTICE. All notices, requests and demands to or upon the Debtors or the Reorganized Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

                  LASON, INC.
                  1305 Stephenson Highway
                  Troy, Michigan 48083
                  Facsimile:  (248) 585-3184
                  Attn:  Douglas S. Kearney

                  with a copy to:

                  MAYER, BROWN, ROWE & MAW
                  190 South LaSalle Street
                  Chicago, Illinois 60603-3491
                  Facsimile: (312) 701-7711
                  Attn:  Lawrence K. Snider/Aaron L. Hammer

         12.12 GOVERNING LAW. Except to the extent the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent a Plan Document, exhibit or schedule to the Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Michigan, without giving effect to any principles of conflicts of law of such jurisdiction.

         12.13 TAX REPORTING AND COMPLIANCE. In connection with the Plan and all instruments issued in connection therewith and distributions thereof, the Debtors, and the Reorganized Debtors, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors are hereby authorized, on behalf of each of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through, and including, the Effective Date.

         12.14 SCHEDULES. All exhibits and schedules to the Plan and the Plan Documents are incorporated and are a part of the Plan as if set forth in full herein.

         12.15 OFFICIAL COMMITTEE AFTER EFFECTIVE DATE. On the Effective Date, the Official Committee shall pursue those Litigation Claims transferred to it pursuant to Section 10.4 of the Plan for the benefit of the Estates. Net proceeds from such Litigation Claims shall be turned over to the Disbursing Agent for distribution in accordance with the terms of this Plan. Upon the completion of the Official Committee's pursuit of such Litigation Claims, it shall dissolve and shall have no further duties, except with respect to any appeal of the Confirmation Order.

         12.16 SECTION 1145 EXEMPTION. The offer, issuance, transfer or exchange of any security under the Plan (including, but not limited to, the New Senior Secured Notes, New Junior Notes, and New Common Stock), or the making or delivery of an offering memorandum or other instrument of offer or transfer under this Plan, shall be exempt from Section 5 of the Securities Act or any similar state or local law requiring the registration for offer or sale of a security or registration or licensing of an issuer or a security as and to the maximum extent provided in section 1145(a) of the Bankruptcy Code.

Dated:  February 20, 2002         Respectfully submitted,

                                  LASON, INC.
                                  (for itself and on behalf of the
                                  Subsidiary Debtors)


                                  By:_________________________________________
                                  Name: Ronald D. Risher
                                  Title: President and Chief Executive Officer


                                  ATTORNEYS FOR DEBTORS:

                                  Lawrence K. Snider, Esq.
                                  Aaron L. Hammer, Esq.
                                  MAYER, BROWN, ROWE & MAW
                                  190 South LaSalle Street
                                  Chicago, Illinois  60603-3441
                                  (312) 782-0600

                                  and

                                  Robert S. Brady (No. 2847)
                                  Michael R. Nestor (No. 3526)
                                  YOUNG CONAWAY STARGATT & TAYLOR
                                  1000 West Street, 17th Floor
                                  Wilmington, Delaware  19899-0391
                                  (302) 571-6600

                                   SCHEDULE 1

                           LIST OF SUBSIDIARY DEBTORS


         Electronic Graphic Image systems, Inc.
         Fort Knox Escrow Services, Inc.
         Fort Knox Secured Data, Inc.
         Lason International, Inc.
         Lason Services, Inc.
         Lason Systems, Inc.
         Lason Systems PMC, Inc.
         MR Data Management, Inc.
         MR Technologies, Inc.























                                    Sch. 1-

                                   SCHEDULE 2

                              LIST OF KEY MANAGERS


         Raju Venkatraman
         Marilyn I. Teeters
         Patrick M. Essig
         Julie M. Essig
         Timothy Kirkpatrick
         Steven J. Roderick





























                                    Sch. 2-

                                   SCHEDULE 3

                            OTHER SECURED CLAIMS(1)


         CLASS                            HOLDER
         -----                            ------

         2B-1                             BSFS Equipment Leasing

         2B-2                             Chakes, Inc.

         2B-3                             CitiCapital Corporation

         2B-4                             Comerica Leasing Corp.

         2B-5                             Fleet Business Credit Corp.

         2B-6                             IBM Corporation

         2B-7                             Newcourt Financial

         2B-8                             Nissan Motor Acceptance Corp.

         2B-9                             OFC Capital

         2B-10                            U.S. Bancorp

         2B-11                            The CIT Group

         2B-12                            Wells Fargo Financial Leasing Inc.


--------
(1) The Debtors reserve their right to modify, amend or supplement this schedule to reflect secured claims filed in these cases after the Bar Date of March 7, 2002 or otherwise within their business judgment.



                                    Sch. 3-

                                    EXHIBIT B
               UNAUDITED FINANCIAL INFORMATION (YEARS 2000 & 2001)







































                                  Exhibit B-1

        EXHIBIT B - UNAUDITED FINANCIAL INFORMATION (YEARS 2001 AND 2000)


         As previously disclosed, on March 26, 2001 the Company informed the U.S. Securities and Exchange Commission and U.S. Attorney for the Eastern District of Michigan of accounting irregularities and system deficiencies that affected certain portions of the Company's financial statements. Some of these items were material to the Company's financial statements for at least the third quarter of 1999 and may also have been material to statements for other periods. The irregularities and deficiencies were found in accounting records of the Company's North American operations.

         A Special Committee of the Company's Board of Directors determined that these irregularities and deficiencies may have occurred during some periods between late 1997 and 1999. The Committee also found that the Company's financial statements for at least the third quarter of 1999 requires restatement. The Committee does not believe that any such irregularities have extended beyond the first half of 2000. THE EXTENT OF ANY RESTATEMENTS HAS NOT BEEN QUANTIFIED AND FINALIZED AND IS STILL BEING EVALUATED AND INVESTIGATED BY THE COMPANY. THEREFORE, THE COMPANY'S FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000, HAVE NOT BEEN REVIEWED OR AUDITED BY AN INDEPENDENDT PUBLIC ACCOUNTING FIRM AND DO NOT REFLECT THE IMPACT RESULTING FROM THE CORRECTION OF, IF ANY, ACCOUNTING IRREGULARITIES OR SYSTEM DEFICIENCIES, WHICH ARE UNDER INVESTIGATION. FURTHER, THE COMPANY'S FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 HAVE NOT BEEN RESTATED, NOR HAS THE EXTENT OF RESTATEMENT, IF ANY, BEEN DETERMINED.


                           FORWARD-LOOKING STATEMENTS

         Lason, Inc. (together with its subsidiaries, "Lason" or the "Company") may from time to time provide information including certain statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include the intent, belief or current expectations of the company and its management. Individuals are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: (i) variations in quarterly results; (ii) the assimilation of acquisitions or divestitures; (iii) the management of the Company's growth and expansion; (iv) dependence on major customers and/or key personnel; (v) development by competitors of new or superior products or services, or entry into the market of new competitors; (vi) fluctuations in paper prices; (vii) reliability of the Company's data; (viii) management's ability to successfully complete its restructuring initiatives; (ix) any financial and legal impact of the class action litigation; (x) changes in the business services outsourcing industry; and (xi) the Company's bankruptcy proceedings.

         INDEX TO UNAUDITED FINANCIAL INFORMATION (YEARS 2000 AND 2001)




I.       Summarized Financial Information........................            3

II.      Analysis of Results of Operations.......................         4  - 5

III.     Financial Statements....................................         7 - 20

I.  SUMMARIZED FINANCIAL INFORMATION

         The following table sets forth selected consolidated financial data of Lason, Inc. (the "Company"). The selected consolidated financial data presented below from 1997 to 2001 have been derived from the Company's consolidated financial statements and should be read in conjunction with the consolidated financial statements and notes thereto included. THE SELECTED CONSOLIDATED FINANCIAL DATA PRESENTED BELOW IS UNADUDITED AND DOES NOT REFLECT ANY IMPACT, IF ANY, RESULTING FROM THE CORRECTION OF THE ACCOUNTING IRREGULARITIES AND SYSTEMS DEFICIENCIES NOTED ABOVE.

                                                              YEAR ENDED DECEMBER 31,
                                          2001          2000         1999         1998          1997
                                       (UNAUDITED)  (UNAUDITED)   (UNAUDITED)  (UNAUDITED)   (UNAUDITED)
                                       -----------  ------------  -----------  -----------   -----------

Revenue, net .......................    $ 418,202    $ 547,939    $ 479,594       $258,782     $ 112,099
Net (loss) income from continuing
      operations....................      (85,879)    (453,241)     (10,842)        18,044         8,427
Earnings (loss) per share from
     continuing operations:
       Basic........................       (4.10)      (25.17)        (0.65)          1.42          0.87
       Diluted......................       (4.10)      (25.17)        (0.65)          1.33          0.84

Working capital(1)..................       54,098     (318,866)       60,861        39,925        29,839
Total assets........................      254,847      420,171       836,432       431,685       177,899
Total debt under term loan..........       78,568      134,336       138,750            --            --
Revolving credit line borrowings....      175,680      175,750       134,000        59,000        13,550
Total stockholders' equity (deficit)(2)  (115,797)     (43,596)      419,522       284,938       131,545

--------------

    (1) As the Company was in default on its principal and interest payments and certain other financial covenants at December 31, 2000, as contained in its credit agreement with its lenders all amounts outstanding at December 31, 2000 have been classified as a current liability. In addition, at December 31, 2001, all liabilities subject to compromise are considered non-current for the purposes of this presentation.

    (2) Includes the net proceeds from secondary offerings of shares of common stock in the third quarters of both 1998 and 1997.

II.  ANALYSIS OF RESULTS OF OPERATIONS

OVERVIEW

         Lason is a leading provider of information management services. The Company's strategy is to process information in the following ways to: (1) provide integrated solutions that capture information across a variety of formats; (2) manage information through database development; (3) manage information through electronic storage and retrieval services; and (4) disseminate information through hardcopy output, print on demand and electronic formats.

         Lason's capability to capture, manage and disseminate information includes both traditional and digital services that support customer migration to new technologies including internal-based applications.

RESULTS OF OPERATIONS--YEAR ENDED DECEMBER 31, 2001 COMPARED WITH YEAR ENDED DECEMBER 31, 2000

         Consolidated net revenues decreased 24% to $418.2 million for the year ended December 31, 2001 from $547.9 million in 2000. Approximately $85.6 million of the decrease was due to certain divestitures made during 2001. Revenue growth from the Company's existing business was negatively affected by the Company's inability to release current financial information due to the special investigation discussed above, its distressed financial condition, and several contracts not reaching anticipated volumes.

         Gross profit decreased to $93.0 million for the year ended December 31, 2001 from $120.7 million in 2000, primarily due to an increase in costs related to the Company's restructuring activities and the impact from certain divestitures. Gross profit as a percentage of net revenues was 22% in 2001 compared to 22% in 2000. Included in the cost of revenue for the years ended December 31, 2001 and 2000 is $20.7 million and $32.0 million, respectively of depreciation.

         Selling, general and administrative expenses decreased $52.2 million to $106.8 million in 2001 from $159.0 million in 2000. Selling, general and administrative expenses as a percentage of net revenues were 26% in 2001 verses 29% during 2000. The decrease was due to management's continuous efforts to reduce personnel, systems and other corporate overhead expenses. Included in selling, general and administrative expenses for the years ended December 31, 2001 and 2000 is $2.2 million and $3.1 million, respectively of depreciation and $6.0 million and $7.5 million, respectively of restructuring costs for tax, legal, and financial advice related to the Company's on-going restructuring activities.

         Amortization of intangibles decreased $12.5 million to $11.4 million for the year ended December 31, 2001 from $23.9 million during the same period in 2000. The decrease was due to the asset impairment write down of approximately $363.8 million at December 31, 2000.

         The Company evaluates the recoverability of long-lived assets not held for sale by measuring the carrying amount of the assets against the estimated undiscounted cash flows associated with them. The recoverability of long-lived assets held for sale is evaluated by comparing the assets carrying value to its estimated net sale proceeds. As part of its continuing restructuring activities, the Company has identified certain business units with impaired assets. During the year ended December 31, 2001, the Company recorded an impairment charge of $38.0 million in addition to the impairment charge of $363.8 million in 2000. Both impairment charges were principally made up of a goodwill write-down. A substantial amount of the impairment charge will result in a capital loss for tax reporting purposes which the Company will not currently be able to use. This loss can be carried forward for five years to offset future capital gains. A valuation reserve has been provided against this tax benefit, as it is unlikely that the benefit will be recovered through future capital gains.

         Net interest expense was $22.2 million in 2001 versus $27.3 million during 2000. The decrease is primarily due to the effects of lower average borrowing rates during 2001 and the Company paying down its term loan facility from divestitures.

         The Company did not provide any current or deferred US federal or state income tax provision or benefit for the period ended December 31, 2001 because of significant net operating losses. The Company has provided a full valuation allowance on the deferred taxes because of the uncertainty regarding their realizability.

LIQUIDITY AND CAPITAL RESOURCES

         The Company has funded its operations through a combination of cash from operations, bank borrowings and divestitures.

         Cash provided by operating activities was $11.9 million for the year ended December 31, 2001 compared to $33.9 million for 2000. The decrease in 2001 versus 2000 is primarily due to lower accounts payable balances and increase in other working capital balances.

         Cash provided by investing activities totaled $55.5 million for the year ended December 31, 2001 compared to cash used in investing activities of $42.8 million for 2000, or a net change of $98.3 million. For the year ended December 31, 2001, approximately $77.1 million was generated from certain divestitures, before commissions and other selling expenses. In addition, the Company had lower investments in capital equipment and additional purchase price resulting from acquired businesses achieving their targeted operating income during the relevant measurement period.

         Cash used in financing activities was $58.6 million in 2001 compared to cash provided by of $20.4 million in 2000. In 2001, cash from the sale of certain business units was used to pay down the term loan compared to 2000 when borrowings from the Company's revolving credit line and term loan were used for general working capital purposes.

II.  FINANCIAL STATEMENTS



                                   LASON, INC.

              INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FINANCIAL STATEMENTS:

Consolidated Balance Sheets as of December 31, 2001 and December 31, 2000 (Unaudited)............                   7

Consolidated Statements of Operations and Comprehensive Income for the years ended
  December 31, 2001 and December 31, 2000 (Unaudited)............................................                   8

Consolidated Statements of Stockholders' Equity for the years ended December 31, 2001
  and December 31, 2000 (Unaudited)..............................................................                   9

Consolidated Statements of Cash Flows for the years ended December 31, 2001
  and December 31, 2000 (Unaudited)..............................................................                  10

Notes to consolidated financial statements (Unaudited)...........................................                 11 - 20

                                   LASON, INC.

                           CONSOLIDATED BALANCE SHEETS
                  (IN THOUSANDS, EXCEPT FOR SHARES, UNAUDITED)



                                                                                      DECEMBER 31,     DECEMBER 31,
                                                                                          2001             2000
                                                                                          ----             ----

                                         ASSETS

Cash and cash equivalents.......................................................      $    22,021       $     7,988
Accounts receivable (net of allowance for doubtful accounts of $6,582
      and $18,045)..............................................................           56,611           103,020
Supplies .......................................................................            7,818             9,480
Prepaid expense and other.......................................................            7,615            19,076
                                                                                      -----------       -----------
     Total current assets.......................................................           94,065           139,564
Computer equipment and software.................................................           32,424            33,034
Production and office equipment.................................................           56,335            71,747
Leasehold improvements..........................................................           12,574            19,938
Other...........................................................................            2,653             3,748
                                                                                      -----------       -----------
                                                                                          103,986           128,467
     Less: accumulated depreciation.............................................          (61,491)          (51,244)
                                                                                      -----------       -----------
     Net property and equipment.................................................           42,495            77,223
Goodwill (net of accumulated amortization of $17,844 and $25,156)...............          115,455           194,660
Other intangibles (net of accumulated amortization of $5,501 and $3,524)........            2,532             8,328
Other...........................................................................              300               396
                                                                                      -----------       -----------
     TOTAL ASSETS...............................................................      $   254,847       $   420,171
                                                                                      ===========       ===========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES NOT SUBJECT TO COMPROMISE
Revolving credit line borrowings  (Note 6)......................................      $        --       $   175,750
Term loan (Note 6)..............................................................               --           134,336
Accounts payable................................................................            6,761            39,817
Accrued expenses................................................................           24,198            48,492
Acquisition-related obligations (Note5).........................................               --            36,230
Customer deposits...............................................................            4,383             5,593
Accrued restructuring expenses (Note 4).........................................               --             7,497
Other...........................................................................            4,625            10,715
                                                                                      -----------       -----------
     Total current liabilities..................................................           39,967           458,430
Convertible debentures..........................................................               --             1,864
Other...........................................................................               26             3,473
Liabilities Subject to Compromise (Note 2) .....................................          330,651                --
                                                                                      -----------       -----------
TOTAL LIABILITIES...............................................................          370,644           463,767
                                                                                      -----------       -----------

STOCKHOLDERS' EQUITY
Common Stock, $.01 par value; 100,000,000 shares authorized, 19,876,589 and
     19,572,806 shares issued and outstanding, 143,937 and 452,062 shares
     held in escrow.............................................................              201               194
Preferred stock, $.01 par value, 5,000,000 shares authorized, none issued
     and outstanding............................................................               --                --
Additional paid-in capital......................................................          449,555           446,942
Accumulated other comprehensive income..........................................               --            (5,517)
Treasury stock..................................................................           (5,564)           (5,541)
Retained deficit................................................................         (559,989)         (479,674)
                                                                                      -----------       -----------
     TOTAL STOCKHOLDERS' EQUITY.................................................         (115,797)          (43,596)
                                                                                      -----------       -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......................................      $   254,847       $   420,171
                                                                                      ===========       ===========


         The accompanying Notes are an integral part of the consolidated financial statements.

                                   LASON, INC.

         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
             (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS, UNAUDITED)


                                                                                      DECEMBER 31,      DECEMBER 31,
                                                                                         2001               2000
                                                                                      -----------       -----------
Revenue, net....................................................................      $   418,202       $   547,939
Cost of revenues................................................................          325,248           427,261
                                                                                      -----------       -----------
     Gross profit...............................................................           92,954           120,678
Selling, general and administrative expenses....................................          106,831           158,992
Amortization of intangibles.....................................................           11,420            23,864
Asset impairment charge (Note 2)................................................           38,025           363,807
                                                                                      -----------       -----------
     Loss from operations.......................................................          (63,322)         (425,985)
Net interest expense............................................................           22,245            27,256
                                                                                      -----------       -----------
     Loss from continuing operations before reorganization item and
         income taxes...........................................................          (85,567)         (453,241)
Reorganization item, professional fees (Note 2).................................              312                --
                                                                                      -----------       -----------
Loss from continuing operations before income taxes.............................          (85,879)         (453,241)
(Benefit) provision for income taxes............................................           (5,564)           11,283
                                                                                      ------------      -----------
     Net loss from continuing operations........................................          (80,315)         (464,524)
Loss on disposal of discontinued operations, net of tax.........................               --            (5,241)
Loss from discontinued operations, net of tax...................................               --            (5,932)
                                                                                      -----------       -----------
     Net loss...................................................................          (80,315)         (475,697)
Other comprehensive income:
     Foreign currency translation adjustments...................................            5,517           (12,831)
                                                                                      -----------       -----------
Comprehensive loss..............................................................      $   (74,798)      $  (488,528)
                                                                                      ===========       ===========



Basic and Diluted earnings per share:
     Net loss from continuing operations........................................      $    (4.10)       $   (25.17)
     Net loss from discontinued operations......................................               --            (0.61)
                                                                                      -----------       ----------
     Net loss...................................................................      $    (4.10)       $   (25.78)
                                                                                      ===========       ==========


         The accompanying Notes are an integral part of the consolidated financial statements.

                                   LASON, INC.

                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS'
              EQUITY FOR THE YEARS ENDED DECEMBER 31, 2001 AND YEAR
                             ENDED DECEMBER 31, 2000
                  (IN THOUSANDS, EXCEPT FOR SHARES, UNAUDITED)

                                                                                            ACCUMULATED
                                               COMMON STOCK      ADDITIONAL                                  OTHER
                                           -------------------    PAID-IN     TREASURY    COMPREHENSIVE    RETAINED
                                             SHARES     AMOUNT     CAPITAL      STOCK         INCOME        DEFICIT      TOTAL
                                             ------     ------     -------      -----          ------       -------      -----
Balances at December 31, 1999..........    18,986,910   $   182  $ 421,544  $  (5,541)    $   7,314     $    (3,977)  $   419,522
Net loss ..............................            --        --         --         --            --        (475,697)     (475,697)
Issuance of shares - acquisition related
     obligations (Note 5)..............       547,396        12     25,382         --            --              --        25,394
Employee stock options exercised.......        38,500        --         16         --            --              --            16
Foreign currency translation adjustments           --        --         --         --       (12,831)             --       (12,831)
                                          -----------   -------  ---------  ---------     ----------    -----------   -----------
Balances at December 31, 2000..........    19,572,806       194    446,942     (5,541)       (5,517)       (479,674)      (43,596)
Net loss ..............................            --        --         --         --            --         (80,315)      (80,315)
Issuance of shares -- acquisition related
     obligations (Note 5)..............       428,220         7      2,613         --            --              --         2,620
Retirement of common stock.............     (124,437)        --                   (23)           --              --           (23)
Foreign currency translation adjustments           --        --         --         --         5,517              --         5,517
                                          -----------   -------  ---------  ---------     ---------     -----------   -----------
Balances at December 31, 2001..........    19,876,589   $   201  $ 449,555  $  (5,564)    $      --     $  (559,989)  $  (115,797)
                                          ===========   =======  =========  =========     =========     ===========   ===========

         The accompanying Notes are an integral part of the consolidated financial statements.

                                   LASON, INC

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (IN THOUSANDS, UNAUDITED)


                                                                                       DECEMBER 31,     DECEMBER 31,
                                                                                           2001           2000
                                                                                           ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss before reorganization items.......................................             $   (80,003)    $  (475,697)
Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Restructuring expenses................................................                  (7,497)         (5,813)
     Asset impairment charges..............................................                  38,025         363,807
     Depreciation and amortization.........................................                  34,262          59,047
     Loss on disposal of fixed assets......................................                   3,203          25,749
     Deferred income taxes.................................................                      --           4,769
Changes in operating assets and liabilities net of effects from divestitures:
     Accounts receivable...................................................                  18,491          14,740
     Supplies .............................................................                     686           3,701
     Prepaid expenses and other............................................                   4,941          13,100
     Accounts payable......................................................                   6,723          12,001
     Accrued expenses and other liabilities................................                  (6,914)         18,545
                                                                                        -----------     -----------
     Net cash flows provided by operating activities before reorganization item              11,917          33,949
                                                                                        -----------     -----------
CASH FLOWS FROM REORGANIZATION COSTS:
     Professional fees (Note 2)............................................                    (312)             --
                                                                                        ------------    -----------
     Net cash flows provided by operating activities.......................                  11,605          33,949
                                                                                        -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for acquisition related obligations...............................                  (1,160)        (32,265)
Additions to fixed assets and software development costs...................                  (8,021)        (19,370)
Proceeds from sales of assets, net of transaction costs....................                  64,553           6,000
Other, net.................................................................                      96           2,818
                                                                                        -----------     -----------
     Net cash provided by (used in) investing activities...................                  55,468         (42,817)
                                                                                        -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on revolving line of credit.....................................                  18,750         226,900
Repayments on revolving line of credit.....................................                 (18,820)       (185,150)
Repayments on term loan....................................................                 (55,768)        (15,664)
Principal payments on lease liabilities and other debt.....................                  (2,019)         (4,437)
Financing costs............................................................                    (700)         (1,235)
                                                                                        -----------     -----------
     Net cash (used in) provided by financing activities...................                 (58,557)         20,414
                                                                                        ------------    -----------

     Effect of exchange rate changes on cash and cash equivalents..........                   5,517         (12,831)
                                                                                        -----------     -----------

Net increase (decrease) in cash and cash equivalents.......................                  14,033          (1,285)
Cash and cash equivalents at beginning of year.............................                   7,988           9,273
                                                                                        -----------     -----------
Cash and cash equivalents at end of year...................................             $    22,021     $     7,988
                                                                                        ===========     ===========

Supplemental disclosure of cash flow information cash paid during the years ended December 31, 2001 and December 31, 2000 for:
         Interest..........................................................             $    19,112     $    26,232
         Income taxes......................................................             $       568     $     1,510

         The accompanying Notes are an integral part of the consolidated financial statements.

                                   LASON, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1.  NATURE OF OPERATIONS AND BUSINESS CONDITIONS

         Lason was formed in 1985 as a result of a management buyout of the direct mail division of McKesson Corporation's 3PM subsidiary. In January 1995, the founders and principal shareholders recapitalized the Company. In October 1996, the Company became publicly-traded through an initial public offering of 3,450,000 shares of common stock, which generated net proceeds of approximately $53 million. During the period of 1996 through 1999, the Company completed approximately 76 acquisitions (approximately 55 of which were completed during the two year period of 1998 -- 1999), growing in revenue from approximately $47 million per annum to in excess of $570 million, including discontinued operations, per annum by 2000. These acquisitions were financed primarily through the issuance of secured debt. As a result, Lason's total debt increased from approximately $21 million to approximately $320 million during this period. No single customer accounts for more than 10% of the total consolidated net revenues for the years ended December 31, 2001 and December 31, 2000.

         Lason's common stock was listed on the NASDAQ National Market; however, it is no longer listed on either the NASDAQ National Market or the NASDAQ SmallCap Market. The stock now trades on the pink sheets.

         On March 26, 2001 the Company informed the U.S. Securities and Exchange Commission and U.S. Attorney for the Eastern District of Michigan of accounting irregularities and system deficiencies that affected certain portions of the Company's financial statements. Some of these items were material to the Company's financial statements for at least the third quarter of 1999 and may also have been material to statements for other periods. The irregularities and deficiencies were found in accounting records of the Company's North American operations.

         A Special Committee of the Company's Board of Directors determined that these irregularities and deficiencies may have occurred during some periods between late 1997 and 1999. The Committee also found that the Company's financial statements for at least the third quarter of 1999 requires restatement. The Committee does not believe that any such irregularities have extended beyond the first half of 2000. THE EXTENT OF ANY RESTATEMENTS HAS NOT BEEN QUANTIFIED AND FINALIZED AND IS STILL BEING EVALUATED AND INVESTIGATED BY THE COMPANY. THEREFORE, THE COMPANY'S FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000, HAVE NOT BEEN REVIEWED OR AUDITED BY AN INDEPENDENDT PUBLIC ACCOUNTING FIRM AND DO NOT REFLECT THE IMPACT RESULTING FROM THE CORRECTION OF, IF ANY, ACCOUNTING IRREGULARITIES OR SYSTEM DEFICIENCIES, WHICH ARE UNDER INVESTIGATION. FURTHER, THE COMPANY'S FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 HAVE NOT BEEN RESTATED, NOR HAS THE EXTENT OF RESTATEMENT, IF ANY, BEEN DETERMINED.

         On December 5, 2001 the Company announced that its Board of Directors approved a restructuring of its capital structure and operations to improve the Company's financial health and position it for future growth.

         Pursuant to a pre-arranged agreement with the holders of its approximately $260.3 million (including accrued interest) in senior secured debt, the Company has filed a petition in Wilmington, Delaware, to reorganize under Chapter 11 of the United States Bankruptcy Code. The filing does not include any Lason entities outside of the United States. As a consequence of the Company's commencement of the Chapter 11 cases, all actions and proceedings against the Company's domestic operations and all acts to obtain property from the Company have been stayed under section 362 of the Bankruptcy Code. The Company is continuing to operate the businesses and manage their properties as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

         In an effort to minimize the impact of the commencement of the Chapter 11 cases on the Company's operations and to facilitate the administration of the Chapter 11 cases, the Company filed various motions and applications on the first day of these cases. These so-called "first-day motions" requested relief that is typical for large, complex Chapter 11 cases including, among other things: (i) joint administration of the Chapter 11 cases, (ii) authority to continue to use the Company's existing cash management system, (iii) authorization to pay certain prepetition compensation and benefits owed to the Company's employees,

(iv) entry of a bridge order restraining utilities from terminating services to the Company, (v) authorization to pay prepetition sales and use taxes, (vi) authorization to maintain certain essential customer practices and programs and pay prepetition claims of certain customer service providers, and (vii) entry of an interim order authorizing the use of cash collateral, providing adequate protection and granting other relief. The first-day motions were heard and approved by the Bankruptcy Court on December 6, 2001. The Bankruptcy Court entered a final order (a) restraining utilities from terminating services to the Company on January 8, 2002, and (b) authorizing use of cash collateral, providing adequate protection and granting other relief on January 23, 2002.

         On December 7, 2001, the Company filed applications requesting approval by the Bankruptcy Court of the Company's retention of various professional firms they will be utilizing throughout these bankruptcy proceedings, including the retention of (i) Mayer, Brown, Rowe & Maw as co-bankruptcy counsel, (ii) Young Conaway Stargatt & Taylor as co-bankruptcy counsel, (iii) Triton Capital Partners as financial advisor, (iv) Bodman Longley & Dahling as special counsel,
(v) Brown Gibbons Lang & Company as investment banker and (vi) First Union National Bank as the claims, notice and balloting agent for the Company. In addition, the Company filed an application for the retention and continued employment of certain individuals from Conway MacKenzie & Dunleavy as turnaround managers. The Bankruptcy Court entered orders approving the retention of these professionals and continued employment of these individuals on or around January 2, 2002.

         The Official Committee of Unsecured Creditors in these chapter 11 cases was appointed by the U.S. Trustee's Office on December 18, 2001. The Official Committee is comprised of the following 5 members: Xerox Corporation, OCE'-USA, Inc., Wolf Detroit Envelope Corporation, Bonner & Moore Associates and Gary Donald DeGourse. The Official Committee thereafter retained Loewenstein & Sandler, as its lead counsel, Zuckerman Spaeder LLP, as its local counsel, and Parente Randolph, LLC, as its financial advisors. See Note 12, Subsequent Events.


NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

          The consolidated financial statements as of and for the year ended December 31, 2001, have been prepared in accordance with AICPA Statement of Position 90-7 ("SOP 90-7"), "Financial Reporting by Entities in Reorganization under the Bankruptcy Code", which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. While operating as debtors-in-possession under the protection of Chapter 11 of the Bankruptcy Code and Administration under the Act, and subject to approval of the Bankruptcy Court, Administrator or the High Court or otherwise as permitted in the ordinary course of business, the Company, may sell or otherwise dispose of assets and liquidate or settle liabilities for some amounts other than those reflected in the consolidated financial statements.

         As reflected in the consolidated financial statements, "Liabilities Subject to Compromise" refers to the Company's liabilities incurred prior to the commencement of the Restructuring Proceedings. The amounts of the various liabilities that are subject to compromise are set forth below. These amounts represent the Company's estimate of known or potential pre-petition claims to be resolved in connection with the Restructuring Proceedings. Such claims remain subject to future adjustments. Future adjustments may result from (i) negotiations; (ii) actions of the Bankruptcy Court, High Court or Administrator;
(iii) further developments with respect to disputed claims; (iv) rejection of executory contracts and unexpired leases; (v) the determination as to the value of any collateral securing claims; (vi) proofs of claim; or (vii) other events. Payment terms for these claims will be established in connection with the Restructuring Proceedings.

         Liabilities Subject to Compromise at December 31, 2001 are comprised of (in millions):

              Accounts payable...................................    $    27,309
              Accrued expenses...................................          2,964
              Acquisition-related obligations ...................         36,306
              Accrued interest ..................................          6,087
              Senior secured debt................................        254,248
              Other..............................................          3,737
                                                                     -----------
                  Total Liabilities Subject to Compromise........    $   330,651
                                                                     ===========

         If the Plan of Reorganization is approved, the Company, in accordance with SOP 90-7, will adopt fresh-start reporting upon its emergence from Chapter
11. Fresh-start reporting applies the following principles; The reorganization value of the Company will be allocated to the entity's assets in conformity with the procedures specified by APB Opinion No. 16 Business Combinations, for transactions reported on the basis of the purchase method. If any portion of the reorganization value cannot be attributed to specific tangible or identified intangible assets of the Reorganized Company, such amounts should be reported as the intangible asset identified as "reorganization value in excess of amounts allocable to identifiable assets." Each liability existing at the plan confirmation date, other than deferred taxes, should be stated at present values of amounts to be paid determined at appropriate current interest rates and deferred taxes should be reported in conformity with generally accepted accounting principles. Benefits realized from preconfirmation net operating loss carryforwards should first reduce reorganization value in excess of amounts allocable to identifiable assets and other intangibles until exhausted and thereafter be reported as a direct addition to paid in capital.

         The financial statements of the Company as of and for the period immediately preceding the plan confirmation date should reflect all activity through that date. Additionally, the effects of the adjustments on the reported amounts of individual assets and liabilities resulting from the adoption of fresh-start reporting and the effects of the forgiveness of debt should be reflected in the predecessor Company's final statement of operations. Forgiveness of debt, if any, should be reported as an extraordinary item. The Company believes that a financial restructuring will be achieved; there can be no assurance that the Plan will ultimately be approved by the Bankruptcy Court or the Company's creditors.

         The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

         THE DECEMBER 31, 2001 AND DECEMBER 31, 2000 UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS HAVE BEEN PREPARED FOR THE SOLE PURPOSE OF FILING THEM WITH THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE. THE CONSOLIDATED FINANCIAL STATEMENTS HAVE NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP") BECAUSE CERTAIN DISCLOSURES REQUIRED UNDER GAAP HAVE BEEN OMITTED.

REVENUE RECOGNITION

         Revenues are recorded when the services are provided and all significant obligations of the Company have been satisfied. Revenues are presented in the consolidated statements of operations net of postage where the cost of such postage is passed through to the customer.

CASH EQUIVALENTS

         The Company classifies as cash and cash equivalents amounts on deposit with banks and cash invested temporarily in various instruments with maturities of three months or less at the time of purchase.

SUPPLIES
         Supplies are valued at cost, which approximates market, using the first-in, first-out method.

PROPERTY AND EQUIPMENT

         Property and equipment, including significant improvements, are recorded at cost. Expenditures for normal repairs and maintenance are charged to operations as incurred. Adjustments of the asset and related accumulated depreciation accounts are made for retirements of property and equipment with the resulting gain or loss included in operations.

INTANGIBLE ASSETS

         The Company capitalizes direct internal and external costs associated with the development of technological systems, primarily computer software, to meet the needs of its customers. Such costs, which are included in other intangible assets, are amortized using a straight-line method over the lesser of five years or the economic life of the related services. Capitalization of such costs begins when the preliminary planning stage for each project is completed and management has formally authorized its funding, and ends when the project is substantially complete. These costs are amortized using the straight-line method. Research and development costs and other computer software and hardware maintenance and training costs are charged to expense as incurred.

         Goodwill is amortized using a straight-line method over 30 years. Deferred financing costs are amortized using the interest method over the term of the associated credit agreement.

         Periodically, management evaluates the recoverability of long-lived assets not held for sale by measuring the carrying amount of the assets against the estimated undiscounted cash flows associated with them. The recoverability of long-lived assets held for sale is evaluated by comparing the assets carrying value to its estimated net sale proceeds. Management concluded from the results of this evaluation that a significant impairment of goodwill and other intangibles had occurred. During the years ended December 31, 2001 and December 31, 2000, the Company recorded an impairment charge of $38.0 million and $363.8 million, respectively which is made up principally of a goodwill write-down of $36.2 million and $353.6 million, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         Statements of Financial Accounting Standards ("SFAS") No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosures about the fair value of financial instruments whether or not such instruments are recognized in the balance sheet. Due to the short-term nature of the Company's financial instruments, other than debt, fair values are not materially different from their carrying values. Debt is stated in the balance sheets at its carrying amount, as it is not publicly traded. Based on the information discussed in Note 1, current estimates of fair value may differ significantly from the carrying amount as of December 31, 2001 and December 31, 2000.

EARNINGS PER SHARE

         Basic earnings per share are computed by dividing net income available to common shareholders from continuing operations by the weighted average common shares outstanding.

         The following table presents a reconciliation of the denominator (weighted average common shares outstanding) for the basic and diluted earnings per share calculations for the years ended December 31, 2001 and December 31, 2000 (in thousands):

                                                                          DECEMBER 31,         DECEMBER 31,
                                                                              2001                 2000
                                                                              ----                 ----

WEIGHTED AVERAGE SHARES OUTSTANDING--BASIC....................                19,577                18,452
EFFECT OF DILUTIVE SECURITIES
Contingently issuable shares of common stock..................                    --                    --
Potential shares of common stock from debentures and stock
     options outstanding......................................                    --                    --
                                                                           ---------             ---------
WEIGHTED AVERAGE SHARES OUTSTANDING--DILUTED..................                19,577                18,452
                                                                           ---------             ---------

         The weighted average common shares and common share equivalents outstanding used to compute the dilutive effect of common stock options outstanding was computed using the treasury stock method prescribed by SFAS No.
128. During the years ended December 31, 2001 and December 31, 2000, the effects of contingently issuable shares of common stock and potential shares of common stock from debentures and stock options outstanding are not included in the denominator for diluted earnings per share, as such effects would be antidilutive.

FOREIGN CURRENCY TRANSLATION

         The assets and liabilities of foreign operations are translated into United States dollars using period-end exchange rates, while the statements of operations are translated using average exchange rates during the periods. Differences arising from the translation of assets and liabilities in comparison with the translation of previous periods are included as a separate component of stockholders' equity. During the current year ended December 31, 2001, the Company sold a majority of its overseas operations. As a result, the Company has eliminated the associated current translation adjustment in stockholders' equity.

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates.


NOTE 3.  DISCONTINUED OPERATIONS

         In December 1999, the Company announced its intention to discontinue, by sale or exit from the market, its activities providing traditional litigation support, software development and other analog services. Those services are no longer consistent with the Company's long-term growth strategy as they are largely analog and are expected to have slow long-term growth. The businesses to be discontinued consisted of nine litigation copy businesses, an offset print business, a digital graphics business and the software development business that was acquired as part of the M-R acquisition in 1999. The results of operations of these businesses have been classified as discontinued operations in the accompanying consolidated financial statements.

         Following is summary financial information for the Company's discontinued operations for the year ended December 31, 2000 (in thousands):

                                                                             DECEMBER 31,
                                                                                 2000
                                                                               ---------
Revenues, net......................................................            $  22,335
Cost of revenues...................................................               17,047
                                                                               ---------
     Gross profit..................................................                5,288
Selling, general & administrative expenses.........................                7,770
                                                                               ---------
     Loss from operations..........................................               (2,482)
Net interest expense...............................................                3,450
                                                                               ---------
     Loss from discontinued operations before income taxes.........               (5,932)
Benefit for income taxes...........................................                -
                                                                               ---------
Net loss from discontinued operations..............................            $  (5,932)
                                                                               ==========


         Net loss from discontinued operations includes interest costs totaling $3.4 million for the year ended December 31, 2000, which was allocated based on the ratio of net assets to be discontinued to total consolidated net assets.

         In October of 2000, the Company sold a portion of its litigation copy business for approximately $6.0 million in cash before deduction of commissions and other selling expenses and subject to certain purchase price adjustments. The purchaser received an option for a portion of the remaining business, which expired in November of 2000.

         As of December 31, 2000 all discontinued operations were substantially completed through sale or closure, which resulted in an additional loss on disposal of discontinued operations totaling approximately $5.2 million.



NOTE 4.  RESTRUCTURING

         In the fourth quarter of 1999, management completed a thorough review of its operations and approved a restructuring plan to make the Company more efficient and to lower overall costs. These decisions resulted in the Company recording a one-time pre tax charge to operations of $14.9 million in the fourth quarter of 1999. The charge consisted of severance, facility closure and exit costs related primarily to discontinued leases and equipment write-downs. The restructuring plan called for the consolidation of facilities and operations, the closure of facilities, and the streamlining of the administrative support functions.

         As a result of the filing to reorganize under Chapter 11 of the United States Bankruptcy Code, the remaining restructuring balance of approximately $3.4 million was reversed to income. This amount primarily relates to operating leases on certain facilities that the Company plans to reject. See Note 9, Lease Commitments.

         A summary of the accrued restructuring expense for the years ended December 31, 2001 and December 31, 2000 are as follows (in thousands):


                                                                 FACILITY               EQUIPMENT
                                                      SEVERANCE   CLOSURE     OTHER     WRITE-DOWN        TOTAL
                                                      ---------   -------     -----     ----------        -----
   Balance December 31, 1999...................      $   1,623  $  11,651    $    36    $   1,433       $ 14,743
   Fiscal 2000 activity........................         (1,254)    (5,484)       (11)        (497)        (7,246)
                                                     ---------  ---------    -------    ---------       --------
   Ending balance December 31, 2000............            369      6,167         25          936          7,497
   Usage to December 5, 2001 (Petition date)...           (363)    (2,773)       (24)        (936)        (4,096)
   Reversed into income........................             (6)    (3,394)        (1)          --         (3,401)
                                                     ---------  ---------    -------    ---------       --------
   Balance December 31, 2001...................      $      --  $      --    $    --    $      --       $     --
                                                     =========  =========    =======    =========       ========


NOTE 5.  ACQUISITIONS AND DIVESTITURES

         From June 1995 through December 31, 1999, the Company through certain of its subsidiaries completed the acquisition of either substantially all the assets or all the stock ownership interest in a substantial number of companies. Each of the acquisitions was accounted for as a purchase. For the period January 1, 2000 to December 31, 2001 the Company made no acquisitions.

         The non-contingent portion of the purchase price was allocated to the assets acquired and liabilities assumed based on the related fair values at the date of acquisition. The excess of the aggregate purchase price over the fair values of assets acquired and liabilities assumed has been allocated to goodwill and is being amortized on a straight-line method over 30 years. The allocation of the excess purchase price is based on preliminary estimates and assumptions, and is subject to revision upon final determination of the fair market value of the net assets acquired.

         Certain of the purchase agreements for acquisitions previously completed provide for an increase to the purchase price if operating income of the acquired business exceeds targeted levels. The additional payments made, as well as accruals for additional payments earned are recorded as goodwill in accordance with APB Opinion No, 16 Business Combinations. As a result of the filing to reorganize under Chapter 11 of the United States Bankruptcy Code, the amount of additional purchase price related obligations is subject to compromise.

         From January 1, 2001 through December 31, 2001, the Company, made certain divestitures over and above the sale of its discontinued operations. The Company sold seven business units for approximately $77.1 million in cash before deduction of commissions and other selling expenses and subject to certain purchase price adjustments. The following table summarizes pro forma unaudited results of operations for each of these divestitures during the years ended December 31, 2001 and December 31, 2000 (in thousands, except per share amounts):

                                                                              DECEMBER 31,   DECEMBER 31,
                                                                                 2001           2000
                                                                                 ----           ----

     Revenues from continuing operations...........................             $ 43,463       $ 129,059
     Loss from continuing operations...............................               (2,972)        (14,807)
     Basic earnings per share from continuing operations...........                 (.15)           (.80)


NOTE 6.  LONG-TERM DEBT

         The Company has a credit agreement with a bank group. Borrowings under the credit agreement are expected to support the financing requirements relating to the additional purchase price for certain prior acquisitions, working capital, capital expenditures and other corporate purposes. Such borrowings are collateralized by a lien on all property of the Company, guarantees of certain of the Company's subsidiaries, as well as pledges of the capital stock of certain subsidiaries. Interest on amounts outstanding is calculated based on interest rates determined at the time of borrowing. Borrowings bear interest at a base percentage rate plus a maximum of 1.25% (6.75% at December 31, 2001). The credit agreement contains restrictions on acquisitions, disposition of assets, and the incurrence of other liabilities and contains certain financial ratio covenants.

         On March 30, 2001, the Company amended its credit agreement with its lenders extending the effective date through January 2002. The amendment limited the revolving credit facility to $176.4 million, imposed new restrictions on capital expenditures and cash payments related to earnout obligations, and required minimum consolidated EBITDA and cash flow levels. The outstanding borrowings at December 31, 2001, and December 31, 2000 were $175.7 million, respectively. The credit agreement also has a term loan facility of $150 million, however, as of December 31, 2000, the lenders have not allowed the Company to borrow any additional amounts under the term facility. The outstanding borrowings at December 31, 2001, and December 31, 2000 were $82.8 million and $134.3 million, respectively.

         At December 31, 2001, The Company is in default on its principal and interest payments (aggregating approximately $260.3 million) and on certain other financial covenants contained in its credit agreement with its lenders. As a result, the lenders have the right to declare all amounts due and payable. The Company and the lenders have negotiated a pre-arranged Plan of Reorganization and according to such, the Company filed for reorganization under Chapter 11, in the United States Bankruptcy Court for the District of Delaware, on December 5, 2001. Pursuant to section 362 of the Bankruptcy Code, the pre-petition lenders are currently stayed from collection of any and all amounts due. On January 11, 2002, the Company filed its Disclosure Statement and Plan of Reorganization.

         The Company believes that a financial restructuring will be achieved; however, there can be no assurance that the Plan will ultimately be approved by the Bankruptcy Court or the Company's creditors. The failure to reach an agreement would have a material adverse effect on the Company.

NOTE 7.  INCOME TAXES

         The domestic and foreign components of loss from continuing operations before income taxes for the years ended December 31, 2001 and December 31, 2000 are follows (in thousands):

                                                                       DECEMBER 31,        DECEMBER 31,
                                                                           2001                2000
                                                                           ----                ----

         Domestic.............................................         $   (76,798)       $  (364,302)
         Foreign..............................................              (9,081)           (88,939)
                                                                       -----------        -----------
         Loss from continuing operations before
              income taxes....................................         $   (85,879)       $  (453,241)
                                                                       ===========        ============

         The components of the consolidated income tax provision related to continuing operations for the years ended December 31, 2001 and December 31, 2000 are as follows (in thousands):

                                                                       DECEMBER 31,        DECEMBER 31,
                                                                           2001                2000
                                                                           ----                ----
         Current provision
              Federal.........................................         $    (5,948)       $    (1,013)
              Foreign.........................................                 384              4,739
                                                                       -----------        -----------
         Total current (benefit) provision....................              (5,564)             3,726
                                                                       -----------        -----------
         Deferred provision
              Federal.........................................                  --              6,529
              State...........................................                  --              1,028
                                                                       -----------        -----------
              Total deferred provision .......................                  --              7,557
                                                                       -----------        -----------
         Total income tax (benefit) provision ................         $    (5,564)       $    11,283
                                                                       ===========        ===========

         Deferred income taxes represent the net tax effects of temporary differences between the carrying value amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax return purposes. Significant components of the Company's deferred federal income tax assets and liabilities are as follows (in thousands):

                                                                     DECEMBER 31,            DECEMBER 31,
                                                                         2001                    2000
                                                                         ----                    ----
         Deferred tax assets related to:
              Goodwill........................................         $  34,603               $  42,007
              Allowance for doubtful accounts.................             1,724                   5,733
              Restructuring accrual...........................               389                   2,855
              Deferred revenue................................                --                   1,239
              Depreciation and amortization...................             5,911                   3,974
              Accrued expenses................................             1,939                   2,416
              Other...........................................             3,273                   3,312
              Net operating loss carryforwards................            69,791                  33,669
              Foreign tax credit carryforwards................               721                     721
              Valuation allowance for deferred tax assets.....          (112,122)                (93,889)
                                                                       ---------               ---------
         Total deferred tax assets............................         $   6,229               $   2,037
                                                                       =========               =========

         Deferred tax liabilities related to:
              Prepaid expenses................................         $   5,117               $   1,375
              Intangible assets...............................               587                     519
              Deferred revenue................................               282                      --
              Other...........................................               243                     143
                                                                       ---------               ---------
         Total deferred tax liabilities.......................         $   6,229               $   2,037
                                                                       =========               =========

         Total net deferred taxes.............................         $      --               $      --
                                                                       ---------               ---------


         The Company did not provide any current or deferred US federal or state income tax provision or benefit for the year ended December 31, 2001 or year ended December 31, 2000 because of significant net operating losses. The Company has provided a full valuation allowance on the deferred taxes because of the uncertainty regarding its realizability.

         At December 31, 2001 and December 31, 2000, the Company had net operating loses of approximately $150.3 and $84.9 million related to US federal, foreign and state jurisdictions. Utilization of net operating losses, which will expire in 2020, may be subject to certain limitations under section 382 of the Internal Revenue Code of 1986, as amended and other limitations under state and foreign tax laws.

         The utilization of the net operating losses incurred to date, my be significantly limited due to the Company's filing of Chapter 11, and dependent upon the ultimate terms, timing and approval of its Plan of Reorganization.

NOTE 8.  EMPLOYEE BENEFIT PLAN

         The Company has a 401(k) profit-sharing plan and trust (the "Plan"). Each employee who is 21 years of age or older who has worked for the Company for twelve months and performed 1,000 hours of service or, has an adjusted service date with the equivalent or greater term of service, is eligible to participate in the Plan. Eligible participants may contribute not less than 2 percent and up to 15 percent of their pre tax compensation to the Plan. The Plan is contributory. At the discretion of the Company, it matched 25 percent and 33 percent of eligible participant contributions not to exceed 8 percent and 9 percent of the participant's earnings, for the years ended December 31, 2001 and December 31, 2000, respectively. Total Company contribution for the years ended December 31, 2001 and December 31, 2000 totaled approximately $944,000 and $1,753,000, respectively.

NOTE 9.  LEASE COMMITMENTS

         The Company has various operating lease agreements related primarily to equipment and buildings. As of December 31, 2001 and December 31, 2000, future minimum rental payments required under non-cancelable operating leases with initial or remaining lease terms in excess of one year are as follows (in thousands):

                                                                          DECEMBER 31,       DECEMBER 31,
                                                                              2001               2000
                                                                              ----               ----

         2001..........................................................    $       -           $  18,278
         2002..........................................................       15,435              14,867
         2003..........................................................       11,838              11,232
         2004..........................................................        9,032               8,592
         2005 and thereafter...........................................        5,896               4,464
                                                                           ---------           ---------

         Total.........................................................    $  42,201           $  57,433
                                                                           =========           =========

         In addition, the Company has a number of equipment leases that are on a month-to-month basis. Total rent expense for the years ended December 31, 2001 and December 31, 2000 was approximately $12.5 million and $15.9 million, respectively.

         The Company also has assets recorded under capital leases for production and office equipment with a net book value of approximately $3.1 million and $3.9 million at December 31, 2001 and December 31, 2000, respectively. The total present value of the net minimum lease payments under capital leases were approximately $1.9 million and 3.7 million as of December 31, 2001 and December 2000, respectively.

         As a consequence of the Company's commencement of the Chapter 11 case, all actions and proceedings against the Company's domestic operations and all acts to obtain property from the Company have been stayed under section 362 of the Bankruptcy Code. The Reorganization Plan provides that all executory contracts or unexpired leases of the Reorganized Company will be deemed assumed except those executory contracts and unexpired leases that (1) have been previously rejected by order of the Bankruptcy Court, (2) are the subject of a motion to reject pending on the Effective Date, or (3) are identified on a list to be filed with the Bankruptcy Court on or before the Confirmation Date, or otherwise are rejected pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court will constitute approval of such assumptions and rejections pursuant to the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to the Plan shall re-vest in and be fully enforceable by the respective Reorganized Company in accordance with its terms. Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, by the Reorganized Company, by payment of the default amount in cash on the Effective Date or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree

         As of December 31, 2001, the Company is in the process of determining which executory contracts or unexpired leases will be rejected.



NOTE 10. RELATED PARTY TRANSACTIONS

         Former members of management are indebted to the Company pursuant to the terms of ten-year collateralized promissory notes dated June 5, 1998, which provide for extensions of credit up to a maximum aggregate principal amount of $6.6 million. The terms of the notes provide that funds may be advanced to these employees on the date of execution of the notes and on each of the three anniversary dates thereafter and/or on other defined dates.

         Generally, the notes are collateralized by each employee's unexercised stock options granted on May 29, 1998, and any of the Company's common stock acquired upon exercise of such options. Advances under a note will be forgiven in the event of a change in control of the Company. Interest accrues under each note at the applicable federal rate. At December 31, 2001 and December 31, 2000, $2.5 million was due to the Company pursuant to these notes, however, the Company has fully reserved against these notes, as the collectability is uncertain.

         The Company purchases printing services from a company owned by the wife of a director of the Company. For the years ended December 31, 2001 and year ended December 31, 2000, the Company paid approximately $2.3 million and $2.0 million, respectively, for such printing services.

         The Company leases property and a building from a general partnership of which one of the Company's former directors (resigned in February 2001) is the managing partner and 33.33 percent owner. The Company paid $163,800 in rent to that partnership for the years ended December 31, 2001 and December 31, 2000, respectively.

         The Company believes that all the above transactions were on terms that were reasonable and competitive. Additional transactions of the nature described may take place in the ordinary course of business in the future.


NOTE 11. COMMITMENTS AND CONTINGENCIES

         As a consequence of the Company's commencement of the Chapter 11 case, all actions and proceedings against the Company's domestic operations and all acts to obtain property from the Company have been stayed under section 362 of the Bankruptcy Code. The Company is continuing to operate their businesses and manage their properties as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

         On November 14, 2000, Future Image Holding Corporation and DASA Holdings Inc. filed an amended statement of claim against Lason, Inc., Lason Canada Company and Bank One Michigan in the Ontario Superior Court of Justice. They did not serve the complaint until May 2001. In this action, plaintiffs seek to recover the balance of an additional purchase payment under the October 29, 1998 Agreement for the Purchase and Sale of Stock. Plaintiffs seek approximately $440,000 they claim remains unpaid from the first of three annual additional payment periods. They also seek an order compelling defendants to provide additional payment calculations for the second and third additional payment periods. Plaintiffs also seek what they allege is the cash equivalent of Lason Inc. common stock received or due under the October 29, 1998 Agreement for the Purchase and Sale of Stock. Specifically, plaintiffs allege Lason, Inc failed to take steps necessary for plaintiffs to sell the common stock they received as part of the initial purchase price and Lason Inc. failed to distribute shares due as part of the first additional purchase payment. The total amount plaintiffs demand for these claims, including a reference to recalculation of the first additional purchase payment, is approximately $1,572,000. Plaintiffs' motion for summary judgment is currently pending. The Company considers its defenses to these claims meritorious and it intends to defend the action vigorously.


NOTE 12. SUBSEQUENT EVENTS

         On January 11, 2002, the Company filed its Disclosure Statement and Plan of Reorganization with the United States Bankruptcy Court for the District of Delaware, and with the Securities and Exchange Commission on Form 8-K.

         On January 18, 2002, the Company signed a letter of intent related to the sale of its Consolidated Reprographics business unit.

         A meeting of the creditors committee under section 341 of the Bankruptcy Code was held at the U.S. Trustee's office on January 18, 2002.

         On January 28, 2002, the Company filed its schedules of assets and liabilities and statements of financial affairs with the United States Bankruptcy Court for the District of Delaware.

         On January 30, 2002, The Company received notice of an amended appointment of official committee of Unsecured Creditors. The amendment included two additional persons from New Wave Technologies, Inc. and Eastman Kodak Company.

         On February 9, 2002, the Company mailed to its creditors and posted notice of the Disclosure Statement hearing, which will be held on March 6, 2002.

                                                                     EXHIBIT C-1

                             HISTORICAL 10-K (1999)

































                                   Exhibit C-1

             EXHIBIT C-1 - HISTORICAL 10-K (1999) (WITHOUT EXHIBITS)


         The following are the historical consolidated financial statements for Lason, Inc. as of and for the fiscal year ended December 31, 1999. They were previously filed on Form 10-K with the United States Securities and Exchange Commission ("SEC"). These consolidated financial statements are identical to those filed with the SEC, with the following exception: The attached consolidated financial statements have been marked unaudited as the Company was unable to obtain written consent from their independent public accounting firm to include their audit opinion as part of this filing. As such, all references to such firm have been deleted from the attached consolidated financial statements.

         As previously disclosed, on March 26, 2001 the Company informed the U.S. Securities and Exchange Commission and U.S. Attorney for the Eastern District of Michigan of accounting irregularities and system deficiencies that affected certain portions of the Company's financial statements. Some of these items were material to the Company's financial statements for at least the third quarter of 1999 and may also have been material to statements for other periods. The irregularities and deficiencies were found in accounting records of the Company's North American operations.

         A Special Committee of the Company's Board of Directors determined that these irregularities and deficiencies may have occurred during some periods between late 1997 and 1999. The Committee also found that the Company's financial statements for at least the third quarter of 1999 requires restatement. The Committee does not believe that any such irregularities have extended beyond the first half of 2000. THE EXTENT OF ANY RESTATEMENTS HAS NOT BEEN QUANTIFIED AND FINALIZED AND IS STILL BEING EVALUATED AND INVESTIGATED BY THE COMPANY. THEREFORE, THE COMPANY'S FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000, HAVE NOT BEEN REVIEWED OR AUDITED BY AN INDEPENDENT PUBLIC ACCOUNTING FIRM AND DO NOT REFLECT THE IMPACT RESULTING FROM THE CORRECTION OF, IF ANY, ACCOUNTING IRREGULARITIES OR SYSTEM DEFICIENCIES, WHICH ARE UNDER INVESTIGATION. FURTHER, THE COMPANY'S FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997 HAVE NOT BEEN RESTATED, NOR HAS THE EXTENT OF RESTATEMENT, IF ANY, BEEN DETERMINED.

================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-K
              [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999

                                       OR

            [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                        FOR THE TRANSITION PERIOD FROM TO

                        COMMISSION FILE NUMBER 000-21407
                                   LASON, INC.
             (Exact name of registrant as specified in its charter)

                          DELAWARE                     38-3214743
               (State or other jurisdiction of         (I.R.S. Employer
                 incorporation or organization)        identification number)
           1305 STEPHENSON HIGHWAY, TROY, MICHIGAN     48083
          (Address of principle executive offices)     (Zip Code)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (248) 597-5800

        SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT: NONE

           SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE

                                (Title of class)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

    Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

    The aggregate market value of the registrant's voting stock held by non-affiliates of the registrant as of March 24, 2000, computed by reference to the last sale price for such stock on that date as reported on the Nasdaq National Market System, was $133,205,416.

    As of March 24, 2000, 19,316,674 shares of Common Stock , par value $0.01 per share, were outstanding.

                       DOCUMENTS INCORPORATED BY REFERENCE

Portions of the registrant's Notice of 2000 Annual Meeting of Shareholders and Proxy Statement (Part III).
================================================================================

                           FORWARD-LOOKING STATEMENTS

    Lason, Inc. (together with its subsidiaries, "Lason" or the "Company") may from time to time provide information including certain statements included in or incorporated by reference in this Form 10-K which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include the intent, belief or current expectations of the company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are:
(i) variations in quarterly results; (ii) the assimilation of acquisitions;
(iii) the management of the Company's growth and expansion; (iv) dependence on major customers, dependence on key personnel; (v) development by competitors of new or superior products or services, or entry into the market of new competitors; (vi) fluctuations in paper prices; (vii) reliability of the Company's data; (viii) volatility of the Company's stock price; (ix) management's ability to successfully complete its restructuring initiatives; (x) any financial and legal impact of the class action litigation; (xi) changes in the business services outsourcing industry; (xii) significance of intangible assets; (xiii) changes related to compensatory stock options; and (xiv) other risks identified from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

                                     PART I

ITEM I. BUSINESS

GENERAL

    Lason Systems, Inc., a Michigan corporation and the predecessor (the "Predecessor") to Lason, was formed in 1985 as a result of a management buyout of the direct mail division of McKesson Corporation's 3PM subsidiary. In January 1995, the founders and principal shareholders of the Predecessor recapitalized it (the "Recapitalization") by selling substantially all of its assets to Lason Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Lason, Inc., which was then named Lason Holdings, Inc. In August 1996, Lason Holdings, Inc. changed its name to Lason, Inc. After the acquisition, Lason Acquisition Corp. changed its name to Lason Systems, Inc., and continued the business operations of the Predecessor.

    Lason provides integrated information outsourcing for image and data capture, data management and output processing services. The investments the Company has made in imaging and communications technology, personnel, equipment and systems over the past decade have given it the capabilities and expertise necessary to meet the growing and increasingly complex information management requirements of its customers. The Company primarily serves customers in the commercial, healthcare, financial services and professional services industries. The Company's core competencies in input processing, data management and output processing enable it to provide a broad range of services across a wide range of media types and allow customers to fulfill their information management outsourcing needs with a single vendor. The Company's strategy has been to offer a wide range of services across a broad geographic area to its customers and to use technologically advanced solutions to expand its service offerings.

    Lason believes that companies will continue to increase their use of outsourced information management services, and the market for its services will continue to grow due to a variety of factors including: (i) continuing advancements in computer, networking, facsimile, printing and other technologies which have greatly facilitated the production and distribution of documents;
(ii) government regulations that require lengthy document retention periods and rapid accessibility for many types of records; (iii) increased customer expectations of low cost access to records on short notice at different locations; and (iv) an increasingly litigious society, necessitating access to relevant documents and records for extended periods. To manage large volumes of documents efficiently, a customer would be required to make significant investments in equipment, processes and technology which may only be fully utilized occasionally. Through outsourcing, companies can avoid these investments, as well as the risks of obsolescence that arise from the rapid changes in information management technology. As companies continue to focus on their core competencies and maximize asset utilization, they are increasingly turning to outside parties who have the technological expertise, service focus, rapid turn-around capacity and full range of capabilities necessary to manage large volumes of documents efficiently. In addition, the Company believes that customers will continue to seek a single vendor capable of furnishing all or a majority of their information management needs rather than relying on multiple vendors with varying areas of expertise.

    The information management industry is highly fragmented, consisting of a large number of small companies providing limited service offerings. An important element of the Company's growth strategy has been to selectively make acquisitions of companies with complementary technologies or customer bases to consolidate its position as a provider of comprehensive information management services across a broad geographic area. See "Recent Developments -- Restructuring".

    The Company's goal is to become a global, single source provider of information management services for customers in its targeted industries. To achieve this goal, the Company will continue to implement a focused business strategy based on the following elements: (i) provide a broad range of services that will allow both existing and new customers to secure all their information management services from one source; (ii) facilitate the cross-selling of additional services to customers through its comprehensive marketing program and develop national brand recognition for the quality and scope of Lason's services; (iii) continue to develop additional high value-added applications within its core service offerings; and (iv) continue to develop scalable applications utilizing an open architecture and modular approach that will enable the Company to service the unique needs of various customers across a broad range of volume requirements.

    Since June 1995, the Company has acquired a substantial number of companies involved in records management, duplication, conversion services, facilities management, item processing and research, micrographics, litigation support document management services, electronic sorting of mass mailings, proxy solicitations, mail creation and distribution and database management services.

    The Company's acquisition strategy has been to selectively make acquisitions of companies that (a) have proven operating track records and strong customer franchises that could benefit from the Company's technology and broad product and service offerings; (b) have solid management teams that will join and remain with the Company after the acquisition; (c) have an existing presence in the Company's core competencies to build economies of scale through volume purchasing and facility utilization; (d) expand the Company's customer base and thereby increase its cross-selling opportunities and (e) broaden the Company's geographic reach. See "Recent Developments -- Restructuring".

                               RECENT DEVELOPMENTS

E-COMMERCE

    Lason's e-business represents the services and products the Company provides that are initially transacted via the internet or web. These offerings can be delivered in either a land based or electronic mode. The Company's e-commerce business will be transacted via the Company's worldwide portal, called Lason Exchange. By using Lason Exchange, the Company's customers will be able to order services and products directly via the web without having to interface with the Company's employees. This will improve the delivery of services and products to the Company's customers, while reducing the Company's cost of sales and distribution. Products initially targeted for Lason Exchange include equipment and supplies for document imaging, digital reprographics, digital print and the Company's internal office supply requirements.

    In December 1999, the Company announced that it's Board of Directors had authorized the engagement of investment bankers to explore the spin-off, or other means, to capitalize on Lason's existing e-commerce business. After a thorough review of Lason's strategy in this area which included consulting with its external technical and financial advisors, Lason has reconfirmed that these e-commerce offerings are important to its integrated approach of providing full service solutions to customers. Accordingly, Lason has decided not to spin-off these high potential areas as separate entities but will continue to build this business through internal growth and through strategic partnering.

DISCONTINUED OPERATIONS

    In December 1999, Lason announced its intention to discontinue, by sale or exit from the market, its activities providing traditional litigation support, software development and other analog services. Those services are no longer consistent with Lason's long-term growth strategy as they are largely analog and are expected to have slow long-term growth. The businesses to be discontinued consist of nine litigation copy businesses, an offset print business, a digital graphics business and the software development business that was acquired as part of the M-R acquisition in 1999. The Company has engaged brokers and has begun to actively market these businesses. Combined, the discontinued businesses had revenues of approximately $33.0 million and a pre tax loss of approximately $6.2 million for the year ended December 31, 1999. The Company expects to realize a pre tax loss of approximately $32.4 million, including a write-off of goodwill totaling $34.1 million, as a result of disposing of and/or exiting these businesses. Management anticipates that the sale or exit from these businesses will be completed during 2000.

RESTRUCTURING

    On June 30, 1999, the Company completed its merger with M-R Group plc ("M-R"), a leading document and data management company headquartered in the United Kingdom. In connection with the M-R merger, the Company recorded a $7.8 million pre tax restructuring charge during the second quarter of 1999 for costs associated with discontinued leases, the consolidation of facilities, severance and other related expenses for Lason facilities which were to be closed or consolidated with M-R facilities. For businesses that have had facilities closed or consolidated with other facilities, the tangible assets to be disposed of have been written down to their estimated fair value, less cost of disposal. In addition, as a result of the consolidation of approximately 21 facilities, approximately 423 employees have been separated from the Company as of December 31, 1999.

    In the fourth quarter of 1999, management completed a thorough review of its operations and approved a restructuring plan to make the Company more efficient and to lower overall costs. These decisions resulted in the Company recording a one-time pre tax charge to operations of $14.9 million in the fourth quarter of 1999. The charge consists of severance, facility closure and exit costs related primarily to discontinued leases and equipment write-downs. The restructuring plan calls for the consolidation of facilities and operations, the closure of facilities, and the streamlining of the administrative support functions.

    As part of the Company's restructuring, management has shifted its focus from acquisitions and has accelerated the integration of its businesses to enhance the Company's future profitability.

M-R ACQUISITION

    Effective with the completion of the transaction, the acquisition of M-R was presented for financial reporting purposes using the pooling of interest method of accounting. In December 1999, Lason took certain actions, including those discussed above under "Discontinued Operations", which required a change to the purchase method of accounting for the acquisition of M-R. The change to purchase accounting resulted in an increase to goodwill of approximately $128.0 million, which will increase annual goodwill amortization expense by approximately $4.4 million.

CLASS-ACTION LITIGATION

    On December 21, 1999 and various dates thereafter, several individuals filed complaints against the Company and certain executive officers in various United States District Courts. The complaints purport to be brought as class actions on behalf of purchasers of shares of the Company's common stock during periods ranging from August 14, 1998, through December 17, 1999. The complaints generally allege that the Company and certain of its officers made public statements concerning the Company's revenues and earnings and inflated the market price of the shares of the Company's common stock. The complaints allege violations of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, and one complaint alleges violations of the Securities Act of 1933. The complaints seek unspecified damages allegedly incurred as a result of the decline in the market price of shares of the Company's common stock after the Company announced on December 17, 1999 that it expected lower fourth quarter earnings per share as compared with consensus analysts' estimates.

    These actions are in a preliminary stage. However, the Company believes, based on the advice of outside legal counsel, that it and the named officers have substantial defenses to the plaintiffs' claims, and the Company intends to vigorously defend these claims. While the final resolution of this litigation cannot be presently determined, management does not believe it will have a material adverse effect on the Company's business or the future consolidated financial statements, although such adverse effect could be possible.

                                    SEGMENTS

    The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 131, Disclosures About Segments of an Enterprise and Related Information, during the year ended December 31, 1998. SFAS No. 131 requires the Company to report certain information about its operating segments.

    For years prior to 1998, the Company was managed as one operating segment and there were no material individual segments. Beginning in 1998, the Company's reportable segments generally consist of a group of business units that are organized geographically. Each of the Company's six United States geographic regions has a separate management team and infrastructure, and offer different combinations of the Company's services.

    The segment disclosures required by SFAS No. 131 are presented in Note 12 of Notes to Consolidated Financial Statements included in this Form 10-K.

                              PRODUCTS AND SERVICES

    Although there is significant overlap, the Company's information management service offerings can generally be divided into the areas of image and data capture, data management and output processing. The Company's image and data capture services include the scanning and conversion of documents from a variety of input media to a digital format. The Company also provides traditional microfilm and microfiche services as well as on-site facility management services. The Company's data management services include electronic document storage and retrieval, database management and internet-based services, as well as list manipulation, sorting services and information search solutions so that customers' data can be customized and updated for specific target market mailings. The Company's output processing services include print on demand, business communications and statement processing services.

CONTINUING OPERATIONS

    The Company provides a broad range of image and data capture services that enable it to meet its customers' information management outsourcing needs, including electronic conversion services, micrographic conversion services, high volume and quick-turn reprographics, and on-site facilities management. The Company's experience and capabilities enable it to provide a broad range of document conversion services with respect to a wide variety of input and output formats, including digital, film, CD-ROM, optical disk, magnetic disk, aperture card and hardcopy, including engineering drawings.

    Electronic Conversion Services. A company implementing a document storage and retrieval ("DSR") program frequently faces the challenge of converting hundreds of thousands to millions of paper and/or microfilm documents to digital format. These paper and microfilm documents can be converted to indexed digital images or, using OCR technology, into electronically recognizable text. The Company's investments in advanced document scanners and imaging software combined with its experience in scanning and converting documents typically enables the Company to perform this document conversion process more efficiently and in significantly less time than a potential customer. The Company's technical support staff is skilled at assisting customers in developing customized indexing systems and selecting optimal file formats and naming conventions.

    Micrographics Conversion Services. The Company performs traditional micrographic conversions including the conversion of paper documents into microfilm images, film processing, computer-based indexing and formatting of microfilm images. Micrographic services often are selected as a cost competitive technology to paper-based systems in order to reduce the physical size of stored records, for their long term (typically over 100 years) archival capabilities and as an intermediate step in certain imaging or reprographics applications.

    High Volume, Quick-Turn Reprographics. The Company, through its imaging centers, provides high volume, quick-turn reprographics services 24 hours a day, seven days a week. In addition, the Company possesses the capability to handle reprographic projects including conversion services.

    On-Site Facilities Management. The Company can equip, staff and manage most aspects of a customer's information management needs at a customer's facility. In addition to copying and printing, Company employees perform file room maintenance, decentralized copier management, facility mail and courier services, and address list maintenance. Typically, the Company will operate its own satellite production center (called a Lason Servicenter) on the customer's premises. By working in partnership with a customer at the customer's facility, the Company and the customer frequently identify additional ways the Company can help meet the customer's information management needs both on-site and at the Company's imaging centers. The Company established its first Lason Servicenter in 1992 and currently provides on-site services at over 100 facilities.

    Data management services include electronic document storage and retrieval, database management and web-based services.

    Electronic Document Storage and Retrieval. The Company has developed a flexible electronic DSR system, called Visions, that enables Lason's customers to obtain the benefits of electronic document storage and retrieval without developing and purchasing their own DSR system. By using Visions, customers can access large volumes of documents immediately that would be impossible using conventional filing systems. DSR systems also provide rapid distribution of archived information to multiple destinations and remove the logistical burden and cost of archiving paper documents. Lason's Visions system enables it to store and index a customer's digital documents whether the document was converted to digital format from paper format or was originally produced in digital format.

Because stored documents can be indexed by several criteria, a customer can use simple but exacting computer search techniques to rapidly access individual documents or groups of documents.

    Database Management Services. The Company's sophisticated database management systems support data manipulation, item sorting and information search solutions so that various customers' lists can be customized and updated for specific target markets and targeted mailings. These database capabilities save customers money while increasing response rates. These services are typically offered in conjunction with other services the Company provides.

    Internet-Based Services. The Company's Corporate ID system allows customers and their employees to utilize the internet to manage and control the procurement of corporate identification materials. Corporate ID provides fully automated ordering, approval, tracking, manufacturing, fulfillment and reporting to all of a customer's designated employees to ensure that all corporate materials ordered conform to organizational guidelines.

    The Company offers a variety of output processing services to its customers, which enables them to cost-effectively produce and distribute large volumes of customized documents on short notice.

    Digital Communication Services. Lason's customers benefit from outsourcing their high volume communications needs to the Company through improved turn-around time, reduced production constraints and the flexibility and benefits provided by using the latest software and mail handling processes.

    - Priority Gram(TM). The Company's Priority Gram(TM) is a nationally recognized product that large volume mailers have found to be an effective mode of communication in a variety of applications. Among these customers are firms involved in debt collection. The Company works with leading software vendors to provide credit institutions with an effective system of debt collection communications.

    - PROXYGRAM(TM). The Company's PROXYGRAM(TM) serves the time sensitive proxy solicitation sector of the financial services market. PROXYGRAMs solicit, collect, report and validate shareholders proxy votes while providing flexibility to shareholders and cost savings and greater shareholder participation to customers. Outgoing messages to shareholders contain instructions on how to vote shares by a toll-free telephone call using a confidential identification number to assure shareholder verification and validity.

    - Fax, Electronic Distribution, Print and Mail. The Company's business communication services provide customers with rapid, reliable and cost-effective methods for making large-scale distributions of statements, reports and letters to customer and other target audiences by fax, electronic distribution, print and mail. The Company develops customized programs for its customers to support event driven response requirements, such as product recall and credit card solicitation campaigns. For example, the Company currently provides declination letter and incomplete application letter processing with respect to credit card applications for a leading credit card company. Such letters can be generated on a daily basis as the status of the customer's application file requires. By combining volumes of mail from all of its customers and presorting such mail to United States Postal Service specifications, the Company is able to generate significant postal discounts for its customers. Each customer enjoys the maximum postal discounts allowed for First Class Mail regardless of the volume of mail sent by that customer. The Company can incorporate these savings in quotes to customers on its services.

    Print on Demand Solutions. The Document Express (print on demand) system enables customers to cost effectively produce and distribute large volumes of a document on 24-hour notice. The customer supplies the Company with either an electronic copy or a hard copy of the document, which the Company converts to an electronic copy, which is then stored on the Document Express system. The customer can then use its own computer system to place a print order, including production amount and distribution method and location, and the Company completes the print and distribution process.

    The Document Express system offers an alternative to traditional printing methods for companies which produce documents that are subject to frequent revisions or unpredictable demand. Since conventional offset printing requires large production runs to produce high quality documents in a cost-effective manner, a company which utilizes offset printing to print such documents runs the risk that it will find itself with a costly inventory of outdated and useless documents. In addition, the flexibility of the Document Express system provides customers with an ability to increase the quality of their product offerings by enabling them to make document enhancements (such as corrections or improvements to product manuals) which would otherwise be prohibitively expensive. The Company believes that the demand for print on demand services by manufacturers, financial and insurance institutions will continue to increase as technological advances create shorter product life cycles and increased product variation.

INTERNATIONAL

    With the completion of the M-R acquisition, the Company has substantially increased its international operations in 1999. The international segment had net revenues of approximately $56.0 million and pre tax income of approximately $8.2 million in 1999.

CUSTOMERS

    The Company currently has over 10,000 customers primarily in the commercial, healthcare, financial services and professional services industries. The Company services accounts of all sizes, from small business and professional groups to Fortune 100 companies. The Company's largest customers include Fleetboston Financial Corporation, Blue Cross/Blue Shield, Bank One Corporation, First Union Corporation, VERITAS Software, Ameritrade, Inc., Federal Express Corporation, Ford Motor Company, General Electric Company, General Motors Corporation, Nationsbank, Sears Roebuck and Co., Shell Oil Company, Her Majesty's Land Registry and Trans Union. No single customer accounted for more than 10% of the Company's total consolidated net revenues in 1999.

COMPETITION

    The Company's businesses are highly competitive. A significant source of competition is the in-house document handling capability of the Company's target customer base. In addition, with respect to those services that are outsourced, the Company has a variety of competitors, including large national or multinational companies, which have greater financial resources than the Company, and small regional or local companies. The Company's major competitors, in addition to various regional competitors, include IKON Office Solutions, Inc., Pitney Bowes Management Services, Inc. (a subsidiary of Pitney Bowes, Inc.) and Xerox Business Services, with respect to its image and data capture services; Dataplex Corp., F.Y.I. Incorporated and IKON Office Solutions, Inc., with respect to its database management services; and First Financial Management Corp. (First Image), Sun Guard Mailing Services and Output Technology Solutions, with respect to its output processing services. The Company's businesses compete on the basis of price, service and innovation.

PROPRIETARY RIGHTS AND PROCESSES

    The Company regards the systems, information and know-how underlying its services as proprietary and relies primarily on a combination of contract, trade secrets, confidentiality agreements and contractual provisions to protect its rights. The Company's business is not materially dependent on any patents. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to obtain and use information that the Company regards as proprietary, and policing unauthorized use of the Company's proprietary information is difficult. Litigation may be necessary for the Company to protect its proprietary information and could result in substantial cost to, and diversion by, the Company.

ENVIRONMENTAL MATTERS

    The Company is subject to federal, state and local laws, regulations and ordinances that: (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes; or (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposal or other release of solid wastes and hazardous substances.

    The Company is not aware of any environmental conditions that would be likely to have a material adverse effect on the business, financial condition or results of operations of the Company. However, there can be no assurance that environmental liabilities in the future will not have a material adverse effect on the business, financial condition or results of operations of the Company.

EMPLOYEES

    As of March 24, 2000, the Company had approximately 10,300 employees, including approximately 4,000 in foreign countries. No domestic employees of the Company are represented by a labor union, however, some foreign employees are represented by local labor unions in certain countries. The Company considers its relationship with its employees to be good.

EXECUTIVE OFFICERS OF THE REGISTRANT

    The following table sets forth certain information concerning the Company's executive officers as of March 24, 2000:

                                                                                                EXECUTIVE
                   NAME               AGE                 POSITION                            OFFICER SINCE
          ---------------------      ----  -------------------------------------              -------------
          Gary L. Monroe..........    45   Chairman of the Board and Chief Executive              1995
                                           Officer, Director
          William J. Rauwerdink...    50   Executive Vice President, Chief Financial              1996
                                           Officer, Treasurer, Secretary, Director
          John R. Messinger.......    42   President and Chief Operating Officer                  1998
          Randy L. Baker..........    43   Executive Vice President-- Human                       1999
                                           Resources and Business Integration

    GARY L. MONROE has served as Chairman of the Board of the Company since April 1998, President of the Company from April 1997 to January 1999, as Chief Executive Officer of the Company since February 1996 and as a Director of the Company since he joined the Company in September 1995. From September 1995 to February 1996, Mr. Monroe served as Executive Vice President of the Company. From May 1992 to September 1995, Mr. Monroe served as President of Kodak Imaging Services, Inc., a subsidiary of Eastman Kodak Co. Mr. Monroe is employed pursuant to an employment agreement for a two year period ending May 31, 2001.

    WILLIAM J. RAUWERDINK has served as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company since he joined the Company in May 1996 and as a director of the Company since May 1999. Mr. Rauwerdink is employed at the discretion of the Board. From February 1993 to April 1995, Mr. Rauwerdink served as Executive Vice President, Chief Financial Officer and Treasurer of The MEDSTAT Group, Inc., a publicly traded company in the healthcare information industry. Mr. Rauwerdink was a partner with the Detroit office of the international accounting and consulting firm of Deloitte & Touche from 1983 to 1993. Mr. Rauwerdink is a certified public accountant. Mr. Rauwerdink is also a director of Mercy Health Services, Inc., a non-profit multistate health care services organization.

    On December 11, 1995, Mr. Rauwerdink consented to the entry of an order enjoining him from violating certain antifraud and tender offer provisions of the federal securities laws. The order required him to give up profits and pay penalties and interest totaling approximately $225,000. He neither admitted nor denied the allegations made in the proceeding.

    The proceeding involved the rollover of certain funds from a former employer's profit sharing plan. The investment directions made in connection with the rollover into Mr. Rauwerdink's 401(k) account at his new employer specified that the investment of such funds be made 50% in the stock of his employer and 50% in other investments in his 401(k) account and resulted in the purchase of shares of common stock of the new employer at the time when it was alleged that the employer was engaged in merger negotiations. The shares purchased in the rollover transaction constituted approximately 8% of Mr. Rauwerdink's total holdings in his new employer's common stock.

    JOHN R. MESSINGER has served as an officer of the Company since he joined the Company in July 1997 and is the Company's President and Chief Operating Officer. Mr. Messinger is employed pursuant to an employment agreement for a two year period ending January 31, 2001. From November 1995 to July 1997, Mr. Messinger served as President and Director of Image Conversion Services, Inc. From 1983 to November 1995, Mr. Messinger served in various positions with Anacomp, Inc., including Group President, Regional Vice President and District Manager.

    RANDY L. BAKER has served as Executive Vice President -- Human Resources and Business Integration, since he joined the Company in July 1999. Mr. Baker is employed at the discretion of the Board. From January 1998 to April 1999, he served as Senior Vice President, Human Resources, for Republic Industries, a publicly traded company in the automotive retail and automotive rental industry. Beginning in January 1995 and continuing through January 1998, he served as Vice President, Human Resources, for Resort Condominiums International, a publicly traded company.

ITEM 2. PROPERTY

    The Company has operations in 29 U.S. states, the United Kingdom, Canada, Mexico, India, Maritius and the Caribbean. Except for two facilities that are owned by the Company, all the facilities are leased and are used for operations and general administrative functions. The Company also operates over 100 facility management sites located on customers' premises.

ITEM 3. LEGAL PROCEEDINGS

    On December 21, 1999 and various dates thereafter, several individuals filed complaints against the Company and certain executive officers in various United States District Courts. The complaints purport to be brought as class actions on behalf of purchasers of shares of the Company's common stock during periods ranging from August 14, 1998, through December 17, 1999. The complaints generally allege that the Company and certain of its officers made public statements containing material omissions or misrepresentations which created the misleading impression that the Company's revenues and earnings were on target with market forecasts and consequently artificially inflated the market price of the shares of the Company's common stock. The complaints allege violations of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, and one complaint alleges violations of the Securities Act of 1933. The complaints seek unspecified damages allegedly incurred as a result of the decline in the market price of shares of the Company's common stock after the Company announced on December 17, 1999 that it expected lower fourth quarter earnings per share compared with consensus analysts' estimates.

    These actions are in a preliminary stage. However, the Company believes, based on the advice of outside legal counsel, that it and the named officers have substantial defenses to the plaintiffs' claims, and the Company intends to vigorously defend these claims. While the final resolution of this litigation cannot be presently determined, management does not believe it will have a material adverse effect on the Company's business, or the future consolidated financial statements, although such adverse effect could be possible.

    Various other claims have been made against the Company in the normal course of business. Management believes that none of those legal proceedings will have a material adverse effect on the Company's business, financial condition or results of operations.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

    There were no matters submitted to a vote of the Company's shareholders during the fourth quarter of 1999.


                                     PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    The Company's common stock is traded on the Nasdaq National Market System under the symbol "LSON". As of March 24, 2000, there were approximately 2,660 holders of the Company's common stock.

    The quarterly trading range for shares of the Company's common stock during 1999 and 1998 is presented below:

                                         1999                   1998
                                  --------------------    -----------------
                                    HIGH       LOW         HIGH       LOW
                                  --------   ---------    -------   -------

               QUARTER ENDED:
               December 31.....   $ 44 3/4   $ 9 3/4      $64 5/8   $42 1/4
               September 30....     50 1/2    40 1/2       58 1/2    39
               June 30.........     57        31 31/64     54 1/2    35 1/2
               March 31........     68 1/4    52           38 3/4    25 1/8

    The Company intends to retain any earnings to finance operations and expansion and, therefore, does not anticipate paying any cash dividends on its common stock in the foreseeable future. Cash dividends, if any, would be determined by the Board of Directors and would be based on the Company's earnings, capital requirements, financial condition and other factors deemed relevant by the Board of Directors. Except for certain constructive dividends related to partial forgiveness of certain shareholder loans in connection with its initial public offering, the Company has not paid any dividends on its capital stock.

    In the fourth quarter of 1999, in connection with the acquisition of the shares of a company and as a partial payment of the purchase price, the Company issued 19,537 shares of its common stock valued at approximately $900,000. The shares were issued at $46.06 per share.

    In the fourth quarter of 1999, the Company issued 93,032 shares of its common stock to owners of companies Lason had previously acquired as additional consideration for the achievement of certain target levels of financial performance after the respective acquisition. The shares were issued at per share prices ranging from $31.68 to $45.30, for an aggregate value of approximately $3,026,500.

    The issuance of the securities described in the two prior paragraphs was exempt from registration under the Securities Act of 1933 by virtue of Section 4
(2) thereof as transactions not involving a public offering.

ITEM 6. SELECTED FINANCIAL DATA

    The following table sets forth selected consolidated financial data of the Company and includes the financial results of M-R since June 30, 1999, the date the acquisition was completed using the purchase method of accounting. The selected consolidated financial data presented below have been derived from the Company's consolidated financial statements are unaudited and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and notes thereto included in this Form 10-K.

                                                                       YEAR ENDED DECEMBER 31,
                                                        -------------------------------------------------------
                                                           1999       1998       1997        1996        1995
                                                        ---------- ---------  ---------   ---------   ---------
          Revenue, net of postage....................    $ 479,594   $258,782   $112,099    $ 69,937   $ 46,605
          Net income (loss) from continuing..........      (10,842)    18,044      8,427       3,731      2,014
          operations................................
          Earnings (loss) per share from continuing
                 operations:
            Basic...................................         (0.65)      1.42       0.87       0.59       0.35
            Diluted.................................         (0.65)      1.33       0.84       0.55       0.33
          Working capital...........................        60,861     39,925     29,839     16,653      5,141
          Total assets..............................       836,432    431,685    177,899     78,546     37,309
          Long term debt, less current portion......       138,750         --         --         --     11,500
          Revolving credit line borrowings..........       134,000     59,000     13,550      4,101      7,277
          Total stockholders' equity(1).............       419,522    284,938    131,545     57,006      9,214

----------

(1) Includes the net proceeds from an initial public offering and redemption of shares of common stock during the fourth quarter of 1996 and the net proceeds from secondary offerings of shares of common stock in the third quarters of both 1998 and 1997. Also included are the shares of common stock issued in connection with the acquisition of M-R.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Lason is a leading provider of information management services. The Company's strategy is to process information in the following ways: (1) To provide integrated solutions that capture information across a variety of formats; (2) to manage information through database development; (3) to manage information through electronic storage and retrieval services; and (4) to disseminate information through hardcopy output, print on demand and electronic formats.

    Lason's capability to capture, manage and output information includes both traditional and digital services that support customer migration to new technologies including internal-based applications.

E-COMMERCE

    Lason's e-business represents the services and products the Company provides that are initially transacted via the internet or web. These offerings can be delivered in either a land based or electronic mode. The Company's e-commerce business will be transacted via the Company's worldwide portal, called Lason Exchange. By using Lason Exchange, the Company's customers will be able to order products and services directly via the web without having to interface with the Company's employees. This will improve the delivery of services and products to the Company's customers, while reducing the Company's cost of sales and distribution. Products initially targeted for Lason Exchange include equipment and supplies for document imaging, digital reprographics, digital print and the Company's internal office supply requirements.

    In December 1999, the Company announced that it's Board of Directors had authorized the engagement of investment bankers to explore the spin-off, or other means, to capitalize on Lason's existing e-commerce business. After a thorough review of Lason's strategy in this area which included consulting with its external technical and financial advisors, Lason has reconfirmed that these e-commerce offerings are important to its integrated approach of providing full service solutions to the information management needs of its customers. Accordingly, Lason has decided not to spin-off these high potential areas as separate entities but will continue to build this business through internal growth and through strategic partnering.

ACQUISITIONS

    Since 1995, the Company has acquired a significant number of businesses. The information management industry is highly fragmented, consisting of a large number of small companies providing limited service offerings. An important element of the Company's growth strategy to date has been to selectively make acquisitions of companies with complementary technologies or customer bases to consolidate its position as a provider of comprehensive information management services across a broad geographic area. However, as part of the Company's restructuring, management has now shifted its focus away from acquisitions and has accelerated the integration of its businesses to enhance the Company's future profitability. Accordingly, business acquisitions are not expected to be a significant part of the Company's growth and operating strategy going forward.

RESULTS OF OPERATIONS -- YEAR ENDED DECEMBER 31, 1999 COMPARED WITH YEAR ENDED DECEMBER 31, 1998

    Consolidated net revenues increased 85% to $479.6 million for the year ended December 31, 1999 from $258.8 million in 1998. Approximately $209.5 million of the increase was due to acquisitions and approximately $11.3 million was due to growth in the Company's existing business, excluding the results of discontinued operations. Revenue growth from the Company's existing business was negatively affected by a slow down in fourth quarter sales largely the result of delays in certain integrated systems sales due to customer Y2K concerns, several contracts not reaching expected revenue estimates and the performance of discontinued operations and other operations to be sold or eliminated.

    Gross profit increased to $153.3 million for the year ended December 31, 1999 from $90.3 million in 1998 primarily due to an increase in net revenues. Gross profit as a percentage of net revenues was 32% in 1999 compared to 35% in 1998. The lower gross profit percentage in 1999 is primarily the result of the effects caused by lower sales at certain business units that have relatively fixed production costs.

    Selling, general and administrative expenses increased $64.6 million to $115.8 million in 1999 from $51.2 million in 1998. Approximately $42.3 million was due to selling, general and administrative expenses of acquired companies. The remaining increase was due to personnel, systems and other corporate overhead expenses associated with managing a larger consolidated organization. Selling, general and administrative expenses as a percentage of net revenues were 24% in 1999 versus 20% in 1998.

    Amortization of intangibles increased $9.9 million to $15.5 million for the year ended December 31, 1999 from $5.6 million in 1998. The increase is due to acquisitions completed in 1999, of which amortization related to the M-R merger accounted for approximately $2.2 million during the second half of 1999. In addition, approximately $1.2 million of the amortization increase was due to recording the aggregate additional purchase price resulting from acquired businesses achieving their targeted operating income or other measure during the year.

    On June 30, 1999, the Company completed its merger with M-R Group plc ("M-R"), a leading document and data management company headquartered in the United Kingdom. In connection with the M-R merger, the Company recorded a $7.8 million pre tax restructuring charge during the second quarter of 1999 for costs associated with discontinued leases, the consolidation of facilities, severance and other related expenses for Lason facilities which were to be closed or consolidated with M-R facilities. For businesses that have had facilities closed or consolidated with other facilities, the tangible assets to be disposed of have been written down to their estimated fair value, less cost of disposal. In addition, as a result of the consolidation of approximately 21 facilities, approximately 423 employees have been separated from the Company as of December 31, 1999.

    In the fourth quarter of 1999, management completed a thorough review of its operations and approved a restructuring plan to make the Company more efficient and to lower overall costs. These decisions resulted in the Company recording a one-time pre tax charge to operations of $14.9 million in the fourth quarter of 1999. The charge consisted of severance costs ($1.7 million), facility closure and exit costs related primarily to discontinued leases ($11.6 million) and equipment write-downs ($1.6 million). The restructuring plan calls for the consolidation of facilities and operations, the closure of facilities, and the streamlining of the administrative support functions.

    In December 1999, Lason announced its intention to discontinue, by sale or exit from the market, its activities providing traditional litigation support, software development and other analog services. Those services are no longer consistent with Lason's long-term growth strategy as they are largely analog and are expected to have slow long-term growth. The businesses to be discontinued consist of nine litigation copy businesses, an offset print business, a digital graphics business and the software development business that was acquired as part of the M-R acquisition in 1999. The results of operations of these businesses have been classified as discontinued operations in the Company's consolidated financial statements. Combined, these businesses had net revenue of approximately $33.0 million for the year ended December 31, 1999 compared to approximately $21.0 million in 1998. The discontinued operations reported a net loss of approximately $4.3 million in 1999 and net income of $191,000 in 1998. The significant decrease in net income for these businesses in 1999 primarily relates to operating losses sustained by the offset print business and the operating loss of the software development business acquired as part of the M-R transaction. The net assets of the discontinued businesses primarily consist of accounts receivable and goodwill, and have been segregated as net assets of discontinued operations, net of allowance for estimated loss on disposal, in the Company's consolidated balance sheet as of December 31, 1999. The Company has engaged brokers and is actively marketing these businesses. Management estimates that the Company will incur a net loss of approximately $21.1 million, including an estimated tax benefit of $11.3 million, on the disposal of these businesses. The estimated loss on disposal includes the write down of goodwill totaling approximately $34.1 million. Management anticipates that the sale or exit from these businesses will be completed during 2000.

    Net interest expense was $11.1 million in 1999 versus $3.4 million in 1998. The increase primarily is due to higher average debt balances outstanding resulting from significant business acquisitions partially offset by the effects of lower average borrowing rates during 1999.

    The majority of the Company's goodwill amortization expense is not deductible for federal income tax purposes. As a result, the Company has recorded an income tax benefit of $1.0 million on a loss of $11.9 million from continuing operations in 1999.

RESULTS OF OPERATIONS -- YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31, 1997

    Consolidated net revenues increased 131% to $258.8 million for the year ended December 31, 1998 from $112.1 million in 1997. Approximately $128.2 million of the increase was due to acquisitions and approximately $18.5 million was due to growth in the Company's existing businesses excluding the results of discontinued operations. The majority of the internal growth came from the image and data capture and data management business, and was partially offset by the effects of certain discontinued services.

    Gross profit increased to $90.3 million for the year ended December 31, 1998 from $36.2 million in 1997 primarily due to an increase in net revenues. Gross profit as a percentage of net revenues was 35% for the year ended December 31, 1998 compared to 32% in 1997.

    Selling, general and administrative expenses increased $31.6 million to $51.2 million for the year ended December 31, 1998 from $19.6 million in 1997. Approximately $22.8 million of the increase was selling, general and administrative expenses of acquired companies. The remaining increase was primarily due to personnel, systems and other corporate overhead expenses associated with managing a larger consolidated organization. Selling, general and administrative expenses as a percentage of net revenues were 20% in 1998 versus 18% in 1997.

    Amortization of intangibles increased to $5.6 million for the year ended December 31, 1998 from $2.3 million in 1997 primarily due to an increase in goodwill related to business acquisitions completed in 1998.

    Net interest expense was $3.4 million for the year ended December 31, 1998 compared to $869,000 in 1997. The increase is primarily due to higher average borrowing balances resulting from borrowings used to fund business acquisitions in 1998.

    Revenue from discontinued operations was $21.0 million in 1998 compared to $8.2 million in 1997. Approximately $6.0 million of the increase was due to businesses acquired in 1998. The remaining increase was due to higher net revenue from the discontinued offset business, not acquired until the fourth quarter of 1997. Net income of discontinued operations was $191,000 in 1998 compared to $643,000 in 1997.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has funded its operations and acquisitions through a combination of cash from operations, bank borrowings and the issuance of shares of common stock.

    Cash provided by operating activities was $12.7 million for the year ended December 31, 1999 compared to $8.9 million and $3.4 million in 1998 and 1997, respectively. The year over year increase is largely due to higher net income before non-cash charges and faster accounts receivable turnover, partially offset by a decrease in accounts payable and other short-term liabilities.

    Cash used in investing activities totaled $203.2 million, $176.4 million and $68.3 million for the years ended December 31, 1999, 1998 and 1997, respectively, and was primarily used to fund the acquisition of businesses and to invest in capital assets. Cash used for acquisitions totaled $163.4 million in 1999 compared to $149.7 million in 1998 and $57.3 million in 1997. Cash used to invest in capital equipment and software development activities totaled $41.6 million in 1999 compared to $26.3 million and $11.8 million in 1998 and 1997, respectively. During 1999, 1998 and 1997, the Company invested approximately $7.0 million, $4.6 million and $1.4 million, respectively, in the development and implementation of computer software primarily to support the Company's global information processing needs. The increase in 1999 is largely attributed to costs associated with the Company's Y2K compliance program, development of a virtual private network and installation and implementation of new company-wide accounting and human resources information management systems during the year.

    Cash provided by financing activities was $198.7 million in 1999 compared to $165.8 million in 1998 and $67.7 million in 1997. In 1999, cash was provided primarily by borrowings from the Company's revolving credit line and term loan which were used to fund business acquisitions and for general working capital purposes. Also during 1999 the Company repaid $18.6 million of short-term promissory notes relating to certain business acquisitions the Company completed in the fourth quarter of 1998.

CREDIT AGREEMENT BORROWINGS

    During 1999, the Company amended and restated its credit agreement with its lenders. The amended credit agreement has a revolving credit facility of $150 million, which the Company may increase up to $250 million, subject to certain limitations. The Company supplemented this credit agreement in December 1999 with a $25 million expansion to the revolving credit facility which expires March 30, 2000. A portion of the revolving credit facility of up to $50 million is available to the Company for borrowings in Euro, British pound sterling, Canadian dollars and other freely traded currencies to be agreed upon with the lenders. The amendment to the credit agreement also added a term loan facility of $150 million. The Company is required to begin quarterly principal and interest payments on the term loan commencing May 31, 2000, with final maturity on both loan portions in 2004. Borrowings under the credit agreement will be used to finance the additional purchase price for certain acquisitions, working capital, capital expenditures and other corporate purposes. Borrowings under the credit agreement are collateralized by guarantees of certain of the Company's subsidiaries, as well as pledges of the capital stock of certain subsidiaries. Interest on amounts outstanding is calculated based on interest rates determined at the time of borrowing. Borrowings bear interest at rates ranging from Eurodollar rate plus a maximum of 2.00% (7.93% at March 22, 2000) or a base rate plus a maximum of 0.50% (9.50% at March 22, 2000), at the Company's election at the time of borrowing. The credit agreement contains restrictions on acquisitions, dispositions of assets and the incurrence of other liabilities and certain financial ratio covenants. At December 31, 1999, the Company was in violation of certain of its financial ratio covenants. On December 31, 1999, the lenders waived these covenant violations.

    On March 30, 2000, the Company amended its Credit agreement with its lenders. The amendment increased the revolving credit facility from $150 million to $175 million, which may be further increased up to $185 million. As of March 22, 2000, $317.4 million was borrowed under the credit agreement.

FUTURE CAPITAL NEEDS

    The Company's ability to obtain cash adequate to fund its needs depends generally on the results of its operations and the availability of financing. Management believes that cash flow from operations, in conjunction with borrowings from its existing and any future credit agreement, will be sufficient to meet debt services requirements and fund capital expenditures in the future. However, there can be no assurance in this regard or that the terms available for any future financing, if required, would be favorable to the Company.

    In addition to its operational needs, the Company has cash requirements related to additional purchase price payments (the "Payments") to be made, contingent upon certain targets being achieved, in connection with prior acquisitions. The maximum amount of the Payments, if any, that could be paid over a period of twenty seven months from December 31, 1999 totals approximately $217.7 million. It is anticipated that the actual amount of the Payments will be less than the maximum amount. The ability of the Company to make the Payments is dependent on the availability of financing, and there can be no assurance that future financing will be available or that the terms of any future financing will be favorable to the Company. See Note 5 of the Notes to Consolidated Financial Statements

YEAR 2000

    Lason has not experienced any significant Year 2000 related disruptions to its operations. The costs of the Company's Year 2000 program were expensed as incurred except for capitalizable replacement hardware and computer software. Year 2000 program costs incurred in 2000 are not expected to be material.

INFLATION

    Certain of the Company's expenses, such as wages and benefits, occupancy costs, and equipment repair and replacement, are subject to normal inflation. Supplies, such as paper and related products, can be subject to significant price fluctuations. Although the Company has generally been able to substantially offset any such cost increases through increased operating efficiencies, there can be no assurance that the Company will be able to offset any future cost increases through similar efficiencies or increased charges for its products and services.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Lason has exposure to interest rate risk on its obligations outstanding under the existing credit agreement, which bear interest at a variable rate. Based on the Company's outstanding balance under the credit agreement on December 31, 1999 of approximately $284.0 million, a one-percent increase or decrease in interest rates would decrease or increase, respectively, the Company's pre-tax earnings and operating cash flows by approximately $2.8 million on an annualized basis.

    Due to Lason's operations outside of the United States, the Company experiences foreign currency exchange gains and losses. Fluctuations between the United States dollar and other currencies may adversely affect Lason's results of operations. While the Company may engage in foreign currency hedging transactions in the future which may moderate the overall effect of such currency rate fluctuations, the Company will be affected by such fluctuations, and there is no assurance that the Company will be successful in any hedging activities. Also, there is no assurance that such exchange rate fluctuations will not cause significant fluctuations in the Company's results of operations.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA

    The financial statements and supplemental financial information included in this report are set forth on the Index to Financial Statements and Financial Statement Schedules included in this report.


                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS

A. DIRECTORS

    Reported under the caption "Information about Nominees and Incumbent Directors" and "Section 16(a) Beneficial Ownership Reporting Compliance" in the Company's 2000 Proxy Statement, herein incorporated by reference.

B. EXECUTIVE OFFICERS

    Reported in Part 1 pursuant to General Instruction G to Form 10-K.

ITEM 11. EXECUTIVE COMPENSATION

    Reported under the caption "Executive Compensation" in the Company's 2000 Proxy Statement, herein incorporated by reference.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    Reported under the caption "Questions and Answers" and "Security Ownership of Management" in the Company's 2000 Proxy Statement, herein incorporated by reference.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Reported under the caption "Certain Transactions With Management" in the Company's 2000 Proxy Statement, herein incorporated by reference.

                                     PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

A. (1) CONSOLIDATED FINANCIAL STATEMENTS

    The consolidated financial statements applicable to the Company and its consolidated affiliates filed with this report are set forth on the Index to Consolidated Financial Statements and Consolidated Financial Statement Schedules of this report.

(2) CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

    The consolidated financial statement schedule have been filed as part of this Annual Report on Form 10-K as indicated in the Index to Consolidated Financial Statements and Consolidated Financial Statement Schedules of this report.

(3) EXHIBITS

    The following exhibits are filed as part of this report as required by Item 601 of Regulation S-K. The exhibits marked with an asterisk are management contracts and compensatory plans are arrangements required to be filed as exhibits to this report.

        EXHIBIT NO.                           DESCRIPTION
        -----------   ----------------------------------------------------------
               2.9    Agreement of Purchase and Sale of Stock dated July 17,
                      1997 between Lason and Image Conversion Systems, Inc.(2)
              2.10    Asset Purchase Agreement dated November 25, 1997 between
                      Lason and VIP Imaging, Inc.(3)
              2.11    Stock Purchase Agreement dated February 12, 1998 with
                      respect to the acquisition of Racom Corporation and its
                      affiliates by Lason.(4)
              2.12    Asset Purchase Agreement dated March 5, 1998 between Lason and API Systems, Inc.(5)
              2.13    Agreement for the Purchase and Sale of Stock dated July
                      24, 1998 between Lason and Consolidated Reprographics.(6)
              2.15    Transaction Agreement between Lason and M-R Group plc
                      dated March 25, 1999.(9)
              2.16    Amendment Agreement between Lason and M-R Group plc dated
                      April 30, 1999.(9)
              2.17    Amendment Agreement between Lason and M-R Group plc dated
                      May 13, 1999.(9)
               3.1    Form of Amended and Restated Certificate of Incorporation
                      of the Company.(1)
               3.2    Form of Revised Amended and Restated Bylaws.(7)
               4.1    Form of Certificate representing Common Stock of the
                      Company.(1)
               4.3    Third Amended and Restated Credit Agreement dated as of
                      August 16, 1999 among the Company, the Lenders named
                      therein, Bank One, Michigan as administrative agent, and
                      Comerica Bank, as syndication agent.(10)
               4.4    Second Amendment to Third Amended and Restated Credit
                      Agreement +
              10.5    Registration Agreement dated January 17, 1995 by and among the Company and the 1995 Stockholders.(1)
             10.9*    Offer of employment dated April 30, 1996 from Lason
                      Systems, Inc. to Mr. Rauwerdink.(1)
            10.10*    Offer of employment dated June 12, 1996 from Lason
                      Systems, Inc. to Mr. Jablonski.(1)
            10.11*    1995 Stock Option Plan of the Company.(1)
            10.17*    1996 Lason Management Bonus Plan.(1)
            10.18*    Lason Systems, Inc. 401(k) Profit Sharing Plan & Trust.(1)
            10.19*    Amendments to Lason Systems, Inc. 401(k) Profit Sharing
                      Plan & Trust.(1)
             10.20    Lease Agreement dated as of September 3, 1985 by and
                      between

                      Lason Systems, Inc. and Mart Associates, as amended.(1)
            10.24*    Employment Agreement of Gary L. Monroe dated June 1,
                      1999.(10)
            10.25*    Amended and Restated Secured Promissory Note, dated as of
                      June 5, 1999-- Gary L. Monroe.(10)
            10.26*    Amended and Restated Pledge and Security Agreement dated
                      June 5, 1999-- Gary L. Monroe.(10)
            10.27*    Amended and Restated Secured Promissory Note, dated as of
                      June 5, 1999-- William J. Rauwerdink.(10)
            10.28*    Amended and Restated Pledge and Security Agreement dated
                      June 5, 1999-- William J. Rauwerdink.(10)
            10.29*    Amended and Restated Secured Promissory Note, dated as of
                      June 5, 1999-- John R. Messinger.(10)
            10.30*    Amended and Restated Pledge and Security Agreement dated
                      June 5, 1999-- John R. Messinger.(10)
            10.42*    1998 Equity Participation Plan of Lason, Inc.(8)
            10.43*    Employment Agreement of John R. Messinger dated April 27,
                      1999.(9)
              21.1    Subsidiaries of the Company+
              24.1    Powers of attorney+
              27.1    Financial Data Schedule+
              27.2    Financial Data Schedule. (12/31/98-- Restated)+
              27.3    Financial Data Schedule (12/31/97-- Restated)+

----------

+      Filed herewith.

    (1) Incorporated herein by reference to registrant's Form S-1 filed on October 7, 1996, Commission File No. 333-09799.

    (2) Incorporated herein by reference to registrant's Form 8-K filed on August 4, 1997, Commission File No. 0-21407.

    (3) Incorporated herein by reference to registrant's Form 8-K filed on December 10, 1997, Commission File No. 0-21407.

    (4) Incorporated herein by reference to registrant's Form 8-K filed on March 17, 1998, Commission File No. 0-21407.

    (5) Incorporated herein by reference to registrant's Form 8-K filed on March 20, 1998, Commission File No. 0-21407.

    (6) Incorporated herein by reference to registrant's Form S-1 filed on July 30, 1998, Commission File No. 333-60143.

    (7) Incorporated herein by reference to registrant's Form 10-Q filed on May 15, 1998, Commission File No. 0-21407.

    (8) Incorporated herein by reference to registrant's 1998 proxy statement, Appendix A, filed on April 28, 1998, Commission File No. 0-21407.

    (9) Incorporated herein by reference to Registrant's Form 10-Q filed on May 17, 1999, Commission File No. 0-21407.

   (10) Incorporated herein by reference to Registrant's Form 10-Q filed on August 16, 1999, Commission File No. 0-21407.

B. REPORTS ON FORM 8-K

    On January 5, 2000, the Company filed a Form 8-K, disclosing in Item 5 the nature of certain complaints filed against the Company. Such complaints are discussed further in Item 3 of this Form 10-K.

    On January 19, 2000, the Company filed a Form 8-K, disclosing in Item 5 that the Company had taken certain actions which required a change to the purchase method of accounting for the acquisition of M-R Group plc.

                                   LASON, INC.

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND
                   CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

 FINANCIAL STATEMENTS:
 Consolidated Balance Sheets as of December 31, 1999 and
   1998 (Unaudited)................................................          F-1
 Consolidated Statements of Operations and Comprehensive
   Income for each of the years ended  December  31, 1999, 1998
   and 1997 (Unaudited)............................................          F-2
 Consolidated  Statements of Stockholders' Equity for each of
   the years ended December 31, 1999, 1998 and 1997 (Unaudited)....          F-3
 Consolidated  Statements  of Cash  Flows  for each of the years
   ended December 31, 1999, 1998 and 1997 (Unaudited)..............          F-4
 Notes to consolidated financial statements (Unaudited)............  F-5 to F-21
 FINANCIAL STATEMENT SCHEDULE:
 I. Condensed financial information of registrant (Unaudited)......   S-1 to S-3

All other schedules are omitted as not applicable or the information is included in the consolidated financial statements or notes thereto.

                                   LASON, INC.

                           CONSOLIDATED BALANCE SHEETS
                  (IN THOUSANDS, EXCEPT FOR SHARES, UNAUDITED)

                                                                        DECEMBER 31,
                                                                   ----------------------
                                                                      1999        1998
                                                                   ---------    ---------
                        ASSETS
Cash and cash equivalents ......................................   $   9,753    $   1,315
Accounts receivable (net of allowance for doubtful accounts
  of $13,675 and $6,194) .......................................     117,760       86,073
Supplies .......................................................      13,181       10,144
Deferred income taxes ..........................................       5,861           --
Net assets of discontinued operations ..........................      18,682           --
Prepaid expense and other ......................................      27,541       16,028
                                                                   ---------    ---------
  Total current assets .........................................     192,778      113,560
Computer equipment and software ................................      28,515       14,890
Production and office equipment ................................      74,108       48,855
Leasehold improvements .........................................      13,155        6,333
Other ..........................................................      12,013        1,352
                                                                   ---------    ---------
                                                                     127,791       71,430
  Less: accumulated depreciation ...............................     (21,689)      (9,765)
                                                                   ---------    ---------
  Net property and equipment ...................................     106,102       61,665
Deferred income taxes ..........................................         207           --
Goodwill (net of accumulated amortization of $23,277 and
  $9,235) ......................................................     509,255      241,710
Other intangibles (net of accumulated amortization of $3,630
  and $1,005) ..................................................      19,891       10,690
Employee loans receivable ......................................       3,168        1,698
Other ..........................................................       5,031        2,362
                                                                   ---------    ---------
  TOTAL ASSETS .................................................   $ 836,432    $ 431,685
                                                                   =========    =========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued expenses ...............................................   $  47,575    $  13,466
Accounts payable ...............................................      27,816       17,332
Notes payable ..................................................         294       18,906
Acquisition-related obligations ................................      16,580        7,235
Accrued restructuring expenses .................................      13,310           --
Customer deposits ..............................................       6,079        6,015
Deferred income taxes ..........................................          --          918
Current portion of term loan ...................................      11,250           --
Other ..........................................................       9,013        9,763
                                                                   ---------    ---------
  Total current liabilities ....................................     131,917       73,635
Revolving credit line borrowings ...............................     134,000       59,000
Term loan ......................................................     138,750           --
Deferred income taxes ..........................................       1,299        2,101
Convertible debentures .........................................       3,034        1,169
Other ..........................................................       7,910       10,842
                                                                   ---------    ---------
TOTAL LIABILITIES ..............................................     416,910      146,747
                                                                   ---------    ---------
STOCKHOLDERS' EQUITY
Common Stock, $.01 par value; 100,000,000 and 20,000,000
  shares authorized, 18,986,910 and 15,378,375 shares issued and outstanding, 698,712 and 686,865 shares held in
  escrow .......................................................         182          146
Preferred stock, $.01 par value, 5,000,000 shares
  authorized, none issued and outstanding ......................          --           --
Additional paid-in capital .....................................     421,544      252,479
Accumulated other comprehensive income .........................       7,314           --
Treasury stock .................................................      (5,541)          --
Retained earnings (deficit) ....................................      (3,977)      32,313
                                                                   ---------    ---------
  TOTAL STOCKHOLDERS' EQUITY ...................................     419,522      284,938
                                                                   ---------    ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .....................   $ 836,432    $ 431,685
                                                                   =========    =========

   The accompanying Notes are an integral part of the consolidated financial statements.

                                   LASON, INC.

         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
             (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS, UNAUDITED)

                                                                   YEAR ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                1999         1998        1997
                                                              ---------    ---------   ---------
Revenue (net of postage of $70,368, $59,820 and $42,444 for
  the years ended December 31, 1999, 1998 and 1997) .......   $ 479,594    $ 258,782   $ 112,099
Cost of revenues ..........................................     326,275      168,465      75,937
                                                              ---------    ---------   ---------
  Gross profit ............................................     153,319       90,317      36,162
Selling, general and administrative expenses ..............     115,810       51,224      19,619
Compensatory stock option expense .........................         218          279         221
Amortization of intangibles ...............................      15,470        5,599       2,327
Restructuring expenses ....................................      22,621         --          --
                                                              ---------    ---------   ---------
  Income (loss) from operations ...........................        (800)      33,215      13,995
Net interest expense ......................................      11,072        3,391         869
                                                              ---------    ---------   ---------
Income (loss) from continuing operations before income
     taxes ................................................     (11,872)      29,824      13,126
Provision (benefit) for income taxes ......................      (1,030)      11,780       4,699
                                                              ---------    ---------   ---------
  Net income (loss) from continuing operations ............     (10,842)      18,044       8,427
Income (loss) from discontinued operations, net of tax ....      (4,334)         191         643
Estimated loss on disposal of discontinued  operations,
net of tax ................................................     (21,114)        --          --
                                                              =========    =========   =========
  Net income (loss) .......................................   $ (36,290)   $  18,235   $   9,070
Other comprehensive income:
  Foreign currency translation adjustments ................       7,314         --          --
                                                              ---------    ---------   ---------
Comprehensive income (loss) ...............................   $ (28,976)   $  18,235   $   9,070
                                                              =========    =========   =========
Basic earnings per share:
  Net income (loss) from continuing operations ............   $   (0.65)   $    1.42   $    0.87
  Net income (loss) from discontinued operations ..........       (0.26)        0.02        0.06
  Estimated net loss on disposal of discontinued
     operations ...........................................       (1.28)        --          --
                                                              ---------    ---------   ---------
  Net income (loss) .......................................   $   (2.19)   $    1.44   $    0.93
                                                              =========    =========   =========
Diluted earnings per share:
  Net income (loss) from continuing operations ............   $   (0.65)   $    1.33   $    0.84
  Net income (loss) from discontinued operations ..........       (0.26)        0.02        0.06
  Estimated net loss on disposal of discontinued
     operations ...........................................       (1.28)        --          --
                                                              ---------    ---------   ---------
  Net income (loss) .......................................   $   (2.19)   $    1.35   $    0.90
                                                              =========    =========   =========

   The accompanying Notes are an integral part of the consolidated financial statements.

                                   LASON, INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                  (IN THOUSANDS, EXCEPT FOR SHARES, UNAUDITED)

                                                                                    ACCUMULATED
                                      COMMON STOCK        ADDITIONAL                   OTHER        RETAINED
                                ----------------------     PAID-IN     TREASURY    COMPREHENSIVE    EARNINGS
                                 SHARES       AMOUNT       CAPITAL       STOCK        INCOME        (DEFICIT)     TOTAL
                               ----------   ----------   ----------    --------       ------        --------   ----------
Balances at December 31,
  1996 .....................    8,610,246   $       86   $   51,912   $     --      $     --     $    5,008    $   57,006
Net income .................         --           --           --           --            --          9,070         9,070
Issuance of shares of common
  stock ....................    2,457,620           25       58,044         --            --           --          58,069
Compensatory stock option
  expense ..................         --           --            221         --            --           --             221
Issuance of shares of common
  stock for acquisitions ...      338,250            2        6,046         --            --           --           6,048
Employee stock options
  exercised ................      231,524            2        1,129         --            --           --           1,131
                               ----------   ----------   ----------   ----------    ----------   ----------    ----------
Balances at December 31,
  1997 .....................   11,637,640          115      117,352         --            --         14,078       131,545
Net income .................         --           --           --           --            --         18,235        18,235
Issuance of shares of common
  stock ....................    2,925,000           29      129,829         --            --           --         129,858
Compensatory stock option
  expense ..................         --           --            279         --            --           --             279
Issuance of shares of common
  stock for acquisitions ...      696,453            1        2,815         --            --           --           2,816
Employee stock options
  exercised ................      119,282            1        2,204         --            --           --           2,205
                               ----------   ----------   ----------   ----------    ----------   ----------    ----------
Balances at December 31,
  1998 .....................   15,378,375          146      252,479         --            --         32,313       284,938
Net loss ...................         --           --           --           --            --        (36,290)      (36,290)
Issuance of shares of common
  stock for acquisitions ...    3,544,416           35      167,423       (5,541)         --           --         161,917
Employee stock options
  exercised ................       64,119            1        1,424         --            --           --           1,425
Compensatory stock option
  expense ..................         --           --            218         --            --           --             218
Foreign currency translation
  adjustments ..............         --           --           --           --           7,314         --           7,314
                               ----------   ----------   ----------   ----------    ----------   ----------    ----------
Balances at December 31,
  1999 .....................   18,986,910   $      182   $  421,544   $   (5,541)   $    7,314   $   (3,977)   $  419,522
                               ==========   ==========   ==========   ==========    ==========   ==========    ==========


   The accompanying Notes are an integral part of the consolidated financial statements.

                                   LASON, INC

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (IN THOUSANDS, UNAUDITED)

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   1999         1998         1997
                                                                                 ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) ............................................................   $ (36,290)   $  18,235    $   9,070
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Estimated loss on disposal of discontinued operations, net
     of tax ..................................................................      21,114           --           --
  Restructuring expenses .....................................................      14,793           --           --
  Depreciation and amortization ..............................................      33,390       12,415        4,941
  Compensatory stock option expense ..........................................         218          279          221
  Loss (gain) on disposal of fixed assets ....................................       1,519          152         (256)
  Deferred income taxes ......................................................      (7,684)       1,233        1,761
Changes in operating assets and liabilities net of effects
  from acquisitions:
  Accounts receivable ........................................................      (3,961)     (21,181)      (7,120)
  Supplies ...................................................................      (1,460)        (776)      (1,119)
  Prepaid expenses and other .................................................         652       (2,905)      (3,571)
  Accounts payable ...........................................................      (3,243)         920       (1,073)
  Customer deposits ..........................................................        (180)         649         (896)
  Accrued expenses and other liabilities .....................................      (6,205)        (100)       1,478
                                                                                 ---------    ---------    ---------
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES ..................................      12,663        8,921        3,436
                                                                                 ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for acquisition of businesses, net of cash
  acquired ...................................................................    (163,424)    (149,711)     (57,274)
Additions to fixed assets and software development costs .....................     (41,601)     (26,325)     (11,799)
Proceeds from sales of fixed assets ..........................................       1,450          173          820
Other, net ...................................................................         400         (509)        --
                                                                                 ---------    ---------    ---------
  Net cash used in investing activities ......................................    (203,175)    (176,372)     (68,253)
                                                                                 ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on revolving line of credit .......................................     411,668      483,951      137,793
Repayments on revolving line of credit .......................................    (336,668)    (438,500)    (128,344)
Borrowings on term loan ......................................................     150,000           --           --
Net proceeds from issuance of shares of common stock .........................          --      129,858       58,069
Repayments of notes payable ..................................................     (18,636)      (6,478)          --
Proceeds from exercise of employee stock options .............................       1,101          572          145
Principal payments on lease liabilities and other debt .......................      (5,028)      (2,366)          --
Financing costs ..............................................................      (2,323)      (1,121)          --
Other, net ...................................................................      (1,454)         (75)          --
                                                                                 ---------    ---------    ---------
  Net cash provided by financing activities ..................................     198,660      165,841       67,663
                                                                                 ---------    ---------    ---------
Effect of exchange rate changes on cash and cash
  equivalents ................................................................         290           --           --
                                                                                 ---------    ---------    ---------
Net increase (decrease) in cash and cash equivalents .........................       8,438       (1,610)       2,846
Cash and cash equivalents at beginning of year ...............................       1,315        2,925           79
                                                                                 ---------    ---------    ---------
Cash and cash equivalents at end of year .....................................   $   9,753    $   1,315    $   2,925
                                                                                 =========    =========    =========
Supplemental disclosure of cash flow information cash paid
  during the year for:
     Interest ................................................................   $  11,666    $   5,117    $   1,139
     Income taxes ............................................................       8,176       10,190        3,693

   The accompanying Notes are an integral part of the consolidated financial statements.

                                   LASON, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION

    Lason, Inc. (together with its subsidiaries, "Lason" or the "Company"), a Delaware corporation, was incorporated on January 5, 1995. The Company's initial equity was comprised of $10 million of Class B common stock and approximately $1 million of Class A-1 common stock. The Company contributed the capital to Lason Acquisition Corporation, a non-operating wholly-owned subsidiary. On January 17, 1995, the cash, in addition to $21 million of bank borrowings, was used to acquire the assets and assume certain liabilities of Lason Systems, Inc. ("Predecessor") and provide working capital. Subsequent to the acquisition, Lason Acquisition Corporation changed its name to Lason Systems, Inc. and continued the business operations of the Predecessor. In October 1996, the Company completed an initial public offering of 3,450,000 shares of common stock for net proceeds of $53.0 million, after deducting underwriting discounts and other offering expenses. The net proceeds were primarily used to repay amounts then outstanding under the Company's credit agreement and to redeem shares of common stock held by the Company's largest shareholder.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

    The Company provides integrated information outsourcing for image and data capture, data management and output processing services. These services include high-volume optical and digital printing, facility management operations at customer sites, converting inputs into digital formats, database management, and direct mailing, among others. The Company primarily serves customers in the commercial, healthcare, financial services and professional services industries. No single customer accounts for more than 10% of the total consolidated net revenues in 1999.

BASIS OF PRESENTATION

    The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates. Certain amounts in the prior year consolidated financial statements have been reclassified to conform with the current year presentation.

REVENUE RECOGNITION

    Revenues are recorded when the services are provided. Revenues are presented in the consolidated statements of income net of postage where the cost of such postage is passed through to the customer.

CASH EQUIVALENTS

    The Company classifies as cash and cash equivalents amounts on deposit with banks and cash invested temporarily in various instruments with maturities of three months or less at the time of purchase.

SUPPLIES

    Supplies are valued at cost, which approximates market, with cost determined using the first-in, first-out method.

PROPERTY AND EQUIPMENT

    Property and equipment, including significant improvements, are recorded at cost. Expenditures for normal repairs and maintenance are charged to operations as incurred. Adjustments of the asset and related accumulated depreciation accounts are made for retirements of property and equipment with the resulting gain or loss included in operations.

    Assets placed in service prior to January 1, 1996, are depreciated using an accelerated method over the estimated useful lives of the assets which range from 5 to 7 years. Assets placed in service after December 31, 1995, are depreciated using a straight-line method over the estimated lives of the related assets which range from 5 to 15 years.

INTANGIBLE ASSETS

    Goodwill is amortized using a straight-line method over 30 years. Deferred financing costs are amortized using the interest method over the term of the associated credit agreement.

    The Company capitalizes direct internal and external costs associated with the development of technological systems, primarily computer software, to meet the needs of its customers. Such costs, which are included in other intangible assets, are amortized using a straight-line method over the lesser of five years or the economic life of the related services. In addition, the Company capitalizes certain direct internal and external costs associated with upgrading and enhancing its information systems to support its global information processing needs. Capitalization of such costs begins when the preliminary planning stage for each project is completed and management has formally authorized its funding, and ends when the project is substantially complete. These costs are amortized using a straight-line method over five years. Research and development costs and other computer software and hardware maintenance and training costs are charged to expense as incurred.

    Annually, the Company evaluates the carrying value of intangible assets to determine if there has been an impairment in value. The methodology used for this evaluation includes a review of annual operating performance, along with a review of anticipated results for future years. The Company determined that there had been no impairment in the net carrying amount of intangible assets as of December 31, 1999.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statements of Financial Accounting Standards ("SFAS") No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosures about the fair value of financial instruments whether or not such instruments are recognized in the balance sheet. Due to the short-term nature of the Company's financial instruments, other than debt, fair values are not materially different from their carrying values. Based on the borrowing rates available to the Company for similar variable-rate debt, the carrying value of debt approximated fair value as of December 31, 1999 and 1998.

EARNINGS PER SHARE

    Basic earnings per share are computed by dividing net income available to common shareholders from continuing operations by the weighted average common shares outstanding.

    The following table presents a reconciliation of the denominator (weighted average common shares outstanding) for the basic and diluted earnings per share calculations for the years ended December 31, 1999, 1998 and 1997 (in thousands):

                                                                                   YEAR ENDED DECEMBER 31,
                                                                              ------------------------------
                                                                                 1999       1998       1997
                                                                              ---------  ---------  --------
            WEIGHTED AVERAGE SHARES OUTSTANDING-- BASIC.....................    16,561     12,704      9,704
            EFFECT OF DILUTIVE SECURITIES
            Contingently issuable shares of common stock....................        --        447         24
            Potential  shares of common stock from  debentures and stock
              options outstanding...........................................        --        390        307
                                                                                ------     ------     ------
            WEIGHTED AVERAGE SHARES OUTSTANDING-- DILUTED...................    16,561     13,541     10,035
                                                                                ------     ------     ------

    The weighted average common shares and common share equivalents outstanding used to compute the dilutive effect of common stock options outstanding was computed using the treasury stock method prescribed by SFAS No. 128. During the year ended December 31, 1999, the effects of contingently issuable shares of common stock and potential shares of common stock from debentures and stock options outstanding are not included in the denominator for diluted earnings per share, as such effects would be antidilutive.

FOREIGN CURRENCY TRANSLATION

    The assets and liabilities of foreign operations are translated into United States dollars using period-end exchange rates, while statements of operations are translated using average exchange rates during the periods. Differences arising from the translation of assets and liabilities in comparison with the translation of previous periods are included as a separate component of stockholders' equity.

NOTE 3. DISCONTINUED OPERATIONS

    In December 1999, Lason announced its intention to discontinue, by sale or exit from the market, its activities providing traditional litigation support, software development and other analog services. Those services are no longer consistent with Lason's long-term growth strategy as they are largely analog and are expected to have slow long-term growth. The businesses to be discontinued consist of nine litigation copy businesses, an offset print business, a digital graphics business and the software development business that was acquired as part of the M-R acquisition in 1999. The results of operations of these businesses have been classified as discontinued operations in the accompanying consolidated financial statements.

    Following is summary financial information for the Company's discontinued operations (in thousands):

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1999        1998        1997
                                                              --------    --------   --------
Revenues, net .............................................   $ 33,034    $ 20,974   $  8,238
Cost of revenues ..........................................     23,945      12,684      4,909
                                                              --------    --------   --------
  Gross profit ............................................      9,089       8,290      3,329
Selling, general & administrative expenses ................     11,438       6,008      1,745
Amortization of intangibles ...............................      1,071         431        150
                                                              --------    --------   --------
  Income (loss) from operations ...........................     (3,420)      1,851      1,434
Net interest expense ......................................      2,818       1,538        380
                                                              --------    --------   --------
  Income (loss) from discontinued operations before income
      taxes ...............................................     (6,238)        313      1,054
 Provision (benefit) for income taxes .....................     (1,904)        122        411
                                                              --------    --------   --------
   Net income (loss) from discontinued operations .........     (4,334)        191        643
 Estimated loss on disposal of discontinued operations, net
   of income tax benefit of $11,347 .......................    (21,114)       --         --
                                                              --------    --------   --------
 Net income (loss) from discontinued operations ...........   $(25,448)   $    191   $    643
                                                              ========    ========   ========

    Net loss from discontinued operations includes interest costs totaling $2.8 million, $1.5 million and $380,000 for the years ended December 31, 1999, 1998 and 1997, respectively, which was allocated based on the ratio of net assets to be discontinued to total consolidated net assets. The net assets of the discontinued businesses primarily consist of accounts receivable and goodwill, and have been segregated as net assets of discontinued operations, net of allowance for estimated loss on disposal, in the accompanying consolidated balance sheet as of December 31, 1999.

    The Company has engaged brokers and is actively marketing these businesses. Management estimates that the Company will incur a net loss of approximately $21.1 million, including an estimated tax benefit of $11.3 million, on the disposal of these businesses. The estimated loss on disposal includes a write down of goodwill totaling $34.1 million.

NOTE 4. RESTRUCTURING

    On June 30, 1999, the Company completed its merger with M-R Group plc ("M-R"), a leading document and data management company headquartered in the United Kingdom. In connection with the M-R merger, the Company recorded a $7.8 million pre tax restructuring charge during the second quarter of 1999 for costs associated with discontinued leases, the consolidation of facilities, severance and other related expenses for Lason facilities which were to be closed or consolidated with M-R facilities. For businesses that have had facilities closed or consolidated with other facilities, the tangible assets to be disposed of have been written down to their estimated fair value, less cost of disposal. In addition, as a result of the consolidation of approximately 21 facilities, approximately 423 employees have been separated from the Company as of December 31, 1999.

    In the fourth quarter of 1999, management completed a thorough review of its operations and approved a restructuring plan to make the Company more efficient and to lower overall costs. These decisions resulted in the Company recording a one-time pre tax charge to operations of $14.9 million in the fourth quarter of 1999. The charge consists of severance, facility closure and exit costs related primarily to discontinued leases and equipment write downs. The restructuring plan calls for the consolidation of facilities and operations, the closure of facilities, and the streamlining of the administrative support functions.

    A summary of the accrued restructuring expense for the year ended December 31, 1999 follows (in thousands):

                                                   RESTRUCTURING     1999         ACCRUAL AT
                                                      EXPENSE      ACTIVITY    DECEMBER 31, 1999
                                                   ------------    --------    -----------------
           Severance...........................      $ 5,389       $ (3,766)       $  1,623
           Facility closure....................       13,260         (1,609)         11,651
           Other...............................          686           (650)             36
                                                     -------       --------        --------
             Accrual...........................       19,335         (6,025)         13,310
           Equipment writedown to estimated
             recovery..........................        3,286         (1,853)          1,433
                                                     -------       --------        --------
                Totals.........................      $22,621       $ (7,878)       $ 14,743
                                                     =======       ========        ========


NOTE 5. ACQUISITIONS

    In connection with the M-R merger, the Company issued 3,071,863 new shares of its common stock valued at approximately $152.4 million in exchange for all of the outstanding common stock of M-R, including 47,222 shares issued in connection with the settlement of certain M-R stock options (the "Executive Options"). Pursuant to the merger agreement, M-R shareholders received 5.376 new shares of Lason common stock for every 100 M-R shares held.

    In connection with the Executive Options, M-R previously established a trust that purchased shares of M-R common stock on the open market. Such shares were to be issued to employees upon exercise of their respective individual stock options, and were converted into approximately 112,000 shares of Lason common stock as part of the aforementioned 3,071,863 shares of Lason common stock issued. The June 30, 1999 value of the 112,000 shares of common stock issued is recorded as treasury stock in the Company's consolidated financial statements.

    Effective with the completion of the transaction, the acquisition of M-R was presented for financial reporting purposes using the pooling of interests method of accounting. However, in December 1999, Lason took certain actions which require the acquisition to be presented in the accompanying consolidated financial statements using the purchase method of accounting.

    From June 1995 through December 31, 1999, the Company, through certain of its subsidiaries, completed the acquisition of either substantially all of the assets or all the stock ownership interest in a substantial number of companies in addition to M-R. Significant acquisitions completed in 1999 included the following:

    In January 1999, the Company acquired 100% of the common stock of Vetri Systems, Inc. and its affiliate Vetri Software India, Ltd. for $21.3 million in cash and 66,698 shares of the Company's common stock valued at approximately $3.7 million on the date of the transaction. The shares of the common stock are being held in escrow as collateral to indemnify the Company if contingencies set forth in the purchase agreement occur within 24 months from the date of acquisition. Additionally, $750,000 of the aggregate cash will be paid only if certain contingencies are met.

    In April 1999, the Company purchased 100% of the common stock of MSCI, Inc. for $10.8 million in cash, of which $1.0 million will be paid only if certain contingencies are met. Also in April 1999, the Company purchased 100% of the stock of Crest Information Technologies, Inc. for $8.8 million in cash and 68,922 shares of the Company's common stock valued at approximately $3.0 million. A total of 34,284 shares of common stock valued at $1.5 million are being held in escrow as collateral to indemnify the Company if contingencies set forth in the purchase agreement occur within 24 months from the date of acquisition.

    In May 1999, the Company acquired 100% of the common stock of Marketing Associates, Inc. for $10.4 million in cash and 29,109 shares of the Company's common stock valued at approximately $1.1 million on the date of the transaction. The shares of the common stock are being held in escrow as collateral to indemnify the Company if contingencies set forth in the purchase agreement occur within 24 months from the date of acquisition.

    In August 1999, the Company acquired 100% of the common stock of Addressing Services, Inc. for $16.6 million in cash and 62,004 shares of the Company's common stock valued at approximately $2.9 million on the date of the transaction. The shares of the common stock are being held in escrow as collateral to indemnify the Company if contingencies set forth in the purchase agreement occur within 24 months from the date of acquisition.

    In October 1999, the Company acquired 100% of the common stock of ACE Reprographics, Inc. for $10.3 million in cash, of which approximately $1.0 million will be paid only if certain contingencies are met.

    During 1999, the Company acquired either all of the outstanding common stock or substantially all of the assets of several additional entities, the most significant of which were: MSI Digital Imaging Solutions, Inc., Bonner & Moore Computing Company, a division of Bonner & Moore Associates, Inc., the Texas division of Compex Legal Services, Cover-All Computer Holdings Company and its affiliates, and Atlantic Document Centers, Inc.

    Aggregate purchase price for all acquisitions completed in 1999, excluding liabilities assumed, was approximately $299.7 million, consisting of approximately $129.9 million in cash, 3,396,743 shares of the Company's common stock valued at approximately $167.9 million and debentures convertible into 32,532 shares of the Company's common stock valued at approximately $1.9 million at the date of acquisition.

    Approximately $1.7 million in cash and 290,242 shares of the Company's common stock valued at approximately $13.9 million were placed in escrow to indemnify the Company if contingencies set forth in the purchase agreements occur within specified time frames ranging from 12 to 24 months from the date of the respective acquisitions. In addition, $5.9 million of the aggregate cash will be paid only if certain contingencies are met. Finally, certain of the purchase agreements provide for an increase to the purchase price if operating income of the acquired business exceeds targeted levels. The maximum amount of additional purchase price which may be recorded over the next twenty-seven months should such targets be achieved for all acquisitions is approximately $217.7 million of which approximately $124.8 million relates to acquisitions completed in 1999. Purchase price contingencies, if any, will be recorded as an adjustment to the purchase price when the related contingency is resolved.

    With the exception of shares issued for the M-R acquisition, shares of common stock issued or to be issued in connection with the acquisitions are generally subject to lock-up agreements ranging from 12 to 24 months. The lock-up agreements restrict the owners' ability to sell the shares of common stock.

    Each of the acquisitions was accounted for as a purchase. The results of operations for the year ended December 31, 1999 include the results of operations for each of the acquired companies since the date of their respective acquisition.

    The non-contingent portion of the purchase price was allocated to the assets acquired and liabilities assumed based on the related fair values at the date of acquisition. The excess of the aggregate purchase price over the fair values of assets acquired and liabilities assumed has been allocated to goodwill and is being amortized on a straight-line method over 30 years. The allocation of the excess purchase price is based on preliminary estimates and assumptions, and is subject to revision upon final determination of the fair market value of the net assets acquired. Management does not expect the final allocations to differ materially from the preliminary estimates.

    In conjunction with acquisitions completed in 1999 and 1998, liabilities assumed and other noncash consideration was as follows (in thousands):

                                                            1999        1998
                                                         ---------    ---------
Fair value of assets acquired ........................   $  85,501    $  65,670
Goodwill .............................................     247,207      140,399
Cash and common stock held in escrow .................      15,630       25,499
Cash paid in consideration for companies acquired, net
  of cash acquired ...................................    (117,982)    (139,383)
Common stock issued in consideration for companies
  acquired ...........................................    (167,867)     (25,672)
Promissory notes issued in consideration for companies
  acquired ...........................................        --        (18,643)
Convertible debentures issued in consideration for
  companies acquired .................................      (1,865)      (1,169)
Treasury shares assumed ..............................       5,541         --
                                                         ---------    ---------
Liabilities assumed ..................................   $  66,165    $  46,701
                                                         =========    =========

    The following table summarizes pro forma unaudited results of operations as if each of the acquisitions completed during 1999 had occurred at the beginning of each year presented (in thousands, except per share amounts):

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                            1999        1998
                                                         ----------  ----------
                                                               (UNAUDITED)
Revenues from continuing operations ..................   $ 579,084    $ 499,870
Income (loss) from continuing operations before income
  taxes ..............................................      (5,886)      39,614
Net income (loss) from continuing operations .........      (7,251)      23,918
Basic earnings (loss) per share from continuing
  operations .........................................   $   (0.40)   $    1.51
Diluted earnings (loss) per share from continuing
  operations .........................................       (0.40)        1.41

NOTE 6. LONG-TERM DEBT

    During 1999, the Company amended and restated its credit agreement with its lenders. Borrowings under the amended credit agreement are expected to be used to finance the additional purchase price for certain acquisitions, working capital, capital expenditures and other corporate purposes. Such borrowings are collateralized by guarantees of certain of the Company's subsidiaries, as well as pledges of the capital stock of certain subsidiaries. Interest on amounts outstanding is calculated based on interest rates determined at the time of borrowing. Borrowings bear interest at rates ranging from a Eurodollar rate plus a maximum of 2.00% (8.48% as of December 31, 1999) or a base percentage rate plus a maximum of 0.50% (9.0% at December 31, 1999), at the Company's election at the time of borrowing. The credit agreement contains restrictions on acquisitions, disposition of assets, and the incurrence of other liabilities and contains certain financial ratio covenants. At December 31, 1999 the Company was in violation of certain of its financial ratio covenants. On December 31, 1999, the lenders waived these covenant violations.

    The amended credit agreement includes a revolving credit facility of $150 million, which the Company may increase to up to $250 million subject to certain limitations. A portion of the revolving credit facility of up to $50 million is available to the Company for borrowings in Euro, British pound sterling, Canadian dollar and other freely traded currencies to be agreed upon with the lenders. Lason is not required to make principal payments until final maturity in 2004.

    The amendment to the credit agreement also added a term loan facility of $150 million. Quarterly principal payments commence May 2000, with final maturity August 2004, as follows (in thousands):

                       2000...................            $  11,250
                       2001...................               20,625
                       2002...................               35,625
                       2003...................               52,500
                       2004...................               30,000
                                                          ---------
                       Total..................              150,000
                       Less current portion...              (11,250)
                                                          ---------
                       Long term portion......            $ 138,750
                                                          =========

    In December of 1999, the Company entered into a supplemental credit agreement (the "Bridge Loan") providing for unsecured revolving credit loans up to $25 million. The Bridge Loan expires March 30, 2000 and may be used to finance acquisitions, working capital, and for other corporate purposes. Interest terms are the same as for the amended credit agreement. No balance was outstanding under the Bridge Loan at December 31, 1999.

    On March 30, 2000, the Company amended its credit agreement with its lenders. The amendment increased the revolving credit facility from $150 million to $175 million which may be further increased to $185 million.

NOTE 7. STOCKHOLDERS' EQUITY

    In August 1998, the Company sold 2,925,000 shares of its common stock for net proceeds of approximately $129.9 million, after deducting underwriting discounts and other offering expenses. In August 1997, the Company sold 2,457,620 shares of its common stock for net proceeds of approximately $58.0 million, after deducting underwriting discounts and other offering expenses. The net proceeds from each of these offerings were used to repay debt then outstanding under the Company's credit agreement, which was primarily incurred to fund business acquisitions, and for general corporate purposes.

NOTE 8. INCOME TAXES

    The domestic and foreign components of income (loss) from continuing operations before income taxes is as follows (in thousands):

                                                                             YEAR ENDED DECEMBER 31,
                                                                        --------------------------------
                                                                          1999         1998        1997
                                                                        --------     -------     -------
           Domestic..............................................       $(18,328)    $28,996     $13,126
           Foreign...............................................          6,456         828          --
                                                                        --------     -------     -------
           Income (loss) from continuing operations before
             income taxes........................................       $(11,872)    $29,824     $13,126
                                                                        ========     =======     =======

    The components of the consolidated income tax provision (benefit) related to continuing operations are as follows (in thousands):

                                                               YEAR ENDED DECEMBER 31,
                                                          ---------------------------------
                                                             1999       1998        1997
                                                          ---------- ----------  ----------
              Current provision
                Federal..............................     $  3,448   $  9,582     $2,641
                State................................          359        617        297
                Foreign..............................        2,847        348         --
                                                          --------   --------     ------
              Total current provision................        6,654     10,547      2,938
                                                          --------   --------     ------
              Deferred provision (benefit)
                Federal..............................       (7,353)     1,112      1,684
                State................................         (721)       121         77
                Foreign..............................          390         --         --
                                                          --------   --------     ------
              Total deferred provision (benefit).....       (7,684)     1,233      1,761
                                                          --------   --------     ------
              Total income tax provision (benefit)...     $ (1,030)  $ 11,780     $4,699
                                                          ========   ========     ======

    The following tables provide a reconciliation of the Company's resulting income tax provision (benefit) to the statutory federal income tax (in thousands):

                                                              YEAR ENDED DECEMBER 31,
                                                           -----------------------------
                                                            1999       1998        1997
                                                           -------   --------     ------
             Federal statutory tax.....................    $(4,155)  $ 10,438     $4,594
             State & local income tax..................       (235)       472        228
             Foreign tax...............................        972         58         --
             Goodwill..................................      2,113        830        211
             Meals & entertainment.....................        250        106         48
             Other.....................................         25       (124)      (382)
                                                           -------   --------     ------
             Total income tax provision (benefit)......    $(1,030)  $ 11,780     $4,699
                                                           ========  ========     ======


    Deferred income taxes represent the net tax effects of temporary differences between the carrying value amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax return purposes. Significant components of the Company's deferred federal income tax assets and liabilities are as follows (in thousands):

                                                         DECEMBER 31,
                                                      -----------------
                                                        1999      1998
                                                      -------   -------
           Deferred tax assets related to:
             Goodwill .............................   $ 1,344   $   315
             Allowance for doubtful accounts ......     2,000     2,654
             Restructuring accrual ................     5,339      --
             Deferred revenue .....................     2,296      --
             Net operating loss carryforwards .....     1,134      --
             Foreign tax credit carryforwards .....       720      --
             Accrued expenses .....................       828       461
             Other ................................       835         8
                                                      -------   -------
           Total deferred tax assets ..............   $14,496   $ 3,438
                                                      =======   =======
           Deferred tax liabilities related to:
             Prepaid expenses .....................   $ 2,308   $ 3,360
             Supplies .............................      --         835
             Depreciation and amortization ........     6,697     1,471
             Intangible assets ....................       553       554
             Other ................................       169       237
                                                      -------   -------
           Total deferred tax liabilities .........   $ 9,727   $ 6,457
                                                      =======   =======

    The Company has unremitted earnings from the United Kingdom and Canada. Accordingly, potential withholding tax of approximately $409,000 on these undistributed earnings has not been recorded as of December 31, 1999. The Company has domestic net operating loss and foreign tax credit carryforwards of approximately $2.8 million and approximately $720,000, respectively, which will expire in 2019 and 2004, respectively. The United Kingdom net operating loss is approximately $395,000 which will carryforward indefinitely.

NOTE 9. STOCK OPTION PLANS

    SFAS No. 123, Accounting for Stock Based Compensation, requires disclosure regarding employee stock options and encourages companies to recognize compensation expense for stock-based awards based on the fair value of such awards on the date of grant. Alternatively, companies may continue to account for such transactions under Accounting Principles Board ("APB") No. 25, Accounting for Stock Issued to Employees, provided that disclosures are made regarding the net income and earnings per share impact as if the value recognition and measurement criteria of SFAS No. 123 had been adopted. The Company has elected to continue to account for employee stock options under APB No. 25.

    The Company's 1998 Equity Participation Plan (the "1998 Plan") was adopted by the Board of Directors and approved by the Company's shareholders in May 1998. A committee composed of non-employee members of the Board of Directors administers the 1998 Plan. Officers, consultants and employees and non-employee directors are eligible to participate in the 1998 Plan. Under the 1998 Plan, as amended, the Company may grant up to 1,400,000 shares of common stock.

    The Company's 1995 stock option plan (the "1995 Plan") was adopted by the Board of Directors and approved by the Company's shareholders in January 1995. A committee composed of non-employee members of the Board of Directors determines which key employees will participate in the 1995 Plan. Under the 1995 Plan, the Company may grant up to 1,000,000 shares of common stock.

    Options generally vest over a period which ranges from three to five years from the date of grant. Each option's maximum term is generally 10 years from the grant date for options granted under the 1998 Plan and 7 years from the grant date for options granted under the 1995 Plan.

    Had compensation expense for the Company's stock option plans been determined based on the fair value at the grant dates for awards, consistent with the provisions of SFAS No. 123, the Company's income (loss) from continuing operations and the related earnings per share would have been reduced to the pro forma amounts as follows (in thousands, except per share amounts):

                                                               YEAR ENDED DECEMBER 31,
                                                         -----------------------------------
                                                            1999         1998        1997
                                                         ----------   ----------  ----------
        Net income (loss) from continuing operations
          As reported...............................     $ (10,842)    $ 18,044     $ 8,427
          Pro forma ................................       (15,335)      14,648       7,516
        Basic earnings (loss) per share
          As reported ..............................     $  (0.65)     $   1.42     $ 0.87
          Pro forma ................................        (0.93)         1.15       0.77
        Diluted earnings (loss) per share
          As reported ..............................     $  (0.65)     $   1.33     $ 0.84
          Pro forma ................................        (0.93)         1.08       0.75

    For purposes of computing the pro forma amounts above, the fair value of each option granted was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999, 1998 and 1997, respectively: dividend yield of 0.0 percent for all three years; expected volatility of 73 percent, 54 percent and 59 percent, respectively; risk-free interest rates of 5.19 percent, 5.55 percent and 6.12 percent, respectively; and expected lives of 3.60 years, 3.75 years and 4.17 years, respectively.

    A summary of the status of the Company's stock option plans is as follows for each of the years ended December 31:

                                               1999                            1998                           1997
                                  ------------------------------  ------------------------------  ------------------------------
                                                WEIGHTED-AVERAGE                WEIGHTED-AVERAGE                WEIGHTED-AVERAGE
                                     SHARES      EXERCISE PRICE      SHARES      EXERCISE PRICE    SHARES        EXERCISE PRICE
                                  ------------  ----------------  ------------  ----------------  ------------  ----------------
        Outstanding at
          beginning of
          year.................     1,325,686       $ 29.00           663,318       $ 11.14           755,243       $  5.33
        Granted Price = fair
          value................       276,075         38.67           802,450         40.08           167,996         23.66
        Exercised..............       (55,383)        15.86          (119,282)         4.79          (231,524)         0.66
        Cancelled..............       (80,251)        34.43           (20,800)        21.90           (28,397)        16.90
                                  -----------                     -----------                       ---------
        Outstanding at end of
          year.................     1,466,127         31.07         1,325,686         29.00           663,318         11.14
                                  ===========                     ===========                       =========
        Options exercisable
          at end of year....          493,523                         258,947                         262,413
        Weighted-average fair
          value of options
          granted..............   $     22.23                     $     18.02                       $   12.00

    The following table summarizes information about stock options outstanding as of December 31, 1999:

                                      NUMBER     WEIGHTED-AVERAGE                       NUMBER
                    RANGES OF       OUTSTANDING      REMAINING      WEIGHTED-AVERAGE  EXERCISABLE  WEIGHTED-AVERAGE
                 EXERCISE PRICE     AT 12/31/99  CONTRACTUAL LIFE    EXERCISE PRICE   AT 12/31/99   EXERCISE PRICE
                 --------------     -----------  ----------------   ----------------  -----------  ----------------
                 $0.40 - $19.50        373,415         3.40             $  8.67        287,590         $  6.36
                 19.51 -  40.00        295,112         5.77               30.90         39,054           27.91
                 40.01 -  40.50        646,025         6.22               40.50        158,788           40.50
                 40.51 -  58.19        151,575         7.20               46.42          8,091           49.28
                                     ---------                                        -------
                                     1,466,127         5.51               31.07        493,523           19.76
                                     =========                                        =======

    Under terms of the merger agreement, certain M-R stock options (the "Staff Options") were exchanged for options to receive 39,540 shares of Lason common stock, calculated at an exchange ratio of 5.376 shares of Lason common stock for each 100 M-R options held. The Staff Options must be exercised on or before June 29, 2000 or the options expire. A total of 8,736 of such shares were issued from the date of acquisition through December 31, 1999.

NOTE 10. EMPLOYEE BENEFIT PLAN

    The Company has a 401 (k) profit-sharing plan and trust (the "Plan"). Each employee who is 21 years of age or older who has worked for the Company for twelve months and performed 1,000 hours of service or, has an adjusted service date with the equivalent or greater term of service, is eligible to participate in the Plan. Eligible participants may contribute not less than 2 percent and up to 15 percent of their pre tax compensation to the Plan. The Plan is contributory and the Company, at its discretion, can match up to 33 percent of eligible participant contributions not to exceed 9 percent of the participant's earnings. The Company's match contribution for the years ended December 31, 1999, 1998 and 1997 totaled approximately $1.5 million, $459,000 and $337,000, respectively.

NOTE 11. LEASE COMMITMENTS

    The Company has various operating lease agreements related primarily to equipment and buildings. As of December 31, 1999, future minimum rental payments required under noncancelable operating leases with initial or remaining lease terms in excess of one year are as follows (in thousands):

                     2000...........      $ 19,452
                     2001...........        16,782
                     2002...........        13,572
                     2003...........        10,152
                     2004...........         8,055
                                          --------
                     Total..........      $ 68,013
                                          ========

    In addition, the Company has a number of equipment leases that are on a month-to-month basis.

    Total rent expense for the years ended December 31, 1999, 1998 and 1997 was approximately $18.4 million, $12.4 million and $9.2 million, respectively.

    The Company also has a number of assets recorded under capital leases and these consist of (in thousands):

            Production/Office equipment and vehicles......   $ 14,405

            Less: Accumulated depreciation................     (5,419)
                                                            --------
               Total......................................  $  8,986
                                                            ========


    The minimum capital lease payments for the five years subsequent to 1999 and in aggregate are (in thousands):

         2000 ......................................................      $  4,695
         2001 ......................................................         3,173
         2002 ......................................................         2,221
         2003 ......................................................         1,260
         2004 and thereafter .......................................           246
                                                                          --------
         Net minimum lease payments ................................        11,595
         Less: Amounts representing interest .......................        (1,784)
                                                                          --------
         Present value of net minimum lease payments under capital
           Lease ...................................................      $  9,811
                                                                          ========

    The amounts disclosed above include leases related to discontinued operations because the lease obligations for those businesses had not been terminated as of December 31, 1999.

NOTE 12. SEGMENT AND RELATED INFORMATION

    SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, was issued in June 1997 and is effective for financial statements issued after December 15, 1998. The statement requires the Company to report certain information about its operating segments.

    For years prior to 1998, the Company was managed as one operating segment. Beginning in 1998, the Company's reportable segments consist of groups of business units that are organized geographically. Each of the Company's geographic regions has a separate management team and infrastructure and offers different combinations of the Company's services. Additionally, a group of units in the United States providing certain data management services are managed as a separate segment with a separate management team, regardless of geographic location.

    The accounting policies of the reportable segments are the same as those described in Note 2. The Company evaluates the performance of its operating segments based on income from continuing operations before income taxes, interest income and interest expense. Intersegment sales and transfers are not significant.

    The following table presents summarized financial information for the Company's reportable segments (in thousands). The "Other" balances include corporate related items, results of insignificant operations and, as it relates to segment profit (loss), income and expenses not allocated to reportable segments. Total "other" assets for 1999 also includes the investment in discontinued operations. The international segment includes the United Kingdom and Canada. The International and Data Management segments are shown separately due to quantitative thresholds under SFAS No. 131 being met in 1999; prior periods have been restated accordingly. Additionally, prior periods have been restated for the reallocation of certain business units among regions during 1999.

                                                   SEGMENT        TOTAL         CAPITAL        DEPRECIATION AND
                                   REVENUE      PROFIT (LOSS)     ASSETS      EXPENDITURES       AMORTIZATION
                                  ---------     ------------    ---------     ------------     ----------------
            1999
            Midwest .........     $  11,894      $   1,609      $  13,698      $     404         $     717
            Central .........       111,084           (748)       107,277          9,791             7,047
            Northeast .......        75,296          2,567        122,845          8,101             3,977
            Southeast .......        63,586          6,971        100,789          2,244             3,474
            Southwest .......        51,225          4,754         67,716          4,604             3,791
            West ............        69,927         11,056        109,584          3,389             4,139
            Data Management .        53,102          2,355         62,108          5,472             3,373
            International ...        56,017          8,194        174,892          3,441             4,286
            Other ...........       (12,537)       (48,630)        77,523         (2,719)            2,586
                                  ---------      ---------      ---------      ---------         ---------
            Total ...........     $ 479,594      $ (11,872)     $ 836,432      $  34,727         $  33,390
                                  =========      =========      =========      =========         =========

            1998
            Midwest .........     $   3,033      $     700      $      --      $      --         $      59
            Central .........        95,440         10,878         86,933         14,079             4,049
            Northeast .......        50,950          9,261        107,245          1,296             1,577
            Southeast .......        25,262          3,505         37,405            993             1,350
            Southwest .......        36,454          7,754         56,143          1,579             1,036
            West ............        37,996          9,159         68,984          3,550             1,983
            Data Management .         5,387          1,944         16,349             86                97
            International ...         2,897            828         12,674             --               111
            Other ...........         1,363        (14,205)        45,952             --             2,153
                                  ---------      ---------      ---------      ---------         ---------
            Total ...........     $ 258,782      $  29,824      $ 431,685      $  21,583         $  12,415
                                  =========      =========      =========      =========         =========

            1997
            Midwest .........     $   1,365      $     442      $      --      $      --         $      14
            Central .........        84,643         19,193         64,432         10,178             2,349
            Northeast .......        13,429          1,750         38,474             65               436
            Southeast .......        10,575          1,043         20,806            324               712
            Southwest .......            --             --             --             --                --
            West ............         2,572            823         21,088             --               108
            Data Management .            --             --             --             --                --
            International ...            --             --             --             --                --
            Other ...........          (485)       (10,125)        33,099           (168)            1,322
                                  ---------      ---------      ---------      ---------         ---------
            Total ...........     $ 112,099      $  13,126      $ 177,899      $  10,399         $   4,941
                                  =========      =========      =========      =========         =========

    The following table presents the details of "Other" segment profit (loss) (in thousands):

                                                                                        YEAR ENDED DECEMBER 31,
                                                                               --------------------------------------
                                                                                 1999           1998           1997
                                                                               --------       --------       --------
        Net interest expense ............................................      $(10,268)      $ (3,076)      $   (830)
        Corporate expenses not allocated to operating segments and
          other .........................................................       (36,259)        (9,711)        (8,008)
        Amortization of intangibles not allocated to operating
          segments ......................................................        (1,885)        (1,139)        (1,066)
        Compensatory stock option expense ...............................          (218)          (279)          (221)
                                                                               --------       --------       --------
            TOTAL .......................................................      $(48,630)      $(14,205)      $(10,125)
                                                                               ========       ========       ========

    The following table presents the details of "Other" total assets (in thousands):

                                                                                            DECEMBER 31,
                                                                               -------------------------------------
                                                                                 1999           1998           1997
                                                                               -------        -------        -------
        Net goodwill not allocated to operating segments ................      $26,888        $29,900        $17,351
        Net other  intangible  assets not  allocated to operating
          segments ......................................................        9,426          5,931          4,578
        Net investment in discontinued operations .......................       18,682             --             --
        Other corporate assets not allocated to operating
          segments ......................................................       22,527         10,121         11,170
                                                                               -------        -------        -------
             TOTAL ......................................................      $77,523        $45,952        $33,099
                                                                               =======        =======        =======

    As of December 31, 1999, the Company had fixed assets totaling $26.1 million in all foreign countries combined. Amounts were not material prior to 1999.

NOTE 13. RELATED PARTY TRANSACTIONS

    Certain members of management are indebted to the Company pursuant to the terms of ten-year collateralized promissory notes dated June 5, 1998, which provide for extensions of credit up to a maximum aggregate principal amount of $6.6 million. The terms of the notes provide that funds may be advanced to these employees on the date of execution of the notes and on each of the three anniversary dates thereafter and/or on other defined dates.

    Generally, the notes are collateralized by each employee's unexercised stock options granted on May 29, 1998, and any of the Company's common stock acquired upon exercise of such options. Advances under a note will be forgiven in the event of a change in control of the Company. Interest accrues under each note at the applicable federal rate. As of December 31, 1999, $3.2 million was due to the Company pursuant to these notes.

    The Company purchases printing services from a company owned by the wife of a director of the Company. For the years ended December 31, 1999, 1998 and 1997, the Company paid approximately $3.6 million, $2.7 million and $1.7 million, respectively, for such printing services. In December 1997, the Company sold certain assets to this company and recognized a gain on the sale of approximately $183,000.

    The Company leases property and a building from a general partnership in which one of the Company's directors is the managing partner and 33.33 percent owner. Another director of the Company owns 33.33 percent of such partnership and is one of its partners. The Company paid $163,800, $163,800 and $150,150 in rent to that partnership for the years ended December 31, 1999, 1998 and 1997, respectively.

    The Company leases certain equipment from a company in which a director is a 50 percent owner and its president. For the years ended December 31, 1999, 1998 and 1997, the Company paid $106,900, $120,300 and $116,500, respectively, in rent for such operating leases.

    The Company believes that all the above transactions were on terms that were reasonable and competitive. Additional transactions of the nature described may take place in the ordinary course of business in the future.

NOTE 14. COMMITMENTS AND CONTINGENCIES

    On December 21, 1999 and various dates thereafter, several individuals filed complaints against the Company and certain executive officers in various United States District Courts. The complaints purport to be brought as class actions on behalf of purchasers of shares of the Company's common stock during periods ranging from August 14, 1998 through December 17, 1999. The complaints generally allege that the Company and certain of its officers made public statements containing material omissions or misrepresentations which created the misleading impression that the Company's revenues and earnings were on target with market forecasts and consequently artificially inflated the market price of the shares of the Company's common stock. The complaints allege violations of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, and one complaint alleges violations of the Securities Act of 1933. The complaints seek unspecified damages allegedly incurred as a result of the decline in the market price of shares of the Company's common stock after the Company announced on December 17, 1999 that it expected lower fourth quarter earnings per share compared with consensus analysts' estimates.

    These actions are in a preliminary stage. However, the Company believes, based on the advice of external legal counsel, that it and the named officers have substantial defenses to the plaintiffs' claims, and the Company intends to vigorously defend these claims. While the final resolution of this litigation cannot be presently determined, management does not believe it will have a material adverse effect on the Company's business, or on future consolidated financial results, although such adverse effect could be possible.

    Various other claims have been made against the Company in the normal course of business. Management believes that none of those legal proceedings will have a material adverse effect on the Company's business, financial condition or results of operations.

NOTE 15. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following is a summary of unaudited quarterly results of operations for each quarter of 1999 and 1998 (in thousands, except for per share amounts). As discussed in Note 2, the acquisition of M-R is accounted for under the purchase method of accounting for all periods presented. As shown below, amounts have been restated from those quarterly results previously reported to present the decision in December 1999 to discontinue certain operations. See Note 3.

                                                 1999 QUARTERS                               1998 QUARTERS
                                  -------------------------------------------  -----------------------------------------
                                     1ST        2ND        3RD        4TH         1ST       2ND        3RD        4TH
                                  ---------- ---------- ---------  ----------  --------- ---------  ---------  ---------
           Net revenue, as
             previously
             reported...........  $ 106,162  $ 119,393  $ 148,885  $ 138,188    $46,566   $62,636    $77,934    $92,620
           Less net revenues of
             discontinued
             operations.........      7,704      8,785      8,384      8,161      4,376     5,013      5,929      5,656
                                  ---------  ---------  ---------  ---------    -------   -------    -------    -------
           Net revenue, as
             reported herein....  $  98,458  $ 110,608  $ 140,501  $ 130,027    $42,190   $57,623    $72,005    $86,964
                                  =========  =========  =========  =========    =======   =======    =======    =======
           Gross profit, as
             previously
             reported...........  $  37,884  $  42,765  $  57,226  $  24,533    $16,755   $22,122    $27,032    $32,698
           Less gross profit of
             discontinued
             operations.........      3,126      3,040      2,146        777      1,691     1,904      2,378      2,317
                                  ---------  ---------  ---------  ---------    -------   -------    -------    -------
           Gross profit, as
             reported herein....  $  34,758  $  39,725  $  55,080  $  23,756    $15,064   $20,218    $24,654    $30,381
                                  =========  =========  =========  =========    =======   =======    =======    =======
           Net income (loss)
             from continuing
             operations as
             previously
             reported...........  $   6,788  $    (980) $   8,202  $ (29,186)   $ 3,466   $ 3,840    $ 4,770    $ 6,159
           Net (income) loss
             from discontinued
             operations.........       (304)       171      1,257      3,210        160      (115)      (102)      (134)
                                  ---------  ---------  ---------  ---------    -------   -------    -------    -------
           Net income (loss)
             from continuing
             operations as
             reported herein....  $   6,484  $    (809) $   9,459  $ (25,976)   $ 3,626   $ 3,725    $ 4,668    $ 6,025
                                  =========  =========  =========  =========    =======   =======    =======    =======
           Net income (loss)....  $   6,788  $    (980) $   8,202  $ (50,300)   $ 3,466   $ 3,840    $ 4,770    $ 6,159
           Basic earnings per
             share:
             Net income (loss)
                from continuing
                operations......  $     0.44 $    (0.05)$     0.53 $    (1.43)  $   0.31  $   0.32   $   0.36   $   0.41
                Net income
                  (loss)........        0.46      (0.07)      0.46      (2.78)      0.30      0.33       0.37       0.42
           Diluted earnings per
             share:
                Net income
                  (loss) from
                  continuing
                  operations....  $     0.41 $    (0.05)$     0.50 $    (1.43)  $   0.30  $   0.30   $   0.34   $   0.38
                Net income
                  (loss)........        0.43      (0.07)      0.43      (2.78)      0.29      0.31       0.35       0.39

    The net loss in the fourth quarter of 1999 is primarily attributable to the estimated loss on disposal of discontinued operations (pretax $32.4 million -- see Note 3) and the restructuring expense ($14.9 million -- see Note 4) both of which were recorded in the fourth quarter.

                                                                      SCHEDULE I

                                   LASON, INC.

                  CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                                 BALANCE SHEETS
                            (IN THOUSANDS, UNAUDITED)

                                                                         AS OF DECEMBER 31,
                                                                        1999          1998
                                                                     ---------      ---------
            ASSETS
            Investment in subsidiaries .....................         $ 417,070      $ 282,701
            Deferred tax asset .............................               350            459
            Other ..........................................             1,956          1,632
                                                                     ---------      ---------
               Total assets ................................         $ 419,376      $ 284,792
                                                                     =========      =========
            LIABILITIES
            Total liabilities ..............................              --             --
            STOCKHOLDERS' EQUITY
            Common stock ...................................         $     182      $     146
            Additional paid in capital .....................           421,544        252,479
            Accumulated other comprehensive income .........             7,314           --
            Treasury stock .................................            (5,541)          --
            Retained earnings ..............................            (4,123)        32,167
                                                                     ---------      ---------
               Total stockholders' equity ..................           419,376        284,792
                                                                     ---------      ---------
               Total liabilities and stockholders' equity ..         $ 419,376      $ 284,792
                                                                     =========      =========

                                                                      SCHEDULE I

                                   LASON, INC.

                  CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            STATEMENTS OF OPERATIONS
                            (IN THOUSANDS, UNAUDITED)

                                                             YEAR ENDED DECEMBER 31,
                                                      --------------------------------------
                                                        1999           1998           1997
                                                      --------       --------       --------
        REVENUE ................................      $   --         $   --         $   --
        OPERATING EXPENSES
        Compensatory stock option expense ......           218            279            221
                                                      --------       --------       --------
        Operating loss .........................          (218)          (279)          (221)
        Equity in net income of subsidiaries ...       (36,181)        18,416          9,219
                                                      --------       --------       --------
        Income before taxes ....................       (36,399)        18,137          8,998
        Income tax benefit .....................           109            (98)           (72)
                                                      --------       --------       --------
             Net Income ........................      $(36,290)      $ 18,235       $  9,070
                                                      ========       ========       ========

                                                                      SCHEDULE I

                                   LASON, INC.

                  CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            STATEMENTS OF CASH FLOWS
                            (IN THOUSANDS, UNAUDITED)

                                                                             YEAR ENDED DECEMBER 31,
                                                                        ---------------------------------
                                                                          1999         1998        1997
                                                                        --------     --------    --------
              NET CASH USED IN OPERATING ACTIVITIES................     $    --     $      --    $     --
              CASH FLOWS FROM INVESTMENT ACTIVITIES
              Investment in subsidiaries...........................      (1,425)     (130,430)    (65,248)
                                                                        -------     ---------    --------
              Net cash used in investing activities................      (1,425)     (130,430)    (65,248)
              CASH FLOWS FROM FINANCING ACTIVITIES
              Issuance of shares of common stock...................          --       129,858      65,103
              Proceeds from exercise of employee stock options.....       1,425           572         145
                                                                        -------     ---------    --------
              Net cash provided by financing activities............       1,425       130,430      65,248
              Change in cash.......................................          --            --          --
              Cash at beginning of year............................          --            --          --
              Cash at end of year..................................     $    --     $      --    $     --
                                                                        =======     =========    ========

                                   SIGNATURES

    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                Lason, Inc.

                                By:  /s/ WILLIAM J. RAUWERDINK
                                   --------------------------------------
                                            William J. Rauwerdink
                                        Executive Vice President and
                                           Chief Financial Officer

    Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and the dates indicated:

           SIGNATURE                                  TITLE                                  DATE
------------------------------          ------------------------------------            ---------------
      /s/ GARY L. MONROE                Chief Executive Officer, Chairman of            March 30, 2000
      ------------------                the Board, (Principal Executive
        Gary L. Monroe                  Officer) and Director


   /s/ WILLIAM J. RAUWERDINK            Executive Vice President, Chief                 March 30, 2000
   -------------------------            Financial Officer, Treasurer and
     William J. Rauwerdink              Secretary (Principal Financial and
                                        Accounting Officer) and Director

     /s/ JOHN R. MESSINGER              President and Chief Operating                  March 30, 2000
     ---------------------              Officer
       John R. Messinger


      /s/ FARIBORZ GHADAR               Director                                       March 30, 2000
      -------------------
        Fariborz Ghadar

     /s/ ALLEN J. NESBITT               Director                                       March 30, 2000
     --------------------
       Allen J. Nesbitt

      /s/ JOSEPH P. NOLAN               Director                                       March 30, 2000
      -------------------
        Joseph P. Nolan

     /s/ MICHAEL T. WILLIS              Director                                       March 30, 2000
     ---------------------
       Michael T. Willis

     /s/ ROBERT A. YANOVER              Director                                       March 30, 2000
     ---------------------
       Robert A. Yanover

*By: /s/ WILLIAM J. RAUWERDINK
------------------------------
    William J. Rauwerdink,
       Attorney-in-Fact

                                  EXHIBIT INDEX

    The following exhibits are filed as part of this report as required by Item 601 of Regulation S-K. The exhibits marked with an asterisk are management contracts and compensatory plans required to be filed as exhibits to this report.

        EXHIBIT NO.                           DESCRIPTION
        -----------   ----------------------------------------------------------
            2.9       Agreement of Purchase and Sale of Stock dated July 17,
                      1997 between Lason and Image Conversion Systems, Inc.(2)
           2.10       Asset Purchase Agreement dated November 25, 1997 between
                      Lason and VIP Imaging, Inc.(3)
           2.11       Stock Purchase Agreement dated February 12, 1998 with
                      respect to the acquisition of Racom Corporation and its
                      affiliates by Lason.(4)
           2.12       Asset Purchase Agreement dated March 5, 1998 between Lason and API Systems, Inc.(5)
           2.13       Agreement for the Purchase and Sale of Stock dated July
                      24, 1998 between Lason and Consolidated Reprographics.(6)
           2.15       Transaction Agreement between Lason and M-R Group plc
                      dated March 25, 1999.(9)
           2.16       Amendment Agreement between Lason and M-R Group plc dated
                      April 30, 1999.(9)
           2.17       Amendment Agreement between Lason and M-R Group plc dated
                      May 13, 1999.(9)
            3.1       Form of Amended and Restated Certificate of Incorporation
                      of the Company.(1)
            3.2       Form of Revised Amended and Restated Bylaws.(7)
            4.1       Form of Certificate representing Common Stock of the
                      Company.(1)
            4.3       Third Amended and Restated Credit Agreement dated as of
                      August 16, 1999 among the Company, the Lenders named
                      therein, Bank One, Michigan as administrative agent, and
                      Comerica Bank, as syndication agent.(10)
            4.4       Second Amendment to Third Amended and Restated Credit
                      Agreement +
           10.5       Registration Agreement dated January 17, 1995 by and among the Company and the 1995 Stockholders.(1)
          10.9*       Offer of employment dated April 30, 1996 from Lason
                      Systems, Inc. to Mr. Rauwerdink.(1)
         10.10*       Offer of employment dated June 12, 1996 from Lason
                      Systems, Inc. to Mr. Jablonski.(1) 10.11* 1995 Stock
                      Option Plan of the Company.(1)
         10.17*       1996 Lason Management Bonus Plan.(1)
         10.18*       Lason Systems, Inc. 401(k) Profit Sharing Plan & Trust.(1)
         10.19*       Amendments to Lason Systems, Inc. 401(k) Profit Sharing
                      Plan & Trust.(1)
          10.20       Lease Agreement dated as of September 3, 1985 by and
                      between Lason Systems, Inc. and Mart Associates, as
                      amended.(1)
         10.24*       Employment Agreement of Gary L. Monroe dated June 1,
                      1999.(10)
         10.25*       Amended and Restated Secured Promissory Note, dated as of
                      June 5, 1999-- Gary L. Monroe.(10)
         10.26*       Amended and Restated Pledge and Security Agreement dated
                      June 5, 1999-- Gary L. Monroe.(10)
         10.27*       Amended and Restated Secured Promissory Note, dated as of
                      June 5, 1999-- William J. Rauwerdink.(10)
         10.28*       Amended and Restated Pledge and Security Agreement dated
                      June 5, 1999-- William J. Rauwerdink.(10)
         10.29*       Amended and Restated Secured Promissory Note, dated as of
                      June 5, 1999-- John R. Messinger.(10)
         10.30*       Amended and Restated Pledge and Security Agreement dated
                      June 5, 1999-- John R. Messinger.(10)
         10.42*       1998 Equity Participation Plan of Lason, Inc.(8)
         10.43*       Employment Agreement of John R. Messinger dated April 27,
                      1999.(9)
           21.1       Subsidiaries of the Company+
           24.1       Powers of attorney+
           27.1       Financial Data Schedule+
           27.2       Financial Data Schedule. (12/31/98-- Restated)+
           27.3       Financial Data Schedule (12/31/97-- Restated)+

----------

+      Filed herewith.

    (1) Incorporated herein by reference to registrant's Form S-1 filed on October 7, 1996, Commission File No. 333-09799.

    (2) Incorporated herein by reference to registrant's Form 8-K filed on August 4, 1997, Commission File No. 0-21407.

    (3) Incorporated herein by reference to registrant's Form 8-K filed on December 10, 1997, Commission File No. 0-21407.

    (4) Incorporated herein by reference to registrant's Form 8-K filed on March 17, 1998, Commission File No. 0-21407.

    (5) Incorporated herein by reference to registrant's Form 8-K filed on March 20, 1998, Commission File No. 0-21407.

    (6) Incorporated herein by reference to registrant's Form S-1 filed on July 30, 1998, Commission File No. 333-60143.

    (7) Incorporated herein by reference to registrant's Form 10-Q filed on May 15, 1998, Commission File No. 0-21407.

    (8) Incorporated herein by reference to registrant's 1998 proxy statement, Appendix A, filed on April 28, 1998, Commission File No. 0-21407.

    (9) Incorporated herein by reference to Registrant's Form 10-Q filed on May 17, 1999, Commission File No. 0-21407.

    (10) Incorporated herein by reference to Registrant's Form 10-Q filed on August 16, 1999, Commission File No. 0-21407.

                                                                     EXHIBIT C-2

                             HISTORICAL 10-K (1998)

























                                   Exhibit C-2

             EXHIBIT C-2 - HISTORICAL 10-K (1998) (WITHOUT EXHIBITS)


         The following are the historical consolidated financial statements for Lason, Inc. as of and for the fiscal year ended December 31, 1998. They were previously filed on Form 10-K with the United States Securities and Exchange Commission ("SEC"). These consolidated financial statements are identical to those filed with the SEC, with the following exception: The attached consolidated financial statements have been marked unaudited as the Company was unable to obtain written consent from their independent public accounting firm to include their audit opinion as part of this filing. As such, all references to such firm have been deleted from the attached consolidated financial statements.

         As previously disclosed, on March 26, 2001 the Company informed the U.S. Securities and Exchange Commission and U.S. Attorney for the Eastern District of Michigan of accounting irregularities and system deficiencies that affected certain portions of the Company's financial statements. Some of these items were material to the Company's financial statements for at least the third quarter of 1999 and may also have been material to statements for other periods. The irregularities and deficiencies were found in accounting records of the Company's North American operations.

         A Special Committee of the Company's Board of Directors determined that these irregularities and deficiencies may have occurred during some periods between late 1997 and 1999. The Committee also found that the Company's financial statements for at least the third quarter of 1999 requires restatement. The Committee does not believe that any such irregularities have extended beyond the first half of 2000. THE EXTENT OF ANY RESTATEMENTS HAS NOT BEEN QUANTIFIED AND FINALIZED AND IS STILL BEING EVALUATED AND INVESTIGATED BY THE COMPANY. THEREFORE, THE COMPANY'S FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000, HAVE NOT BEEN REVIEWED OR AUDITED BY AN INDEPENDENT PUBLIC ACCOUNTING FIRM AND DO NOT REFLECT THE IMPACT RESULTING FROM THE CORRECTION OF, IF ANY, ACCOUNTING IRREGULARITIES OR SYSTEM DEFICIENCIES, WHICH ARE UNDER INVESTIGATION. FURTHER, THE COMPANY'S FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997 HAVE NOT BEEN RESTATED, NOR HAS THE EXTENT OF RESTATEMENT, IF ANY, BEEN DETERMINED.

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-K
              [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998

                                       OR

             [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                        FOR THE TRANSITION PERIOD FROM       TO

                        COMMISSION FILE NUMBER 000-21407

                                   LASON, INC.
             (Exact name of registrant as specified in its charter)

                      DELAWARE                        38-3214743
           (State or other jurisdiction of            (I.R.S. Employer
           incorporation or organization)             identification number)
        1305 STEPHENSON HIGHWAY, TROY, MICHIGAN       48083
        (Address of principle executive offices)      (Zip Code)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (248) 597-5800

        SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT: NONE

           SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE

                                (Title of class)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

    Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

    The aggregate market value of the registrant's voting stock held by non-affiliates of the registrant as of March 23, 1999, computed by reference to the last sale price for such stock on that date as reported on the Nasdaq National Market System, was $742,042,551.

    As of March 23, 1999, 15,501,878 shares of Common Stock , par value $0.01 per share, were outstanding.

                       DOCUMENTS INCORPORATED BY REFERENCE

Portions of the registrant's Notice of 1999 Annual Meeting of Shareholders and Proxy Statement (Part III).
================================================================================

                                     PART I

ITEM I. BUSINESS

GENERAL

    Lason Systems, Inc., a Michigan corporation and the predecessor (the "Predecessor") to Lason, Inc., (together with its subsidiaries, the "Company"), was formed in 1985 as a result of a management buyout of the direct mail division of McKesson Corporation's 3PM subsidiary. In January 1995, the founders and principal shareholders of the Predecessor recapitalized it (the "Recapitalization") by selling substantially all of its assets to Lason Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Lason, Inc., which was then named Lason Holdings, Inc. In August 1996, Lason Holdings, Inc. changed its name to Lason, Inc. After the acquisition, Lason Acquisition Corp. changed its name to Lason Systems, Inc. ("Lason"), and continued the business operations of the Predecessor.

    Since June 1995, the Company has acquired a substantial number of companies involved in records management, duplication, conversion services, facilities management, item processing and research, micrographics, litigation support document management services, electronic sorting of mass mailings, proxy solicitations, mail creation and distribution and database management services. As a result, the Company believes it has developed a formula for successfully integrating acquired companies into its financial, purchasing and operating systems.

    The Company's acquisition strategy is to selectively target companies that
(a) have proven operating track records and strong customer franchises that could benefit from the Company's technology, and broad product and service offerings; (b) have solid management teams that will join and remain with the Company's management team after the acquisition; (c) have an existing presence in the Company's core competencies to build economies of scale through volume purchasing and facility utilization; (d) expand the Company's customer base and thereby increase its cross-selling opportunities; and (e) broaden the Company's geographic reach.

    During the year ended December 31, 1998, the Company acquired several information management companies, the most significant of which were: Racom Corporation and its affiliates, API Systems, Inc., J.L. Blodgett Mexico, S. de R.L. and its United States affiliate, Quality Mailing Services, Inc., Strategy Manufacturing, Inc., Litigation Reprographics and Support Services, Inc., Document Production Services, Inc., Consolidated Reprographics, Boyle Associates, Inc., Amitech Corporation, Input Services International, Inc., UMC Imaging Systems, Inc., Datacom Imaging Systems Company and its affiliates, Lonestar Southwest Mailing Services, Inc., and Digital Imaging & Technologies, Inc. (the "1998 Acquisitions"). In January 1999, the Company completed the acquisition of Vetri Systems, Inc. and its affiliate Vetri Software India, Ltd., Bonner & Moore Computing Company, a division of Bonner & Moore Associates, Inc., the Texas division of Compex Legal services and MSI Digital & Imaging Solutions, Inc. In March 1999, the Company completed the acquisition of Cover-All Computer Holdings Company.

    On March 25, 1999, the Company reached agreement on the terms of a merger with M-R Group plc ("M-R Group"). M-R Group is a leading document and data management company headquartered in the United Kingdom. The merger is expected to be treated as a "pooling of interests" for accounting purposes and will be valued at approximately $145.2 million. Completion of the transaction is subject to M-R Group shareholder, regulatory and certain other approvals. Under terms of the agreement, M-R Group shareholders will receive 4.877 new shares of the Company's common stock for every 100 M-R Group shares held.

SEGMENTS

        The Company's reportable segments consist of groups of business units that are organized geographically. Each of the Company's six United States geographic regions has a separate management team and infrastructure and offer different combinations of the Company's services.

    PRODUCTS AND SERVICES

        Lason provides integrated information outsourcing for image and data capture, data management and output processing services. The investments the Company has made in imaging and communications technology, personnel, equipment and systems over the past decade have given it the capabilities and expertise necessary to meet the growing and increasingly complex information management requirements of its customers. The Company primarily serves customers in the commercial, healthcare, financial services and professional services industries.

        The Company's strategy includes being able to offer a broad range of information management services across a wide variety of media types and formats, thereby permitting customers to consolidate their information management outsourcing needs with a single vendor. This broad range of information services and capabilities enables the Company to provide integrated solutions to its customers' complex information management needs.

        The Company's information management service offerings can generally be divided into the areas of image and data capture, data management and output processing. The Company's image and data capture services include the scanning and conversion of documents and records from a variety of input media to a digital format. The Company also provides traditional microfilm and microfiche services, as well as on-site facility management services. The Company's data management services include electronic document storage and retrieval, database management and Internet-based services, as well as list manipulation, sorting services and information search solutions so that customers' data can be customized and updated for specific target market applications. The Company's output processing services include print on demand, business communications and statement processing services. The Company's output processing services provide customers with rapid, reliable and cost-effective methods for making large-scale distributions of statements, reports, proxy solicitations and letters to consumers and other target audiences by fax, electronic distribution, print and mail. The Company also provides print and mail services for over 500 collection agencies located throughout the United States.

    - IMAGE AND DATA CAPTURE

        The Company provides a broad range of image and data capture services that enable it to meet its customers' information management outsourcing needs, including electronic conversion services, micrographic conversion services, high volume and quick-turn reprographics, on-site facilities management and digital graphics. The Company's experience and capabilities enable it to provide a broad range of document conversion services with respect to a wide variety of input and output formats, including digital, film, CD-ROM, optical disk, magnetic disk, aperture card and hardcopy, including engineering drawings. Image and data capture represented approximately 52.4%, 41.4%, and 47.7% of the Company's consolidated net revenues for the years ended December 31, 1998, 1997 and 1996, respectively.

        Electronic Conversion Services. A company implementing a document storage and retrieval ("DSR") program frequently faces the challenge of converting hundreds of thousands to millions of paper and/or microfilm documents to digital format. These paper and microfilm documents can be converted to indexed digital images or, using OCR technology, into electronically recognizable text. The Company's investments in advanced document scanners and imaging software combined with its experience in scanning and converting documents typically enables the Company to perform this document conversion process more efficiently and in significantly less time than a potential customer can. The Company's technical support staff is skilled at assisting customers in developing customized indexing systems and selecting optimal file formats and naming conventions.

        Micrographic Conversion Services. The Company performs traditional micrographic conversions including the conversion of paper documents into microfilm images, film processing and computer-based indexing and formatting of microfilm images. Micrographic services often are selected as a cost competitive technology compared to paper-based systems to reduce the physical size of stored records, for their long term (typically over 100 years) archival capabilities and as an intermediate step in certain imaging or reprographic applications.

        High Volume, Quick-Turn Reprographics. The Company through its imaging centers provides high volume, quick-turn reprographics services 24 hours a day, seven days a week. In addition, the Company possesses the capability to handle reprographic projects involving microfiche and engineering drawings, including conversion services. These capabilities are important enablers of other services provided by the Company, such as Lason Document Express (print on demand) services and performing overnight and peak demand reprographics services for the Company's on-site facilities management customers.

        On-Site Facilities Management. The Company can equip, staff and manage most aspects of a customer's information management needs at a customer's facility. In addition to copying and printing, Company employees perform file room maintenance, engineering drawing and record retention, decentralized copier management, facility mail and courier services, and address list maintenance. Typically, the Company will operate its own satellite production center (called a Lason Servicenter) on the customer's premises. By working in partnership with a customer at the customer's facility, the Company and the customer frequently identify additional ways the Company can help meet the customer's information management needs both on-site and at the Company's imaging centers. The Company established its first Lason Servicenter in 1992 and currently provides on-site services at over 100 facilities.

        Digital Graphics. A staff of computer graphics design and printing professionals use advanced computer technology to provide digital graphics services, including design and printing of high resolution full color graphics, electronic publishing and production of camera-ready art for offset printing. Applications range from document covers and graphics to courtroom exhibits and promotional signage of any size. Digital graphics services are a component of the Company's single source strategy and are an important enabler of other services provided by the Company.

    - DATA MANAGEMENT

        Data management services include electronic document storage and retrieval, database management and web-based services. Data management services represented approximately 10.0%, 11.8% and 9.9% of the Company's consolidated net revenues for the years ended December 31, 1998, 1997 and 1996, respectively.

        Electronic Document Storage and Retrieval. The Company has developed a flexible electronic DSR system, called Visions, which enables Lason's customers to obtain the benefits of electronic document storage and retrieval without developing and purchasing their own DSR system. By using Visions, customers can immediately access large volumes of documents that would be impossible using conventional filing systems. DSR systems also provide rapid distribution of archived information to multiple destinations and remove the logistical burden and cost of archiving paper documents. Lason's Visions system enables it to store and index a customer's digital documents whether the document was converted to digital format from paper format or was originally produced in digital format. Because stored documents can be indexed by several criteria, a customer can use simple but exacting computer search techniques to rapidly access individual documents or groups of documents.

        Database Management Services. The Company's sophisticated database management systems support data manipulation, item sorting and information search solutions so that various customers' databases can be customized and updated for specific target markets and targeted applications. These database capabilities save customers money while increasing functionality. These services are typically offered in conjunction with other services the Company provides.

        Internet-Based Services. The Company's Corporate ID system allows customers and their employees to utilize the Internet to manage and control the procurement of corporate identification materials. Corporate ID provides fully automated ordering, approval, tracking, manufacturing, fulfillment and reporting to all of a customer's designated employees to ensure that all corporate materials ordered conform to organizational guidelines.

    - OUTPUT PROCESSING

        The Company offers a variety of output processing services to its customers, which enables them to cost-effectively produce and distribute large volumes of customized documents on short notice. Output processing represented approximately 37.6%, 46.8% and 42.4% of consolidated net revenues for the years ended December 31, 1998, 1997 and 1996, respectively.

        Digital Communication Services. The Company's customers benefit from outsourcing their high volume communications needs to the Company through improved turn-around time, reduced production constraints and the flexibility and benefits provided by using the latest software and mail handling processes.

    - Priority Gram(TM). The Company's Priority Gram(TM) is a nationally recognized product that numerous large volume mailers have found to be an effective mode of communication in a variety of applications. Among these customers are firms involved in debt collection. The Company works with leading software vendors to provide credit institutions with an effective system of debt collection communications.

    - PROXYGRAM(TM). The Company's PROXYGRAM(TM) serves the time sensitive proxy solicitation sector of the financial services market. PROXYGRAMs solicit, collect, report and validate shareholders' proxy votes while providing flexibility to shareholders and cost savings and greater shareholder participation to customers. Outgoing messages to shareholders contain instructions on how to vote shares by a toll-free telephone call using a confidential identification number to assure shareholder verification and validity.

    - Fax, Electronic Distribution, Print and Mail. The Company's business communication services provide customers with rapid, reliable and cost-effective methods for making large-scale distributions of statements, reports and letters to customers and other target audiences by fax, electronic distribution, print and mail. The Company develops customized programs for its customers to support event driven response requirements, such as product recall and credit card solicitation campaigns. By combining volumes of mail from all of its customers and presorting such mail to United States Postal Service specifications, the Company is able to generate significant postal discounts for its customers. Each customer enjoys the maximum postal discounts allowed for First Class Mail regardless of the volume of mail sent by that customer. The Company can incorporate these savings in quotes to customers on its services.

        Print on Demand Solutions. The Document Express (print on demand) system enables customers to cost-effectively produce and distribute large volumes of a document on 24-hour notice. The customer supplies the Company with either an electronic copy of a document or a hard copy of the document, which the Company converts to an electronic copy, which is then stored on the Document Express system. The customer can then use its own computer system to place a print order, including production amount and distribution method and location, and the Company completes the print and distribution process.

        The Document Express system offers an alternative to traditional printing methods for companies which produce documents that are subject to frequent revisions or unpredictable demand. Since conventional offset printing requires large production runs to produce high quality documents in a cost-effective manner, a company which utilizes offset printing to print such documents runs the risk that it will find itself with a costly inventory of outdated and useless documents. In addition, the flexibility of the Document Express system provides customers with an ability to increase the quality of their product offerings by enabling them to make document enhancements (such as corrections or improvements to product manuals) which would otherwise be prohibitively expensive. The Company believes that the demand for print on demand services by manufacturers, financial, and insurance institutions will continue to increase as technological advances create shorter product life cycles and increased product variation.

INTEGRATED SOLUTIONS

    The Company's wide range of image and data capture, data management and output processing services and its experienced staff of image and information management professionals enable the Company to provide integrated solutions for its customers' information management outsourcing needs. The following situations represent instances in which the Company's various services have been provided to its customers on an integrated basis.

    Many of the litigation support solutions provided by the Company are based on both its electronic document conversion and its print on demand capabilities. The rules of discovery permit each party involved in a lawsuit to request documents gathered in support of the litigation by the other party. A large manufacturer involved in hundreds of product liability lawsuits concerning the same product defect engaged the Company when it experienced difficulty in meeting court established deadlines for production of discovery documents and in accurately producing the documents requested. In this case, the customer possessed millions of pages of discoverable documents. The solution provided by the Company was to convert each of the discovered documents (in paper form) to digital images which were then indexed and stored on the Document Express system. When a litigant requests certain discovery documents (in many cases, hundreds of thousand of pages at a time), the customer uses the Document Express system to place an on-line order to the Company to print the desired documents and to distribute them to the requesting litigant. Typically, the Company can fulfill each order by the next day. The Document Express system not only ensures that every page is properly printed, but also provides such features as automatically printing identifying information (such as Bates numbers) on each page, printing confidential watermarks and automatically shrinking oversized documents to fit on standard-sized pages.

    The Company has used both its electronic document conversion and high volume, quick-turn printing capabilities to provide solutions for banks engaged in mortgage lending. When one of the nation's largest mortgage lenders decided to convert from conventional to electronic storage, it confronted the challenge of converting approximately 60,000 mortgage files, each containing approximately 20 to 27 documents. The bank engaged the Company to perform this electronic document conversion project. In ten weeks, the Company converted approximately 60,000 mortgage loan files (or approximately five million pages) to digital images that were stored on CD-ROM, indexed and formatted for use on the bank's own DSR system. During the project, the bank sold approximately 20,000 of the 60,000 mortgage loans. The loan files representing the sold loans were randomly interspersed among the files which had been or were about to be converted by the Company. To complete the mortgage sales transaction, the bank needed hard copies of certain of the original mortgage documents for each mortgage sold, typically five documents per loan file. The Company was able to provide the bank with a more attractive solution than manually retrieving and copying the necessary files by using the CD-ROM it had created to identify the required documents, and retrieve and transfer such documents to a separate CD-ROM for delivery to the mortgage loan purchaser.

CUSTOMERS

    The Company currently has over 4,000 customers primarily in the commercial, healthcare, financial services and professional services industries. The Company services accounts of all sizes, from small business and professional groups to Fortune 100 companies. The Company's largest customers include Bank of Boston, Blue Cross/Blue Shield, Cummins Engine Company, Inc., First Chicago NBD Corporation, Ford Motor Company, General Electric Company, General Motors Corporation, Nationsbank, Sears Roebuck and Co., Shell Oil Company and Trans Union.

    Historically, a majority of the Company's revenues have come from sales to the major domestic automobile manufacturers. The three major domestic automobile manufacturers accounted for approximately 14%, 33%, and 57% of the Company's consolidated net revenues for the years ended December 31, 1998, 1997 and 1996, respectively. No single customer accounted for more than 10% of the Company's total consolidated net revenues for the years ended December 31, 1998, 1997 and 1996, except for General Motors Corporation and Ford Motor Company, as summarized in the following table:

                                                   PERCENT OF
                                            CONSOLIDATED NET REVENUES
                                             YEAR ENDED DECEMBER 31,
                                       ----------------------------------
                                          1998        1997        1996
                                       ----------  ----------  ----------
      General Motors Corporation...         5%         17%         32%
      Ford Motor Company...........         8          14          19
      Chrysler Corporation.........         1           2           6
                                       ------      ------      ------
           Totals..................        14%         33%         57%
                                       ======      ======      ======



COMPETITION

    The markets in which the Company's businesses compete are highly competitive. A significant source of competition is the in-house document handling capability of the Company's target customer base. In addition, with respect to those services that are outsourced, the Company has a variety of competitors, including large national or multinational companies, which have greater financial resources than the Company, and small regional or local companies. The Company's major competitors, in addition to various regional competitors, include IKON Office Solutions, Inc., Pitney Bowes Management Services, Inc. (a subsidiary of Pitney Bowes, Inc.) and Xerox Business services with respect to its facility management services; Dataplex Corp., F.Y.I. Incorporated and IKON Office Solutions, Inc. with respect to its image and data capture services; and First Financial Management Corp. (First Image), Sun Guard Mailing Services and Diversified Data & Communications with respect to its output processing services.

PROPRIETARY RIGHTS AND PROCESSES

    The Company regards the systems, information and know-how underlying its services as proprietary and relies primarily on a combination of contract, trade secrets, confidentiality agreements and contractual provisions to protect its rights. The Company's business is not materially dependent on any patents. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to obtain and use information that the Company regards as proprietary, and policing unauthorized use of the Company's proprietary information is difficult. Litigation may be necessary for the Company to protect its proprietary information and could result in substantial cost to, and diversion by, the Company.

ENVIRONMENTAL MATTERS

    The Company is subject to federal, state and local laws, regulations and ordinances that: (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes; or (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposal or other release of solid wastes and hazardous substances.

    The Company is not aware of any environmental conditions relating to present or past waste generation at or from these facilities that would be likely to have a material adverse effect on the business, financial condition or results of operations of the Company.

EMPLOYEES

    As of March 22, 1999, the Company had approximately 8,000 employees, including approximately 2,900 in foreign countries. Approximately 1,235 people were employed primarily in management and administration functions. Included in the total number of employees are approximately 682 part-time employees. No domestic employees of the Company are represented by a labor union, however, some foreign employees are represented by local labor unions. The Company considers its relationship with its employees to be good.

EXECUTIVE OFFICERS OF THE REGISTRANT

    The following table sets forth certain information concerning the Company's executive officers as of March 22, 1999:


                                                                           EXECUTIVE
           NAME             AGE                  POSITION                OFFICER SINCE
  -----------------------  -----  -------------------------------------  -------------
  Gary L. Monroe.........    44   Chairman   of  the  Board  and  Chief      1995
                                  Executive Officer, Director
  William J. Rauwerdink..    49   Executive   Vice   President,   Chief      1995
                                  Financial Officer, Treasurer and
                                  Secretary
  John R. Messinger......    41   President and Chief Operating Officer      1998
  Brian E. Jablonski.....    43   Executive Vice President of Strategic      1996
                                  Marketing and Sales
  Cary W. Newman.........    38   Executive Vice President - Business        1998
                                  Development



    GARY L. MONROE has served as Chairman of the Board of the Company since April 1998, as President of the Company from April 1997 to January 1999, as Chief Executive Officer of the Company since February 1996 and as a Director of the Company since he joined the Company in September 1995. From September 1995 to February 1996, Mr. Monroe served as Executive Vice President of the Company. From May 1992 to September 1995, Mr. Monroe served as President of Kodak Imaging Services, Inc., a subsidiary of Eastman Kodak Co. From August 1990 to May 1992, Mr. Monroe served as Director of Finance and Strategic Planning of the Health Sciences Division of Eastman Kodak Co. Mr. Monroe is also a director of Esquire Communication Ltd., a publicly traded company focused on the consolidation of the court reporting industry. Mr. Monroe holds a B.A. degree from William Paterson College and an M.B.A. degree from Rutgers University.

    WILLIAM J. RAUWERDINK has served as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company since he joined the Company in May 1996. From February 1993 to April 1995, Mr. Rauwerdink served as Executive Vice President, Chief Financial Officer and Treasurer of The MEDSTAT Group, Inc., a publicly traded company in the healthcare information industry. Mr. Rauwerdink was a partner with the Detroit office of the international accounting and consulting firm of Deloitte & Touche from 1983 to 1993. Mr. Rauwerdink is a certified public accountant. Mr. Rauwerdink is a director of Mercy Health Services, Inc., a non-profit multistate health care services organization. Mr. Rauwerdink holds a B.B.A. degree from the University of Wisconsin-Madison and an M.B.A. degree from Harvard University.

    On December 11, 1995, Mr. Rauwerdink consented to the entry of an order enjoining him from violating certain antifraud and tender offer provisions of the federal securities laws. The order required him to give up profits and pay penalties and interest totaling approximately $225,000. He neither admitted nor denied the allegations made in the proceeding.

    The proceeding involved the rollover of certain funds from a former employer's profit sharing plan. The investment directions made in connection with the rollover into Mr. Rauwerdink's 401(k) account at his new employer specified that the investment of such funds be made 50% in the stock of his employer and 50% in other investments in his 401(k) account and resulted in the purchase of shares of common stock of the new employer at the time when it was alleged that the employer was engaged in merger negotiations. The shares purchased in the rollover transaction constituted approximately 8% of Mr. Rauwerdink's total holdings in his new employer's common stock.

    JOHN R. MESSINGER has served as the Company's President and Chief Operating Officer since January, 1999 and as an officer since he joined the Company in July 1997. From November 1995 to July 1997, Mr. Messinger served as President and Director of Image Conversion Services, Inc. From 1983 to November 1995, Mr. Messinger served in various positions with Anacomp, Inc., including Group President, Regional Vice President and District Manager. Mr. Messinger attended Harper College.

    BRIAN E. JABLONSKI has served as Executive Vice President of Strategic Marketing and Sales since he joined the Company in July 1996. From 1992 until June 1996, Mr. Jablonski served as Vice President, Sales and Marketing of Kodak Imaging Services, Inc., a subsidiary of Eastman Kodak Co. From 1979 to 1992, Mr. Jablonski held various positions at Eastman Kodak Co., including Branch Business Manager, District Sales Manager and Director-- Markets Development Electronic Printing and Publishing. Mr. Jablonski attended St. Johns Fisher College.

    CARY W. NEWMAN has served as an officer of the Company since he joined the Company in January 1996 and is currently Executive Vice President of Business Development. From April 1993 to January 1996, Mr. Newman served as a Vice President and General Manager of National Reproductions Corp. Mr. Newman attended the University of Texas-Arlington.

ITEM 2. PROPERTY

    The Company has operations in 27 states, Canada, Mexico, India and the Caribbean. Except for one facility that is owned by the Company, all the facilities are leased and are used for operations and general administrative functions. The Company also operates over 100 facility management sites located on customers' premises.

ITEM 3. LEGAL PROCEEDINGS

    Various claims have been made against the Company in the normal course of business. Management believes that none of these legal proceedings will have a material adverse effect on the Company's business, financial condition or result of operations.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

    There were no matters submitted to a vote of the Company's shareholders during the fourth quarter of 1998.


                                     PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    The Company's common stock is traded on the Nasdaq Stock Market under the symbol "LSON". As of March 23, 1999, there were approximately 157 holders of record of the Company's common stock.

    The quarterly trading range for shares of the Company's common stock during 1998 and 1997 is presented below:


                                                          1998                       1997
                                               --------------------------  ------------------------
                                                   HIGH         LOW            HIGH         LOW
                                                   ----         ---            ----         ---
                            QUARTER ENDED:
                            December 31.....    $ 64 5/8    $  42 1/4       $ 30 1/8     $ 23 1/8
                            September 30....      58 1/2       39             29 3/8       23 3/8
                            June 30.........      54 1/2       35 1/2         28 1/8       16
                            March 31........      38 3/4       25 1/8         25 1/2       17 3/4



    The Company intends to retain any earnings to finance operations and expansion and, therefore does not anticipate paying any cash dividends on the common stock in the foreseeable future. Cash dividends, if any, would be determined by the Board of Directors and would be based on the Company's earnings, capital requirements, financial condition and other factors deemed relevant by the Board of Directors. Except for certain constructive dividends related to partial forgiveness of certain shareholder loans in connection with its initial public offering, the Company has not paid any dividends on its capital stock.

    In November and December 1998, in connection with the acquisition of the shares or assets of various companies and as partial payment of the purchase price, the Company issued 75,284 shares of its common stock valued at $4,574,583. The shares were issued at prices ranging from $49.94 to $60.60.

    In December 1998, the Company issued 4,740 shares of its common stock valued at approximately $267,000 to shareholders of companies it had previously acquired as additional consideration.

    The issuance of the securities described in the two prior paragraphs was exempt from registration under the Securities Act of 1993 by virtue of Section 4(2) thereof as transactions not involving a public offering.

ITEM 6. SELECTED FINANCIAL DATA

    The following table sets forth selected consolidated financial data of the Company and its predecessor. The selected consolidated financial data presented below for the Company for the years ended December 31, 1998, 1997, 1996 and 1995 and for its predecessor for the year ended December 31, 1994 have been derived from the Company's and its predecessor's, respectively, consolidated financial statements which are unaudited and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and notes thereto included in this Form 10-K.



                                                                   COMPANY                              PREDECESSOR
                                           -----------------------------------------------------------  ------------
                                             1998            1997             1996           1995            1994
                                           ---------     -----------      -----------     -----------    -----------

INCOME STATEMENT DATA
Revenue, net of postage ..............     $279,756        $120,337        $ 69,937        $ 46,605        $ 41,151
Cost of revenues .....................      181,149          80,846          47,587          31,227          27,238
                                           --------        --------        --------        --------        --------
Gross profit .........................       98,607          39,491          22,350          15,378          13,913
Selling, general and administrative
 expenses ............................       57,232          21,364          12,699           9,406           8,377

Compensatory stock option expense ....          279             221             936             308              --
Amortization of intangibles ..........        6,030           2,477           1,121             817             266
                                           --------        --------        --------        --------        --------
Income from operations ...............       35,066          15,429           7,594           4,847           5,270
Interest expense (net) ...............        4,929           1,249           1,760           1,694             164
                                           --------        --------        --------        --------        --------
Income before income taxes ...........       30,137          14,180           5,834           3,153           5,106
Provision for income taxes(1) ........       11,902           5,110           2,103           1,139              --
                                           --------        --------        --------        --------        --------
Net income ...........................     $ 18,235        $  9,070        $  3,731        $  2,014        $  5,106
                                           ========        ========        ========        ========        ========
Earnings per share(2):
  Basic ..............................     $   1.44        $   0.93        $   0.59        $   0.35        $     --
  Diluted ............................     $   1.35        $   0.90        $   0.55        $   0.33              --
ENDING BALANCE SHEET DATA
Working capital ......................     $ 47,515        $ 29,839        $ 16,653        $  5,141        $  3,218
Total assets .........................      431,685         177,899          78,546          37,309          15,692
Long term debt, less current portion..           --              --              --          11,500             261
Revolving credit line borrowings .....       59,000          13,550           4,101           7,277              --
Total stockholders' equity(3) ........      284,938         131,545          57,006           9,214           6,623



----------
(1) From its inception to January 17, 1995, the Company was an S corporation and accordingly, was not subject to Federal income tax.

(2) Earnings per share amounts for years prior to 1997 have been restated in accordance with the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share. Earnings per share amounts are not presented for the Predecessor as such information is not representative of the capital structure of the Company.

(3) Includes the net proceeds from an initial public offering and redemption of shares of common stock during the fourth quarter of 1996 and the net proceeds from secondary offerings of shares of common stock in both the third quarters of 1998 and 1997.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the consolidated financial statements of the Company and other related financial information included in this Annual Report on Form 10-K. The discussion in this section of the Annual Report on Form 10-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include the intent, belief or current expectations of the company and its management. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward looking statements are: (i) variations in quarterly results, (ii) the assimilation of acquisitions, (iii) the management of the Company's growth and expansion, (iv) dependence on major customers, dependence on key personnel, (v) development by competitors of new or superior products or services, or entry into the market of new competitors, (vi) fluctuations in paper prices, (vii) integrity and reliability of the Company's data, (viii) volatility of the Company's stock price, (ix) changes in the business services outsourcing industry, (x) significance of intangible assets, (xi) changes related to compensatory stock options, and (xii) other risks identified from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission. The Company's actual results could differ materially from those discussed herein.

OVERVIEW

    During the year ended December 31, 1998, the Company acquired several information management companies, the most significant of which were: Racom Corporation and its affiliates, API Systems, Inc., J.L. Blodgett Mexico S. de R.L. and its United States Affiliate, Quality Mailing Services, Inc., Strategy Manufacturing, Inc., Litigation Reprographics and Support Services, Inc., Document Production Services, Inc., Consolidated Reprographics, Boyle Associates, Inc., Amitech Corporation, Input Services International, Inc., UMC Imaging Systems, Inc., Datacom Imaging Systems Company and its affiliates, Lonestar Southwest Mailing Services, Inc., and Digital Imaging & Technologies, Inc. (the "1998 Acquisitions"). In January 1999, the Company completed, the acquisition of Vetri Systems, Inc. and its affiliate Vetri Software India, Ltd., Bonner & Moore Computing Company, a division of Bonner & Moore Associates, Inc., the Texas division of Compex Legal Services and MSI Digital & Imaging Solutions, Inc. In March 1999, the Company completed the acquisition of Cover-All Computer Holdings Company.

    On March 25, 1999, the Company reached agreement on the terms of a merger with M-R Group plc ("M-R Group"). M-R Group is a leading document and data management company headquartered in the United Kingdom. The merger is expected to be treated as a "pooling of interests" for accounting purposes and will be valued at approximately $145.2 million. Completion of the transaction is subject to M-R Group shareholder, regulatory and certain other approvals. Under terms of the agreement, M-R Group shareholders will receive 4.877 new shares of the Company's common stock for every 100 M-R Group shares held.

    Although management anticipates that the Company will continue to acquire complimentary businesses in the future, there can be no assurance that the Company will be able to identify and acquire attractive acquisition candidates, profitably manage such acquired companies or successfully integrate such acquired companies into the Company without substantial costs, delays or other problems. In addition, there can be no assurance that any companies acquired in the future will be profitable at the time of acquisition or will achieve sales and profitability justifying the Company's investment therein or that the Company will recognize the synergies expected from such acquisitions.

RESULTS OF OPERATIONS -- YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31, 1997

    Consolidated net revenues increased 132% to $279.8 million for the year ended December 31, 1998 from $120.3 million in 1997. Approximately $137.5 million of the increase was due to acquisitions and approximately $22.0 million was due to growth in the Company's existing businesses. The majority of the internal growth came from the image and data capture and data management business, and was partially offset by the effects of certain discontinued services.

    Gross profit increased to $98.6 million for the year ended December 31, 1998 from $39.5 million in 1997 primarily due to an increase in net revenues and the Company's service mix. Gross profit as a percentage of net revenues was 35% for the year ended December 31, 1998 compared to 33% in 1997.

    Selling, general and administrative expenses increased $35.8 million to $57.2 million for the year ended December 31, 1998 from $21.4 million in 1997. Approximately $25.6 million of the increase was selling, general and administrative expenses of acquired companies. The remaining increase was primarily due to personnel, systems and other corporate overhead expenses associated with managing a larger consolidated organization. Selling, general and administrative expenses as a percentage of net revenues were 20% in 1998 versus 18% in 1997.

    Amortization of intangibles increased to $6.0 million for the year ended December 31, 1998 from $2.5 million in 1997 primarily due to an increase in goodwill related to business acquisitions completed in 1998.

    Net interest expense was $4.9 million for the year ended December 31, 1998 compared to $1.2 million in 1997. The increase is primarily due to larger average borrowing balances resulting from borrowings used to fund business acquisitions in 1998.

    Provision for income taxes as a percentage of pre-tax income was 39% for the year ended December 31, 1998 compared to 36% in 1997 primarily due to a substantial portion of goodwill amortization expense that is not deductible for federal income tax purposes.

RESULTS OF OPERATIONS -- YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

    Consolidated net revenues increased 72% to $120.3 million for the year ended December 31, 1997 from $69.9 million in 1996. Approximately $39.3 million of the increase was due to acquisitions and approximately $11.1 million was due to growth in the

Company's existing businesses. The internal growth was primarily the result of an increase in output processing revenues, Visions COLD services and Lason Document Express revenues. Those increases were partially offset by lower revenue related to the effects of certain discontinued services.

    Gross profit increased to $39.5 million for the year ended December 31, 1997 from $22.4 million in 1996 primarily due to an increase in consolidated net revenues and the Company's service mix. Gross profit as a percentage of net revenues was 33% for the year ended December 31, 1997 compared to 32% in 1996.

    Selling, general and administrative expenses increased $8.7 million to $21.4 million for the year ended December 31, 1997 compared to $12.7 million in 1996. The increase was primarily due to expenses incurred by acquired companies. Selling, general and administrative expenses as a percentage of net revenues were 18% in both 1997 and 1996.

    Compensatory stock option expense decreased to $221,000 in 1997 from $936,000 in 1996. The provisions of certain stock option agreements included the immediate vesting of those options on the effective date of the Company's initial public offering. Accordingly, the Company recorded a non-cash expense of $653,000 during the fourth quarter of 1996 to record the compensation associated with the immediate vesting of those stock options.

    Amortization of intangibles increased to $2.5 million for the year ended December 31, 1997 from $1.1 million in 1996 primarily due to the increase in goodwill related to business acquisitions.

    Interest expense was $1.2 million for the year ended December 31, 1997 compared to $1.8 million in 1996 primarily due to lower average borrowings in 1997 compared to 1996.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has funded its operations and acquisitions through a combination of cash flow from operations, bank borrowings and the issuance of shares of common stock.

    Cash provided by operating activities was $8.9 million for the year ended December 31, 1998 compared to $3.4 million for the year ended December 31, 1997 and cash used in operating activities of $2.1 million in 1996. The increase in operating cash flow in 1998 versus 1997 is primarily due to higher consolidated net income and higher current liabilities, partially offset by the effects of higher accounts receivable balances.

    Cash used in investing activities totaled $176.4 million, $68.3 million and $21.7 million for the years ended December 31, 1998, 1997 and 1996, respectively, and has primarily been used to fund the acquisition of businesses and to invest in capital assets. Cash used for acquisitions totaled $149.7 million in 1998 compared to $57.3 million in 1997 and $17.1 million in 1996. Cash used to invest in capital equipment and software development activities totaled $26.3 million, $11.8 million and $4.6 million for the years ended December 31, 1998, 1997 and 1996, respectively. During 1998 and 1997 the Company invested approximately $4.6 million and $1.4 million, respectively, in the development and implementation of computer software primarily to support the Company's national information processing needs. These projects and related costs will continue as the Company pursues its acquisition strategy. The 1997 and 1996 investments in capital equipment included the purchase for approximately $3.5 million and $1.3 million, respectively, of previously leased equipment.

    Cash provided by financing activities was $165.8 million in 1998 compared to $67.7 million in 1997 and $23.8 million in 1996. In August 1998, the Company sold 2,925,000 shares of its common stock for net proceeds of approximately $129.9 million , after deducting underwriting discounts and other offering expenses. In August 1997, the Company sold 2,457,620 shares of its common stock for net proceeds of approximately $58.0 million, after deducting underwriting discounts and other offering expenses. The net proceeds from each of these offerings were used to repay debt then outstanding under the Company's credit agreement, which was primarily incurred to fund business acquisitions, and for general corporate purposes. In October 1996, the Company completed an initial public offering of 3,450,000 shares of common stock for net proceeds of $53.0 million, after deducting underwriting discounts and other offering expenses. The net proceeds were primarily used to repay amounts then outstanding under the Company's credit agreement and to redeem shares of common stock held by the Company's largest shareholder. During the first quarter of 1998, the Company repaid $6.2 million of short-term promissory notes relating to certain business acquisitions the Company completed in the fourth quarter of 1997.

CREDIT AGREEMENT BORROWINGS

    The Company has a credit agreement with a bank group providing for revolving credit loans of up to $200 million. Borrowings are expected to be used to finance additional acquisitions of businesses, working capital, capital expenditures and for other corporate purposes. Borrowings under the credit agreement are collateralized by substantially all of the Company's assets. The Company is not required to make principal payments prior to 2003. Interest on amounts outstanding is calculated based on interest rates determined at the time of borrowing. Borrowings bear interest at either LIBOR plus an applicable margin (5.98% as of March 22, 1999) or a base percentage rate plus an applicable margin (7.75% as of March 22, 1999), at the Company's election at the time of borrowing. The credit agreement contains restrictions on the acquisition of stock or assets, dispositions of assets, incurrence of other liabilities, minimum requirements for cash flow and certain financial ratios. As of March 22, 1999, $139.2 million was borrowed under the credit agreement.

FUTURE CAPITAL NEEDS

    The Company's liquidity and capital resources have been significantly affected by acquisitions of businesses and, given the Company's acquisition strategy, may be significantly affected for the foreseeable future. To date, the Company has financed its acquisitions with borrowings under the credit agreement, with shares of its common stock and with cash from operations.

    The Company's ability to obtain cash adequate to fund its needs depends generally on the results of operations and the availability of financing. Management believes that cash flow from operations, in conjunction with borrowings from its existing and any future credit agreements and possible issuance of shares of its common stock, will be sufficient to meet debt service requirements, make additional acquisitions and fund capital expenditures in the future. However, there can be no assurance in this regard or that the terms available for any financing, if required, would be favorable to the Company.

YEAR 2000

    The Company uses a significant number of computer software programs and operating systems in its internal operations. To the extent that these software applications contain a source code that is unable to interpret appropriately the upcoming calendar year 2000, some level of modification or even possible replacement of such source code or program applications will be necessary. In addition, the Company may experience significant adverse business interruptions if significant customers and/or suppliers are not prepared for the year 2000.

    The Company has a standing committee consisting of key management personnel to address the year 2000 issue. The Company has surveyed its customers and suppliers identifying those that are most critical to the operations of the Company. Currently, meetings are being scheduled between such entities and Company personnel to gain a clear understanding of year 2000 readiness and any potential impact on the Company. Remediation and contingencies are being developed based upon these meetings, which are expected to be completed by June 30, 1999.

    The Company is currently modifying its computer software programs and operating systems to make each significant system and program "Year 2000 Compliant". As of December 31, 1998, the Company has incurred approximately 1.3 million in connection with its year 2000 compliance program and anticipates that it will incur an additional estimated 1.7 million to complete the program.

    Although the Company has not yet completed its year 2000 remediation, it does not anticipate a material year 2000 business interruption due to the nature of its operating systems, and the customers and suppliers with which it transacts business. However, there can be no assurance that the Company will not incur unanticipated costs or systems interruptions, which could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, there can be no assurance that failure of the Company's critical customers or suppliers to be year 2000 compliant will not have a material adverse effect on the Company's business, financial condition or results of operations. In addition, there can be no assurance that businesses acquired in the future will not incur unanticipated costs or systems interruption, which could have an adverse effect on the Company's business, financial condition or results of operations.

INFLATION

    Certain of the Company's expenses, such as wages and benefits, occupancy costs, and equipment repair and replacement, are subject to normal inflation. Supplies, such as paper and related products, can be subject to significant price fluctuations. Although the Company to date has been able to substantially offset any such cost increases through increased operating efficiencies, there can be no assurance that the Company will be able to offset any future cost increases through similar efficiencies or increased charges for its products and services.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Pursuant to the General Instructions to Item 305 of Regulation S-K, the quantitative and qualitative disclosures called for by Item 7A. of Form 10-K and
Item 305 of Regulation S-K do not require additional disclosure by the Company because of the short-term nature of its financial instruments and its minimal foreign currency exchange exposure in 1998. Accordingly, such disclosures have been omitted from this Form 10-K. See "Credit Agreement Borrowings."

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA

    The consolidated financial statements and consolidated supplemental financial information included in this report are set forth on the Index to Consolidated Financial Statements and Consolidated Financial Statement Schedules included in this report.


                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS

A. DIRECTORS

    Reported under the caption "Election of Directors" and "Section 16(a) Beneficial Ownership Reporting Compliance" in the Company's 1999 Proxy Statement, herein incorporated by reference.

B. EXECUTIVE OFFICERS

    Reported in Part I pursuant to General Instruction G to Form 10-K.

ITEM 11. EXECUTIVE COMPENSATION

    Reported under the caption "Executive Compensation" in the Company's 1999 Proxy Statement, herein incorporated by reference.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    Reported under the captions "Record Date and Outstanding Shares" and "Security Ownership of Management" in the Company's 1999 Proxy Statement, herein incorporated by reference.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Reported under the caption "Certain Transactions With Management" in the Company's 1999 Proxy Statement, herein incorporated by reference.

                                     PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

A.  (1) CONSOLIDATED FINANCIAL STATEMENTS

    The consolidated financial statements applicable to the Company and its consolidated affiliates filed with this report are set forth on the Index to Consolidated Financial Statements and Consolidated Financial Statement Schedules of this report.

(2) CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

    The consolidated financial statement schedule have been filed as part of this Annual Report on Form 10-K as indicated in the Index to Consolidated Financial Statements and Consolidated Financial Statement Schedules of this report.

(3) EXHIBITS

    The exhibits filed with this report are listed on the Exhibit Index on pages E-1 through E-2.

B. REPORTS ON FORM 8-K

    The Company did not file any reports on Form 8-K for the quarter ended December 31, 1998.

                                   LASON, INC.

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND
                   CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

           FINANCIAL STATEMENTS:
           Consolidated Balance Sheets as of December 31, 1998 and
            1997 (Unaudited).............................................          F-1
           Consolidated Statements of Income for each of the years
            ended December 31, 1998, 1997 and 1996 (Unaudited)...........          F-2
           Consolidated Statements of Stockholders' Equity for each of
            the years ended December 31, 1998, 1997 and 1996 (Unaudited).          F-3
           Consolidated  Statements of Cash Flows for each of the years
            ended December 31, 1998, 1997 and 1996 (Unaudited)...........          F-4
           Notes to consolidated financial statements (Unaudited) .......  F-5 to F-17
           FINANCIAL STATEMENT SCHEDULE:
           I. Condensed financial information of registrant (Unaudited)..   S-1 to S-3




All other schedules are omitted as not applicable or the information is included in the consolidated financial statements or notes thereto.

                                   LASON, INC.

                           CONSOLIDATED BALANCE SHEETS
                  (IN THOUSANDS, EXCEPT FOR SHARES, UNAUDITED)


                                                                             DECEMBER 31,
                                                                    ----------------------------
                                                                        1998             1997
                                                                    -----------      -----------

              ASSETS
Cash and cash equivalents .....................................     $   1,315         $   2,925
Accounts receivable (net) .....................................        86,073            43,815
Supplies ......................................................        10,144             3,964
Prepaid expense and other .....................................        16,383             7,448
                                                                    ---------         ---------
  Total current assets ........................................       113,915            58,152
Computer equipment and software ...............................        14,890             5,489
Production and office equipment ...............................        48,855            18,171
Leasehold improvements ........................................         6,333             2,460
Other .........................................................         1,352               902
                                                                    ---------         ---------
                                                                       71,430            27,022
  Less: accumulated depreciation ..............................        (9,765)           (4,447)
                                                                    ---------         ---------
  Net property and equipment ..................................        61,665            22,575
Deferred income taxes .........................................            --             1,034
Goodwill (net of accumulated amortization of $9,235 and
  $3,660) .....................................................       241,710            89,895
Other intangibles (net of accumulated amortization of $1,005
  and $573) ...................................................        10,690             4,745
Employee loans receivable .....................................         1,698                --
Other .........................................................         2,007             1,498
                                                                    ---------         ---------
  TOTAL ASSETS ................................................     $ 431,685         $ 177,899
                                                                    =========         =========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued expenses ..............................................     $  14,819         $   6,984
Accounts payable ..............................................        17,332             6,590
Notes payable .................................................        18,906             6,462
Customer deposits .............................................         6,015             2,810
Deferred income taxes .........................................           918             1,753
Other .........................................................         8,410             3,714
                                                                    ---------         ---------
  Total current liabilities ...................................        66,400            28,313
Revolving credit line borrowings ..............................        59,000            13,550
Deferred income taxes .........................................         2,101                --
Convertible debentures ........................................         1,169                --
Other .........................................................        18,077             3,431
                                                                    ---------         ---------
  TOTAL LIABILITIES ...........................................       146,747            45,294
                                                                    ---------         ---------
Common stock with a put option ................................            --             1,060
STOCKHOLDERS' EQUITY
Common Stock, $.01 par value; 20,000,000 shares authorized,
 15,378,375 and 11,637,640 shares issued and outstanding,
 686,865 and 86,691 shares held in escrow .....................           146               115
Preferred stock, $.01 par value, 5,000,000 shares
 authorized, none issued and outstanding ......................            --                --
Additional paid-in capital ....................................       252,479           117,352
Retained earnings .............................................        32,313            14,078
                                                                    ---------         ---------
  TOTAL STOCKHOLDERS' EQUITY ..................................       284,938           131,545
                                                                    ---------         ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ....................     $ 431,685         $ 177,899
                                                                    =========         =========





   The accompanying Notes are an integral part of the consolidated financial statements.

                                   LASON, INC.

                        CONSOLIDATED STATEMENTS OF INCOME
             (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS, UNAUDITED)


                                                                             YEARS ENDED DECEMBER 31,
                                                                   ---------------------------------------
                                                                      1998          1997           1996
                                                                   ----------    ----------     ----------

Revenue, net of postage of $59,820, $42,444 and $29,672 for
 the year ended December 31, 1998, 1997 and 1996,
 respectively .............................................        $279,756        $120,337      $ 69,937
Cost of revenues ..........................................         181,149          80,846        47,587
                                                                   --------        --------      --------
 Gross profit .............................................          98,607          39,491        22,350
Selling, general and administrative expenses ..............          57,232          21,364        12,699
Compensatory stock option expense .........................             279             221           936
Amortization of intangibles ...............................           6,030           2,477         1,121
                                                                   --------        --------      --------
  Income from operations ..................................          35,066          15,429         7,594
Net interest expense ......................................           4,929           1,249         1,760
                                                                   --------        --------      --------
  Income before income taxes ..............................          30,137          14,180         5,834
Provision for income taxes ................................          11,902           5,110         2,103
                                                                   --------        --------      --------
  Net income ..............................................        $ 18,235        $  9,070         3,731
                                                                   ========        ========      ========
Basic earnings per share ..................................        $   1.44        $   0.93      $   0.59
                                                                   ========        ========      ========
Diluted earnings per share ................................        $   1.35        $   0.90      $   0.55
                                                                   ========        ========      ========



   The accompanying Notes are an integral part of the consolidated financial statements.

                                   LASON, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                  (IN THOUSANDS, EXCEPT FOR SHARES, UNAUDITED)

                                                      COMMON STOCK       ADDITIONAL
                                                   ------------------      PAID-IN      LOANS TO        RETAINED
                                                   SHARES      AMOUNT      CAPITAL    STOCKHOLDERS      EARNINGS      TOTAL
                                                   -------    -------      -------    ------------      --------      ------

Balances at January 1, 1996 ...........    5,692,040    $        57    $     8,443    $    (1,256)   $     1,970    $     9,214
Net income ............................           --             --             --             --          3,731          3,731
Issuance of shares of common stock ....    3,450,000             35         52,979             --             --         53,014
Redemption of shares of common stock ..     (692,047)            (7)       (11,758)            --             --        (11,765)
Issuance of shares of common stock for
 acquisitions .........................      136,465              1          1,260             --             --          1,261

Employee stock options exercised ......       23,788             --             52             --             --             52
Increase in stockholder loans .........           --             --             --            (65)            --            (65)
Compensatory stock option expense .....           --             --            936             --             --            936
Repayment of stockholder loans ........           --             --             --            628             --            628
Forgiveness of stockholder loans ......           --             --             --            693           (693)            --
                                         -----------    -----------    -----------    -----------    -----------    -----------
Balances at December 31, 1996 .........    8,610,246             86         51,912             --          5,008         57,006
Net income ............................           --             --             --             --          9,070          9,070
Issuance of shares of common stock ....    2,457,620             25         58,044             --             --         58,069
Compensatory stock option expense .....           --             --            221             --             --            221
Issuance of shares of common stock for
 acquisitions .........................      338,250              2          6,046             --             --          6,048
Employee stock options exercised ......      231,524              2          1,129             --             --          1,131
                                         -----------    -----------    -----------    -----------    -----------    -----------
Balances at December 31, 1997 .........   11,637,640            115        117,352             --         14,078        131,545
Net income ............................           --             --             --             --         18,235         18,235
Issuance of shares of common stock ....    2,925,000             29        129,829             --             --        129,858
Compensatory stock option expense .....           --             --            279             --             --            279
Issuance of shares of common stock for
 acquisitions .........................      696,453              1          2,815             --             --          2,816

Employee stock options exercised ......      119,282              1          2,204             --             --          2,205
                                         -----------    -----------    -----------    -----------    -----------    -----------
Balances at December 31, 1998 .........   15,378,375    $       146    $   252,479    $        --    $    32,313    $   284,938
                                         ===========    ===========    ===========    ===========    ===========    ===========



   The accompanying Notes are an integral part of the consolidated financial statements.

                                   LASON, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (IN THOUSANDS, UNAUDITED)


                                                                                       YEAR ENDED DECEMBER 31,
                                                                            --------------------------------------------
                                                                                1998            1997            1996
                                                                            ------------    ------------    ------------
Net income ..............................................................    $  18,235       $   9,070       $   3,731
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization .........................................       12,415           4,941           2,327
  Compensatory stock option expense .....................................          279             221             936
  Loss (gain) on disposal of fixed assets ...............................          152            (256)            (20)
  Deferred income taxes .................................................        1,233           1,761           1,119
Changes in operating assets and liabilities  net of effects
  from acquisitions:
  Accounts receivable ...................................................      (21,181)         (7,120)         (9,282)
  Supplies ..............................................................         (776)         (1,119)           (562)
  Prepaid expenses and other ............................................       (2,905)         (3,571)         (3,019)
  Accounts payable ......................................................          920          (1,073)           (174)
  Customer deposits .....................................................          649            (896)          2,792
  Accrued expenses and other liabilities ................................         (100)          1,478              69
                                                                             ---------       ---------       ---------
Cash flows provided (used) by operating activities ......................        8,921           3,436          (2,083)
                                                                             ---------       ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for acquisition of businesses, net of cash
  acquired ..............................................................     (149,711)        (57,274)        (17,137)
Additions  to fixed  assets and  software  development costs..                 (26,325)        (11,799)         (4,611)
Proceeds from sales of fixed assets .....................................          173             820              54
Other, net ..............................................................         (509)             --              --
                                                                             ---------       ---------       ---------
  Net cash used in investing activities .................................     (176,372)        (68,253)        (21,694)
                                                                             ---------       ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on revolving line of credit ..................................      483,951         137,793         112,199
Repayments on revolving line of credit ..................................     (438,500)       (128,344)       (115,375)
Net proceeds from issuance of shares of common stock ....................      129,858          58,069          53,014
Repayments of notes payable .............................................       (6,478)             --              --
Proceeds from exercise of employee stock options ........................          572             145              --
Borrowings on acquisition credit facility ...............................           --              --          17,312
Repayments on acquisition credit facility ...............................           --              --         (17,312)
Principal payments on long-term debt ....................................           --              --         (13,500)
Redemption of shares of common stock ....................................           --              --         (11,765)
Proceeds from settlement of shareholder loans ...........................           --              --             628
Principal payments on lease liabilities and other debt ..................       (2,366)             --          (1,448)
Other, net ..............................................................       (1,196)             --              --
                                                                             ---------       ---------       ---------
  Net cash provided by financing activities .............................      165,841          67,663          23,753
                                                                             ---------       ---------       ---------
Net (decrease) increase in cash and cash equivalents ....................       (1,610)          2,846             (24)
Cash and cash equivalents at beginning of year ..........................        2,925              79             103
                                                                             ---------       ---------       ---------
Cash and cash equivalents at end of year ................................    $   1,315       $   2,925       $      79
Supplemental disclosure of cash flow information                             =========       =========       =========
  Cash paid during the year for:
     Interest ...........................................................    $   5,117       $   1,139       $   2,141
     Income taxes .......................................................       10,190           3,693           1,617





   The accompanying Notes are an integral part of the consolidated financial statements.

                                   LASON, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND CAPITALIZATION

    Lason, Inc. (together with its subsidiaries, the "Company"), a Delaware corporation, was incorporated on January 5, 1995. The Company's initial equity was comprised of $10 million of Class B common stock and approximately $1 million of Class A-1 common stock. The Company contributed the capital to Lason Acquisition Corporation, a non-operating wholly-owned subsidiary. On January 17, 1995 the cash, in addition to $21 million of bank borrowings, was used to acquire the assets and assume certain liabilities of Lason Systems, Inc. ("Predecessor") and provide working capital. Subsequent to the acquisition, Lason Acquisition Corporation changed its name to Lason Systems, Inc. ("Lason") and continued the business operations of the Predecessor. Prior to the acquisition, three shareholders collectively acquired 93.8 percent of the Class A-1 common stock which represented a 46.9 percent aggregate interest of all outstanding classes of common stock in Lason at the time. The continued shareholders' residual interest in the Company was recorded at historical cost resulting in an $8.6 million reduction in goodwill and stockholders' equity.

    In the fourth quarter of 1996, the Company completed an initial public offering ("IPO") of 3,450,000 shares of common stock, for net proceeds of approximately $53.0 million, after deducting underwriting discounts and other offering expenses. Approximately $41.2 million of the net proceeds was used to repay outstanding debt under the Company's credit agreement and approximately $11.8 million was used to redeem 692,047 shares of common stock held by the Company's largest shareholder. In August 1998 and 1997, the Company completed secondary offerings of shares of common stock. See Note 5.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS AND CUSTOMER CONCENTRATION

    The Company provides integrated outsourcing services for image and data capture, data management and output processing. These services include high-volume optical and digital printing, facility management operations at customer sites, converting inputs into digital formats, database management, and direct mailing, among others. The Company primarily serves customers in the commercial, financial services, healthcare and professional services industries.

    Transactions with various divisions of one domestic automotive manufacturer accounted for approximately 5 percent, 17 percent and 32 percent of the Company's consolidated net revenues for the 3 years ended December 31, 1998, 1997 and 1996, respectively. Receivables from that customer were approximately $2.1 million, and $2.6 million as of December 31, 1998 and 1997, respectively. Transactions with various divisions of another domestic automotive manufacturer totaled approximately 8 percent, 14 percent and 19 percent of the Company's consolidated net revenues for the years ended December 31, 1998, 1997 and 1996, respectively. In addition, the Company had receivables outstanding from this second customer of approximately $6.7 million and $7.1 million as of December 31, 1998 and 1997, respectively.

BASIS OF PRESENTATION

    The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates. Certain amounts in the prior year consolidated financial statements have been reclassified to conform with the current year presentation.

REVENUE RECOGNITION

    Revenues are recorded when the services are provided. Revenues are presented in the consolidated statements of income net of postage because the cost of such postage is passed through to the customer.

CASH EQUIVALENTS

    The Company classifies as cash and cash equivalents amounts on deposit with banks and cash invested temporarily in various instruments with maturities of three months or less at the time of purchase.

SUPPLIES

    Supplies are valued at cost, which approximates market, with cost determined using the first-in, first-out method.

PROPERTY AND EQUIPMENT

    Property and equipment, including significant improvements, are recorded at cost. Expenditures for normal repairs and maintenance are charged to operations as incurred. Adjustments of the asset and related accumulated depreciation accounts are made for retirements of property and equipment with the resulting gain or loss included in operations.

    Assets placed in service prior to January 1, 1996, are depreciated using an accelerated method over the estimated useful lives of the assets which range from 5 to 7 years. Assets placed in service after December 31, 1995, are depreciated using a straight-line method over the estimated lives of the related assets which range from 5 to 15 years.

INTANGIBLE ASSETS

    Goodwill is amortized using a straight-line method over 30 years. Covenants-not-to-compete are amortized using a straight-line method over the term of the agreement, generally 4 years. Deferred financing costs are amortized using the interest method over the term of the associated credit agreement.

    The Company capitalizes direct internal and external costs associated with the development of technological systems, primarily computer software, to meet the needs of its customers. Such costs, which are included in other intangible assets, are amortized using a straight-line method over the lesser of five years or the economic life of the related asset. In addition, the Company capitalizes certain direct internal and external costs associated with upgrading and enhancing its information systems to support its national information processing needs. Capitalization of such costs begins when the preliminary planning stage for each project is completed and management has formally authorized its funding, and ends when the project is substantially complete. These costs are amortized using a straight-line method over five years. Research and development costs and other computer software and hardware maintenance and training costs are charged to expense as incurred.

    Annually, the Company evaluates the carrying value of intangible assets to determine if there has been an impairment in value. The methodology used for this evaluation includes a review of annual operating performance, along with a review of anticipated results for future years. The Company determined that there had been no impairment in the net carrying amount of intangible assets as of December 31, 1998.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards ("SFAS") No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosures about the fair value of financial instruments whether or not such instruments are recognized in the balance sheet. Due to the short-term nature of the Company's financial instruments, other than debt, fair values are not materially different from their carrying values. Based on the borrowing rates available to the Company, the carrying value of debt approximated fair value as of December 31, 1998 and 1997.

EARNINGS PER SHARE

    SFAS No. 128, Earnings Per Share, was issued in March 1997 and is effective for financial statements issued after December 15, 1997. The Statement established standards for computing and presenting earnings per share ("EPS") and superseded Accounting Principles Board Opinion No. 15 and its related interpretations. The Statement replaced the presentation of primary EPS with a presentation of basic EPS. Basic EPS excludes dilution, whereas diluted EPS includes the potential dilution that could occur if securities or other contracts to issue shares of common stock were to be exercised or converted into shares of common stock. All prior period EPS amounts have been restated to reflect the provisions of SFAS No. 128.

    Basic earnings per share are computed by dividing net income available to common shareholders by the weighted average common shares outstanding. The 1996 basic earnings per share amounts are based on the weighted average number of common shares outstanding, retroactively adjusted for the effect of a 2.5 for 1 common stock split effective October 15, 1996.

    The following table presents a reconciliation of the numerator (income applicable to common shareholders) and denominator (weighted average common shares outstanding) for the basic and diluted earnings per share calculations for the years ended December 31, 1998, 1997 and 1996 (in thousands, except per share amounts).


                                                                       YEAR ENDED DECEMBER 31,
                                         --------------------------------------------------------------------------------
                                                   1998                        1997                        1996
                                         -------------------------  -------------------------- --------------------------
                                            NET              PER       NET               PER      NET                PER
                                          INCOME  SHARES    SHARE    INCOME   SHARES    SHARE   INCOME    SHARES    SHARE
                                         -------  ------   ------    ------   ------   ------   ------    ------   ------
         BASIC EPS..................     $18,235   12,704  $ 1.44    $9,070    9,704   $ 0.93   $3,731     6,361   $ 0.59
         EFFECT OF DILUTIVE
           SECURITIES
         Contingently issuable shares
           of common stock..........          --      447      --        --       24       --       --        --       --
         Potential shares of common
           stock from options
           outstanding..............          --      390      --        --      307       --       --       403       --
                                         -------   ------            ------   ------            ------     -----
         DILUTED EPS................     $18,235   13,541  $ 1.35    $9,070   10,035   $ 0.90   $3,731     6,764   $ 0.55
                                         =======   ======            ======   ======            ======     =====



    The weighted average common shares and common share equivalents outstanding used to compute the dilutive effect of common stock options outstanding was computed using the treasury stock method prescribed by SFAS No. 128. The 1996 EPS calculations include, as outstanding to the date of redemption (October 15, 1996), 692,047 shares of common stock which would have been sold at the initial offering price of $17.00 per share to fund redemption of such common stock owned by the former Class B shareholders.

NOTE 3. ACQUISITIONS

    From June 1995 through December 31, 1998, the Company, through certain of its subsidiaries, completed the acquisition of either substantially all of the assets or a controlling stock ownership interest in a substantial number of companies. Significant acquisitions completed in 1998 included the following:

    In February 1998, the Company acquired Racom Corporation and its affiliates by acquiring 100% of the outstanding common stock of its parent, Southern Microfilm Associates, Inc. ("Racom") for $20.9 million in cash and 188,382 shares of the Company's common stock valued at approximately $5.1 million. The shares of common stock are being held in escrow as collateral to indemnify the Company if contingencies set forth in the purchase agreement occur within 12 months from the date of acquisition.

    In March 1998, the Company acquired substantially all of the assets of API Systems, Inc. ("API") for $21.5 million in cash and 117,702 shares of the Company's common stock valued at approximately $3.8 million. Substantially all of the shares of common stock are being held in escrow as collateral to indemnify the Company if contingencies set forth in the purchase agreement occur within 12 months from the date of acquisition.

    In July 1998, the Company purchased 100% of the outstanding common stock of Consolidated Reprographics for $35.5 million in cash and 112,044 shares of the Company's common stock valued at approximately $6.2 million. All of the shares of common stock issued in connection with the acquisition of Consolidated Reprographics, are being held in escrow to indemnify the Company if contingencies set forth in the purchase agreement occur within 18 months from the date of acquisition.

    In November 1998, the Company purchased 100% of the common stock of Datacom Imaging Systems Company and its affiliates ("Datacom") for $7.8 million in cash and convertible debentures valued at approximately $1.2 million. The debentures are convertible into 22,535 shares of the Company's common stock at the election of the holders any time after October 29, 1999. The debentures will automatically convert into shares of the Company's common stock if the holders do not elect to convert them prior to October 29, 2000.

    Also in November 1998, the Company purchased 100% of the common stock of Lonestar Southwest Mailing Services, Inc. ("Lonestar") for $5.6 million in cash and 25,437 shares of the Company's common stock valued at approximately $1.4 million at the date of the acquisition. All of the shares of common stock issued in connection with the acquisition of Lonestar are being held in escrow to indemnify the Company if contingencies set forth in the purchase agreement occur within 24 months from the date of acquisition.

    Also in November 1998, the Company purchased 100% of the common stock of Digital Imaging & Technologies, Inc. ("DIT") for $2.2 million in cash, 37,500 shares of the Company's common stock valued at approximately $2.0 million and promissory notes payable to the selling shareholders totaling approximately $8.0 million. The promissory notes are non-interest bearing and are due January 5, 1999.

    In December 1998, the Company purchased 100% of the outstanding common stock of City Microfilm, Inc. and its affiliate CPSI (together "CPSI") for a $10.0 million promissory note due January 4, 1999 and 27,198 shares of the Company's common stock valued at approximately $1.9 million. All of the shares of common stock issued in connection with the acquisition of CPSI are being held in escrow to indemnify the Company if contingencies set forth in the purchase agreement occur within 24 months from the date of acquisition.

    Also during 1998, through certain of its subsidiaries, the Company acquired either all of the outstanding common stock or substantially all of the assets of J.L. Blodgett Mexico, S. de R.L. and its United States affiliate, Quality Mailing Services, Inc., Strategy Manufacturing, Inc., Litigation Reprographics & Support Services, Inc., Document Production Services, Inc., Input Services International, Inc., Boyle Associates, Inc., Amitech Corporation, UMC Imaging Systems, Inc., for an aggregate purchase price of approximately $34.8 million, consisting of approximately $31.1 million in cash and 89,627 shares of the Company's common stock valued at approximately $3.7 million. Of the total shares of common stock issued in connection with these acquisitions, 64,590 shares valued at approximately $2.7 million are being held in escrow to indemnify the Company for certain contingencies set forth in the various purchase agreements.

    Cash and shares of common stock issued in connection with purchase price contingencies, if any, will be recorded as an adjustment of the purchase price when the related contingency is resolved. In addition, certain of the purchase agreements provide for increased purchase price if operating income exceeds a targeted level. For the 1998 acquisitions listed above, the maximum amount of additional purchase price which may be recorded, over a period of twelve to twenty-four months, should such targets be achieved is approximately $114.6 million.

    Generally, shares of common stock issued or to be issued in connection with the acquisitions are subject to lock-up agreements ranging from 12 to 24 months. The lock-up agreements restrict the owners' ability to sell the shares of common stock.

    Each of the acquisitions was accounted for as a purchase. The results of operations for the year ended December 31, 1998 include the results of operations for each of the acquired companies since the date of their respective acquisition.

    The aggregate purchase price for the acquisitions completed for the year ended December 31, 1998, excluding liabilities assumed and including common stock and cash held in escrow, was approximately $159.4 million. The purchase price was allocated to the assets acquired and liabilities assumed based on the related fair values at the date of acquisition. The excess of the aggregate purchase price over the fair values of assets acquired and liabilities assumed has been allocated to goodwill and is being amortized on a straight-line method over 30 years.

    In conjunction with these acquisitions, liabilities assumed and other non-cash consideration was as follows (in thousands):


              Fair value of assets acquired ...............................    $  65,670
              Goodwill ....................................................      140,399
              Cash and common stock held in escrow ........................       25,499
              Cash paid in consideration for companies acquired ...........     (139,383)
              Common stock issued in consideration for companies
                acquired ..................................................      (25,672)
              Promissory notes issued in consideration for companies
                acquired ..................................................      (18,643)

              Convertible debentures issued in consideration for company
                acquired ..................................................       (1,169)
                                                                               ---------

              Liabilities assumed .........................................    $  46,701
                                                                               =========


    The following table summarizes pro forma unaudited results of operations as if each of the acquisitions completed during 1998 had occurred at the beginning of each year presented (in thousands, except per share amounts):

                                           YEAR ENDED DECEMBER 31,
                                          --------------------------
                                              1998           1997
                                          -----------    -----------
                                                 (UNAUDITED)
      Revenues....................         $ 379,309      $ 251,382
      Income before income taxes..            32,254         15,759
      Net income..................            19,457         10,128
      Basic earnings per share....         $    1.53      $    1.03
      Diluted earnings per share..              1.41           0.93


NOTE 4. LONG-TERM DEBT

    Lason has a credit agreement with a bank group providing for revolving credit loans of up to $200 million. Borrowings are expected to be used to finance additional acquisitions of businesses, working capital, capital expenditures and for other corporate purposes. Borrowings under the credit agreement are collateralized by substantially all of the Company's assets. Lason is not required to make principal payments prior to 2003. Interest on amounts outstanding is calculated based on interest rates determined at the time of borrowing. Borrowings bear interest at either LIBOR plus an applicable margin (6.32% as of December 31, 1998) or a base percentage rate plus an applicable margin (7.75% as of December 31, 1998) at the Company's election at the time of borrowing. The credit agreement contains covenants which, among other things, place restrictions on the acquisition and disposal of assets, payment of dividends and incurrence of liabilities and sets minimum requirements for cash flow and certain financial ratios. As of December 31, 1998, the credit agreement prohibits Lason from advancing funds or paying dividends to the Company. Borrowings outstanding under the credit agreement totaled $59.0 million and $13.6 million as of December 31, 1998 and 1997, respectively.

NOTE 5. STOCKHOLDERS' EQUITY

    In August 1998, the Company sold 2,925,000 shares of its common stock for net proceeds of approximately $129.9 million, after deducting underwriting discounts and other offering expenses. In August 1997, the Company sold 2,457,620 shares of its common stock for net proceeds of approximately $58.0 million, after deducting underwriting discounts and other offering expenses. The net proceeds from each of these offerings were used to repay debt then outstanding under the Company's credit agreement, which was primarily incurred to fund business acquisitions, and for general corporate purposes. In October 1996, the Company completed an initial public offering of 3,450,000 shares of common stock for net proceeds of $53.0 million, after deducting underwriting discounts and other offering expenses. The net proceeds were primarily used to repay amounts then outstanding under the Company's credit agreement and to redeem shares of common stock held by the Company's largest shareholder.

    In connection with the transaction described in Note 1, the Company loaned certain shareholders who were also shareholders in the Predecessor, approximately $1.3 million in 1995 which was used to pay their tax liability resulting from the sale of the assets of the Predecessor. In conjunction with the completion of the IPO in 1996, 50 percent of the then outstanding amounts of the shareholder loans were forgiven by the Company and charged to retained earnings. At the same time, the remaining 50 percent of shareholder loans outstanding were repaid to the Company, along with the related accrued interest to the date of settlement.

NOTE 6. INCOME TAXES

    The Company and its qualifying subsidiaries file a consolidated federal income tax return. The federal income tax provision is computed on the consolidated taxable income of the Company and those subsidiaries.

    The components of the consolidated income tax provision are as follows (in thousands):

                                             YEAR ENDED DECEMBER 31,
                                          1998         1997        1996
                                      -----------  ----------- --------
       Current provision
         Federal....................    $ 9,697      $ 3,011     $   972
         State......................        624          338          12
         Foreign....................        348           --          --
                                        -------      -------     -------
       Total current provision......    $10,669      $ 3,349     $   984
                                        -------      -------     -------
       Deferred provision
         Federal....................    $ 1,112      $ 1,684     $ 1,092
         State......................        121           77          27
         Foreign....................         --           --          --
                                        -------      -------     -------
       Total deferred provision.....    $ 1,233      $ 1,761     $ 1,119
                                        -------      -------     -------
       Total income tax provision...    $11,902      $ 5,110     $ 2,103
                                        =======      =======     =======

    Deferred income taxes represent the net tax effects of temporary differences between the carrying value amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax return purposes. Significant components of the Company's deferred federal income tax assets and liabilities are as follows (in thousands):

                                                           DECEMBER 31,
                                                         ----------------
                                                         1998       1997
                                                         ----       -----
            Deferred tax assets related to:
              Goodwill............................      $2,775     $2,317
              Compensatory stock option expense...         461        361
              Allowance for doubtful accounts.....       2,654        146
              Covenant-not-to-compete                       70         43
                 amortization.....................
              Other...............................           8          7
                                                        ------     ------
            Total deferred tax assets.............      $5,968     $2,874
                                                        ------     ------
            Deferred tax liabilities related to:
              Prepaid expenses....................      $3,360     $1,059
              Goodwill............................       2,460        965
              Supplies............................         835        840
              Depreciation........................       1,541        418
              Capitalized   software  development          554        284
                 costs............................
              Other...............................         237         27
                                                        ------     ------
            Total deferred tax liabilities........      $8,987     $3,593
                                                        ======     ======


    The difference between the Company's statutory federal income tax rate and its effective federal income tax rate of 39.5 percent, 35.7 percent and 35.6 percent for the years ended December 31, 1998, 1997 and 1996, respectively, results primarily from travel and entertainment expenses and certain goodwill amortization that is not deductible for federal income tax purposes.

NOTE 7. STOCK OPTION PLANS

    SFAS No. 123, Accounting for Stock Based Compensation, was issued in October 1995 and was effective for fiscal years beginning after December 15, 1995. That standard requires significant disclosures regarding employee stock options and encourages companies to recognize compensation expense for stock-based awards based on the fair value of such awards on the date of grant. Alternatively, companies may continue to account for such transactions under Accounting Principles Board ("APB") No. 25, Accounting for Stock Issued to Employees, provided that disclosures are made regarding the net income and earnings per share impact as if the value recognition and measurement criteria of SFAS No. 123 had been adopted. The Company has elected to continue to account for employee stock options under APB No. 25.

    The Company's 1998 Equity Participation Plan (the "1998 Plan") was adopted by the Board of Directors and approved by the Company's shareholders in May 1998. A committee composed of non-employee members of the Board of Directors determines the participants who receive option grants and administers the 1998 Plan. Officers, consultants, employees and non-employee directors are eligible to participate in the 1998 Plan. Under the 1998 Plan, the Company may grant options to purchase up to 900,000 shares of common stock.

    The Company's 1995 Stock Option Plan (the "1995 Plan") was adopted by the Board of Directors and approved by the Company's shareholders in January 1995. A committee composed of non-employee members of the Board of Directors determines which key employees will participate in the 1995 Plan. Under the 1995 Plan, the Company may grant up to 1,000,000 shares of common stock.

    For certain options granted during 1996 and 1995, the exercise price was less than the fair value of the Company's common stock on the date of grant and, accordingly, compensation expense is recognized over the vesting period of such difference. For certain options granted in 1998, 1997 and 1996, the exercise price equaled the market price on the date of grant and, therefore, no compensation expense was recognized.

    Options generally vest over a period which ranges from three to five years from the date of grant. Each option's maximum term is generally 10 years from the grant date for options granted under the 1998 Plan and 7 years from the grant date for options granted under the 1995 Plan.

    The provisions for certain stock option agreements provided for immediate vesting of those options on the effective date of the IPO. Accordingly, the Company recorded a non-cash expense of $653,000 during the fourth quarter of 1996 to recognize the compensation associated with the immediate vesting of those stock options. Total compensation expense recorded for the years ended December 31, 1998, 1997 and 1996 was approximately $279,000, $221,000 and
$936,000, respectively.

    Had compensation expense for the Company's stock option plans been determined based on the fair value at the grant dates for awards, consistent with the provisions of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts as follows (in thousands, except per share amounts):

                                                   YEAR ENDED DECEMBER 31,
                                                ----------------------------
                                                   1998       1997      1996
                                                ---------  --------- -------
          Net income
            As reported................          $18,235    $ 9,070   $ 3,731
            Pro forma..................           14,839      8,159     3,582
          Basic earnings per share.....
            As reported................          $   1.44   $  0.93   $  0.59
            Pro forma..................              1.17      0.84      0.56
          Diluted earnings per share...          $   1.35   $  0.90   $  0.55
            As reported................
            Pro forma..................              1.10      0.81      0.53


    For purposes of computing the pro forma amounts above, the fair value of each option granted was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998, 1997 and 1996, respectively: dividend yield of 0.0 percent for all three years; expected volatility of 54 percent, 59 percent and 74 percent, respectively; risk free interest rates of 5.55 percent, 6.12 percent and 5.98 percent, respectively; and expected lives of 3.75 years, 4.17 years and 4.02 years, respectively.

    A summary of the status of the Company's stock option plans is as follows for each of the years ended December 31:

                                             1998                            1997                         1996
                                 -----------------------------  ----------------------------- ----------------------------
                                              WEIGHTED-AVERAGE               WEIGHTED-AVERAGE              WEIGHTED-AVERAGE
                                   SHARES      EXERCISE PRICE     SHARES      EXERCISE PRICE    SHARES      EXERCISE PRICE
                                   ------      --------------     ------      --------------    ------      --------------

        Outstanding at
          beginning of
          year..............        663,318       $ 11.14          755,243       $  5.33        419,326        $  0.40
        Granted
          Price = fair
             value..........        802,450         40.08          167,996         23.66        210,500          16.75
          Price  fair
             value..........             --            --               --            --        166,250           2.40
        Exercised...........       (119,282)         4.79         (231,524)         0.66        (23,788)          0.40
        Cancelled...........        (20,800)        21.90          (28,397)        16.90        (17,045)          0.40
                                -----------                     ----------                    ---------
        Outstanding at end of
          year..............      1,325,686       $ 29.00          663,318       $ 11.14        755,243        $  5.33
                                ===========                     ==========                    =========
        Options exercisable
          at end of year....        258,947                        262,413                      388,765
        Weighted-average fair
          value of options..    $     18.02                     $    12.00                    $ 8.95


The following table summarizes information about stock options outstanding as of December 31, 1998:


                                      NUMBER     WEIGHTED-AVERAGE                       NUMBER
                    RANGES OF       OUTSTANDING      REMAINING      WEIGHTED-AVERAGE  EXERCISABLE  WEIGHTED-AVERAGE
                 EXERCISE PRICE     AT 12/31/98  CONTRACTUAL LIFE    EXERCISE PRICE   AT 12/31/98   EXERCISE PRICE
                -----------------  ------------  ----------------   ----------------  -----------  ---------------



                  $ 0.40 - $16.75      392,140         4.60             $  8.06        231,008         $  4.94
                   16.76 -  40.50      213,596         6.02               27.46         27,939           23.58
                   40.51 -  40.55      677,850         7.42               40.50             --              --
                   40.56 -  54.25       42,100         7.61               46.91             --              --
                                     ---------                                         -------
                                     1,325,686         6.36             $ 29.00        258,947         $  6.95
                                     =========         ====             =======        =======         =======

NOTE 8. EMPLOYEE BENEFIT PLAN

    The Company has a 401 (k) profit-sharing plan and trust (the "Plan"). Each employee who is 21 years of age or older who has worked for the Company for twelve months and performed 1,000 hours of service or, has an adjusted service date with the equivalent or greater term of service, is eligible to participate in the Plan. Eligible participants may contribute not less than 2 percent and up to 15 percent of their pretax compensation to the Plan. The Plan is contributory and the Company, at its discretion, can match up to 33 percent of eligible participant contributions not to exceed 9 percent of the participant's earnings. The Company's match contribution for the years ended December 31, 1998, 1997 and 1996 totaled approximately $459,000, $337,000 and $201,000, respectively.

NOTE 9. LEASE COMMITMENTS

    The Company has various operating lease agreements related primarily to equipment and buildings. As of December 31, 1998, future minimum rental payments required under noncancelable operating leases with initial or remaining lease terms in excess of one year are as follows (in thousands):



                                           1999.............      $ 12,869
                                           2000.............        11,012
                                           2001.............         8,949
                                           2002.............         6,599
                                           2003.............         4,076
                                                                  --------
                                           Total............      $ 43,505
                                                                  ========



    In addition, the Company has a number of equipment leases that are on a month-to-month basis.

    Total rent expense for the years ended December 31, 1998, 1997 and 1996 was approximately $12.4 million, $9.2 million and $6.4 million, respectively.

NOTE 10. SEGMENT AND RELATED INFORMATION

    SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, was issued in June 1997 and is effective for financial statements issued after December 15, 1998. The statement requires the Company to report certain information about its operating segments.

    For years prior to 1998, the Company was managed as one operating segment. Beginning in 1998, the Company's reportable segments consist of groups of business units that are organized geographically. Each of the Company's six geographic regions in the United States has a separate management team and infrastructure and offers different combinations of the Company's services.

    The accounting policies of the reportable segments are the same as those described in Note 2 of Notes to Consolidated Financial Statements. The Company evaluates the performance of its operating segments based on income before income taxes, interest income and interest expense. Intersegment sales and transfers are not significant.

    The following table presents summarized financial information for the Company's reportable segments. The "Other" column includes corporate related items, results of insignificant operations and, as it relates to segment profit
(loss), income and expenses not allocated to reportable segments.



                                     MIDWEST   CENTRAL  NORTHEAST  SOUTHEAST  SOUTHWEST   WEST       OTHER      TOTAL
                                     -------   -------  ---------  ---------  ---------   ----       -----      -----

        1998
        Revenues................    $ 12,857  $91,348   $ 56,753   $26,691    $ 38,227  $ 49,620  $   4,260  $ 279,756
        Segment profit (loss)...       3,070    9,988     10,502     3,221       8,068    10,589    (15,301)    30,137
        Total assets............      56,459   74,561     70,911    26,317      55,589    90,790     57,058    431,685
        Capital expenditures....       1,356   12,723      1,330       959       1,579     3,636         --     21,583
        Depreciation and
          amortization..........         369    3,606      1,739     1,188       1,036     2,080      2,397     12,415
        1997
        Revenues................    $  4,407  $83,452   $ 16,114   $13,577    $     --  $  3,272  $    (485) $ 120,337
        Segment profit (loss)...       1,553   18,306      2,476     1,421          --       914    (10,490)    14,180
        Total assets............      28,089   57,607     16,720    18,181          --    20,107     37,195    177,899
        Capital expenditures....          --   10,178         71       318          --        --       (168)    10,399
        Depreciation and
          amortization..........         119    2,244        499       649          --       108      1,322      4,941
        1996
        Revenues................    $     --  $65,821   $  3,285   $   831    $     --  $     --  $      --  $  69,937
        Segment profit (loss)...          --   15,776        314      (296)         --        --     (9,960)     5,834
        Total assets............          --   45,159      3,608     6,283          --        --     23,496     78,546
        Capital expenditures....          --    4,402        138       138          --        --        (67)     4,611
        Depreciation and
          amortization..........          --    1,292         76       110          --        --        849      2,327


The following table presents the details of "Other" segment profit (loss):

                                                                                YEAR ENDED DECEMBER 31,
                                                                         ---------------------------------
                                                                             1998         1997        1996
                                                                         -----------  ----------- --------
                      Net interest expense............................    $  (4,600)   $  (1,195)   $(1,717)
                      Corporate expenses not allocated to operating         (10,203)      (8,358)    (6,663)
                      segments........................................
                      Amortization of intangibles  not  allocated  to
                      operating segments..............................       (1,047)        (716)      (644)
                      Compensatory stock option expense...............         (279)        (221)      (936)
                      Other...........................................          828           --         --
                                                                          ---------    ---------    -------
                           TOTAL......................................    $ (15,301)   $ (10,490)   $(9,960)
                                                                          =========    =========    =======

    The following table presents the details of "Other" total assets:

                                                                               YEAR ENDED DECEMBER 31,
                                                                         ---------------------------------
                                                                            1998        1997        1996
                                                                         ----------  ----------  -------
                        Net goodwill not allocated  to  operating         $ 26,304    $ 16,117    $ 16,668
                        segments.....................................
                        Net other intangible assets not allocated to
                        operating segments...........................        7,458       4,449       1,354
                        Other corporate assets not allocated  to
                        operating segments...........................       23,296      16,629       5,474
                                                                          --------    --------    --------
                             TOTAL...................................     $ 57,058    $ 37,195    $ 23,496
                                                                          ========    ========    ========

    In 1998, the Company had operations in Canada, Mexico and the Caribbean in addition to its domestic operations. Revenues generated from those foreign operations were not significant for the year ended December 31, 1998. The Company did not have any foreign operations in 1997 or 1996. As of December 31, 1998, the Company had fixed assets totaling $57.1 million and $4.6 million in the United States and all foreign countries combined, respectively.

    The Company's information management service offerings can generally be divided into the areas of image and data capture, data management and output processing. The Company's image and data capture services include the scanning and conversion of documents from a variety of input media to a digital format. The Company also provides traditional microfilm and microfiche services as well as on-site facility management services. Image and data capture represented approximately 52.4%, 41.4% and 47.7% of the Company's consolidated net revenues for the years ended December 31, 1998, 1997 and 1996, respectively.

    The Company's data management services include electronic document storage and retrieval, database management and Internet-based services, as well as list manipulation, sorting services and information search solutions so that customers' data can be customized and updated for specific target market mailings. The Company's Internet-based services include, Corporate ID, a proprietary software application that allows corporate customers to manage the procurement of corporate identification materials. Data management services represented approximately 10.0%, 11.8% and 9.9% of the Company's consolidated net revenues for the years ended December 31, 1998, 1997 and 1996, respectively.

    The Company's output processing services include print on demand, business communications and statement processing services. The Company's output processing services provide customers with rapid, reliable and cost-effective methods for making large-scale distributions of statements, reports, proxy solicitations and letters to consumers and other target audiences by fax, electronic distribution, print and mail. The Company also provides customized processing services for collection agencies located throughout the United States. Output processing represented approximately 37.6%, 46.8% and 42.4% of the Company's consolidated net revenues for the years ended December 31, 1998, 1997 and 1996, respectively.

NOTE 11. RELATED PARTY TRANSACTIONS

    Certain members of management are indebted to the Company pursuant to the terms of ten-year secured promissory notes dated June 5, 1998, which provide for extensions of credit up to a maximum aggregate principal amount of $6.6 million. The terms of the notes provide that funds may be advanced to these employees on the date of execution of the notes and on each of the three anniversary dates thereafter and/or on other defined dates. Generally, the notes are secured by each employee's unexercised stock options granted on May 29, 1998, and any of the Company's common stock acquired upon exercise of such options. All advances under a note will be forgiven in the event of a change in control of the Company. Interest accrues under each note at the applicable federal rate. As of December 31, 1998, $1.7 million was due pursuant to these notes.

    The Company purchases printing services from a company owned by the wife of a Director of the Company. For the years ended December 31, 1998, 1997 and 1996, the Company paid approximately $2.7 million, $1.7 million and $1.4 million, respectively, for such printing services. In December 1997, the Company sold certain assets to this company and recognized a gain on the sale of approximately $183,000.

    The Company leases property and a building from a general partnership in which one of the Company's Directors is the managing partner and a 33.33 percent owner. Another Director of the Company owns 33.33 percent of such partnership and is one of its partners. The Company paid $163,800, $150,150 and $191,100 in rent to that partnership for the years ended December 31, 1998, 1997 and 1996, respectively.

    The Company leases certain equipment from a company in which a Director is a 50 percent owner and its president. For the years ended December 31, 1998, 1997 and 1996, the Company paid $120,300, $116,500 and $184,390, respectively, in rent for such operating leases.

    The Company contracts temporary employment services from a company which is owned by the wife of a senior member of management. The Company paid $173,648, $797,000 and $735,670 for the years ended December 31, 1998, 1997 and 1996, respectively, for such services.

    The Company believes that all the above transactions were on terms that were reasonable and competitive. Additional transactions of the nature described may take place in the ordinary course of business in the future.

NOTE 12. COMMITMENT AND CONTINGENCIES

    Various claims have been made against the Company in the normal course of business. Management believes that none of these legal proceedings will have a material adverse effect on the Company's business, financial condition or results of operations.

NOTE 13. SUBSEQUENT EVENTS

    In January 1999, the Company completed the acquisition of Vetri Systems, Inc. and its affiliate Vetri Software India, Ltd., Bonner & Moore Computing Company, a division of Bonner & Moore Associates, Inc., the Texas division of Compex Legal Services and MSI Digital & Imaging Solutions, Inc., for aggregate consideration of approximately $39.3 million, consisting of approximately $34.4 million in cash, funded by bank borrowings, and 86,902 shares of the Company's common stock valued at approximately $4.9 million.

    In March 1999, the Company completed the acquisition of Cover-All Computer Holdings Company and its affiliates for aggregate consideration of approximately $9.9 million, consisting of approximately $8.0 million in cash, funded by bank borrowings, and debentures convertible into 32,532 shares of the Company's common stock valued at approximately $1.9 million at the date of acquisition.

    On March 25, 1999, the Company reached agreement on the terms of a merger with M-R Group plc ("M-R Group"). M-R Group is a leading document and data management company headquartered in the United Kingdom. The merger is expected to be treated as a "pooling of interests" for accounting purposes and will be valued at approximately $145.2 million. Completion of the transaction is subject to M-R Group shareholder approval, Hart-Scott-Rodino regulatory review and certain other approvals. Under terms of the agreement, M-R Group shareholders will receive 4.877 new shares of the Company's common stock for every 100 M-R Group shares held.

                                                                      SCHEDULE I

                                   LASON, INC.

                  CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                                 BALANCE SHEETS
                            (IN THOUSANDS, UNAUDITED)


                                                            AS OF DECEMBER 31,
                                                          ---------------------
                                                            1998        1997
                                                          ---------  ----------

     ASSETS
     Investment in subsidiaries.........................   $282,701   $ 131,184
     Deferred tax asset.................................        459         361
     Other..............................................      1,632          --
                                                           --------   ---------
          Total assets..................................   $284,792   $ 131,545
                                                           ========   =========
     LIABILITIES
     Total liabilities..................................        --          --
     STOCKHOLDERS' EQUITY
     Common stock.......................................  $     146  $      115
     Additional paid in capital.........................    252,479     117,498
     Retained earnings..................................     32,167      13,932
                                                          ---------  ----------
          Total stockholders' equity....................    284,792     131,545
                                                          ---------  ----------
          Total  liabilities and stockholders' equity...  $ 284,792  $  131,545
                                                          ========   =========


                                                                      SCHEDULE I

                                   LASON, INC.

                  CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                                INCOME STATEMENTS
                            (IN THOUSANDS, UNAUDITED)



                                                          YEAR ENDED DECEMBER 31,
                                                     -------------------------------
                                                        1998       1997        1996
                                                     ---------- ----------  --------
        REVENUE...................................    $     --    $   --      $   --
        OPERATING EXPENSES
        Compensatory stock option expense.........         279       221         936
                                                      --------    ------      ------
        Operating loss............................        (279)     (221)       (936)
        Equity in net income of subsidiaries......      18,416     9,219       4,339
                                                      --------    ------      ------
        Income before taxes.......................      18,137     8,998       3,403
        Income tax benefit........................         (98)      (72)       (328)
                                                      --------    ------      ------
             Net Income...........................    $ 18,235    $9,070      $3,731
                                                      ========    ======      ======


                                                                      SCHEDULE I

                                   LASON, INC.

                  CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            STATEMENTS OF CASH FLOWS
                            (IN THOUSANDS, UNAUDITED)


                                                                      YEAR ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                  1998        1997         1996
                                                              ----------- -----------  -----------
        NET CASH USED IN OPERATING ACTIVITIES..............    $      --    $     --     $     --
        CASH FLOWS FROM INVESTMENT ACTIVITIES
        Investment in subsidiary...........................     (130,430)    (65,248)     (41,236)
                                                               ---------    --------     --------
        Net cash used in investing activities..............     (130,430)    (65,248)     (41,236)
                                                               ---------    --------     --------
        CASH FLOWS FROM FINANCING ACTIVITIES
        Issuance of shares of common stock.................      129,858      65,103       53,001
        Redemption of shares of common stock...............           --          --      (11,765)
        Proceeds from exercise of employee stock options...          572         145           --
                                                               ---------    --------     --------
                  .................................
        Net cash provided by financing activities..........      130,430      65,248       41,236
        Change in cash.....................................           --          --           --
        Cash at beginning of year..........................           --          --           --
        Cash at end of year................................    $      --    $     --     $     --
                                                               =========    ========     ========


                                   SIGNATURES

    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                          Lason, Inc.

                          By: /s/ WILLIAM J. RAUWERDINK
                              ----------------------------------
                              William J. Rauwerdink
                          Executive Vice President and
                             Chief Financial Officer

    Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and the dates indicated:





                       SIGNATURE                              TITLE                             DATE
         -----------------------------------    ----------------------------------         ----------------

                   /s/ GARY L. MONROE           Chief Executive Officer, Chairman of        March 31, 1999
          ----------------------------------    the Board, (Principal Executive
                     Gary L. Monroe             Officer) and Director


               /s/ WILLIAM J. RAUWERDINK        Executive Vice President, Chief             March 31, 1999
          ----------------------------------    Financial Officer, Treasurer and
                 William J. Rauwerdink          Secretary  (Principal Financial and
                                                Accounting Officer)

                           *                    President and Chief Operating               March 31, 1999
          ----------------------------------    Officer
                   John R. Messinger


                           *                    Director                                    March 31, 1999
          ----------------------------------
                    Fariborz Ghadar

                           *                    Director                                    March 31, 1999
          ----------------------------------
                   Donald M. Gleklen

                           *                    Director                                    March 31, 1999
          ----------------------------------
                    Joseph R. Nolan

                           *                    Director                                    March 31, 1999
          ----------------------------------
                    Bruce V. Rauner

                           *                    Director                                    March 31, 1999
          ----------------------------------
                   Robert A. Yanover

             *By: /s/ WILLIAM J. RAUWERDINK
                 --------------------------
                 William J. Rauwerdink
                    Attorney-in-Fact


                                                                     EXHIBIT C-3

                             HISTORICAL 10-K (1997)




























                                   Exhibit C-3

             EXHIBIT C-3 - HISTORICAL 10-K (1997) (WITHOUT EXHIBITS)


         The following are the historical consolidated financial statements for Lason, Inc. as of and for the fiscal year ended December 31, 1997. They were previously filed on Form 10-K with the United States Securities and Exchange Commission ("SEC"). These consolidated financial statements are identical to those filed with the SEC, with the following exception: The attached consolidated financial statements have been marked unaudited as the Company was unable to obtain written consent from their independent public accounting firm to include their audit opinion as part of this filing. As such, all references to such firm have been deleted from the attached consolidated financial statements.

         As previously disclosed, on March 26, 2001 the Company informed the U.S. Securities and Exchange Commission and U.S. Attorney for the Eastern District of Michigan of accounting irregularities and system deficiencies that affected certain portions of the Company's financial statements. Some of these items were material to the Company's financial statements for at least the third quarter of 1999 and may also have been material to statements for other periods. The irregularities and deficiencies were found in accounting records of the Company's North American operations.

         A Special Committee of the Company's Board of Directors determined that these irregularities and deficiencies may have occurred during some periods between late 1997 and 1999. The Committee also found that the Company's financial statements for at least the third quarter of 1999 requires restatement. The Committee does not believe that any such irregularities have extended beyond the first half of 2000. THE EXTENT OF ANY RESTATEMENTS HAS NOT BEEN QUANTIFIED AND FINALIZED AND IS STILL BEING EVALUATED AND INVESTIGATED BY THE COMPANY. THEREFORE, THE COMPANY'S FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000, HAVE NOT BEEN REVIEWED OR AUDITED BY AN INDEPENDENT PUBLIC ACCOUNTING FIRM AND DO NOT REFLECT THE IMPACT RESULTING FROM THE CORRECTION OF, IF ANY, ACCOUNTING IRREGULARITIES OR SYSTEM DEFICIENCIES, WHICH ARE UNDER INVESTIGATION. FURTHER, THE COMPANY'S FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997 HAVE NOT BEEN RESTATED, NOR HAS THE EXTENT OF RESTATEMENT, IF ANY, BEEN DETERMINED.

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-K/A
                                 AMENDMENT NO. 1
              [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997

                                       OR

            [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                    FOR THE TRANSITION PERIOD FROM          TO

                        COMMISSION FILE NUMBER 000-21407
                                   LASON, INC.
             (Exact name of registrant as specified in its charter)

                         DELAWARE                       38-3214743
             (State or other jurisdiction of         (I.R.S. Employer
              incorporation or organization)          identification
                                                          number)
         1305 STEPHENSON HIGHWAY, TROY, MICHIGAN           48083
         (Address of principal executive offices)       (Zip Code)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (248) 597-5800

        SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT: NONE

           SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                                (Title of class)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

    Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

    The aggregate market value of the registrant's voting stock held by non-affiliates of the registrant as of March 20, 1998, computed by reference to the last sale price for such stock on that date as reported on the Nasdaq National Market System, was $380,565,809.

    As of March 20, 1998, 12,031,224 shares of Common Stock, par value $.01 per share, were outstanding.

                       DOCUMENTS INCORPORATED BY REFERENCE

Portions of the registrant's Notice of 1998 Annual Meeting of Shareholders and Proxy Statement (Part III)
================================================================================

                                     PART I

ITEM I. BUSINESS.

GENERAL

    Lason Systems, Inc., a Michigan corporation and the predecessor (the "Predecessor") to Lason, Inc., (together with its subsidiaries, the "Company"), was formed in 1985 as a result of a management buyout of the direct mail division of McKesson Corporation's 3PM subsidiary. In January 1995, the founders and principal shareholders of the Predecessor recapitalized it (the "Recapitalization") by selling substantially all of its assets to Lason Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Lason, Inc., which was then named Lason Holdings, Inc. In August 1996, Lason Holdings, Inc. changed its name to Lason, Inc. After the acquisition, Lason Acquisition Corp. changed its name to Lason Systems, Inc. ("Lason"), and continued the business operations of the Predecessor.

    From June 1995 through December 31, 1997, the Company, through certain of its subsidiaries, completed the acquisition of either substantially all of the assets or a controlling stock ownership interest in a substantial number of companies, several of which were completed during the year ended December 31, 1997.

    One of the Company's principal strategies is to increase its revenues and the markets it serves through the continued acquisition of complementary businesses. Toward that end, the Company has completed the acquisition of either substantially all of the assets or a 100% stock ownership interest in several additional companies during the first quarter of 1998. Included in the 1998 acquisitions are Racom Corporation and its affiliates (the Company's largest acquisition to date), and API Systems, Inc. Although management anticipates that the Company will continue to acquire complementary businesses in the future, there can be no assurance that the Company will be able to identify and acquire attractive acquisition candidates, profitably manage such acquired companies or successfully integrate such acquired companies into the Company without substantial costs, delays or other problems. In addition, there can be no assurance that any companies acquired in the future will be profitable at the time of acquisition or will achieve sales and profitability justifying the Company's investment therein or that the Company will recognize the synergies expected from such acquisitions.

    In the fourth quarter of 1996, the Company completed an initial public offering ("IPO") of 3,450,000 shares of common stock, for net proceeds of approximately $53.0 million, after deducting underwriting discounts and other offering expenses. Approximately $41.2 million of the net proceeds was used to repay debt outstanding under the Company's credit agreement and approximately $11.8 million was used to redeem 692,047 shares of common stock held by the Company's largest shareholder.

    In August 1997, the Company completed a secondary offering of 2,457,620 shares of common stock for net proceeds of approximately $58.0 million, after deducting underwriting discounts and other offering expenses. The net proceeds were used to repay debt outstanding under the Company's credit agreement and for general corporate purposes.

OPERATIONS

    The Company provides integrated outsourcing services for document management, records management and business communications. The investments the Company has made in imaging and communications technology, personnel, equipment and systems over the past decade have given it the capabilities and expertise to meet the growing and increasingly complex document management requirements of its customers. The Company primarily serves customers in the manufacturing, healthcare, financial services and professional services industries. The Company's core competencies in input processing, data management and output processing enable it to provide a broad range of services across a wide range of media types and allow customers to fulfill their document management outsourcing needs with a single vendor. For the years ended December 31, 1997, 1996 and 1995, the Company reported consolidated net revenues of $120.3 million, $69.9 million and $46.6 million, respectively. Income from operations was $15.6 million, $7.7 million and $4.8 million for the years ended December 31, 1997, 1996 and 1995, respectively. As of March 20, 1998, the Company employed over 2,900 people, has operations in 24 states and provides services to over 3,200 customers at 67 multi-functional imaging centers and at over 60 facility management sites located on customers' premises.

    The Company's service offerings can generally be divided into the areas of document management, records management and business communications.

DOCUMENT MANAGEMENT

    The Company provides a broad range of services that enable it to meet its customers' document management needs. The Company offers on-site facilities management services to manage those document management services which are most efficiently provided at a customer's facility. Higher volume and/ or more complex document management services are performed at the Company's imaging centers.

    - PRINT ON DEMAND SOLUTIONS

        The Lason Document Express (print on demand) system enables customers to cost-effectively produce and distribute large volumes of a document on 24-hour notice. The customer supplies the Company with either an electronic copy of a document or a hard copy of the document, which the Company converts to an electronic copy, which is then stored on the Lason Document Express system. The customer can then use its own computer system to place a print order, including production amount and distribution method and location, and the Company completes the print and distribution process.

        The Lason Document Express system offers an alternative to traditional printing methods for companies which produce documents that are subject to frequent revision or unpredictable demand. Since conventional offset printing requires large production runs to produce high quality documents in a cost-effective manner, a company which utilizes offset printing to print such documents runs the risk that it will find itself with a costly inventory of outdated and useless documents. In addition, the flexibility of the Lason Document Express system provides customers with an ability to increase the quality of their product offerings by enabling them to make document enhancements (such as corrections or improvements to product manuals) which would otherwise be prohibitively expensive. The Company believes that the demand for print on demand services by manufacturers and financial and insurance institutions will continue to increase as technological advances create shorter product life cycles and increased product variation.

        Customers frequently use the Lason Document Express system to print and distribute documents such as product manuals, training manuals, technical documentation and employee benefit books. For example, a customer which operates computer training centers nationwide uses the Lason Document Express system to print training manuals for its classes. When a training class is scheduled, the customer places an order for the manuals to be used in the class the day before the class begins, thereby ensuring that the number of manuals printed matches closely the number of students enrolled in the class. Another customer, which manufactures robotics systems, uses the Lason Document Express system to produce the customized product manuals and technical documentation that accompany each of its customized robotics applications.

    - ON-SITE FACILITIES MANAGEMENT

        The Company can equip, staff and manage most aspects of a customer's document management needs at a customer's facility. In addition to copying and printing, the Company's employees perform file room maintenance, engineering drawing and record retention, decentralized copier management, facility mail and courier services and address list maintenance. Typically, the Company will operate its own satellite production center (called a Lason Servicenter) on the customer's premises. By working in partnership with a customer at the customer's facility, the Company and the customer frequently identify additional ways the Company can help meet the customer's document management needs both on-site and at the Company's centralized imaging centers. The Company established its first Lason Servicenter in 1992 and currently provides on-site services at over 60 facilities.

    - DIGITAL GRAPHICS

        A staff of computer graphics design and printing professionals use advanced computer technology to provide digital graphics services, including design and printing of high resolution full color graphics, electronic publishing and production of camera-ready art for offset printing. Applications range from document covers and graphics to courtroom exhibits and promotional signage of any size. Digital graphics services are an important component of the Company's single source strategy.

    The Company's experience in working with customers at their facilities to manage all aspects of the customer's on-site document management needs and its capability to fulfill almost any document copying, printing or distribution need at its imaging centers position the Company to be a single source provider of document management services for its current and potential customers. The Company's continuing investment in and development of advanced high-speed document production hardware and software and three-shift operation of its imaging centers enables the Company to produce high quality documents while leveraging economies of scale and 24-hour utilization of equipment. The Company plans to continue to develop and market products such as the Lason Document

Express system which make it easier for customers to access and use the Company's document printing and distribution capabilities and the economies of scale the Company possesses at its imaging centers.

    Document management services represented approximately 32.0%, 38.4% and 36.9% of the Company's consolidated net revenues for the years ended December 31, 1997, 1996 and 1995, respectively.

RECORDS MANAGEMENT

    Companies are increasingly using electronic document storage and retrieval
(DSR) systems to manage their business records as the cost of such technology declines and the benefits become more apparent. The Company possesses the capability to convert documents from a wide variety of input media or formats to a wide variety of output media formats, including traditional micrographic conversion services. The Company also offers DSR system services that a customer can use as an alternative to developing and purchasing its own DSR system.

    - ELECTRONIC DOCUMENT STORAGE AND RETRIEVAL

        A company implementing a document storage and retrieval program frequently faces the challenge of converting hundreds of thousands to millions of paper and/or microfilm documents to digital format. These paper and microfilm documents can be converted to indexed digital images or, using optical character recognition technology, into electronically recognizable text. The Company's investment in advanced document scanners and imaging software combined with its experience in scanning and converting documents typically enables the Company to perform this document conversion process more efficiently and in significantly less time than a potential customer. The Company's technical support staff is skilled at assisting customers in developing customized indexing systems and selecting optimal file formats and naming conventions.

    - DOCUMENT CONVERSION SERVICES

        The Company's experience and capabilities enable it to provide a broad range of document conversion services with respect to a wide variety of input and output formats, including digital, film, CD-ROM, optical disk, magnetic disk, aperture card and hardcopy, including engineering drawings.

        Electronic Conversion Services. The Company also performs traditional micrographic conversions including the conversion of paper documents into microfilm images, film processing and computer-based indexing and formatting of microfilm images. Micrographic services often are selected as a cost competitive technology to paper-based systems in order to reduce the physical size of stored records, for their long term (typically over 100 years) archival capabilities and as an intermediate step in certain imaging or reprographic applications.

        Micrographic Conversion Services. The Company has developed a flexible electronic DSR system that enables the Company's customers to obtain the benefits of electronic document storage and retrieval without developing and purchasing their own DSR system. Electronic storage of documents enables customers to immediately access large volumes of documents that would be impossible using conventional filing systems. DSR systems also provide rapid distribution of archived paper documents. The Company's DSR system enables it to store and index a customer's digital documents whether the document was converted to digital format or was originally produced in digital format. The system used to index and store documents produced by computers on a laser disk is commonly referred to as a computer output to laser disk
    (COLD) system. A COLD system is particularly useful for companies which need to rapidly locate documents produced on disparate computer systems and programs, such as are found in very large companies with multiple independently functioning departments or companies with a high level of customer service activity. Because stored documents can be indexed by several criteria, a customer can use simple but exacting computer search techniques to rapidly access individual documents or groups of documents.

    The Company's capability to convert documents from a wide variety of input media or formats to a wide variety of output media or formats and its electronic document storage and retrieval capabilities position the Company to be a single source provider of records management services for it's customers. The Company plans to continue investing in and developing the capabilities and flexibility of its DSR system in an effort to make it increasingly attractive to potential customers to outsource their records management needs to the Company instead of developing and purchasing their own DSR system.

    Records management services represented approximately 29.3%, 24.1% and 19.5% of the Company's consolidated net revenues for the years ended December 31, 1997, 1996 and 1995, respectively.

BUSINESS COMMUNICATIONS

    The Company offers a variety of personalized direct response services to its customers. These services are characterized by quick turn-around, large volume and highly personalized business correspondence.

    - DIGITAL COMMUNICATIONS SERVICES

        The Company's customers benefit from outsourcing their high volume communications needs to the Company through improved turn-around, reduced production constraints and the flexibility and benefits provided by using the latest software and mail handling processes.

        Priority Gram. The Company's Priority Gram is a nationally recognized product that numerous large volume mailers have found to be an effective mode of communication in a variety of applications. Among these customers are firms involved in debt collection. The Company works with leading software vendors to provide credit institutions with an effective system of debt collection communications.

        PROXYGRAM. The Company's market-leading PROXYGRAM serves the time sensitive proxy solicitation sector of the financial services market. PROXYGRAMs solicit, collect, report and validate shareholders' proxy votes while providing flexibility to shareholders, and cost savings and greater shareholder participation to customers. Outgoing messages to shareholders contain instructions on how to vote shares by a toll-free telephone call using a confidential identification number to assure shareholder verification and validity.

        Fax, Electronic Distribution, Print and Mail. The Company develops customized programs for its customers to support event-driven response requirements, such as product recall and credit card solicitation campaigns. By combining volumes of mail from all of its customers and presorting such mail to United States Postal Service specifications, the Company is able to generate significant postal discounts for its customers. Over 95% of the Company's mail is sorted to the lowest postal discount category available through the United States Postal Service. Each customer enjoys the maximum postal discounts allowed for First Class Mail regardless of the volume of mail sent by such customer.

    - DATABASE MANAGEMENT SERVICES

        The Company's sophisticated database management systems support data manipulation, item sorting and information search solutions so that customers' lists can be customized and updated for specific target markets and targeted mailings. These database capabilities save customers money while increasing response rates.

        The Company's experience and capabilities in letter creation and handling communications across a broad array of media position it for continued leadership in business communications. The Company plans to make additional investments in and develop such capabilities in the future as well as identify new markets which demand these specialized services.

        Business communication services represented approximately 38.7%, 37.5% and 43.6% of the Company's consolidated net revenues for the years ended December 31, 1997, 1996 and 1995, respectively.

CUSTOMERS

    The Company has over 3,200 customers primarily in the manufacturing, healthcare, financial services and professional services industries. The Company services accounts of all sizes, from small business and professional groups to Fortune 100 sized companies.

    Historically, a majority of the Company's revenues have come from sales to the major domestic automobile manufacturers. The three major domestic automobile manufactures accounted for approximately 33%, 57%, and 65% of the Company's consolidated net revenues for the years ended December 31, 1997, 1996 and 1995 respectively. No single customer accounted for more than 10% of the Company's total consolidated net revenues for the years ended December 31, 1997, 1996 and 1995 except for General Motors Corporation and Ford Motor Company as summarized in the following table:

                                                          PERCENT OF
                                                   CONSOLIDATED NET REVENUES
                                                    YEAR ENDED DECEMBER 31,
                                                 ---------------------------
                                                 1997        1996       1995
                                                 ----        ----       ----
                 General Motors Corporation..     17%         32%         49%
                 Ford Motor Company..........     14          19          12
                 Chrysler Corporation........      2           6           4
                                                ----        ----        ----
                   Totals....................     33%         57%         65%
                                                ====        ====        ====


COMPETITION

    The Company's businesses are highly competitive. A significant source of competition is the in-house document handling capability of the Company's target customer base. In addition, with respect to those services that are outsourced, the Company has a variety of competitors, including large national or multinational companies, which have greater financial resources than the Company, and smaller regional or local companies. The Company's major competitors, in addition to various regional competitors, include IKON Office Solutions, Inc., Pitney Bowes Management Services, Inc. (a subsidiary of Pitney Bowes, Inc.) and Xerox Business Services with respect to its document management services; Dataplex Corp., F.Y.I. Incorporated and IKON Office Solutions, Inc., with respect to its records management services; and First Financial Management Corp. (First Image), Sun Guard Mailing Services and Diversified Data & Communications with respect to its business communications services.

    The Company believes that the principal competitive factors in document management, records management and business communication services include quality and accuracy, reliability and security of service, reputation, ease of use, customer support and service, customer segment specific knowledge, speed, capacity and price.

PROPRIETARY RIGHTS AND PROCESSES

    The Company regards the systems, information and know-how underlying its services as proprietary and relies primarily on a combination of contract, trade secrets, confidentiality agreements and contractual provisions to protect its proprietary rights. The Company's business is not materially dependent on any patents. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to obtain and use information that the Company regards as proprietary, and policing unauthorized use of the Company's proprietary information is difficult. Litigation may be necessary for the Company to protect its proprietary information and could result in substantial cost to , and diversion by, the Company.

REGULATION

    The Company's customers involved in debt collection and certain of the Company's services used by those customers, such as collection letter processing, are subject to various consumer protection laws, including the Federal Fair Debt Collection Practices Act ("FDCPA"). The FDCPA in general prohibits harassment, false representations and unfair practices, including limitations on the acceptable format and wording of letters, envelopes and other communications from debt collectors to debtors. The FDCPA provides for civil liability for the violation of its provisions. The maximum liability exposure in a class action would be $1,000 for each named individual and such amount as the court may allow for other class members, not to exceed the lesser of $500,000 or 1% of the net worth of the debt collector plus costs and reasonable attorney's fees. In addition to the FDCPA, the Company's debt collector customers may be subject to various state statutes and regulations. Such regulations may afford greater protection to consumers than the FDCPA.

    From time to time, certain of the Company's customers and the Company are subject to claims or are parties to litigation under the FDCPA involving services supplied by the Company to such customers, such as collection letter processing. These actions sometimes relate to the form and content of the collection letters distributed by the Company. Although the Company believes that it is not subject to the FDCPA because its is not a debt collector, there can be no assurance that the Company will not be determined to be liable under the FDCPA. In addition, although there are no contractual rights to indemnification from the Company to its debt collection customers with respect to such actions, a customer of the Company subject to, and in violation of, the FDCPA or similar laws in connection with services provided by the Company to such customer may ask the Company for indemnification for any losses the customer may incur in connection with such violation. If indemnification for material amounts is required or the Company is determined to be liable for multiple violations of such laws, it could have a material adverse effect on the Company's business, financial condition and results of operations.

ENVIRONMENTAL MATTERS

    The Company is subject to Federal, state and local laws, regulations and ordinances that: (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes; or (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposal or other releases of solid wastes and hazardous substances.

    The Company is not aware of any environmental conditions relating to present or past waste generation at or from these facilities that would be likely to have a material adverse effect on the business, financial condition or results of operations of the Company. However, there can be no assurance that environmental liabilities in the future will not have a material adverse effect on the business, financial condition or results of operations of the Company.

EMPLOYEES

    As of March 20, 1998, the Company had approximately 2,900 employees, approximately 490 of which were employed primarily in management and administration. Included in the total number of employees are approximately 245 part-time employees. No employees of the Company are represented by a labor union. The Company considers its relations with its employees to be good.

EXECUTIVE OFFICERS OF THE REGISTRANT (AS OF MARCH 20, 1998):


                                                                                                               EXECUTIVE
                                                                                                                OFFICER
                     NAME                                        POSITION                          AGE           SINCE
                     ----                                        --------                          ---           -----
                                                                                                               <C
            Robert A. Yanover.................     Chairman and Director                           61            1985
            Gary L. Monroe....................     President,  Chief Executive Officer, and        43            1995
                                                   Director
            William J. Rauwerdink.............     Executive Vice President, Chief Financial       48            1996
                                                   officer, Treasurer and Secretary
            Brian E. Jablonski................     Executive Vice President of Marketing and       41            1996
                                                   Sales

    ROBERT A. YANOVER has served as Chairman of the Board and as a Director of the Company and its predecessor since their inception. Mr. Yanover also serves as President of Computer Leasing Company of Michigan, Inc. Mr. Yanover is founder and former president of 3PM. Mr. Yanover holds a B.S. degree in Physics from Harvard College.

    GARY L. MONROE has served as Chief Executive Officer of the Company since February 1996, President since April, 1997 and as a Director since he joined the Company in September, 1995. From September 1995 to February 1996, Mr. Monroe served as Executive Vice President of the Company. From May, 1992 to September, 1995, Mr. Monroe served as President of Kodak Imaging Services, Inc., a subsidiary of Eastman Kodak Co. From August, 1990 to May, 1992, Mr. Monroe served as Director of Finance and Strategic Planning of the Health Sciences Division of Eastman Kodak Co. Mr. Monroe holds a B.A. degree from William Paterson College and an M.B.A. degree from Rutgers University.

    WILLIAM J. RAUWERDINK has served as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company since he joined the Company in May 1996. From February 1993 to April 1995, Mr. Rauwerdink served as Executive Vice President, Chief Financial Officer and Treasurer of The MEDSTAT Group, Inc., a publicly traded company in the healthcare information industry. Mr. Rauwerdink was a Partner with the Detroit office of the international accounting and consulting firm of Deloitte & Touche from 1983 to 1993. He is a certified public accountant. Mr. Rauwerdink holds a B.B.A degree from the University of Wisconsin-- Madison and an M.B.A. degree from Harvard University.

    On December 11, 1995, Mr. Rauwerdink consented to the entry of an order enjoining him from violating certain antifraud and tender offer provisions of the federal securities laws. The order required him to give up profits and pay penalties and interest totaling approximately $225,000. He neither admitted nor denied the allegations made in the proceeding.

    The proceeding involved the rollover of certain funds from a former employer's profit sharing plan. The investment directions made in connection with the rollover into Mr. Rauwerdink's 401(k) account at his new employer specified that the investment of such funds be made 50% in the stock of his employer and 50% in other investments in his 401(k) account and resulted in the purchase of shares of common stock of the new employer at the time when it was alleged that the employer was engaged in merger negotiations.

The shares purchased in the rollover transaction constituted approximately 8% of Mr. Rauwerdink's total holdings in his new employer's common stock.

    BRIAN E. JABLONSKI has served as Executive Vice President of Marketing and Sales since he joined the Company in July 1996. From 1992 until June 1996, Mr. Jablonski served as Vice President, Sales and Marketing of Kodak Imaging Services, Inc., a subsidiary of Eastman Kodak Co. From 1979 to 1992, Mr. Jablonski held various positions at Eastman Kodak Co., including Branch Business Manager, District Sales Manager and Director -- Markets Development Electronic Printing and Publishing. Mr. Jablonski holds a B.S. degree in Business Management from St. John Fisher College.

ITEM 2. PROPERTIES

    The Company has 67 locations in 24 states containing in the aggregate approximately 805,000 square feet. These facilities are used to provide records management, document management and business communications services. Some are used for certain administrative functions. All of these facilities are leased by the Company.

ITEM 3. LEGAL PROCEEDINGS

    Various claims have been made against the Company in the normal course of business. Management believes that none of these legal proceedings will have a material adverse effect on the Company's business, financial condition or results of operations.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

    There were no matters submitted to a vote of the Company's shareholders during the fourth quarter of 1997.

                                     PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    The Company's common stock is traded on the Nasdaq Stock Market under the symbol "LSON". As of March 20, 1998, there were approximately 2,550 holders of the Company's common stock, including 50 shareholders of record and approximately 2,500 in street name.

    The quarterly trading range for shares of the Company's common stock during 1997 and 1996 is presented below:

                                                 1997               1996
                                          -------------------   ---------------
                                            HIGH        LOW      HIGH       LOW
                                            ----        ---      ----       ---
                       QUARTER ENDED:
                       December 31....    $ 30 1/8   $ 23 1/8   $24 1/8     $14
                       September 30...      29 3/8     23 3/8        --      --
                       June 30........      28 1/8     16            --      --
                       March 31.......      25 1/2     17 3/4        --      --

    The Company intends to retain any earnings to finance operations and expansion and, therefore, does not anticipate paying any cash dividends on the common stock in the foreseeable future. Cash dividends, if any, would be determined by the Board of Directors and would be based on the Company's earnings, capital requirements, financial condition and other factors deemed relevant by the Board of Directors. Except for certain constructive dividends related to partial forgiveness of certain shareholder loans in connection with the IPO, the Company has not paid any dividends on its capital stock.

ITEM 6. SELECTED FINANCIAL DATA

    The following table sets forth selected consolidated financial data of the Company and its predecessor. The selected consolidated financial data presented below for the Company for the years ended December 31, 1997, 1996 and 1995 and for its predecessor for the years ended December 31, 1994 and 1993, have been derived from the Company's and its predecessor's, respectively, consolidated financial statements which are unaudited and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and notes thereto included in this Form 10-K.

                                                                              COMPANY                    PREDECESSOR
                                                                --------------------------------     -------------------
                                                                                  YEAR ENDED DECEMBER 31,
                                                                --------------------------------------------------------
                                                                   1997       1996        1995        1994        1993
                                                                   ----       ----        ----        ----        ----
                INCOME STATEMENT DATA
                Revenue, net of postage.................         $ 120,337    $69,937    $46,605     $41,151     $31,151
                Cost of Revenues........................            80,846     47,587     31,227      27,238      20,684
                                                                 ---------    -------    -------     -------     -------
                Gross Profit............................            39,491     22,350     15,378      13,913      10,467
                Selling, general and administrative
                  expenses..............................            21,243     12,628      9,406       8,377       6,980
                Compensatory stock option expense.......               221        936        308          --          --
                Amortization of intangibles.............             2,477      1,121        817         266         163
                                                                 ---------    -------    -------     -------     -------
                Income from operations..................            15,550      7,665      4,847       5,270       3,324
                Interest expense (net)..................             1,249      1,760      1,694         164         105
                                                                 ---------    -------    -------     -------     -------
                Income before income taxes and minority
                  interest..............................            14,301      5,905      3,153       5,106       3,219
                Provision for income taxes(1)...........             5,110      2,103      1,139          --          --
                Minority interest in net income of
                  subsidiaries..........................               121         71         --          --          --
                                                                 ---------    -------    -------     -------     -------
                Net income..............................         $   9,070    $ 3,731    $ 2,014     $ 5,106     $ 3,219
                                                                 =========    =======    =======     =======     =======
                Earnings per share(2):
                  Basic.................................         $    0.93    $  0.59    $  0.35          --          --
                                                                 ---------    -------    -------
                  Diluted...............................         $    0.90    $  0.55    $  0.33          --          --
                                                                 =========    =======    =======
                ENDING BALANCE SHEET DATA
                Working capital.........................         $  31,337    $16,653    $ 5,141     $ 3,218     $ 3,307
                Total assets............................           177,899     78,546     37,309      15,692      13,877
                Long term debt, less current portion....                --         --     11,500         261         320
                Revolving credit line borrowings........            13,550      4,101      7,277          --          --
                Total stockholders' equity(3)...........           131,545     57,006      9,214       6,623       6,567

----------

(1) From its inception to January 17, 1995, the Company was an S corporation and, accordingly, was not subject to Federal income tax.

(2) Earnings per share amounts for years prior to 1997 have been restated in accordance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Earnings per share amounts are not presented for the Predecessor as such information is not representative of the capital structure of the Company.

(3) Includes the net proceeds from an initial public offering and redemption of shares of common stock during the fourth quarter of 1996 and the net proceeds from a secondary offering of common stock in the third quarter of 1997.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis provides information which management believes is relevant to an understanding of the Company's consolidated results of operations and financial condition. The discussion should be read in conjunction with the consolidated financial statements and notes thereto and "Item 6. Selected Financial Data" appearing elsewhere in this report.

OVERVIEW

    Lason Systems, Inc., a Michigan corporation and the predecessor (the "Predecessor") to Lason, Inc., (together with its subsidiaries, the "Company"), was formed in 1985 as a result of a management buyout of the direct mail division of McKesson Corporation's 3PM subsidiary. In January 1995, the founders and principal shareholders of the Predecessor recapitalized it (the "Recapitalization") by selling substantially all of its assets to Lason Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Lason, Inc., which was then named Lason Holdings, Inc. In August 1996, Lason Holdings, Inc. changed its name to Lason, Inc. After the acquisition, Lason Acquisition Corp. changed its name to Lason Systems, Inc. ("Lason"), and continued the business operations of the Predecessor.

    From June 1995 through December 31, 1997, the Company, through certain of its subsidiaries, completed the acquisition of either substantially all of the assets or a controlling stock ownership interest in a substantial number of companies, several of which were completed during the year ended December 31, 1997. Each of the acquisitions was accounted for as a purchase. The excess of the aggregate purchase price over the fair value of the net assets acquired has been allocated to goodwill.

    The consolidated results of operations for the year ended December 31, 1997 include the results of operations of the acquisitions since the date of each such acquisition and, therefore, are not directly comparable to the results of operations for 1996 and 1995.

    One of the Company's principal strategies is to increase its revenues and the markets it serves through the continued acquisition of complementary businesses. Toward that end, the Company has completed the acquisition of either substantially all of the assets or a 100% stock ownership interest in several additional companies during the first quarter of 1998. Included in the 1998 acquisitions are Racom Corporation and its affiliates (the Company's largest acquisition to date), and API Systems, Inc. Although management anticipates that the Company will continue to acquire complementary businesses in the future, there can be no assurance that the Company will be able to identify and acquire attractive acquisition candidates, profitably manage such acquired companies or successfully integrate such acquired companies into the Company without substantial costs, delays or other problems. In addition, there can be no assurance that any companies acquired in the future will be profitable at the time of acquisition or will achieve sales and profitability justifying the Company's investment therein or that the Company will recognize the synergies expected from such acquisitions.

RESULTS OF OPERATIONS -- YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

    Consolidated net revenues increased 72% to $120.3 million for the year ended December 31, 1997 from $69.9 million in 1996. Approximately $39.3 million of the increase was due to acquisitions and approximately $11.1 million was due to growth in the Company's existing businesses. The internal growth was primarily the result of an $8.5 million increase in output processing revenues, a $2.0 million increase in Visions COLD services and a $3.0 million increase in Lason Document Express(TM) print on demand services. Those increases were partially offset by lower revenue related to the effects of certain discontinued services.

    Gross profit increased to $39.5 million for the year ended December 31, 1997 from $22.4 million in 1996 primarily due to an increase in consolidated net revenues and the Company's product mix. Gross profit as a percentage of net consolidated revenues was 33% for the year ended December 31, 1997 compared to 32% in 1996.

    Selling, general and administrative expenses increased $8.6 million to $21.2 million for the year ended December 31, 1997 compared to $12.6 million in 1996. The increase was primarily due to expenses incurred by acquired companies. Selling, general and administrative expenses as a percentage of consolidated net revenues was 17.6% in 1997 versus 18.0% in 1996.

    Compensatory stock option expense decreased to $221,000 in 1997 from $936,000 in 1996. The provisions of certain stock option agreements included the immediate vesting of those options on the effective date of the Company's IPO. Accordingly, the Company recorded a non-cash expense of $653,000 during the fourth quarter of 1996 to record the compensation associated with the immediate vesting of those stock options.

    Amortization of intangibles increased to $2.5 million for the year ended December 31, 1997 from $1.1 million in 1996 primarily due to the increase in goodwill related to business acquisitions.

    Interest expense was $1.2 million for the year ended December 31, 1997 compared to $1.8 million in 1996 primarily due to lower average borrowings in 1997 compared to 1996.

RESULTS OF OPERATIONS -- YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

    Consolidated net revenues increased 50% to $69.9 million for the year ended December 31, 1996 from $46.6 million in 1995. The $23.3 million increase in consolidated net revenues includes approximately $14.8 million of net revenues related to businesses acquired during 1996 and approximately $8.5 million principally due to sales growth in the Company's business communications, digital imaging and collection letter processing revenues of approximately $5.0 million , $2.2 million and $1.3 million, respectively.

    Gross profit increased $7.0 million to $22.4 million for the year ended December 31, 1996 from $15.4 million reported in 1995, primarily due to an increase in net revenues, partially offset by lower gross profit margins for businesses acquired in 1996. Gross profit as a percentage of consolidated net revenues was 32% for the year ended December 31, 1996 versus 33% in 1995.

    Selling, general and administrative expenses increased to $12.6 million in 1996 from $9.4 million in 1995. Approximately $2.4 million of the increase was attributable to businesses acquired during 1996. Approximately $.4 million was due to an increase in administrative expenses primarily resulting from the hiring of several key executives in late 1995 and in the first three quarters of 1996, and approximately $.5 million was due to an increase in advertising, sales commissions and other selling expenses, related to the higher sales volumes. Selling, general and administrative expenses as a percentage of consolidated net revenues was 18.0% in 1996 versus 20.2% in 1995.

    Compensatory stock option expense increased to $936,000 for the year ended December 31, 1996 from $308,000 in 1995. The provisions of certain stock option agreements included the immediate vesting of those options on the effective date of the Company's IPO. Accordingly, the Company recorded a non-cash expense of $653,000 during the fourth quarter of 1996 to record the compensation associated with the immediate vesting of those stock options.

    Amortization of intangibles increased to $1.1 million in 1996 versus $817,000 in 1995 primarily due to amortization of goodwill recorded as a result of businesses acquired during 1996.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has funded its operations and acquisitions through a combination of cash flow from operations, bank borrowings and the issuance of shares of common stock.

    Cash provided by operating activities was $3.4 million for the year ended December 31, 1997 compared to cash used in operating activities of $2.1 million for the year ended December 31, 1996 and cash provided by operating activities of $1.3 million in 1995. The increase in operating cash flows in 1997 versus 1996 is primarily the result of higher consolidated net income, an increase in consolidated net revenue without a corresponding increase in accounts receivable, and an increase in accrued expenses and other liabilities.

    Cash used in investing activities totaled $68.3 million, $21.7 million and $1.8 million for the years ended December 31, 1997, 1996 and 1995, respectively, and has primarily been used to fund the acquisition of businesses and to invest in capital equipment. Cash used for acquisitions totaled $57.3 million in 1997 compared to $17.1 million and $1.4 million in 1996 and 1995, respectively. Cash used to invest in capital equipment totaled $10.4 million in 1997 compared to $4.6 million in 1996 and $1.1 million in 1995. The 1997 and 1996 investments in capital equipment included the purchase for approximately $3.5 million and $1.3 million, respectively, of previously leased equipment. During 1997, the Company invested approximately $1.4 million in the development of technological systems to meet the needs of its customers and invested in expanding and enhancing the technical infrastructure to support the Company's national information processing needs. These projects and related costs will continue as the Company pursues its acquisition strategy.

    Cash provided by financing activities was $67.7 million in 1997 compared to $23.8 million in 1996. In August 1997, the Company completed a secondary offering of 2,457,620 shares of common stock for net proceeds of approximately $58.0 million, after deducting underwriting discounts and other offering expenses. The net proceeds were used to repay debt outstanding under the Company's credit agreement and for general corporate purposes. In the fourth quarter of 1996, the Company completed an initial public offering of 3,450,000 shares of common stock for net proceeds of approximately $53.0 million, after deducting underwriting discounts and other offering expenses. The net proceeds were primarily used to repay amounts then outstanding under the Company's credit agreement and to redeem shares of common stock held by the Company's largest shareholder.

CREDIT AGREEMENT AND BORROWINGS

    Lason has a credit agreement with a bank group providing for revolving credit loans up to $80 million. Borrowings will be used to finance additional acquisitions of businesses, working capital, capital expenditures and for other corporate purposes. Borrowings under the credit agreement are collateralized by substantially all of Lason's assets. Lason is not required to make principal payments prior to 2001, the term of the loan. Interest on amounts outstanding is calculated based on interest rates determined at the time of borrowing. Borrowings bear interest at rates ranging from LIBOR plus a maximum of 2.25% (6.68% as of March 17, 1998) to a base percentage rate plus a maximum of 1.25% (8.50% as of March 17, 1998), depending on the Company's leverage ratio. The credit agreement contains restrictions on the acquisition of stock or assets, disposal of assets, incurrence of other liabilities, minimum requirements for cash flow and certain financial ratios. As of March 17, 1998, $69.8 million is outstanding under the credit agreement.

FUTURE CAPITAL NEEDS

    The Company's liquidity and capital resources have been significantly affected by acquisitions of businesses and, given the Company's acquisition strategy, may be significantly affected for the foreseeable future. To date, the Company has financed its acquisitions with borrowings under its credit agreement, with shares of its common stock and with cash from operations.

    The Company's ability to obtain cash adequate to fund its needs depends generally on the results of its operations and the availability of financing. Management believes that cash flow from operations, in conjunction with borrowings from its existing and any future credit agreements and possible issuance of shares of its common stock, will be sufficient to meet debt service requirements, make possible future acquisitions and fund capital expenditures in the future. However, there can be no assurance in this regard or that the terms available for any future financing, if required, would be favorable to the Company.

YEAR 2000

    The Company is addressing the need to achieve year 2000 date conversion with no effect on customers or disruption to business operations. The Company is communicating with suppliers, customers, and others with which it does business to coordinate year 2000 conversion issues. The cost of compliance, which is not yet completely determined, is not expected to be material in relation to the Company's future results of operations due to the nature of the Company's operating systems.

INFLATION

    Certain of the Company's expenses, such as wages and benefits, occupancy costs, and equipment repair and replacement, are subject to normal inflation. Supplies, such as paper and related products, can be subject to significant price fluctuations. Although the Company to date has been able to substantially offset any such cost increases through increased operating efficiencies, there can be no assurance that the Company will be able to offset any future cost increases through similar efficiencies or increased charges for its products and services.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA

    The financial statements and supplemental financial information included in this report are set forth on the Index to Financial Statements and Financial Statement Schedules included in this report.



                                     PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

A. (1) FINANCIAL STATEMENTS

    The Financial statements applicable to the Company and its consolidated affiliates filed with this report are set forth on the Index to Financial Statements and Financial Statement Schedules of this report.

(2) FINANCIAL STATEMENT SCHEDULES

    The financial statement schedule and report of independent accountants have been filed as part of this Annual Report on Form 10-K as indicated in the Index to Financial Statements and Financial Statement Schedules of this report.

(3) EXHIBITS

    The exhibits filed with this report are listed on the Exhibit Index on pages E-1 through E-5.

B. REPORTS ON FORM 8-K

    October 14, 1997 the registrant filed Form 8-K announcing that it had completed the acquisition of Image Conversion Systems, Inc. ("ICS"). In connection therewith, the following financial information was also filed pursuant to "Item 7" of such Form 8-K:

    (a) Financial Statements of ICS:

    Audited balance sheet as of October 31, 1996, and the related statements of operations, shareholders' equity and cash flows for the year then ended and the report of Arthur Andersen L.L.P. thereon, and the balance sheet as of April 30, 1997 (unaudited), the statement of operations for the six months ended April 30, 1997 and 1996, (unaudited), the statement of changes in shareholders' equity as of April 30, 1997 (unaudited), the statement of cash flows for the six months ended April 30, 1997 and 1996 (unaudited), and the Notes to the Financial Statements.

    (b) Pro Forma Financial Information:

    Pro Forma condensed consolidated balance sheets as of June 30, 1997 (unaudited)

    Pro Forma condensed consolidated statements of income for the six months ended June 30, 1997 (unaudited)

    Pro Forma condensed consolidated statements of income for the year ended December 31, 1996 (unaudited)

    Notes to Pro Forma condensed consolidated financial information (unaudited)

    On November 18, 1997, the registrant filed Form 8-K announcing that it had signed a definitive agreement to acquire substantially all of the assets of VIP Imaging Inc.

    On December 10, 1997 the registrant filed Form 8-K announcing that it had completed the acquisition of VIP Imaging Inc.

                                   LASON, INC.

         INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

            FINANCIAL STATEMENTS:
            Consolidated Balance Sheets as of December 31, 1997
              and 1996 (Unaudited)...........................................            F-1
            Consolidated Statements of Income for each of the years
              ended December 31, 1997, 1996 and 1995 (Unaudited).............            F-2
            Consolidated Statements of Stockholders' Equity for each of
              the years ended December 31, 1997, 1996 and 1995 (Unaudited)...            F-3
            Consolidated Statements of Cash Flows for each of the years
              ended December 31, 1997, 1996 and 1995 (Unaudited).............            F-4
            Notes to consolidated financial statements (Unaudited)...........    F-5 to F-14
            FINANCIAL STATEMENT SCHEDULE:
            I. Condensed financial information of registrant.................     S-1 to S-3

All other schedules are omitted as not applicable or the information required is included in the consolidated financial statements or notes thereto.

                                   LASON, INC.

                           CONSOLIDATED BALANCE SHEETS
                  (IN THOUSANDS, EXCEPT FOR SHARES, UNAUDITED)


                                                                                       DECEMBER 31,
                                                                                  ---------------------
                                                                                     1997       1996
                                                                                  ---------    --------
                                    ASSETS
             Cash and cash equivalents.........................................   $   2,925    $     79
             Accounts receivable (net).........................................      43,815      24,546
             Supplies..........................................................       3,964       2,273
             Prepaid expenses and other........................................       8,946       3,940
                                                                                  ---------    --------
               Total current assets............................................      59,650      30,838
             Computer equipment and software...................................       5,489       2,735
             Production and office equipment...................................      18,171       5,416
             Leasehold improvements............................................       2,460       1,010
             Other.............................................................         902         644
                                                                                  ---------    --------
                                                                                     27,022       9,805
               Less: Accumulated depreciation..................................      (4,447)     (2,184)
                                                                                  ---------    --------
               Net property and equipment......................................      22,575       7,621
             Deferred income taxes.............................................       1,034       2,571
             Goodwill (net of accumulated  amortization of $3,660 and
               $1,482 at December 31, 1997 and 1996, respectively).............      89,895      35,911
             Other intangibles (net of accumulated amortization of $573
               and $274 at December 31, 1997 and 1996, respectively)...........       4,745       1,605
                                                                                  ---------    --------
               TOTAL ASSETS....................................................   $ 177,899    $ 78,546
                                                                                  =========    ========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

             Accrued expenses..................................................   $   6,984    $  4,199
             Accounts payable..................................................       6,590       4,751
             Notes payable.....................................................       6,462          --
             Customer deposits.................................................       2,810       3,706
             Deferred income taxes.............................................       1,753       1,529
             Other.............................................................       3,714          --
                                                                                  ---------    --------
               Total current liabilities.......................................      28,313      14,185
             Revolving credit line borrowings..................................      13,550       4,101
             Other liabilities.................................................       3,431       2,194
                                                                                  ---------    --------
               TOTAL LIABILITIES...............................................      45,294      20,480
                                                                                  ---------    --------
             Common stock with a put option....................................       1,060       1,060
             STOCKHOLDERS' EQUITY
             Common Stock, $.01 par value; 20,000,000 shares
               authorized,  11,637,640 shares issued,  11,550,949 shares
               outstanding  at December  31,  1997 and  8,610,246  shares
               issued and outstanding at December 31, 1996.....................         115          86
             Preferred stock, $.01 par value, 5,000,000 shares
             authorized, none issued and outstanding at December 31,
               1997 and December 31, 1996......................................          --          --
             Additional paid-in capital........................................     117,352      51,912
             Retained earnings.................................................      14,078       5,008
                                                                                  ---------    --------
               TOTAL STOCKHOLDERS' EQUITY......................................     131,545      57,006
                                                                                  ---------    --------
             TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........................   $ 177,899    $ 78,546
                                                                                  =========    ========

   The accompanying Notes are an integral part of the consolidated financial statements.

                                   LASON, INC.

                        CONSOLIDATED STATEMENTS OF INCOME
             (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS, UNAUDITED)

                                                                                  YEARS ENDED DECEMBER 31,
                                                                                ----------------------------
                                                                                1997        1996        1995
                                                                                ----        ----        ----
         Revenues, net of postage of $42,444, $29,672 and $20,672 for
           the year ended December 31, 1997, 1996 and 1995, respectively..... $ 120,337    $69,937     $46,605
         Cost of revenues....................................................    80,846     47,587      31,227
                                                                              ---------    -------     -------
           Gross profit......................................................    39,491     22,350      15,378
         Selling, general and administrative expenses........................    21,243     12,628       9,406
         Compensatory stock option expense...................................       221        936         308
         Amortization of intangibles.........................................     2,477      1,121         817
                                                                              ---------    -------     -------
           Income from operations............................................    15,550      7,665       4,847
         Net interest expense................................................     1,249      1,760       1,694
                                                                              ---------    -------     -------
         Income before income taxes and minority interest in net
           income of subsidiaries............................................    14,301      5,905       3,153

         Provision for income taxes..........................................     5,110      2,103       1,139
                                                                              ---------    -------     -------
           Income before minority interest in net
              income of subsidiaries.........................................     9,191      3,802       2,014
         Minority interest in net income of subsidiaries.....................       121         71          --
                                                                              ---------    -------     -------
           Net income........................................................ $   9,070    $ 3,731     $ 2,014
                                                                              =========    =======     =======
         Basic earnings per share............................................ $    0.93    $  0.59     $  0.35
                                                                              =========    =======     =======
         Diluted earnings per share.......................................... $    0.90    $  0.55     $  0.33
                                                                              =========    =======     =======

   The accompanying Notes are an integral part of the consolidated financial statements.

                                   LASON, INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  (IN THOUSANDS, EXCEPT FOR SHARES, UNAUDITED)

                                                   COMMON STOCK        ADDITIONAL
                                              -------------------        PAID-IN     LOANS TO     RETAINED
                                               SHARES      AMOUNT        CAPITAL   STOCKHOLDERS  EARNINGS      TOTAL
                                               ------      ------        -------   ------------  --------      -----
Balances January 1, 1995......                5,692,040     $  57      $   8,135     $ (1,300)    $     --    $   6,892
Net income....................                       --        --             --           --        2,014        2,014
Compensatory stock option
  expense.....................                       --        --            308           --           --          308
Forgiveness of stockholder
  loans.......................                       --        --             --           44          (44)          --
                                              ---------     -----      ---------     --------     --------    ---------
Balances at December 31, 1995.                5,692,040        57          8,443       (1,256)       1,970        9,214
Net income....................                       --        --             --           --        3,731        3,731
Issuance of shares of common
  stock.......................                3,450,000        35         52,979           --           --       53,014
Redemption of shares of common
  stock.......................                 (692,047)       (7)       (11,758)          --           --      (11,765)
Issuance of shares of common
  stock for acquisitions......                  136,465         1          1,260           --           --        1,261
Employee stock options
  exercised...................                   23,788        --             52           --           --           52
Increase in stockholder loans.                       --        --             --          (65)          --          (65)
Compensatory stock option
  expense.....................                       --        --            936           --           --          936
Repayment of stockholder
  loans.......................                       --        --             --          628           --          628
Forgiveness of stockholder
  loans.......................                       --        --             --          693         (693)          --
                                              ---------     -----      ---------     --------     --------    ---------
Balances at December 31, 1996.                8,610,246        86         51,912           --        5,008       57,006
Net income....................                       --        --             --           --        9,070        9,070
Issuance of shares of common
  stock.......................                2,457,620        25         58,044           --           --       58,069
Compensatory stock option
  expense.....................                       --        --            221           --           --          221
Issuance of shares of common
  stock for acquisitions......                  251,559         2          6,046           --           --        6,048
Employee stock options
  exercised...................                  231,524         2          1,129           --           --        1,131
                                              ---------     -----      ---------     --------     --------    ---------
Balances at December 31, 1997.               11,550,949     $ 115      $ 117,352     $     --     $ 14,078    $ 131,545
                                             ==========     =====      =========     ========     ========    =========

   The accompanying Notes are an integral part of the consolidated financial statements.

                                   LASON, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (IN THOUSANDS, UNAUDITED)

                                                                                  YEAR ENDED DECEMBER 31,
                                                                            -----------------------------------
                                                                              1997         1996         1995
                                                                            ---------    ---------     --------
Net income.........................................................         $   9,070    $   3,731     $  2,014
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization....................................             4,941        2,327        1,817
  Compensatory stock option expense................................               221          936          308
  (Gain) loss on disposal of fixed assets..........................              (256)         (20)          23
  Deferred income taxes............................................             1,761        1,119          781
Changes in operating assets and liabilities net of effects
  from acquisitions:
  Accounts receivable..............................................            (7,120)      (9,282)      (2,695)
  Supplies.........................................................            (1,119)        (562)        (384)
  Prepaid expenses and other.......................................            (3,571)      (3,019)        (698)
  Accounts payable.................................................            (1,073)        (174)         397
  Customer deposits................................................              (896)       2,792          (31)
  Accrued expenses and other liabilities...........................             1,478           69         (277)
                                                                            ---------    ---------     --------
Cash flows provided (used) by operating activities.................             3,436       (2,083)       1,255
                                                                            ---------    ---------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for acquisition of businesses, net of cash
  acquired.........................................................           (57,274)     (17,137)      (1,430)
Additions to fixed assets and software development costs...........           (11,799)      (4,611)      (1,126)
Proceeds from sales of fixed assets................................               820           54          713
                                                                            ---------    ---------     --------
  Net cash used in investing activities............................           (68,253)     (21,694)      (1,843)
                                                                            ---------    ---------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on revolving line of credit.............................           137,793      112,199       35,883
Repayments on revolving line of credit.............................          (128,344)    (115,375)     (34,607)
Net proceeds from issuance of shares of common stock...............            58,069       53,014           --
Proceeds from exercise of employee stock options...................               145           --           --
Borrowings on acquisition credit facility..........................                --       17,312           --
Repayments on acquisition credit facility..........................                --      (17,312)          --
Principal payments on long-term debt...............................                --      (13,500)      (1,500)
Redemption of shares of common stock...............................                --      (11,765)          --
Proceeds from settlement of shareholder loans......................                --          628           --
Principal payments on lease liabilities and other debt.............                --       (1,448)          --
                                                                            ---------    ---------     --------
  Net cash provided (used) by financing activities.................            67,663       23,753         (224)
                                                                            ---------    ---------     --------
Net increase (decrease) in cash and cash equivalents                            2,846          (24)        (812)
Cash and cash equivalents at beginning of year.....................                79          103          915
                                                                            ---------    ---------     --------
Cash and cash equivalents at end of year...........................         $   2,925    $      79     $    103
                                                                            =========    =========     ========
Supplemental disclosure of cash flow information
  Cash paid during the year for:
     Interest......................................................         $   1,139    $   2,141     $  1,329
     Income taxes..................................................             3,693        1,617        1,000

   The accompanying Notes are an integral part of the consolidated financial statements.

                                   LASON, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND CAPITALIZATION

    Lason, Inc. (together with it's subsidiaries, the "Company"), a Delaware corporation, was incorporated on January 5, 1995. The Company's initial equity was comprised of $10 million of Class B common stock and approximately $1 million of Class A-1 common stock. The Company contributed the capital to Lason Acquisition Corporation, a non-operating wholly-owned subsidiary. On January 17, 1995 the cash, in addition to $21 million of bank borrowings, was used to acquire the assets and assume certain liabilities of Lason Systems, Inc. ("Predecessor") and provide working capital. Subsequent to the acquisition, Lason Acquisition Corporation changed its name to Lason Systems, Inc. ("Lason") and continued the business operations of the Predecessor. Prior to the acquisition, three shareholders collectively acquired 93.8 percent of the Class A-1 common stock which represented a 46.9 percent aggregate interest of all outstanding classes of common stock in Lason at the time. The continuing shareholders' residual interest in the Company was recorded at historical cost resulting in an $8.6 million reduction in goodwill and stockholders' equity.

    In the fourth quarter of 1996, the Company completed an initial public offering ("IPO") of 3,450,000 shares of common stock, for net proceeds of approximately $53.0 million, after deducting underwriting discounts and other offering expenses. Approximately $41.2 million of the net proceeds was used to repay outstanding debt under the Company's credit agreement and approximately $11.8 million was used to redeem 692,047 shares of common stock held by the Company's largest shareholder. In August 1997, the Company completed a secondary offering of shares of common stock. See Note 5.

    In connection with and immediately prior to the consummation of the IPO, each share of Class A common stock was converted into one share of common stock, each share of Class B common stock was converted into approximately 1.3 shares of common stock, and the Company's Board of Directors approved a 2.5 for 1 common stock split. The Company's 1995 consolidated financial statements have been restated for this recapitalization. The authorized capital stock of the Company now consists of 20,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of preferred stock, par value $0.01 per share.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS AND CUSTOMER CONCENTRATION

    The Company provides integrated outsourcing services for document management, records management and business communications. These services include high-volume optical and digital printing, facility management operations at customer sites, converting inputs into digital formats, data base management, and direct mailing, among others. The Company primarily serves customers in the manufacturing, financial services, healthcare and professional services industries.

    Transactions with various divisions of one domestic automotive manufacturer accounted for approximately 17 percent, 32 percent and 49 percent of the Company's consolidated net revenues for the years ended December 31, 1997, 1996 and 1995, respectively. Receivables from that customer were approximately $2.6 million, and $7.2 million as of December 31, 1997 and 1996, respectively. Transactions with various divisions of another domestic automotive manufacturer totaled approximately 14 percent, 19 percent and 12 percent of the Company's consolidated net revenues for the years ended December 31, 1997, 1996 and 1995, respectively. In addition, the Company had receivables outstanding from this second customer of approximately $7.1 million and $3.8 million as of December 31, 1997 and 1996, respectively.

BASIS OF PRESENTATION

    The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates. Certain amounts in the prior year consolidated financial statements have been reclassified to conform with the current year presentation.

                                   LASON, INC.

REVENUE RECOGNITION

    Revenues are recorded when the services are provided. Revenues are presented in the consolidated statements of income net of postage because the cost of such postage is passed through to the customer.

CASH EQUIVALENTS

    The company classifies as cash and cash equivalents amounts on deposit with banks and cash invested temporarily in various instruments with maturities of three months or less at the time of purchase.

SUPPLIES

    Supplies are valued at cost, which approximates market, with cost determined using the first-in, first-out method.

PROPERTY AND EQUIPMENT

    Property and equipment, including significant improvements, are recorded at cost. Expenditures for normal repairs and maintenance are charged to operations as incurred. Adjustments of the asset and related accumulated depreciation accounts are made for retirements of property and equipment with the resulting gain or loss included in operations.

    Assets placed in service prior to January 1, 1996, are depreciated using an accelerated method over the estimated useful lives of the assets which range from 5 to 7 years. Assets placed in service after December 31, 1995, are depreciated using a straight-line method over the estimated lives of the related assets which range from 5 to 15 years.

INTANGIBLE ASSETS

    Goodwill is amortized using a straight-line method over 30 years. Covenants-not-to-compete are amortized using a straight-line method over the term of the agreement, generally 4 years. Deferred financing costs are amortized using the interest method over the term of the associated credit agreement.

    The Company capitalizes direct internal and external costs associated with the development of technological systems, primarily computer software, to meet the needs of its customers. Such costs, which are included in other intangible assets, are amortized using a straight-line method over the lesser of five years or the economic life of the related services. In addition, the Company capitalizes certain direct internal and external costs associated with upgrading and enhancing its information systems to support its national information processing needs. Capitalization of such costs begins when the preliminary planning stage for each project is completed and management has formally authorized its funding, and ends when the project is substantially complete. These costs are amortized using a straight-line method over five years. Research and development costs and other computer software and hardware maintenance costs are charged to expense as incurred.

    Annually, the Company evaluates the carrying value of intangibles to determine if there has been an impairment in value. The methodology used for this evaluation includes a review of annual operating performance, along with a review of anticipated results for future years. The Company determined that there had been no impairment in the net carrying amount of intangibles as of December 31, 1997.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosures about the fair value of financial instruments whether or not such instruments are recognized in the balance sheet. Due to the short-term nature of the Company's financial instruments, other than debt, fair values are not materially different from their carrying values. Based on the borrowing rates available to the Company, the carrying value of debt approximated fair value as of December 31, 1997 and 1996.

EARNINGS PER SHARE

    SFAS No. 128, "Earnings Per Share", was issued in March 1997 and is effective for financial statements issued after December 15, 1997. This Statement establishes standards for computing and presenting earnings per share ("EPS") and supersedes Accounting Principles Board Opinion No. 15 and its related interpretations. The Statement replaces the presentation of primary EPS with a presentation of basic EPS. Basic EPS excludes dilution, whereas diluted EPS includes the potential dilution that could occur if securities or other contracts to issue shares of common stock were to be exercised or converted into shares of common stock. All prior period EPS amounts have been restated to reflect the provisions of SFAS No. 128.

    Basic earnings per share are computed by dividing net income available to common shareholders by the weighted average common shares outstanding. The 1996 and 1995 basic earnings per share amounts are based on the weighted average number of common shares outstanding, retroactively adjusted for the effect of a
2.5 for 1 common stock split effective October 15, 1996 (see Note 1).

    The following table presents a reconciliation of the numerator (income applicable to common shareholders) and denominator (weighted average common shares outstanding) for the basic and diluted earnings per share calculations for the years ended December 31, 1997, 1996 and 1995 (in thousands, except per share amounts).

                                                                       YEAR ENDED DECEMBER 31,
                                          --------------------------------------------------------------------------------
                                                    1997                       1996                        1995
                                          -----------------------  --------------------------- ---------------------------
                                             NET             PER      NET                PER      NET                PER
                                           INCOME  SHARES   SHARE   INCOME   SHARES     SHARE   INCOME    SHARES    SHARE
                                           ------  ------   -----   ------   ------     -----   ------    ------    -----
     BASIC EPS.........................   $ 9,070    9,704 $  0.93  $3,731    6,361    $ 0.59   $2,014     5,692   $ 0.35
     EFFECT OF DILUTIVE
       SECURITIES
     Contingently issuable shares of
       common stock....................        --       24      --      --       --        --       --        --       --
     Potential shares of common stock
       from stock options
       outstanding.....................        --      307      --      --      403        --       --       500       --
                                          -------   ------ -------  ------    -----    ------   ------     -----   ------
     DILUTED EPS.......................   $ 9,070   10,035 $  0.90  $3,731    6,764    $ 0.55   $2,014     6,192   $ 0.33
                                          -------   ------ -------  ------    -----    ------   ------     -----   ------

    The weighted average common shares and common share equivalents outstanding used to compute the dilutive effect of common stock options outstanding was computed using the treasury stock method prescribed by SFAS No. 128. EPS calculations include, as outstanding to the date of redemption (October 15, 1996), 692,047 shares of common stock which would have been sold at the initial offering price of $17.00 per share to fund the redemption of such common stock owned by the former Class B shareholders.

3. ACQUISITIONS

    From June 1995 through December 31, 1997, the Company, through certain of its subsidiaries, completed the acquisition of either substantially all of the assets or a controlling stock ownership interest in a substantial number of companies. Acquisitions completed in 1997 included the following:

    In January 1997, Lason acquired all of the outstanding common stock of Churchill Communications Corporation for $7.5 million in cash and 72,499 shares of the Company's common stock valued at approximately $1.5 million.

    In March 1997, Lason acquired all of the outstanding common stock of Automated Enterprises, Inc. ("AEI") for $5.9 million in cash and 31,008 shares of the Company's common stock valued at approximately $655,000. The stock purchase agreement provides for an additional payment to the selling shareholder if AEI's financial performance for the year ended December 31, 1997 and the year ending December 31, 1998 exceed specified targets. Under terms of the agreement, the selling shareholder can require the Company to accelerate the payment of $1.6 million in full payment of the Company's additional payment obligation.

    In July 1997, Lason acquired all of the outstanding common stock of Image Conversion Systems, Inc. ("ICS") for approximately $18.9 million in cash and 47,441 shares of the Company's common stock valued at approximately $1.1 million. Of the total cash payment, approximately $10.5 million was used to repay the outstanding debt of ICS and approximately $8.4 million was paid to the selling shareholders.

    The shares of common stock issued in connection with the acquisition of ICS are (i) being held in escrow as collateral to indemnify the Company if contingencies set forth in the purchase agreement occur within twelve months from the date of the acquisition, and (ii) subject to forfeiture if ICS does not achieve targeted operating income in 1997 and in 1998. Further, if the operating income of ICS for such periods exceeds a targeted level, the purchase price may be increased by up to approximately $3.0 million.

    In November 1997, Lason acquired all of the common stock of Spectrum Document Services, Inc. ("Spectrum") for $481,000 in cash, a $2.7 million short-term promissory note due January 10, 1998 and a $300,000 promissory note, due January 10, 1999. The payment of the $300,000 promissory note is contingent on Spectrum generating a targeted operating cash flow for the twelve month period ending October 31, 1998.

    Also in November 1997, Lason acquired substantially all of the assets of VIP Imaging Inc. ("VIP") for $14.5 million in cash and 147,260 shares of the Company's common stock valued at approximately $4.0 million. With respect to the cash portion of the purchase price, $250,000 is being held in escrow and will be increased or decreased on a dollar-for-dollar basis to the extent net working capital, as defined by the asset purchase agreement, as of the closing date exceeds or falls below $4.756 million. With respect to the shares of common stock issued in connection with the VIP acquisition, 36,815 of such shares are being held in escrow as collateral to indemnify the Company if contingencies set forth in the purchase agreement occur. In addition, the purchase price may be increased up to $1.0 million if certain earnings and sales targets are met in the first 13-month period and subsequent 12-month period following the closing date of the acquisition.

    Also during 1997 the Company, through certain of its subsidiaries, acquired all of the common stock of Alpha Imaging, Inc.; Alpha Micro Graphics Supply, Inc.; Premier Copy Group, Inc.; Corporate Copies, Inc.; American Micro-Image, Inc.; Tri-City Micrographics, Inc.; Litigation Solutions, Inc.; and Data Reduction Inc.; and substantially all of the assets of Florida Data Bank, Inc. and Image Data Corporation, for an aggregate purchase price of approximately $13.0 million consisting of $8.7 million in cash, $3.4 million of short-term promissory notes due January 5, 1998 and 37,607 shares of the Company's common stock valued at approximately $891,000.

    All purchase price contingencies, if any, will be recorded as an adjustment to the purchase price when the contingency is resolved.

    Generally, shares of common stock issued or to be issued in connection with the acquisitions, are subject to lock-up agreements ranging from twelve to twenty-four months. The lock-up agreements restrict the owners' ability to sell the shares of common stock.

    Each of the acquisitions was accounted for as a purchase. The results of operations for the year ended December 31, 1997 include the results of operations for each of the acquired companies since the date of their respective acquisition.

    The aggregate purchase price for the acquisitions completed for the year ended December 31, 1997, excluding liabilities assumed and including common stock held in escrow, was approximately $71.0 million. The purchase price was allocated to the assets acquired and liabilities assumed based on the related fair values at the date of acquisition. The excess of the aggregate purchase price over the fair values of assets acquired and liabilities assumed has been allocated to goodwill and is being amortized on a straight-line method over 30 years.

    In conjunction with these acquisitions, liabilities assumed and other non-cash consideration was as follows (in thousands):

        Fair value of assets acquired .........................           $ 23,500
        Goodwill ..............................................             54,329
        Cash paid in consideration for companies acquired .....            (55,891)
        Stock issued in consideration for companies
          acquired.............................................             (6,048)
        Promissory notes issued in consideration for companies
          acquired ............................................             (6,085)
                                                                          --------
        Liabilities assumed ...................................           $  9,805
                                                                          ========

    The following table summarizes pro forma unaudited results of operations as if each of the acquisitions completed during 1997 had occurred at the beginning of each year presented (in thousands, except per share amounts):

                                                     YEAR ENDED DECEMBER 31,
                                                    -------------------------
                                                      1997            1996
                                                    ---------       ---------
                                                          (UNAUDITED)
             Revenues.........................      $ 159,374       $ 127,924
             Income before income taxes.......         15,187          10,487
             Net income.......................          9,486           6,280
             Basic earnings per share.........      $    0.96       $    0.95
             Diluted earnings per share.......           0.93            0.88

4. LONG-TERM DEBT

    Lason has a credit agreement with a bank group providing for revolving credit loans up to $80 million. Borrowings will be used to finance additional acquisitions of businesses, working capital, capital expenditures and for other corporate purposes. Borrowings under the credit agreement are collateralized by substantially all of Lason's assets. Lason is not required to make principal payments prior to 2001, the term of the loan. Interest on amounts outstanding is calculated based on interest rates determined at the time of borrowing. Borrowings bear interest at rates ranging from LIBOR plus a maximum of 2.25% to a base percentage rate plus a maximum of 1.25%, depending on the Company's leverage ratio. The credit agreement contains covenants which, among other things, place restrictions on the acquisition and disposal of assets, payment of dividends and incurrence of liabilities and sets minimum requirements for free cash flow and certain financial ratios. As of December 31, 1997, the loan agreement prohibits Lason from advancing funds or paying dividends to the Company. Borrowings outstanding under the credit agreement totaled $13.6 million and $4.1 million as of December 31, 1997 and 1996, respectively.

    As of December 31, 1997, Lason was in violation of certain non-financial covenants. In February 1998, Lason obtained waivers of such non-financial covenant violations.

5. STOCKHOLDERS' EQUITY

    In August 1997, the Company completed a secondary offering of 2,457,620 shares of common stock for net proceeds of approximately $58.0 million, after deducting underwriting discounts and other offering expenses. The net proceeds were used to repay debt outstanding under the Company's credit agreement and for general corporate purposes.

    In connection with the transaction described in Note 1, Lason loaned certain shareholders, who were also shareholders in the Predecessor, approximately $1.3 million in 1995 which was used to pay their tax liability resulting from the sale of the assets of the Predecessor. In conjunction with the completion of the IPO in 1996, 50 percent of the then outstanding amounts of the shareholder loans were forgiven by the Company and charged to retained earnings. At the same time, the remaining 50 percent of shareholder loans outstanding were repaid to the Company, along with the related accrued interest to the date of settlement.

6. INCOME TAXES

    The Company and its qualifying subsidiaries file a consolidated Federal income tax return. The Federal income tax provision is computed on the consolidated taxable income of the Company and those subsidiaries.

    The components of the consolidated income tax provision are as follows (in thousands):

                                                     DECEMBER 31,
                                           -----------------------------
                                              1997       1996       1995
                                           ---------  ---------  -------
          Current provision
            Federal....................     $ 3,011    $   972    $   358
            State......................         338         12         --
                                            -------    -------    -------
          Total current provision......     $ 3,349    $   984    $   358
                                            -------    -------    -------

            Federal....................     $ 1,684    $ 1,092    $   781
            State......................          77         27         --
                                            -------    -------    -------
          Total deferred provision.....     $ 1,761    $ 1,119    $   781
                                            -------    -------    -------
          Total income tax provision...     $ 5,110    $ 2,103    $ 1,139
                                            =======    =======    =======

    Deferred income taxes represent the net tax effects of temporary differences between the carrying value amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax return purposes. Significant components of the Company's deferred Federal income tax assets and liabilities are as follows (in thousands):

                                                              DECEMBER 31,
                                                           ------------------
                                                             1997       1996
                                                           -------    -------
              Deferred tax assets related to:
                Goodwill.................................  $ 2,317    $ 2,624
                Depreciation.............................       --         63
                Compensatory stock option expense........      361        435
                Allowance for doubtful accounts..........      146         54
                Covenant-not-to-compete amortization.....       43         30
                Other....................................        7         --
                                                           -------    -------
                Total deferred tax assets................  $ 2,874    $ 3,206
                                                           =======    =======
              Deferred tax liabilities related to:
                Prepaid expenses.........................  $ 1,059    $   787
                Goodwill.................................      965        486
                Supplies.................................      840        795
                Depreciation.............................      418         --
                Capitalized software development costs...      284         96
                Other....................................       27         --
                                                           -------    -------
                Total deferred tax liabilities...........  $ 3,593    $ 2,164
                                                           =======    =======

    The difference between the Company's statutory Federal income tax rate and its effective Federal income tax rate of 35.7 percent, 35.6 percent and 36.1 percent for the years ended December 31, 1997, 1996 and 1995, respectively, results primarily from travel and entertainment expenses and certain goodwill amortization that is not deductible for Federal income tax purposes.

7. STOCK OPTION PLAN

    SFAS No. 123 "Accounting for Stock Based Compensation" was issued in October 1995 and was effective for fiscal years beginning after December 15, 1995. That standard requires significantly more disclosure regarding employee stock options and encourages companies to recognize compensation expense for stock-based awards based on the fair value of such awards on the date of grant. Alternatively, companies may continue to account for such transactions under Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees", provided that disclosures are made regarding the net income and earnings per share impact as if the value recognition and measurement criteria of SFAS No. 123 had been adopted. The Company has elected to continue to account for employee stock options under APB No. 25.

    The Company's 1995 stock option plan was adopted by the Board of Directors and approved by the Company's shareholders in January 1995. A committee composed of non-employee members of the Board of Directors determines which key employees will participate in the Plan. Under the Plan, the Company may grant up to 1,000,000 shares of common stock.

    For certain options granted during 1996 and 1995, the exercise price was less than the fair value of the Company's stock on the date of grant and, accordingly, compensation expense is recognized over the vesting period for such difference. For certain other options granted in 1997 and 1996, the exercise price equaled the market price on the date of grant and, therefore, no compensation expense was recognized. Options generally vest over a period which ranges from 3 to 5 years from the date of grant and each option's maximum term is generally 7 years from the grant date.

    The provisions of certain stock option agreements provided for immediate vesting of those options on the effective date of the IPO. Accordingly, the Company recorded a non-cash expense of $653,000 during the fourth quarter of 1996 to recognize the compensation associated with the immediate vesting of those stock options. Total compensation expense recorded for the years ended December 31, 1997, 1996 and 1995 was approximately $221,000, $936,000 and
$308,000, respectively.

    Had compensation expense for the Company's stock option plan been determined based on the fair value at the grant dates for awards, consistent with the provisions of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts as follows (in thousands, except per share amounts):

                                                    YEAR ENDED DECEMBER 31,
                                                ----------------------------
                                                   1997       1996      1995
                                                ---------  --------- -------
              Net income
                As reported...............       $ 9,070    $ 3,731   $ 2,014
                Pro forma.................         8,159      3,582     1,957
              Basic earnings per share
                As reported...............       $  0.93    $  0.59   $  0.35
                Pro forma.................          0.84       0.56      0.32
              Diluted earnings per share
                As reported...............       $  0.90    $  0.55   $  0.33
                Pro forma.................          0.81       0.53      0.32

    For purposes of computing the pro forma amounts above, the fair value of each option granted was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995, respectively: dividend yield of 0.0 percent for all three years; expected volatility of 59 percent for 1997 and 74 percent for 1996 and 1995; risk free interest rates of 6.12 percent, 5.98 percent and 6.39 percent, respectively; and expected lives of 4.17 years, 4.02 years and 2.43 years, respectively.

    A summary of the status of the Company's stock option plan is as follows for each of the years ended December 31:

                                                   1997                          1996                          1995
                                        ---------------------------    --------------------------    --------------------------
                                                   WEIGHTED-AVERAGE              WEIGHTED-AVERAGE              WEIGHTED-AVERAGE
                                         SHARES      EXERCISE PRICE     SHARES     EXERCISE PRICE     SHARES     EXERCISE PRICE
                                         ------      --------------     ------     --------------     ------     --------------
         Outstanding at
           beginning of year......       755,243       $  5.33         419,326       $  0.40              --        $  --
         Granted
           Price = fair
              value...............       167,996         23.66         210,500         16.75              --           --
           Price  fair
              value...............            --            --         166,250          2.40         419,326          0.40
         Exercised................      (231,524)         0.66         (23,788)         0.40              --           --
         Canceled.................       (28,397)        16.90         (17,045)         0.40              --           --
                                        --------                     ---------                     ---------
         Outstanding at end of
           year...................       663,318       $ 11.14         755,243       $  5.33         419,326        $ 0.40
                                        ========                     =========                     =========
         Options exercisable at
           end of year............       262,413                       388,765                        56,818
         Weighted-average fair
           value of options
           granted during
           year...................      $  12.00                     $     8.95                    $     2.51

    The following table summarizes information about stock options outstanding as of December 31, 1997:

                                      NUMBER     WEIGHTED-AVERAGE                       NUMBER
                    RANGES OF       OUTSTANDING      REMAINING     WEIGHTED-AVERAGE   EXERCISABLE   WEIGHTED-AVERAGE
                 EXERCISE PRICE     AT 12/31/97  CONTRACTUAL LIFE   EXERCISE PRICE    AT 12/31/97    EXERCISE PRICE
                 ---------------    -----------  ----------------  ----------------  ------------   ---------------
                 $ 0.40 - $ 3.19      212,672           5.16            $  0.40         187,172        $  0.40
                   3.20 -  16.74      112,950           5.48               4.37          33,241           4.00
                  16.75 -  17.74      182,500           5.96              16.75          36,500          16.75
                  17.75 -  28.25      155,196           6.53              24.18           5,500          19.85
                                      -------                                           -------
                                      663,318           5.75            $ 11.14         262,413        $  3.54
                                      =======           ====            =======         =======        =======

8. EMPLOYEE BENEFIT PLAN

    The Company has a 401(k) profit-sharing plan and trust (the "Plan"). Each employee who is 21 years of age or older who has worked for the Company for twelve months and performed 1,000 hours of service or, has an adjusted service date with the equivalent or greater term of service, is eligible to participate in the Plan. Eligible participants may contribute not less than 2 percent and up to 15 percent of their pretax compensation to the Plan. The Plan is contributory and the Company, at its discretion, can match up to 33 percent of eligible participant contributions not to exceed 9 percent of the participant's earnings. The Company's match contribution for the years ended December 31, 1997, 1996, and 1995 totaled approximately $337,000, $201,000, $172,000, respectively.

9. LEASE COMMITMENTS

    The Company has various operating lease agreements related primarily to equipment and buildings. As of December 31, 1997, future minimum rental payments required under noncancelable operating leases with initial or remaining lease terms in excess of one year are as follows (in thousands):

                   1998.......................      $  6,418
                   1999.......................         4,914
                   2000.......................         3,681
                   2001.......................         2,283
                   2002.......................         1,141
                                                    --------
                   Total......................      $ 18,437
                                                    ========

    In addition, the Company has a number of equipment leases that are on a month-to-month basis.

    Total rent expense for the years ended December 31, 1997, 1996 and 1995 was approximately $9.2 million, $6.4 million and $5.2 million, respectively.

10. RELATED PARTY TRANSACTIONS

    The Company purchases printing services from a company owned by the wife of it's former president and a principal shareholder of the Company. For the years ended December 31, 1997, 1996 and 1995 the Company paid approximately $1.7 million, $1.4 million and $981,000, for such printing services. As of December 31, 1997 and 1996, $103,800 and $114,389 was due to that company, respectively, for printing services, and is included in accounts payable in the consolidated balance sheets. In December 1997, the Company sold certain assets to this company and recognized a gain on the sale of approximately $183,000.

    The Company leases property and a building from a general partnership in which the Company's Chairman is the managing partner. Another principal shareholder of the Company owns 33.33 percent of such partnership and is one of its partners. The Company paid $150,150, $191,100 and $191,100 in rent to that partnership for the years ended December 31, 1997, 1996 and 1995, respectively.

    The Company leases certain equipment from a company in which the Company's Chairman is a 50 percent owner and its president. For the years ended December 31, 1997, 1996 and 1995 the Company paid $116,500, $184,390 and $57,100, respectively, in rent for such operating leases.

    The Company contracts temporary employment services from a company which is owned by the wife of a senior member of management. The Company paid $797,000, $735,670 and $2,905 for the years ended December 31, 1997, 1996 and 1995, respectively, for such services.

    The Company believes that all the above transactions were on terms that were reasonable and competitive. Additional transactions of the nature described may take place in the ordinary course of business in the future.

11. COMMITMENTS AND CONTINGENCIES

    Various claims have been made against the Company in the normal course of business. Management believes that none of these legal proceedings will have a material adverse effect on the Company's business, financial condition or results of operations.

12. SUBSEQUENT EVENTS

    During the first quarter of 1998, the Company, through certain of its subsidiaries, acquired either substantially all of the assets or 100% of the common stock of several companies for an aggregate purchase price, excluding liabilities assumed, of approximately $54.7 million, consisting of $45.3 million in cash, funded by bank borrowings, and 320,359 shares of the Company's common stock valued at approximately $9.4 million.

                                                                      SCHEDULE I

                                   LASON, INC.

                  CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                                 BALANCE SHEETS
                            (IN THOUSANDS, UNAUDITED)

                                                                        DECEMBER 31,
                                                                     -------------------
                                                                       1997       1996
                                                                     --------   --------
    ASSETS
    Investment in subsidiaries.............................          $131,184   $ 56,573
    Deferred tax asset.....................................               361        433
                                                                     --------   --------
         Total assets......................................          $131,545   $ 57,006
                                                                     ========   ========
    LIABILITIES
    Total liabilities......................................                --         --
    STOCKHOLDERS' EQUITY
    Common stock...........................................          $    115   $     86
    Additional paid in capital.............................           117,498     51,986
    Retained earnings......................................            13,932      4,934
                                                                     --------   --------
         Total stockholders' equity........................           131,545     57,006
                                                                     --------   --------
         Total liabilities and stockholders' equity........          $131,545   $ 57,006
                                                                     ========   ========

                                                                      SCHEDULE I

                                   LASON, INC.

                  CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                                INCOME STATEMENTS
                            (IN THOUSANDS, UNAUDITED)

                                                     YEAR ENDED DECEMBER 31,
                                                 ----------------------------
                                                    1997       1996      1995
                                                 ---------  --------- -------
      REVENUE.................................    $    --    $    --   $    --
      OPERATING EXPENSES
      Compensatory stock option expense.......        221        936       308
                                                  -------    -------   -------
      Operating loss..........................       (221)      (936)     (308)
      Equity in net income of subsidiaries....      9,219      4,339     2,217
                                                  -------    -------   -------
      Income before taxes.....................      8,998      3,403     1,909
      Income tax benefit......................        (72)      (328)     (105)
                                                  -------    -------   -------
        Net Income............................    $ 9,070    $ 3,731   $ 2,014
                                                  =======    =======   =======

                                                                      SCHEDULE I

                                   LASON, INC.

                  CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            STATEMENTS OF CASH FLOWS
                            (IN THOUSANDS, UNAUDITED)

                                                                 YEAR ENDED DECEMBER 31,
                                                          ------------------------------------
                                                              1997         1996        1995
                                                          -----------  ----------- -----------
                  NET CASH USED IN OPERATING ACTIVITIES...  $     --     $     --    $     --
                  CASH FLOWS FROM INVESTING ACTIVITIES
                  Investment in subsidiary................   (65,248)     (41,236)    (10,900)
                                                            --------     --------    --------
                  Net cash used in investing activities...   (65,248)     (41,236)    (10,900)
                                                            --------     --------    --------
                  CASH FLOWS FROM FINANCING ACTIVITIES
                  Issuance of shares of common stock......    65,248       53,001      10,900
                  Redemption of shares of common stock....        --      (11,765)         --
                                                            --------     --------    --------
                  Net cash provided by financing
                  activities..............................    65,248       41,236      10,900
                                                            --------     --------    --------
                  Change in cash..........................        --           --          --
                  Cash at beginning of year...............        --           --          --
                  Cash at end of year.....................  $     --     $     --    $     --
                                                            ========     ========    ========

                                   SIGNATURES

    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     Lason, Inc.

                                     By:   /s/ WILLIAM J. RAUWERDINK
                                         -------------------------------------
                                                 William J. Rauwerdink
                                             Executive Vice President and
                                                Chief Financial Officer

    Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and the dates indicated:


                            SIGNATURE                                TITLE                            DATE
               --------------------------------      ----------------------------------------    --------------

                                 *                   Chairman of the Board                       April 15, 1998
               --------------------------------
                         Robert A. Yanover*

               /s/        GARY L. MONROE             President, Chief Executive Officer          April 15, 1998
               --------------------------------      (Principal Executive Officer) and
                          Gary L. Monroe             Director

               /s/     WILLIAM J. RAUWERDINK         Executive Vice President, Chief Financial
               --------------------------------      Officer, Treasurer and Secretary
                       William J. Rauwerdink         (principal financial and accounting
                                                     officer)

                                 *                   Director                                     April 15, 1998
               --------------------------------
                          Fariborz Ghadar

                                 *                   Director                                     April 15, 1998
               --------------------------------
                         Donald M. Gleklen

                                 *                   Director                                     April 15, 1998
               --------------------------------
                         Allen J. Nesbitt

                                 *                   Director                                     April 15, 1998
               --------------------------------
                          Joseph R. Nolan

                                 *                   Director                                     April 15, 1998
               --------------------------------
                          Bruce V. Rauner

               *By: /s/ WILLIAM J. RAUWERDINK
               ------------------------------
                      William J. Rauwerdink,
                         Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT                                                                     PAGE
  NO.                               DESCRIPTION                              NO.
-------      ----------------------------------------------------------     ----

    2.1      Asset Purchase Agreement and Equipment Purchase dated May
             29, 1995 by and among Lason Systems, Inc., Adcom Mailers,
             Inc. and its affiliated company, Linkster Leasing.(1)
    2.2 Asset Purchase Agreement dated December 28, 1995 by and among Lason Systems, Inc. and Mail-Away Corporation.(1)
    2.3 Asset Purchase Agreement dated February 1, 1996 by and among Lason Systems, Inc. and Diversified Support
             Services, Inc.(1)
    2.4 Stock Purchase Agreement with respect to the acquisition of Delaware Legal Copy, Inc. dated March 25, 1996 by and among Lason Systems, Inc. and the Shareholders (as defined therein).(1)
    2.5 Stock Purchase Agreement with respect to the acquisition of Information & Image Technology of America, Inc. dated
             July 16, 1996 by and among Lason Systems, Inc. and the
             Shareholders as (as defined therein).(1)
    2.6 Stock Purchase Agreement with respect to the acquisition of Great Lakes Micrographics Corporation dated July 17,
             1996 by and among Lason Systems, Inc. and the Shareholders
             (as defined therein).(1)
    2.7 Stock Purchase Agreement with respect to the acquisition of Micro-Pro, Inc. and MP Services, Inc. dated July 24,
             1996 by and among Lason Systems, Inc. and the Shareholders
             (as defined therein).(1)
    2.8 Stock Purchase Agreement with respect to the acquisition of National Reproductions Corp. dated August 6, 1996 by and among Lason Systems, Inc. and the Shareholders (as defined therein).(1)
    2.9 Agreement of Purchase and Sale of Stock with respect to the acquisition of Image Conversion Systems, Inc. dated
             July 17, 1996.(6)
   2.10      Asset Purchase Agreement with respect to the VIP
             Acquisition.(9)
   2.11      Stock Purchase Agreement with respect to the Racom
             Acquisition.(10)
   2.12      Asset Purchase Agreement with respect to the API
             Acquisition.(11)
    3.1 Form of Amended and Restated Certificate of Incorporation of the Company.(1)
    3.2      Form of Revised Amended and Restated By-Laws of the
             Company.(1)
    3.3      Form of Revised Amended and Restated By-Laws.(2)
    4.1 Form of certificate representing Common Stock of the Company.(1)
   10.1 Asset Purchase Agreement dated February 1, 1996 by and among Lason Acquisition Corp, Lason Systems, Inc. and the
             J. Yanover Trust, the R. Yanover Trust and Messrs.
             Nesbitt, Kowalski, Elland and Carey.(1)
   10.2 Purchase Agreement dated January 17, 1995 by and between the Company and GTCR Fund IV.(1)
   10.3 Executive Stock Agreement dated January 17, 1995 by and among the Company and the J. Yanover Trust, the R. Yanover
             Trust, the Nesbitt Trust and Messrs. Kowalski, Elland and
             Carey.(1)
   10.4 Stockholders Agreement dated January 17, 1995. by and among the Company and certain of its stockholders.(1)
   10.5 Registration Agreement dated January 17, 1995 by and among the Company and the 1995 Stockholders.(1)
   10.6      Credit Agreement dated January 17, 1995 by and among Lason
             Acquisition Corp., the J. Yanover Trust, the R. Yanover
             Trust and Mr. Yanover.(1)
   10.7      Credit Agreement dated January 17, 1995 by and among Lason
             Acquisition Corp., the Nesbitt Trust and Mr. Nesbitt.(1)
   10.8      Employment Agreement between Lason Systems, Inc. and Gary
             Monroe.(1)
   10.9      Offer of employment dated April 30, 1996 from Lason
             Systems, Inc. to Mr. Rauwerdink.(1)
  10.10      Offer of employment dated April 30, 1996 from Lason
             Systems, Inc. to Mr. Jablonski.(1)

10.11      1995 Stock Option Plan of the Company.(1)
10.12 Employee Stock Option Agreements dated January 17, 1995 by and among the Company and each of Donald L. Elland, Richard C. Kowalski, Gregory C. Carey, Karl H. Hartig, James J. Dewan, Lawrence C. Jones, Scott L. Christensen, Daniel J. Buckley, Paul G. Dugan, John H. Wallanse and David J. Malosh.(1)
10.13 Employee Stock Option Agreement dated December 21, 1995 by and between the Company and Mr. Monroe.(1)
10.14 Stock Option Agreement dated August 7, 1995 by and between the Company and Mr. Gleklen.(1)
10.15 Employee Stock Option Agreement by and between the Company and Mr. Rauwerdink.(1)
10.16 Employee Stock Option Agreement by and between the Company and Mr. Jablonski.(1)
10.17      1996 Lason Management Bonus Plan.(1)
10.18      Lason Systems, Inc. 401(k) Profit Sharing Plan & Trust.(1)
10.19      Amendments to Lason Systems, Inc. 401(k) Profit Sharing
           Plan & Trust.(1)
10.20 Loan Agreement dated January 17, 1995 by and among Lason Systems, Inc., First Union National Bank of North Carolina, as lender and as agent, and each other lender party thereto, including Term Note and Revolving Credit Note.(1)
10.21 Security Agreement dated as of January 17, 1995 by and among Lason Systems, Inc. and First Union National Bank of North Carolina, as agent for Lenders (as defined in the Loan Agreement).(1)
10.22 Guaranty Agreement dated as of January 17, 1995 given by the Company and extended to First Union National Bank of North Carolina, as agent for Lenders (as defined in the Loan Agreement), and as Lenders for the benefit of Lason Systems.(1)
10.23 Guarantor Pledge Agreement dated as of January 17, 1995 given by the Company for the benefit of First Union National Bank of North Carolina, as agent for Lenders (as defined in the Loan Agreement).(1)
10.24 First Amendment to Loan Agreement dated as of March 25, 1996 between Lason Systems, Inc. and First Union National Bank of North Carolina, as agent.(1)
10.25 Second Amendment to Loan Agreement dated as of May 15, 1996 between Lason Systems, Inc. and First Union National Bank of North Carolina, as agent.(1)
10.26 Third Amendment to Loan Agreement dated as of July 10, 1996 between Lason Systems, Inc. and First Union National Bank of North Carolina, as agent.(1)
10.27 Lease Agreement dated as of September 3, 1985 by and between Lason Systems, Inc. and Mart Associates as amended.(1)
10.28 Lease Agreement dated as of August 3, 1995 by and between Lason Systems, Inc. and Kensington Center, Inc.(1)
10.29 Lease Agreement by and between Lason Systems, Inc. and The Prudential Insurance Company of America.(1)
10.30 Fourth Amendment to Loan Agreement dated as of August 16, 1996 between Lason Systems, Inc. and First Union National Bank North Carolina, as agent, including the Amended and Restated Revolving Credit Note and Interim Term Note(1)
10.31 First Amendment to Lease Agreement dated as of July 26, 1996 by and between Lason Systems, Inc. and Kensington Center, Inc.(1)
10.32 Form of Recapitalization Agreement among the Company and certain of its stockholders, including Plan Recapitalization.(1)
10.33 Form of Voting Agreement among the Company and certain of its stockholders.(1)
10.34 Form of Termination Agreement between Lason Systems, Inc. and each of the Borrowers.(1)
10.35 Form of Redemption Agreement between the Company and Golder, Thoma, Cressey, Rauner Fund IV, L.P.(1)
10.36 Amendment to Employee Stock Option Agreement by and between the Company and Mr. Gleklen.(1)
10.37 Agreement of Purchase and Sale of Stock with respect to Churchill Acquisition.(3)
10.38 Employee Stock Option Agreement by and between the Company and Mr. Rauwerdink dated December 17, 1996.(4)
10.39 Employee Stock Option Agreement by and between the Company and Mr. Jablonski dated December 17, 1996.(4)

 10.40 Employee Stock Option Agreement by and between the Company and Mr. Monroe dated December 17, 1996.(5)
 10.41 Employee Stock Option Agreement by and between the Company and Mr. Ghadar dated January 15, 1997.(5)
 10.42 Amended and Restated Loan Agreement dated February 20, 1997 by and among Lason Systems, Inc., First Union National Bank of North Carolina, as agent for the Lenders, and each other lender party thereto, including Term Note and Swingline Credit Note.(5)
 10.43 Amended and Restated Security Agreement dated February 20, 1997 by and among Lason Systems, Inc. and First Union National Bank of North Carolina, as lender and as agent for Lenders.(5)
 10.44 Amended and Restated Guaranty Agreement dated February 20, 1997 given by the Company and extended to First Union National Bank of North Carolina, as agent for Lenders and as Lenders for the benefit of Lason Systems.(5)
 10.45 Amended and Restated Guarantor Pledge Agreement dated February 20, 1997 made by the Company for the benefit of First Union National Bank of North Carolina, as agent for Lenders.(5)
 10.46      Lender Addition and Acknowledgment Agreement.(7)
 10.47      First Amendment to Amended and Restated Loan Agreement.(7)
 10.48 Amendment to Stock Option Agreement between the Company and William J. Rauwerdink dated October 7, 1997.(8)
 10.49 Amendment to Stock Option Agreement between the Company and Brian E. Jablonski dated October 7, 1997.(8)
  21.1      Subsidiaries of the Company.(12)
  24.1      Powers of Attorney.(12)
  27.1      Financial Data Schedule.(12)

----------

 +  filed herewith

    (1) Incorporated herein by reference to registrant's Form S-1 filed on October 7, 1996, Commission File No. 333-09799.

    (2) Incorporated herein by reference to registrant's Form 10-Q filed on May 15, 1997, Commission File No. 0-21407.

    (3) Incorporated herein by reference to registrant's Form 8-K filed on February 18, 1997, Commission File No. 0-21407.

    (4) Incorporated herein by reference to registrant's Form S-8 filed on December 23, 1996, Commission File No. 333-18551.

    (5) Incorporated herein by reference to registrant's Form 10-K filed on March 31, 1997, Commission File No. 0-21407.

    (6) Incorporated herein by reference to registrant's Form 8-K filed on August 4, 1997, Commission File No. 0-21407.

    (7) Incorporated herein by reference to registrant's Amendment No. 1 to Form S-1 filed on August 15, 1997.

    (8) Incorporated herein by reference to registrant's Form 10-Q filed on November 14, 1997, Commission File No. 0-21407.

    (9) Incorporated herein by reference to registrant's Form 8-K filed on December 10, 1997, Commission File No. 0-21407.

   (10) Incorporated herein by reference to registrant's Form 8-K filed on March 17, 1998, Commission File No. 0-21407.

   (11) Incorporated herein by reference to registrant's Form 8-K filed on March 20, 1998, Commission File No. 0-21407.

   (12) Previously filed with initial filing.

                                                                       EXHIBIT D

                       REORGANIZATION VALUATION ANALYSIS






























                                  Exhibit D-1

                  EXHIBIT D - REORGANIZATION VALUATION ANALYSIS


         The Debtors have been advised by Brown, Gibbons & Lang Securities L.L.C. ("BGL") with respect to the reorganization equity value of the Reorganized Debtors. The reorganization equity value, which includes the Debtors' operating business, the assumed sale or discontinuance of certain operating units, and the estimated debt balances at and beyond the Effective Date, was estimated by BGL to be in the range of approximately $30.5 million to $52.0 million as of an assumed Effective Date of June 30, 2002. The foregoing reorganization equity value (ascribed as of the date of the Disclosure Statement) reflects, among other things, factors discussed below, current financial market conditions and the inherent uncertainty today as to the achievement of the Projections (which are attached as Exhibit F to the Disclosure Statement).

         Based on the assumed reorganization equity value set forth above, the value of the 30,000,000 shares of New Common Stock to be issued to the holders of allowed claims in Class 5 under the Plan and to the Executive Management Plan Participants, is estimated to be in the range of approximately $0.00 to $0.66 per share. The foregoing valuation also reflects a number of assumptions, including a successful reorganization of the Debtors' business and finances in a timely manner, the amount of available cash, market conditions and the Plan becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein.

         Based upon the five-year projected financial performance of the Company, as provided to BGL by Management, and assuming a valuation multiple consistent with BGL's valuation analysis, BGL was also requested by the Debtors to calculate a projected value of the New Common Stock. In making such calculation, BGL made no assumptions with respect to accuracy, reasonableness or achievability of the Projections, and BGL assumed that the valuation and market parameters existing today would be equally applicable at the end of the five-year Projection period. Based upon these limiting assumptions, BGL calculated the future reorganization equity value to range from approximately $68.4 million to $122.9 million, or approximately $2.28 to $4.10 per share.

         In preparing the estimated reorganization equity value, BGL: (a) reviewed certain historical financial information of the Debtors for recent years and interim periods; (b) reviewed certain internal financial and operating data of the Debtors and the financial projections relating to their businesses and prospects; (c) met with certain members of senior management of the Debtors to discuss the Debtors' operations and future prospects; (d) reviewed publicly available financial data and considered the market values of public companies that BGL deemed generally comparable to the operating businesses of the Debtors;
(e) reviewed the financial terms, to the extent publicly available, of certain acquisitions of companies that BGL believes were comparable to the operating businesses of the Debtors; (f) considered certain economic and industry information relevant to the Debtors' operating business; (g) visited certain of the Debtors' facilities; and (h) conducted such other analyses as BGL deemed appropriate under the circumstances. Although BGL conducted a review and analysis of the Debtors' business, operating assets and liabilities and business plans, BGL assumed and relied solely on the accuracy and completeness of all financial and other information furnished to it by the Debtors without any independent verification by BGL. No independent evaluations or appraisals of the Debtors' assets were sought or were obtained in connection therewith. It must also be noted that BGL's analysis was based solely on internally generated, unaudited financial statements for the historical periods provided to it by Management, estimated results for fiscal 2001 provided to it by Management and five-year projected income statements, balance sheets, and statement of cash flows provided to it by Management. BGL did not perform an independent analysis as to the accuracy or completeness of the historical results. With respect to the fiscal 2001 estimated results and the five-year projections, while BGL reviewed with Management these estimates and projections, BGL was not involved in the development of the estimates and projections and expresses no opinion as to their reasonableness or achievability.

         Estimates of reorganization equity value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were sold. The estimates of reorganization equity value prepared by BGL assume that the reorganized Debtors continue as the owner and operator of their businesses and assets. Such estimates were developed solely for purposes of formulation and negotiation of a plan of reorganization and analysis of implied relative recoveries to creditors thereunder. Such estimates reflect computations of the estimated reorganization equity value of the reorganized Debtors through the application of various valuation techniques and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market values that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different from the amounts set forth herein. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of reorganization equity value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Depending on the results of the Debtors' operations or changes in the financial markets, BGL's valuation analysis as of the Effective Date may differ materially from that disclosed herein.

         In addition, the valuation of newly-issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates; conditions in the financial markets; the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis; and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the Debtors' history in Chapter 11 or by other factors not possible to predict. Accordingly, the reorganization equity value estimated by BGL does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. The equity value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the reorganization equity value ranges associated with BGL's valuation analysis. Indeed, there can be no assurance that a trading market will develop for the New Common Stock.

                                                                       EXHIBIT E

                              LIQUIDATION ANALYSIS




































                                  Exhibit E-1

                        EXHIBIT E - LIQUIDATION ANALYSIS


         The Bankruptcy Code requires that each holder of an impaired claim or equity interest either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the effective date of the Plan, that is not less than the value such holder would receive or retain if Lason, Inc. ("Lason or the Company") were liquidated under Chapter 7 of the Bankruptcy Code on the effective date. The first step in determining whether this test has been met is to determine the dollar amount that would be generated from the liquidation of Lason's assets and properties in the context of a Chapter 7 liquidation case. The gross amount of cash available would be the sum of the proceeds from the disposition of Lason's assets and the cash held by Lason at the time of the commencement of the Chapter 7 case. Such amount is reduced by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses that may result from the termination of Lason's businesses and the use of Chapter 7 for the purpose of liquidation. Any remaining net cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code.

         A general summary of the assumptions used by Triton Capital Partners ("TCP") and Lason's management in preparing this Liquidation Analysis follows. The Liquidation Analysis was prepared using unaudited consolidated balances and information, generally as of July 31, 2001 ("evaluation date") projected to the anticipated plan effective date of June 30, 2002. For purposes of this analysis it has been assumed that certain of the Company's business units, prior to the effective date would be sold consistent with the Company's financial projections. Information regarding the impact on the Liquidation Analysis should such business units not be sold has been included in the notes to the Liquidation Analysis.

ESTIMATE OF NET PROCEEDS

         Estimates were made of the net cash proceeds that might be realized from the liquidation of the Lason's assets. The Chapter 7 liquidation period was assumed to commence on July 1, 2002 and last 12 months. There can be no assurance that the liquidation would be completed in a limited time frame, nor any assurance that the recoveries assigned to the assets would in fact be realized. Under Section 704 of the Bankruptcy code, an appointed trustee must, among other duties, collect and convert the property of the estate as expeditiously as is compatible with the best interest of the parties-in-interest. The Liquidation Analysis assumes that there would be pressure to complete the process within 12 months. The need to covert property to cash so rapidly may have an adverse impact on the proceeds realized from the sale of Lason's assets. For certain assets, such as prepaid expenses and other current assets, estimates of the liquidation process were made for each asset individually. For other assets, such as accounts receivable and fixed assets, liquidation values were assessed for general classes of assets by estimating the percentage recoveries, which Lason might achieve through their disposition.

ESTIMATE OF COSTS

         Lason's estimated cost of liquidation under Chapter 7 would include wind-down costs such as rent, salary and retention bonuses, utilities, telephone and data lines, insurance, security, information systems support, fees payable to a Chapter 7 trustee, as well as those, which might be payable to attorneys and other professionals that such a trustee may engage. Further, costs of liquidation would include any obligations and unpaid expenses incurred by Lason until conclusion of its Chapter 7 cases.

         Additional claims would arise by reason of the breach or rejection of obligations incurred and executory contracts or leases entered into by Lason. It is possible that in a Chapter 7 case, the wind-down expenses may be greater or less than the estimated amount. Such expenses are in part dependent upon the length of time of the liquidation.

DISTRIBUTION OF NET PROCEEDS UNDER ABSOLUTE PRIORITY

         The foregoing types of claims, costs, expenses, fees, and such other claims that may arise in a liquidating case would be paid in full from the liquidation process before the balance of those proceeds would be made available to unsecured claims. Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full. Lason believes that in a Chapter 7 case, general unsecured creditors would not receive a distribution of any kind. In fact, administrative and priority claims would likely be significantly, if not totally impaired.

         After consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors, including
(i) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in a bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a Chapter 7 case and (iii) substantial increase in claims which would be satisfied on a prior basis, LASON HAS DETERMINED, AS SUMMARIZED ON THE FOLLOWING CHART, THAT CONFIRMATION OF THE PLAN WILL PROVIDE EACH CREDITOR AND EQUITY HOLDER WITH A RECOVERY THAT IS NOT LESS THAN IT WOULD RECEIVE PRUSUANT TO A LIQUIDATION OF LASON UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.

                                   LASON, INC.
                              LIQUIDATION ANALYSIS
                         (IN THOUSANDS US $ - UNAUDITED)

                                                                PROJECTED                       ESTIMATED
                                                                BALANCES         ESTIMATED     LIQUIDATION
                                                              JUNE 30, 2002      RECOVERY       PROCEEDS
                                                              -------------      --------       --------

PROCEEDS FROM LIQUIDATION
Cash and cash equivalents ..................................    $ 22,756          100.0%         $22,756
Accounts receivable, gross .................................      41,111           38.0%          15,622
Supplies ...................................................       4,281            0.0%              --
Prepaid expense and other ..................................       4,687            0.0%              --
Property and equipment, net (see Notes) ....................      19,213           13.9%           2,671
Real estate ................................................       1,291           90.0%           1,162
Goodwill and other intangibles, net ........................      80,814            0.0%              --
                                                                --------        -------          -------
         TOTAL PROCEEDS FROM LIQUIDATION ...................    $174,153           24.2%         $42,211
                                                                ========        =======          =======


                                                                ESTIMATED       ESTIMATED             %
                                                                 CLAIM          RECOVERY          RECOVERY
                                                                 -----          --------          --------
ALLOCATION OF PROCEEDS
WIND-DOWN ADMINISTRATIVE COSTS
     Wind-down operating costs .............................    $ 17,750       $ 17,750            100.0%
     Trustee & professional fees ...........................       1,100          1,100            100.0%
                                                                --------       --------          -------
         TOTAL WIND-DOWN ADMINISTRATIVE COSTS ..............    $ 18,850       $ 18,850            100.0%
                                                                ========       ========          =======

PROCEEDS AVAILABLE FOR PAYMENT OF SECURED CLAIMS                               $ 23,361

SECURED CLAIMS
   Revolving credit line and term loan
   (including interest) ....................................    $223,498       $ 23,361             10.5%
                                                                --------       --------          -------

         TOTAL SECURED CLAIMS ..............................    $223,498       $ 23,361             10.5%
                                                                ========       ========          =======

PROCEEDS AVAILABLE FOR PAYMENT OF ADMINISTRATIVE CLAIMS
         AND PRIORITY CLAIMS                                                  ($200,137)

ADMINISTRATIVE AND PRIORITY CLAIMS
     Tax claims ............................................    $  1,213             --              0.0%
     Employee claims .......................................       5,660             --              0.0%
     Liabilities not subject to compromise .................       3,293             --              0.0%
                                                                --------       --------          -------
     TOTAL ADMINISTRATIVE AND PRIORITY CLAIMS ..............    $ 10,166             --              0.0%
                                                                ========       ========          =======

PROCEEDS AVAILABLE FOR PAYMENT OF GENERAL UNSECURED CLAIMS                    ($210,303)

GENERAL UNSECURED CLAIMS
     Pre-petition accounts payable .........................    $ 24,300             --              0.0%
     Accrued expenses ......................................      10,837             --              0.0%
     Acquisition-related obligations .......................      36,306             --              0.0%
     Other liabilities subject to compromise ...............       7,254             --              0.0%
                                                                --------       --------          -------
     TOTAL GENERAL UNSECURED CLAIMS ........................    $ 78,697             --              0.0%
                                                                ========       ========          =======

PROCEEDS AVAILABLE FOR DISTRIBUTION TO PREFERRED AND COMMON INTEREST          ($289,000)




          The Notes are an integral part of the Liquidation Analysis.

                                   LASON, INC.

                        NOTES TO THE LIQUIDATION ANALYSIS

GENERAL ASSUMPTIONS

         Lason completed approximately 78 acquisitions during the period of 1996 -- 1999, approximately 55 of which occurred during the two-year period of 1998 -- 1999. Due to the pace, nature and structure of such acquisitions, Lason has been operated as a conglomeration of decentralized businesses consisting of approximately 66 different business units, operating in approximately 82 different locations in 26 states as of the evaluation date. In addition, Lason operates over 60 off-site facility management locations. From an information systems and operational standpoint, Lason's business units are generally not integrated.

         Each Lason business unit has its own computer systems and networks. To gather and consolidate information on a corporate basis, an intricate and complex corporate consolidation process has been established and must be maintained. Various software products are used to produce monthly billings, payroll, financial information, and maintain the corporate communication network. A complex communication network of servers, firewalls and data transmission lines are utilized.

         In order for Lason to operate and access all of its information needs during the liquidation process, it would need to continue employment of a significant amount of its information technology staff in most locations. The process to integrate these systems to enable Lason to centralize its staffing requirements would be a significant challenge.

         Based upon the service nature of the Company's business and operations, the primary assets to be liquidated are its accounts receivable and fixed assets. After evaluation of the Company's other assets, including both tangible and intangible assets, it is assumed given their nature and composition that they would bring little or no net proceeds to the estate in a Chapter 7 liquidation. See below for discussion of these items.

CASH AND CASH EQUIVALENTS

         Amount from Lason, Inc. Unaudited Consolidated Balance Sheet as of July 31, 2001, which has been projected to June 30, 2002. The balance consists of all cash in banks or operating accounts and is assumed to be fully recoverable.

ACCOUNTS RECEIVABLE, GROSS

         The balance for accounts receivable, gross is from Lason, Inc.'s Unaudited Consolidated Balance Sheet as of July 31, 2001, which has been projected to June 30, 2002 and consists of various customer and other trade receivables. As of the evaluation date, the Company had over 10,000 customers and over 56,000 open invoices. The Company's top 100 customers represented approximately 40 percent of the receivables, but less than 5 percent of the outstanding invoices as of the evaluation date (an approximate value of $5,000 per invoice). The remaining 60 percent of its customer balances are spread over in excess of 50,000 invoices and thousand of customers (an approximate value of $400 per invoice).

         The gross recovery value of the accounts receivable is estimated to be approximately $13.3 million or 38.0 percent of the $35.1 million total balance. This represents a blended total of a 50 percent recover value on the top 100 customers and a 30 percent recovery on the remaining customers after reduction for, among other things, customer deposits and other off-sets, business disruption and liquidated damages reserves and general reserves for uncollectable accounts. This recovery is before the consideration of liquidation expenses.

SUPPLIES

         Supplies consist of customized forms and paper and other printing supplies such as toner and disposable film. Based on past experience with sales of other Lason business units and the current economic climate, no recovery value has been assigned to supplies.

PREPAID EXPENSES AND OTHER

         Prepaid expenses and other consists primarily of prepaid insurance, maintenance, postage, security deposits, licenses, rent, and other items. Due to the general nature of these items, the need to keep certain facilities open and operating for a period of time during the liquidation and potential claims exposure to the Company during such process, the net recovery value was assumed to be zero.

PROPERTY AND EQUIPMENT, NET

         The balance for property and equipment, net is from Lason, Inc.'s Unaudited Consolidated Balance Sheet as of May 31, 2001, which has been projected to June 30, 2002. Property and equipment is composed of computer hardware and software, operating equipment, vehicles, furniture and fixtures, and leasehold improvements. Approximately 76% of the Company's net property and equipment is invested in its computer and operating equipment, which is subject to a high-degree of technological obsolescence and short useful lives. It is estimated that a gross amount of approximately $2.7 million or 13.9 percent of the $19.2 million of net book value would be recovered in liquidation. This takes into account the commission paid to auction the equipment, which typically ranges from 10 to 20 percent of the gross value recovered. This analysis does not take into account any potential personal property taxes that would be due in the event of a sale. The amount of these taxes will vary by location and type of property, could be significant and would reduce the ultimate level of recovery value.

REAL ESTATE

         Lason owns two pieces of real estate. The estimated recovery value is estimated to be $1.2 million, based upon the appraisal of one piece of real estate and the book value and overall market conditions for the other.

GOODWILL AND OTHER INTANGIBLES, NET

         No recovery value was assigned to excess purchase price over net assets (goodwill) and other intangibles, net.

WIND-DOWN OPERATION COSTS

         Ongoing operating expenses consist of items such as rent, salary and retention bonuses, utilities, telephone and data lines, insurance, security and information systems support. Lason will need to wind-down approximately 82 separate facilities during the liquidation, which is assumed to occur over a one-year period. It was assumed that such expenses and costs would decrease over time. It is estimated that a total of $17.8 million in operating expenses would be incurred during the 12-month liquidation process. A major portion of the operating expenses is assumed to be incurred during the first 90 days.

TRUSTEE & PROFESSIONAL FEES

         Based on Lason's review of the nature of these costs and the outcomes of similar liquidations, fees were estimated at $1.1 million. This figure is comprised of $0.7 million of trustee fees and $0.4 million of other professional fees.

ADMINISTRATIVE AND PRIORITY CLAIMS

         Administrative and priority claims include priority tax claims, accrued compensation and benefit claims up to a maximum of $4,650 per employee, and post-petition accounts payable amounts that are not subject to compromise.

GENERAL UNSECURED CLAIMS

         General unsecured claims include pre-petition accounts payable, accrued trade expenses, wage and benefit claims in excess of $4,650 per employee and other accrued expenses, claims related to additional purchase price provisions from the Company's various acquisitions, and other general unsecured claims. The Liquidation Analysis does not include contract rejection claims arising from the rejection of contracts and leases entered into on a pre-petition or post-petition basis. These additional claims could be substantial and in some cases may be entitled to priority over unsecured claims.

PRO-FORMA RESULTS ASSUMING NO ASSET SALES

         The Liquidation Analysis above assumes certain business unit sales will occur between January 1, 2002 and June 30, 2002. The table below summarizes the pro-forma results on the Liquidation Analysis if no business unit sales occurred during this period, assuming the same recovery rates on assets classes as and discussed in the notes.

                                                                       PROJECTED                   ESTIMATED
                                                                       BALANCES      ESTIMATED     LIQUIDATION
                                                                     JUNE 30, 2002   RECOVERY       PROCEEDS
                                                                     -------------   --------       --------

Total book value of assets and proceeds from liquidation..........   $   252,539        19.4%    $    48,993
                                                                     ===========    =========    ===========




                                                                      ESTIMATED     ESTIMATED          %
                                                                       CLAIM        RECOVERY        RECOVERY
Allocation of proceeds:

         Total wind-down administrative costs.....................   $    21,400  $    21,400          100.0%
                                                                     ===========  ===========      =========

Proceeds available for payment of secured claims..................                $    27,593

         Total secured claims.....................................   $   260,248  $    27,593           10.6%
                                                                     ===========  ===========      =========

Proceeds available for payment of administrative and
     priority claims..............................................                $  (232,655)

         Total administrative and priority claims.................   $    10,839  $        --            0.0%
                                                                     ===========  ===========      =========

Proceeds available for payment of general
     unsecured claims.............................................                $  (243,494)

         Total general unsecured claims...........................   $    91,894  $        --            0.0%
                                                                     ===========  ===========      =========

Proceeds available for distribution to preferred and common
     interest.....................................................                $  (335,388)


         LASON'S LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE COMPANY. Underlying the liquidation analysis is a number of estimates and assumptions that are inherently subject to significant economic, competitive and operational uncertainties and contingencies beyond the control of Lason or a Chapter 7 trustee. In addition, various liquidation decisions upon which certain assumptions are based are subject to change. Therefore, there can be no assurance that the assumptions and estimates employed in determining the liquidation values of Lason's assets will result in an accurate estimate of the amounts of claims against the estate, which could vary significantly from the estimate set forth herein, depending on the claims asserted during the pendency of the Chapter 7 case. This analysis also does not include potential recoveries from avoidance actions. No value was assigned to additional proceeds that might result from the sale of certain items with intangible value. Therefore, the actual liquidation value of Lason could vary materially from the estimates provided herein. There can be no assurance that these assumptions will prove to be correct. In addition, Lason has assumed wind-down costs, severance, and professional fees will be paid before secured claims, which depends on secured creditors' consent and a court order.

         Given the magnitude and priority of the Company's secured claims the Company believes based upon this analysis, the Valuation performed by Brown, Gibbons & Lang Securities L.L.C. and the Company's Financial Projections that even if all of its cash-flow positive businesses were sold separately, in a group or in sub-groups on a going concern basis as of the anticipated plan effective date that the net proceeds generated through such sale or sales would still be substantially less than the amount of its secured claims, leaving a sizeable deficiency and no proceeds available for its unsecured claims.

         The Liquidation Analysis set forth herein was based on the estimated values of Lason's assets, generally as of July 31, 2001, which have been projected to the anticipated plan effective date of June 30, 2002. To the extent operations through such date are different than estimated or the actual plan effective date differs from that anticipated, the asset values may change and could potentially be materially different from those detailed herein. These values have not been examined, complied and/or reviewed by any independent accounting firm.

                                                                       EXHIBIT F

                                   PROJECTIONS





























                                   Exhibit F-1

                            EXHIBIT F - PROJECTIONS

         One of the conditions to confirm a plan of reorganization is that the Bankruptcy Court determines that confirmation of a plan is not likely to be followed by liquidation of the debtor or need for further financial reorganization. In order to determine whether the Plan meets this feasibility standard, as well as to assist claim holders in deciding whether to vote to accept or reject the Plan, Lason's management with assistance from its advisors have analyzed the ability of Lason (the "Debtors" or "Company") to meet their obligations under the Plan and retain sufficient liquidity and capital resources to conduct their business pursuant to the current business plan.

         Included below are certain of the Company's financial projections for the Reorganized Lason, which have been prepared in good faith based upon assumptions believed to be reasonable with respect to Lason's current operations, reorganization activities and Plan and industry growth potential. The financial projections should be read in conjunction with the assumptions contained in the notes herein, the risk factors to the business noted in the Company's Disclosure Statement and the historical unaudited consolidated financial information for the fiscal years ended December 31, 2001 and December 31, 2000, which are also attached as Exhibit B -- Unaudited Financial Information (Years 2001 and 2000) to the Disclosure Statement.

         THE COMPANY DOES NOT AS A NORMAL COURSE OF BUSINESS PUBLISH ITS FINANCIAL PROJECTIONS. IT HAS DONE SO EXPRESSLY FOR THE PURPOSE AND REQUIRMENT NOTED ABOVE. AS SUCH, THE COMPANY DOES NOT INTEND AND DISCLAIMS ANY OBLIGATION OR RESPONSIBILITY TO FURNISH UPDATED PROJECTIONS TO ANY PARTY IN INTEREST IN THIS MATTER AFTER THE EFFECTIVE DATE, INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION ("SEC") OR OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

         THE PROJECTIONS INCLUDED AS PART OF THE DISCLOSURE STATEMENT HAVE BEEN EXCLUSIVELY PREPARED BY LASON'S MANAGEMENT, IN CONSULTATION WITH ITS ADVISORS. WHILE THESE PROJECTIONS HAVE BEEN PREPARED WITH NUMERICAL SPECIFICITY, THEY ARE BASED OUT OF NECESSITY ON A VARIETY OF ASSUMPTIONS AND ESTIMATES, WHICH WHILE CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, ARE SUBJECT TO CONSIDERABLE BUSINESS, COMPETITIVE, ECONOMIC, POLITICAL, GOVERNMENTAL AND BANKRUPTCY COURT RISK AND UNCERTAINTIES BEYOND LASON'S CONTROL OR SPHERE OF INFLUENCE. AS SUCH, LASON CANNOT MAKE ANY REPRESENTATION AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR AS TO THE ABILITY OF THE REORGANIZED LASON TO ACHIEVE THE PROJECTED RESULTS. CERTAIN ASSUMPTIONS WILL UNDOUBTEDLY NOT MATERIALIZE AS EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ANTICIPATED, EXPECTED OR ASSUMED AND THEREFORE MAY AFFECT THE ACTUAL FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THUS, THE LASON PROJECTIONS MAY NOT BE RELIED UPON, AS A GUARANTY OR ASSURANCE THAT THE ACTUAL RESULTS ANTICIPATED, EXPECTED OR ASSUMED WILL ULTIMATELY OCCUR.

         THE PROJECTIONS HAVE NOT BEEN PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE PROJECTIONS HAVE NOT BEEN EXAMINED, COMPILED AND/OR REVIEWED BY AN INDEPENDENT PUBLIC ACCOUNTING FIRM. AS SUCH, NO OPINION OR ANY OTHER FORM OF ASSURANCE REGARDING THE REASONABLENESS OF THE PROSPECTIVE FINANCIAL INFORMATION IS INCLUDED HEREIN.

                                   LASON, INC.
              PROJECTED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                            (IN THOUSANDS, UNAUDITED)


                                                      PREDECESSOR
                                                       COMPANY                         REORGANIZED COMPANY
                                                       -------                         -------------------

                                                       SIX MONTHS   SIX MONTHS
                                                         ENDED         ENDED              FOR THE YEAR ENDING DECEMBER 31,
                                                        JUNE 30,    DECEMBER 31,
                                                         2002           2002        2003         2004         2005         2006
                                                         ----           ----        ----         ----         ----         ----

Revenue ............................................  $  99,715     $  92,045    $ 199,628    $ 211,728    $ 228,730    $ 250,091
Cost of revenues ...................................     73,116        64,312      140,036      148,691      160,666      175,705
                                                      ---------     ---------    ---------    ---------    ---------    ---------
     Gross profit ..................................     26,599        27,733       59,592       63,037       68,064       74,386
Selling, general and administrative expenses .......     25,871        23,881       50,597       51,703       53,594       55,850
                                                      ---------     ---------    ---------    ---------    ---------    ---------
     Operating income ..............................        728         3,852        8,995       11,334       14,470       18,536
Net interest expense ...............................         --         1,740        3,335        3,045        2,755        2,465
                                                      ---------     ---------    ---------    ---------    ---------    ---------
     Income before taxes and reorganization items...        728         2,112        5,660        8,289       11,715       16,071
Provision for income taxes .........................         --           845        2,264        3,315        4,686        6,429
                                                      ---------     ---------    ---------    ---------    ---------    ---------
     Income before reorganization items ............        728         1,267        3,396        4,974        7,029        9,642
Reorganization items:
     Professional fees .............................      2,000            --           --           --           --
     Loss from sales of businesses .................     25,300            --           --           --           --           --
     Fresh-start valuation change ..................     10,000
     Extraordinary gain on extinguishment of debt...   (232,300)           --           --           --           --           --
                                                      ---------     ---------    ---------    ---------    ---------    ---------
         Net income ................................  $ 195,728     $   1,267    $   3,396    $   4,974    $   7,029    $   9,642
                                                      =========     =========    =========    =========    =========    =========
Other data:
     Operating income ..............................        728         3,852        8,995       11,334       14,470       18,536
     Depreciation and amortization .................      3,824           350        1,200        1,900        2,700        3,700
                                                      ---------     ---------    ---------    ---------    ---------    ---------
     EBITDA ........................................  $   4,552     $   4,202    $  10,195    $  13,234    $  17,170    $  22,236
                                                      =========     =========    =========    =========    =========    =========





          The accompanying Notes are an integral part of the Projected
                        Condensed Financial Statements.

                                   LASON, INC.
                 PROJECTED CONDENSED CONSOLIDATED BALANCE SHEETS
                            (IN THOUSANDS, UNAUDITED)

                                                     REORGANIZED COMPANY
                                                      AT EFFECTIVE DATE               REORGANIZED COMPANY
                                                      -----------------               -------------------

                                                           AS OF                     AS OF DECEMBER 31,
                                                          JUNE 30,
                                                           2002         2002         2003         2004         2005        2006
                                                           ----         ----         ----         ----         ----        ----

ASSETS
Cash and cash equivalents ............................  $ 22,756     $ 22,765     $ 22,838     $ 24,153     $ 24,839    $ 26,709
Accounts receivable, net .............................    35,111       33,760       33,472       32,542       35,155      38,439
Supplies .............................................     2,781        2,558        2,661        2,820        3,046       3,329
Prepaid and other ....................................     4,387        4,037        4,197        4,450        4,806       5,252
Property and equipment, net ..........................        --          880        2,080        3,680        4,980       6,280
                                                        --------     --------     --------     --------     --------    --------
Total assets .........................................  $ 65,035     $ 64,000     $ 65,248     $ 67,645     $ 72,826    $ 80,009
                                                        ========     ========     ========     ========     ========    ========


LIABILITIES AND STOCKHOLDERS'
      EQUITY (DEFICIT)
Accounts payable .....................................  $  3,293     $  3,166     $  4,371     $  5,728      $ 7,331    $  7,902
Accrued expenses .....................................    15,294       14,070       14,633       15,511       16,752      18,310
Customer deposits ....................................     1,134        1,044        1,085        1,150        1,243       1,358
Other current liabilities ............................     5,118        4,807        4,950        5,173        5,488       5,885
New senior secured notes .............................    48,750       48,750       45,750       41,750       37,750      33,750
Junior note ..........................................     5,500        4,950        3,850        2,750        1,650         550
Other noncurrent liabilities .........................     1,002        1,002        1,002        1,002        1,002       1,002
Stockholders' equity (deficit) .......................   (15,056)     (13,789)     (10,393)      (5,419)       1,610      11,252
                                                        --------     --------     --------     --------     --------    --------
Total liabilities and Stockholders' equity (deficit)..  $ 65,035     $ 64,000     $ 65,248     $ 67,645     $ 72,826    $ 80,009
                                                        ========     ========     ========     ========     ========    ========






          The accompanying Notes are an integral part of the Projected
                        Condensed Financial Statements.

                                   LASON, INC.
            PROJECTED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (IN THOUSANDS, UNAUDITED)

                                                         PREDECESSOR
                                                          COMPANY                     REORGANIZED COMPANY
                                                          -------                     -------------------

                                                         SIX MONTHS   SIX MONTHS
                                                           ENDED         ENDED          FOR THE YEAR ENDING DECEMBER 31,
                                                          JUNE 30,    DECEMBER 31,
                                                            2002         2002        2003        2004         2005          2006
                                                            ----         ----        ----        ----         ----          ----

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ..........................................   $ 195,728    $   1,267    $   3,396    $   4,974    $   7,029    $   9,642
Depreciation and amortization .......................       3,824          350        1,200        1,900        2,700        3,700
Reorganization items, net (non-cash) ................    (197,000)          --           --           --           --           --
(Increase) decrease in working capital and other ....      (7,197)         172        1,977        3,041           57       (1,372)
                                                        ---------    ---------    ---------    ---------    ---------    ---------
CASH FLOWS (USED IN)  PROVIDED BY
     OPERATING ACTIVITIES ...........................      (4,645)       1,789        6,573        9,915        9,786       11,970
                                                        ---------    ---------    ---------    ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of business units, net ...........      44,400           --           --           --           --           --
Capital expenditures ................................      (2,270)      (1,230)      (2,400)      (3,500)      (4,000)      (5,000)
                                                        ---------    ---------    ---------    ---------    ---------    ---------
CASH FLOWS PROVIDED BY (USED IN)
     INVESTING ACTIVITIES ...........................      42,130       (1,230)      (2,400)      (3,500)      (4,000)      (5,000)
                                                        ---------    ---------    ---------    ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on term loan / secured note / junior note ..     (36,750)        (550)      (4,100)      (5,100)      (5,100)      (5,100)
                                                        ---------    ---------    ---------    ---------    ---------    ---------
CASH FLOWS USED IN
     FINANCING ACTIVITIES ...........................     (36,750)        (550)      (4,100)      (5,100)      (5,100)      (5,100)
                                                        ---------    ---------    ---------    ---------    ---------    ---------

Net increase in cash ................................         735            9           73        1,315          686        1,870
Cash and cash equivalents at beginning of period ....      22,021       22,756       22,765       22,838       24,153       24,839
                                                        ---------    ---------    ---------    ---------    ---------    ---------
Cash and cash equivalents at end of period ..........   $  22,756    $  22,765    $  22,838    $  24,153    $  24,839    $  26,709
                                                        =========    =========    =========    =========    =========    =========






          The accompanying Notes are an integral part of the Projected
                        Condensed Financial Statements.

                                   LASON, INC.

       NOTES TO THE PROJECTED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


FORWARD-LOOKING STATEMENTS AND FINANCIAL PROJECTIONS

         The financial projections and statements contained herein include forward-looking statements, intent, belief and expectations by Lason (the "Company") with respect to future events, actions, results and operations. These forward-looking statements can be identified by terminology, among others, such as "might", "estimate", "forecast", "expect" and "anticipate" or the opposite thereof. Such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, in addition to those noted as risk factors in the Company's Disclosure Statement are (1) that important information is of a preliminary basis and be subject to further adjustment, (2) the assimilation of business units, (3) the economic, political and regulatory environment, (4) competitive risks and uncertainties, (5) dependence on key customers and management, (6) fluctuations in paper prices, supply and price of temporary labor (7) reliability of Company data, (8) changes in the business outsourcing industry, (9) management's ability to implement its restructuring and turnaround plan and execute on its assumed asset sales, (10) the financial and legal effect of any outstanding litigation, (11) status of the Company's financing and negotiation and confirmation of the company's pre-arranged plan, and (12) other important factors beyond the control of Lason. Actual future results or subsequent projections may vary significantly from that set forth herein.

GENERAL ASSUMPTIONS

         The projections included herein assume that Lason implements its reorganization according to its Plan and on the terms set forth herein with an assumed Effective Plan Date ("Effective Date") of June 30, 2002. The actual date of consummation of the restructuring is not known; however, the Company expects the Plan to be confirmed in the second quarter of fiscal 2002. Any significant delay in the expected Plan Confirmation Date could have a significant unfavorable and possibly materially adverse impact on the financial performance of Lason.

         The projections incorporate changes made and expected to be made during the restructuring process, as well as changes to the management structure and operating procedures. The Company's strategy is to focus primarily on integrating and growing its Imaging Services and Products and Data Capture and Repository Services lines of business.

         The projections assume that the sales of the Company's Consolidated Reprographics ("CR") and Ace Reprographics ("ACE") and other non-core business units will be executed prior to the Effective Date. Therefore, the financial results of these units have been excluded from the Company's financial projections. A table providing summarized financial projections, assuming the Company does not sell CR and ACE has been included later in the notes to the financial projections.

ENTERPRISE/REORGANIZATION VALUE

Brown, Gibbons & Lang Securities L.L.C. ("BGL") prepared a valuation analysis to determine a range of enterprise values based upon information contained in this document, current financial market conditions, and the inherent uncertainty today as to the achievement of the financial projections. In preparing the estimated enterprise value BGL: (a) reviewed certain historical financial information of the Company and operating data, (b) met with certain members of senior management to discuss the Company's operations and future prospects, (c) reviewed publicly available financial data and considered market values of public companies that BGL considered generally comparable to the operating businesses of the Company, (d) considered certain economic and industry information relevant to the Company's business and (e) conducted such other analyses as BGL deemed appropriate under the circumstances. No independent evaluations or appraisals of the Company's assets were sought or obtained in connection therewith. BGL's valuation analyses indicated that the enterprise value, assuming the Company executes the aforementioned business unit sales prior to June 30, 2002, is estimated to be between $30.5 million and $52 million. Such estimates reflect computations of the estimated enterprise value of the Reorganized Company through the application of various valuation techniques and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market values that may be realized through the sale of the business. The extraordinary gain on the extinguishment of debt and fresh start valuation amounts were calculated assuming an estimated enterprise value of $35 million, which management believes is the most appropriate estimate. Additionally, any change in management's estimate of enterprise value and ultimate reorganization value may materially change the extraordinary gain, deferred credit, stockholders' equity and depreciation and amortization balances in the accompanying projections.

         The projections assume the restructuring is accounted for under Statement of Position ("SOP") 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." Pursuant to SOP 90-7, the Company should adopt "Fresh Start" reporting which requires that the Reorganization Value be allocated to the Company's assets in conformity with the procedures specified by APB Opinion 16, Business Combinations. As of the Effective Date, the estimated fair value of assets exceeds the estimated Reorganization Value. Accordingly, the excess Reorganization Value has reduced the Company's non-current assets to zero, with the remaining excess being recorded as a deferred credit, or negative goodwill. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", the deferred credit was immediately written off and recorded to income as an extraordinary gain. Liabilities have been stated at present values of amounts to be paid determined at appropriate current interest rates.

GENERAL ECONOMIC CONDITIONS

         The projections were prepared assuming general economic conditions, including prevailing document-management industry growth rates, inflation rates, labor costs, interest rates and other factors in the markets served by Lason do not differ materially over the next years from current economic conditions. As noted in the Company's Disclosure Statement, the information management outsourcing services industry is anticipated to experience continued significant growth over the coming years. The information management, application service provider ("ASP") and electronic document management systems and integrated document management ("EDMS/IDM") marketplace in the United States is estimated, as of 2001, to be experiencing annual growth of 24% - 110% depending upon the segment (Source: AIIM / Gartner). Industry forecasts call for the United States EDMS/IDM market, including software, hardware and supporting services to grow at a 23% compounded annual rate by 2003.

REVENUES

         Revenue projections have been developed based upon the extrapolation of historical trends within the different lines of business of Lason combined with expected improvements in certain of Lason's business units, overall market growth rates within the document-management industry and near-term consideration for the risk inherent in the Company's business due to its financial restructuring. Total Company revenues on a pro-forma basis after giving effect for the aforementioned business unit sales are expected to decrease by 14.6% percent or approximately $32.9 million in fiscal 2002, increase 4.1% or $7.8 million in 2003, 6.1% or $12.1 million in 2004, 8.0% or $17 million in 2005 and 9.3% or $21.4 million in 2006 for an overall compounded annual growth rate in revenue for the projection period of 2.1%. These revenue growth assumptions are the combined effects of the growth rates assumed for the Company's Imaging Services and Products, Data Capture and Repository Services and Output Processing lines of business, which the Company believes are conservative assuming its Plan is confirmed, and related market and industry forecasts.

GROSS PROFIT

         The gross profit margin, excluding the effects of depreciation is expected to be approximately 30.5% in 2002 -- 2003, 30.7% in 2004, 30.9% in 2005
and 31.2% in 2006 driven primarily from an increased revenue base. This compares to an approximately 31.3% gross profit margin on a pro-forma basis after giving effect for the aforementioned business unit sales for 2001.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses are estimated to range from 25.9% of revenue in 2002 to 22.3% of revenues in 2006. The resulting decrease in selling, general and administrative expenses as a percentage of revenue over the projection period is due to the increased revenue base, generally fixed nature of these costs and the anticipated result of certain management cost reduction activities. This compares to an approximately 26.9% rate of selling, general and administrative expenses as a percentage of revenue for 2001 on a pro-forma basis after giving effect for the aforementioned business unit sales.

PROFESSIONAL FEES

         Professional fees relate to legal, financial and accounting costs being incurred by the Company directly as a result of its reorganization efforts. The costs are assumed to end as of the Effective Date.

PROCEEDS FROM AND LOSS ON DISPOSITION OF ASSETS

         The estimated proceeds are the anticipated amounts, net of transaction costs including legal, accounting, tax, and investment banker fees from the sale of the Company's CR and ACE and other identified non-core business units. It is assumed that the majority of the these sale proceeds would be used to pay down debt with the Company's pre-petition senior secured lenders and in turn would also reduce the amount of the New Senior Secured Notes in accordance with the terms of the Company's Plan of Reorganization. The remaining proceeds would reside with the Company to be used for working capital purposes, including the funding of its employee retention programs. The estimated book loss on the sale of these businesses is approximately $25.3 million, which represents the estimated excess book value of the assets and liabilities being sold over the projected net proceeds received from the sales.

INCOME TAXES

         Projected income taxes assume a federal income and state effective income tax rate of 40% and the impact of the disallowance of certain deductions for tax reporting purposes, all of which can be offset by the utilization of net operating loss carryforwards ("NOLs"), as allowable. As of December 31, 2001, Lason had estimated NOLs of approximately $150 million, which will be used to offset the gain on the discharge of indebtedness. The future use of remaining NOLs, if any, and certain other tax benefits will be substantially limited as Lason will undergo an "Ownership Change" for federal income tax purposes in connection with the restructuring. As a result, the projections assume only those NOLs generated after the restructuring can be utilized to offset future taxable income. In addition, should the Company not execute the aforementioned asset sales prior to the Effective Date, there could potentially be adverse tax implications that may be significant. The Company is currently investing and researching this issue with its advisors, the magnitude of which is currently unknown.

EXTRAORDINARY GAIN ON EXTINGUISHMENT OF DEBT

         The extraordinary gain, net of taxes, resulting from the "Fresh Start" reporting has been estimated as follows (in thousands):


  Estimated Liabilities Subject to Comprise,
     including bank facility at 6/30/02                 $ 286,550

  New Senior Secured Notes                                (48,750)
  Junior Note                                              (5,500)
                                                        ---------
  Extraordinary gain on extinguishment of debt          $ 232,300
                                                        =========


EBITDA

                  EBITDA is defined for purposes of these projections as operating earnings before interest expense, income taxes, depreciation and amortization and reorganization items, including professional fees. Projected EBITDA is expected to grow primarily due to the increased revenue base. The projected EBITDA for the 2002 -- 2006 period compares to an approximately $11.3 million actual EBITDA for 2001 on a pro-forma basis after giving effect for the aforementioned business unit sales.

DEPRECIATION AND AMORTIZATION

         As the Company's estimated fair value of assets exceeds its estimated Reorganization Value as of the Effective Date, the Company is required in accordance with SOP 90-7 to write-down its non-current assets. Accordingly, under such accounting the Company's estimated net property, plant and equipment has been presented as being written-off as of the Effective Date. Depreciation being projected relates solely to future property, plant and equipment expected to be acquired after the Effective Date and is assumed to have an average useful life of five-year.

         No amortization has been recorded by the Predecessor Company for the six-month period prior to the Effective Date, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets", which was adopted by the Company on January, 1, 2002.

WORKING CAPITAL CONSIDERATIONS

         Projected changes in certain balance sheet accounts such as accounts receivable and accounts payable are primarily based upon the Company's historical collection and disbursement cycle. Fluctuations in other working capital accounts are based upon changes in projected revenue.

NEW SENIOR SECURED NOTES

         On the Effective Date, the Reorganized Company will issue New Senior Secured Notes in an amount presently equal to $90 million, maturing five years after the Effective Date and bearing interest at the Prepetition Agent's prime rate on such date plus 250 basis points (floating). The amount of the New Senior Secured Notes shall be reduced by the proceeds of asset sales received by the Prepetition Lenders from November 1, 2001 to the Effective Date (presently estimated at $41.25 million; should the Company execute its aforementioned planned asset sales) and thereafter as set forth in the Company's Amended and Restated Credit Agreement, which will contain substantially the same terms as the Prepetition Credit Agreement. The New Senior Secured Notes shall be non-amortizing for one year following the Confirmation Date; thereafter, principal installments of $1 million each shall be paid quarterly, on the last day of each calendar quarter, with a final balloon payment upon maturity. Prior to the Confirmation Date, the Company and the Prepetition Lenders will meet to discuss in good faith any appropriate modification to the amount of the New Senior Secured Notes pursuant to Section 506 of the Bankruptcy Code.

NEW JUNIOR NOTE

         On the Effective Date, the Reorganized Company will issue a New Junior
Note in an amount of $5.5 million to the Trustee for the benefit of holders of allowed Key Manager Claims who will hold undivided interests in such note. The New Junior Note shall be a non-interesting bearing note, maturing five years following the Effective Date and governed by the terms of the Junior Note Indenture. For projection purposes, the New Junior Note is assumed to amortize on a semi-annual basis in principal installments of $550,000 each.

CAPITAL EXPENDITURES

         Capital expenditures were estimated after giving consideration to historical trends, current needs of the business and projected changes in future technological requirements.

PRO-FORMA RESULTS ASSUMING NO SALE OF CR AND ACE

         The projections assume that the sale of the Company's CR and ACE business units will occur prior to the Effective Date. As such, the financial results of these business units, excluding the receipt of sale proceeds have been excluded from the projections. The table below provides selected projected consolidated financial results assuming that such sales do not occur, with similar assumptions regarding projected growth in the business and operating margins and terms and conditions for the New Senior Secured Notes and New Junior
Note:


                                        FOR THE YEAR ENDING DECEMBER 31,
                                  2002       2003       2004       2005       2006
                                  ----       ----       ----       ----       ----
Revenue ....................  $  236.6   $  245.8   $  260.0   $  279.8   $  304.9
EBITDA .....................      16.4       18.4       22.1       26.9       33.3
Capital expenditures .......       6.5        6.8        6.5        7.5        8.5
Interest ...................       2.7        5.3        5.0        4.7        4.4
Cash and cash equivalents...      18.4       17.9       22.8       25.2       30.9
New senior secured notes....      75.0       72.0       68.0       64.0       60.0
New junior note ............       5.0        3.9        2.8        1.7        0.6
